PROSPECTUS

         OFFER FOR ALL OUTSTANDING 10% SENIOR SECURED NOTES DUE 2007
         IN EXCHANGE FOR 10% SERIES B SENIOR SECURED NOTES DUE 2007,
 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF

                      BEAR ISLAND PAPER COMPANY, L.L.C.

                              [GRAPHIC OMITTED]

                                     AND
                        BEAR ISLAND FINANCE COMPANY II


   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, MARCH 4,
                            1998, UNLESS EXTENDED.


   Bear Island Paper Company, L.L.C. (the "Company") and Bear Island Finance Company II ("FinCo" and, together with the Company, the "Issuers") hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of up to $100,000,000 of 10% Series B Senior Secured Notes Due 2007 (the "New Notes") of the Issuers, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount at maturity of the issued and outstanding 10% Senior Secured Notes Due 2007 (the "Old Notes" and, together with the New Notes, the "Notes") of the Issuers from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes except (i) that the New Notes have been registered under the Securities Act,
(ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to additional interest to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The Issuers issued $100,000,000 aggregate principal amount of Old Notes on December 1, 1997, pursuant to exemptions from, or transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.


   Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 1998. The Notes will mature on December 1, 2007. The Notes are redeemable at the option of the Issuers, in whole or in part, at any time on or after December 1, 2002 at the redemption prices set forth herein, together with accrued and unpaid interest to the date of redemption. In addition, prior to December 1, 2000, the Issuers may redeem up to 20% of the original aggregate principal amount of the Notes with the net proceeds of one or more public offerings of common stock of the Company at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 80% of the original aggregate principal amount of the Notes remains outstanding thereafter. Upon a Change of Control (as defined in "Description of the Notes--Certain Definitions"), each holder of the Notes may require the Issuers to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such purchase.

   The Notes are senior secured obligations of the Issuers, rank senior in right of payment to all subordinated indebtedness of the Issuers and rank pari passu in right of payment with all other existing and future senior indebtedness of the Issuers, including, in the case of the Company, indebtedness under the Bank Credit Facilities (as defined in "Prospectus Summary--The Acquisition"). The Notes are secured by (i) a second priority security interest in all real property and certain personal property of the Company (the "Company Collateral"), (ii) a third priority security interest in 100% of the membership interests in Bear Island Timberlands Company, L.L.C. ("Timberlands") (the "Timberlands Collateral") and (iii) a second priority security interest (behind a shared first priority security interest) in 65% of the issued and outstanding capital stock of F.F. Soucy, Inc. ("Soucy Inc.") (the "Soucy Collateral" and, together with the Company Collateral and the Timberlands Collateral, the "Collateral"). The Soucy Collateral will be released and all of the covenants and other provisions of the Indenture with respect to Soucy Inc. will terminate under certain circumstances. The obligations of the Company under the Bank Credit Facilities are secured by a first priority security interest in the Company Collateral, a second priority security interest in the Timberlands Collateral and a shared first priority security interest in the Soucy Collateral. Each of the Company, Timberlands and Soucy Inc. are wholly owned by Brant-Allen Industries, Inc. ("Brant-Allen"). As a result, the Notes are subordinated to the First Priority Debt (as defined under "Risk Factors--Security for the Notes; Subordination of the Notes") and there may not be sufficient funds to repay Holders in full after payment of the First Priority Debt. As of September 30, 1997, after giving pro forma effect to the consummation of the Transactions (as defined in "Certain References"), the Company, Timberlands and Soucy Inc., taken together, would have had an aggregate of approximately $291.9 million of debt outstanding; including $103.9 million with a first priority security interest in the assets of the Company, $138.9 million with a first and second priority interest in the membership interests of Timberlands and $138.9 million with a shared first priority security interest in 65% of the common shares of Soucy Inc. In the event of an acceleration, there can be no assurance that there will be sufficient funds available to repay the Notes after payment in full of all First Priority Debt.


   While the Company and FinCo are jointly and severally liable for the obligations under the Notes, FinCo, a wholly-owned subsidiary of the Company, has only nominal assets, does not conduct any operations and was formed solely in order to facilitate the raising of capital for the Company.

                                                      (Continued on next page)

   THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is January 30, 1998.

(Continued from previous page)

   For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from December 1, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes.


   The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuers contained in the Registration Rights Agreement (as defined in "The Exchange Offer"). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to engage in a distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Issuers, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, that Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. The prospectus that must be delivered by that Holder must name each such Holder and include the other selling securityholder information required by Regulation S-K under the Securities Act. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 90 days after the Expiration Date (as defined in "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes"), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


   The Issuers will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Issuers terminate the Exchange Offer and do not accept for exchange any Old Notes, the Issuers will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."


   There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. The Initial Purchasers (as defined in "The Exchange Offer") have advised the Issuers that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Issuers do not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market or register or qualify the New Notes for offer and sale in any jurisdiction (other than the registration of the New Notes under the Securities Act).

                            AVAILABLE INFORMATION


   The Issuers have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Issuers and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the Registration Statement or as otherwise filed with the Commission.


   Upon the effectiveness of the Registration Statement, the Issuers will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Issuers with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information at http://www.sec.gov.

   In the event that the Issuers are not required to be subject to the reporting requirements of the Exchange Act in the future, the Issuers will be required under the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued, to continue to file with the Commission, and to furnish the Holders of the New Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                              CERTAIN REFERENCES

   All references in this Prospectus to the "Company" mean Bear Island Paper Company, L.L.C., a limited liability company organized under Virginia law, and, for periods prior to December 1, 1997, its predecessor, Bear Island Paper Company, L.P., a limited partnership organized under Virginia law ("BIPCO"). References to the "Acquisition" mean the acquisition by the Company on December 1, 1997, of all the interests in BIPCO that the Company did not then own and the related financings described in this Prospectus under "The Acquisition".

   All references in this Prospectus to "Timberlands" mean Bear Island Timberlands Company, L.L.C., a limited liability company organized under Virginia law and, for periods prior to December 1, 1997, its predecessor, Bear Island Timberlands Company, L.P., a limited partnership organized under Virginia law ("BITCO"). References to the "Timberlands Acquisition" mean the acquisition by Brant-Allen on December 1, 1997, of all the interests in BITCO that Brant-Allen did not then own and the related financings described in this Prospectus under "The Timberlands Acquisition." References to the "Transactions" refer to the Acquisition and the Timberlands Acquisition, collectively.


   Certain industry information and statistical data contained in this Prospectus has been derived from information published by the Canadian Pulp & Paper Association (the "CPPA"), Resource Information Systems, Inc. ("RISI") or Miller Freeman, Inc., each of which regularly publish statistical and other information relating to the newsprint industry. All references to "delivered cash cost" refer to the manufacturing costs of newsprint less depreciation plus transportation costs and, in the case of the Company's delivered cash costs prior to December 1, 1997, as further adjusted to reflect the market price of fiber. Delivered cash cost is generally accepted in the paper and forest products industry as providing useful information regarding a company's costs on a per ton basis. This measurement provides the ability to compare large and small mills as well as mills that operate in different geographical areas on a comparable cost per ton basis. Delivered cash cost should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. All references in this Prospectus to "tonnes" are to metric tons, which equal 2,204.6 pounds. References to $ are to United States dollars and references to Cdn$ are to Canadian dollars.

                          EXCHANGE RATE INFORMATION

   The following table sets forth certain exchange rates for Canadian dollars based on the noon buying rate in New York for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S.$1.00.

                                                                       NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                       ----------------------------------------------- ------------------
                         1992      1993     1994      1995      1996     1996      1997
                       -------- --------  -------- --------  --------  -------- --------
High..................  0.8756    0.8046   0.7632    0.7527    0.7513   0.7391    0.7487
Low...................  0.7761    0.7439   0.7103    0.7023    0.7235   0.7235    0.7145
Average(1)............  0.8235    0.7729   0.7300    0.7305    0.7329   0.7342    0.7253
Rate at period end....  0.7865    0.7544   0.7128    0.7323    0.7301   0.7310    0.7234

------------
(1) The average of the exchange rate on the last day of each month during the applicable period.


   On January 21, 1998, the inverse of the Noon Buying Rate was Cdn$1.00 = U.S.$.69266.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and the notes thereto, appearing elsewhere in this Prospectus. Certain defined terms are defined under "Glossary of Defined Terms and Abbreviations."


                                 THE COMPANY

GENERAL

   The Company is a low cost producer of high quality newsprint, with a newsprint machine that is currently, and for the past ten years has been, ranked number one in North America by the CPPA for overall machine operating efficiency (the ratio of salable tonnes produced to theoretical production capacity at a machine's given speed). The Company's mill, located near Richmond, Virginia, has an annual capacity of 225,000 tonnes with an average delivered cash cost of $402 per tonne for the first nine months of 1997. The Company produces high quality newsprint suitable for four-color printing, which publishers are increasingly using for general circulation. In 1996, and for the first nine months of 1997, the mill produced approximately 219,000 and 169,000 tonnes of newsprint, and had an estimated operating efficiency rate of 96.2% and 96.7%, respectively. Over the past four years, the Company has been able to increase its production by approximately 17,000 tonnes through productivity and capital improvements, representing an annual average increase of approximately 2.6%.


   The Company's customers include leading newspaper publishers in the United States, such as Dow Jones & Company, Inc. ("Dow Jones") (publisher of The Wall Street Journal), The Washington Post Company ("The Washington Post"), Advance Publications (the "Newhouse Group"), Gannett Co., Inc. (publisher of USA Today) ("Gannett"), MediaNews Group Inc. ("MediaNews"), Knight-Ridder, Inc. ("Knight-Ridder"), Media General, Inc. ("Media General"), The Times Mirror Co. ("Times Mirror") and New York Times Co. ("New York Times"). Approximately 68% of the Company's newsprint production is sold on a contract basis with the length of most contracts ranging from two to five years. Approximately 90% of the Company's current newsprint production is purchased by its top ten customers, eight of whom have been customers of the Company for over 15 years.

   Prior to the consummation of the Transactions, all the Company's wood requirements were supplied by its affiliate, Timberlands, with approximately 30% coming from Timberlands' own land and the remainder being procured by Timberlands from local independent wood contractors and independent sawmills. Timberlands currently owns approximately 130,000 acres of prime timber in Virginia.

   Executive management is provided by Brant-Allen, the owner of the Company, pursuant to a management contract (the "Management Services Agreement"). Brant-Allen also manages and owns all the capital stock of Soucy Inc., a Canadian corporation. Soucy Inc. is the general partner of, and owns a 50.1% interest in, F. F. Soucy, Inc. & Partners, Limited Partnership ("Soucy Partners" and, together with Soucy Inc., "Soucy"), a Canadian limited partnership. Soucy Inc. owns a newsprint machine that has an annual capacity of 67,000 tonnes and Soucy Partners owns a newsprint machine that has an annual capacity of 150,000 tonnes. Newsprint produced by the Company and Soucy is sold through Brant-Allen, which currently markets approximately 442,000 tonnes of newsprint (225,000 tonnes for the Company and 217,000 tonnes for Soucy). Brant-Allen intends to continue to manage the Company and Soucy to maximize any available synergies. The Company benefits from the centralization of marketing, financial, administrative and distribution functions at Brant-Allen. These services are provided pursuant to the Management Services Agreement for which a management fee of 3% of annual net sales is payable by the Company, of which, beginning December 1, 1997, one third is payable in cash.

RISK FACTORS

   See "Risk Factors" for a discussion of factors that should be considered by Holders of Old Notes before tendering their Old Notes in the Exchange Offer. Most of these factors apply to the Old Notes as well as the New Notes. Such factors include, among others, substantial leverage; ability to service debt; restrictive debt covenants; inability to repay the Notes; security for the Notes; subordination of the Notes; dependence on a single facility; reliance on a single product--newsprint; cyclical industry; dependence on principal customers; and control by Messrs. Brant and Allen; related party transactions; and potential conflicts of interest.


COMPETITIVE STRENGTHS

   The Company believes that its competitive strengths include:


   LOW COST PRODUCTION CAPABILITIES. The Company estimates that over 90% of newsprint produced in North America is produced in four regions: Eastern Canada, Western Canada, U.S. Northwest and U.S. South. In 1996, the Company's average delivered cash cost of $416 per tonne was lower than the average for the U.S. Northwest, Eastern Canada and Western Canada regions. See "Business of the Company--Competitive Strengths." The principal reasons for the Company's low cost structure include:

   Efficient Manufacturing Facilities. For the past ten years, the Company's paper machine has been ranked number one in North America by the CPPA for overall machine operating efficiency.

   Strategic Location of Manufacturing Facilities. The Company's mill is located close to its major customers and fiber supplies. As a result, the Company was able to attain an average cash transportation cost for 1996 of approximately $27 per tonne, which the Company estimates, based on capacity and transportation statistics published by RISI and the CPPA, is approximately 50% lower than the estimated North American industry average of $54 per tonne.

   Strategic Fiber Sourcing Capabilities. In actively managing its fiber costs, the Company has two competitive advantages: a flexible manufacturing process and easy access to timberlands owned and managed by Timberlands.

   Low Energy Costs. The Company's electricity supply contract with a local utility and its efficient electrical usage patterns have allowed the Company to obtain electricity at a rate that it believes is approximately 40% below the national average for industrial users.

   Highly Trained and Motivated Non-union Workforce. The Company has a stable non-union workforce that management believes is highly trained and motivated.

   HIGH QUALITY PRODUCT AND STRONG CUSTOMER RELATIONSHIPS. The Company believes that its newsprint, which is produced primarily from thermomechanical pulp ("TMP") and recycled fiber, is a high quality product in terms of printability and runability, as demonstrated by its suitability for four-color printing, which publishers are increasingly using for general circulation.

   EXPERIENCED AND COMMITTED MANAGEMENT TEAM. Management believes that the commitment and experience of the Company's management team have enabled it to achieve its low cost position in the industry and to maintain high product quality and strong customer relationships.


BUSINESS STRATEGY

   The Company's objectives are to maximize revenues and cash flow. The key elements of the Company's strategy are:


   COST REDUCTIONS. Management believes that incremental costs savings can be achieved with respect to its fiber sourcing, raw materials, labor costs per tonne and shipping and handling costs. In addition, the Company intends to focus on reducing woodyard handling costs. The Company also plans to reduce the proportion of more expensive kraft pulp, while increasing the amount of old newspapers ("ONP") and old magazines ("OMG") used.

   IMPROVEMENTS IN PRODUCTION. Management intends to maintain the number one operating efficiency ranking of its newsprint machine by continuing to focus on minimizing machine downtime, exploiting departmental efficiencies to further reduce work hours per tonne and increasing production by increasing machine speed.

   GROWTH OPPORTUNITIES. The Company plans to evaluate opportunities to expand production capacity through acquisitions of other newsprint businesses or assets.

   FINANCIAL STRATEGY. Management intends to focus on improving the Company's financial flexibility going forward. Management expects to accomplish this goal by (i) using available excess cash to reduce indebtedness and (ii) pursuing other alternatives, which may include equity financing, to fund growth and reduce indebtedness.


                                  BACKGROUND

   The Company's predecessor, BIPCO, was formed in 1978 as a limited partnership, with Brant-Allen as its general partner. Prior to the Acquisition, Brant-Allen owned a 30% partnership interest in BIPCO, and subsidiaries of The Washington Post and Dow Jones each owned 35% partnership interests in BIPCO. See "The Acquisition" below.

   Brant-Allen is a Sub Chapter S corporation jointly owned by Mr. Peter Brant and Mr. Joseph Allen. Brant-Allen's predecessor was formed in the early 1940s when the fathers of Messrs. Brant and Allen founded a paper conversion and newsprint sales business. In the early 1970s, Brant-Allen entered into the newsprint manufacturing business. Messrs. Brant and Allen have been involved in the management of Brant-Allen for over 30 years: Mr. Brant serves as the Chairman of the Board, President and Chief Executive Officer of Brant-Allen and Mr. Allen serves as Co-Chairman of the Board and Chief Operating Officer of Brant-Allen. Mr. Brant also serves as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. Allen also serves as Vice Chairman of the Board, Executive Vice President and Chief Operating Officer of the Company.

   Prior to the Timberlands Acquisition, Brant-Allen was also the general partner of, and owned a 30% partnership interest in, BITCO, which was converted to Timberlands immediately prior to the closing of the Timberlands Acquisition. See "The Timberlands Acquisition" below. BITCO was formed in 1985 and currently owns and manages approximately 130,000 acres of timberland in Central Virginia, all within 200 miles of the Company's mill. See "Business of Timberlands."

   In addition, Brant-Allen owns all the capital stock of Soucy Inc. Soucy Inc., a newsprint manufacturer located in Rivi|f4re-du-Loup in the Province of Quebec, Canada, owns a newsprint machine that currently has an annual capacity of 67,000 tonnes. Soucy Inc. is also the general partner and owns a 50.1% interest in Soucy Partners, a limited partnership formed in 1974 with Dow Jones (39.9%) and Rexfor (a Quebec government-owned company) (10.0%). Soucy Partners owns and operates a mill, including a newsprint machine, with an annual production capacity of 150,000 tonnes. The two Soucy newsprint machines are located on Soucy Partners' plant site. See "Business of Soucy."

   FinCo is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes. FinCo will not have any operations or assets and will not have any revenues. As a result, holders of the Notes should not expect FinCo to participate in servicing the interest and principal obligations on the Notes.

                               THE ACQUISITION


   On December 1, 1997, the Company purchased all the partnership interests in BIPCO owned by subsidiaries of Dow Jones and The Washington Post for an aggregate purchase price, which is subject to certain post-closing adjustments, of approximately $149.8 million in cash. The Company financed this purchase (including approximately $200,000 of transaction costs, as well as the repayment of approximately $47.1 million of existing debt) with: (i) borrowings of $103.9 million under the $120 million senior secured bank credit facilities (the "Bank Credit Facilities") (of which $2.9 million is anticipated to be drawn down for payment of deferred loan costs due at December 1, 1997, but not yet paid by the Company); (ii) the net proceeds from the issuance of the Old Notes; and (iii) $5.2 million existing cash on hand (of which approximately $1.2 million was distributed to Brant-Allen to reimburse certain deferred loan costs paid by Brant-Allen on behalf of the Company in connection with the Acquisition) . The Bank Credit Facilities consist of two separate facilities: (i) a $50 million 6-year senior secured reducing revolving credit facility (the "Revolving Credit Facility") and (ii) a $70 million 8-year senior secured term loan facility (the "Term Loan Facility"). See "Description of Certain Other Indebtedness -- Company Indebtedness -- The Bank Credit Facilities."

   The following table summarizes the sources and uses of funds (dollars in millions) in connection with the Acquisition:

 SOURCES OF FUNDS               AMOUNT  USES OF FUNDS (A)                            AMOUNT
-----------------------------  -------- ------------------------------------------  --------
Revolving Credit Facility       $ 33.9  Cash to purchase selling limited partners'
 (a)..........................           interests (b).............................   149.6
                                        Transaction costs..........................     0.2
Term Loan Facility ...........    70.0  Prepayment of Existing Debt and
                                         accrued interest .........................    47.1
The Notes (c).................   100.0  Prepayment penalty.........................     4.0
Existing cash on hand (a)  ...     5.2  Deferred loan costs........................     8.2
                               --------                                             --------
  Total ......................  $209.1    Total ...................................  $209.1
                               ========                                             ========

(a) Upon consummation of the Acquisition approximately $5 million of excess cash on-hand was used to reduce the balance outstanding under the Revolving Credit Facility. Additional borrowings under the Revolving Credit Facility will be used for working capital and general business purposes.
(b) The amount paid to the subsidiaries of Dow Jones and the Washington Post is subject to certain post-closing adjustments. Any additional amounts required to be paid to such subsidiaries in respect of any such post-closing adjustments are intended to be funded by additional amounts drawn under the Revolving Credit Facility or cash on hand.
(c) After deducting the Initial Purchasers' discount of $3 million, the net proceeds from the issuance of the Old Notes was $97 million. This discount is included in the $8.2 million deferred loan costs shown under "Uses of Funds."

                         THE TIMBERLANDS ACQUISITION

   Concurrently with the closing of the Acquisition, Brant-Allen purchased the 70% interest in BITCO then owned by subsidiaries of Dow Jones and The Washington Post for an aggregate purchase price, which is subject to certain post-closing adjustments, of approximately $36 million in cash. Funding of this purchase, including an estimated $30,000 in transaction costs, was provided by (i) borrowings of $35 million under senior secured two-year loan facilities consisting of a $32 million term facility and a $3 million revolving facility (collectively, the "Timberlands Loan") borrowed by Brant-Allen, guaranteed by Timberlands and secured by a first lien on Brant-Allen's membership interests in Timberlands, and (ii) $1.0 million of Brant-Allen's existing cash on hand. Brant-Allen anticipates that any additional amounts required to be paid in respect of any post-closing adjustments would be funded from cash on hand or advances under its revolving credit line. Timberlands expects to distribute to Brant-Allen any cash on-hand that exceeds its own operating and debt requirements so that Brant-Allen can pay interest on, and reduce principal outstanding under, the Timberlands Loan. As of September 30, 1997 on a pro forma basis after giving effect to the Timberlands Acquisition, excess cash and short-term investments available for such distributions would have been approximately $4.1 million.


   Concurrently with the closing of the Timberlands Acquisition, Timberlands substantially modified the terms of its $27 million loan from John Hancock Mutual Life Insurance Company (and paid a related modification fee) (as modified, the "Hancock Loan") and in connection with the modification, received a $3 million advance from John Hancock Mutual Life Insurance Company, bringing the total outstanding balance under the Hancock Loan to $30 million. The Hancock Loan matures on November 24, 1999 and is secured by approximately 125,000 acres of Timberlands' land. Dow Jones' and The Washington Post's pro rata portion of the modification fee was deducted from the purchase price paid to them.


   The principal executive offices of the Issuers are located at 10026 Old Ridge Road, Ashland, VA 23005 (Telephone: (804) 227-3394).

   The following chart illustrates the current ownership of the Company, Timberlands, Soucy Inc., Soucy Partners and FinCo (and their respective principal assets and classes of indebtedness):

                              [GRAPHIC OMITTED]


------------
(1) The Timberlands Loan is secured by: (i) a first priority security interest in 100% of the membership interests in Timberlands; and (ii) a first priority security interest (pro rata with the Company's $120 million Bank Credit Facilities) in 65% of the common stock of Soucy Inc. The remaining 35% of Soucy Inc.'s common stock cannot be assumed, pledged, hypothecated, transferred or otherwise disposed of by Brant-Allen without the consent of the Required Lenders (as defined in each of the Bank Credit Agreement and the Timberlands Credit Agreement). The Timberlands Loan is also guaranteed by Timberlands.
(2) The Hancock Loan is secured by a first priority security interest in approximately 125,000 acres of timberlands owned by Timberlands.
(3)   tpy = tonnes per year.
(4) The Bank Credit Agreement is secured by: (i) a first priority security interest in a substantial portion of the assets of the Company; (ii) a first priority security interest (pro rata along with the $35 million Timberlands Loan to Brant-Allen) in 65% of the common stock of Soucy Inc.; and (iii) a second priority security interest in 100% of the membership interests in Timberlands. The remaining 35% of common stock of Soucy Inc. cannot be assumed, pledged, hypothecated, transferred or otherwise disposed of by Brant-Allen without the consent of the Required Lenders (as defined in each of the Bank Credit Agreement and the Timberlands Credit Agreement). The Bank Credit Agreement is also guaranteed by Brant-Allen.
(5) The Notes are secured by: (i) a second priority security interest in substantially all of the assets of the Company; (ii) a second priority security interest in 65% of the common stock of Soucy Inc., subject to release in certain circumstances; and (iii) a third priority security interest in 100% of the membership interests in Timberlands.
(6)   FinCo is a joint obligor under the Notes.
(7) The Soucy credit facilities are secured by accounts receivable and inventories. In addition, Brant-Allen has assigned its accounts receivable and provided an unlimited guarantee and postponement of claims against Soucy.
(8) The secured bonds are issued by Riviere du Loup Finance Ltd ("RDL"), a wholly-owned subsidiary of Soucy Partners, in three series under a trust indenture dated March 30, 1979 with Montreal Trust Company and are guaranteed by Soucy Partners. This guarantee is secured by (i) a first priority security interest in the shares of capital stock of RDL,
      (ii) a first priority security interest in the immovable property of Soucy Partners and (iii) an assignment of the rights of Soucy Partners under certain immovable leases and newsprint sales and other contracts.

                              THE EXCHANGE OFFER

   On December 1, 1997 the Issuers issued $100 million principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, in order to enable the Issuers to raise funds on a more expeditious basis than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. TD Securities (USA) Inc. and Salomon Brothers Inc (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, requested that the Issuers agree to commence the Exchange Offer following the offering of the Old Notes.

Securities Offered ............  Up to $100,000,000 principal amount of 10%
                                 Series B Senior Secured Notes Due 2007,
                                 which have been registered under the
                                 Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to additional interest to be paid to the Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer described below under "--Summary Description of the New Notes."

The Exchange Offer ............  The New Notes are being offered in exchange for a like principal amount of Old Notes.
                                 The issuance of the New Notes is intended to satisfy obligations of the Issuers contained in the Registration Rights Agreement, dated as of December 1, 1997, among the Issuers and the Initial Purchasers (the "Registration Rights Agreement"). For procedures for tendering, see "The Exchange Offer."



Tenders, Expiration Date;
Withdrawal ....................  The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on March 4, 1998, or such later date and time to which it is extended. Each Holder tendering Old Notes must acknowledge that he is not engaging in, nor intends to engage in, a distribution of the New Notes. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined in "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes"). Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.



Federal Income Tax
Considerations ................  The exchange pursuant to the Exchange Offer should not result in any income, gain or loss to the Holders or the Issuers for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds ...............  There will be no proceeds to the Issuers from the exchange pursuant to the Exchange
                                 Offer. See "Use of Proceeds."

Exchange Agent ................  First Trust of New York, National
                                 Association is serving as Exchange Agent in connection with the Exchange Offer.

Shelf Registration Statement ..  Under certain circumstances, certain holders of Notes (including holders who are not
                                 permitted to participate in the Exchange
                                 Offer or who may not freely resell New Notes received in the Exchange Offer) may, by giving the Issuers written notice on or before March 30, 1998, require the Issuers to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders. A Holder of Notes that sells such Notes pursuant to such a shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). See "Description of the Notes--Exchange Offer; Registration Rights."

                   CONSEQUENCES OF NOT EXCHANGING OLD NOTES


   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register the Old Notes under the Securities Act. See "Description of the Notes--Exchange Offer; Registration Rights."


                     CONSEQUENCES OF EXCHANGING OLD NOTES


   Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each
Holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Notes and must represent that they were acquired as a result of market-making activities or other trading activities. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions (including any jurisdiction in Canada), it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Issuers have agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the applicable state securities laws of such United States jurisdictions as the Majority Holders of the Old Notes reasonably request before the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the Commission. The Issuers do not intend to register or qualify the sale of the New Notes in any such United States jurisdiction (unless the Issuers receive such a request) or any other jurisdiction. See "The Exchange Offer--Consequences of Exchanging Old Notes."

                     SUMMARY DESCRIPTION OF THE NEW NOTES

   The terms of the New Notes and the Old Notes are identical in all material respect, except (i) that the New Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Old Notes and (iii) that the New Notes will not contain certain provisions relating to additional interest to be paid to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from December 1, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 1, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Issuers .......................  Bear Island Paper Company, L.L.C. and Bear
                                 Island Finance Company II, as co-obligors.

Notes Offered .................  Up to $100,000,000 principal amount of 10%
                                 Series B Senior Secured Notes due 2007,
                                 which have been registered under the
                                 Securities Act.

Maturity Date .................  December 1, 2007.

Interest Payment Dates ........  June 1 and December 1 of each year, commencing June 1, 1998.

Optional Redemption ...........  The Notes are redeemable at the option of the Issuers, as a whole or from time to time in part, at any time on or after December 1, 2002, on or not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth herein, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated herein (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date). In addition, prior to December 1, 2000, the Company may redeem up to 20% of the aggregate principal amount of the Notes within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to any such redemption, at least $80 million aggregate principal amount of the Notes remains outstanding. See "Description of the Notes--Optional Redemption."


Change of Control .............  Upon a Change of Control (as defined in
                                 "Description of the Notes--Certain
                                 Definitions"), each holder of the Notes will have the right to require that the Issuers purchase such holder's Notes, in whole or in part, in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. See "Description of the Notes--Certain Covenants of the Company--Purchase of Notes Upon a Change of Control."


Ranking .......................  The Notes are senior secured obligations of the Issuers and rank senior in right of
                                 payment to all subordinated indebtedness of the Issuers and pari passu in right of payment with all other existing and future senior indebtedness of the Issuers, including, in the case of the Company, indebtedness under the Bank Credit Agreement (as defined in "Description of the Notes--Certain Definitions"). At September 30, 1997, on a pro forma basis after giving effect to the Acquisition, the Timberlands Acquisition and the financing of those acquisitions, (i) the Company would have had indebtedness (other than the Notes) of approximately $106.7 million, $103.9 million of which would have represented borrowings under the Bank Credit Agreement and FinCo would have had no indebtedness, (ii) Brant-Allen would have had approximately $35.0 million of indebtedness under the Timberlands Loan and
                                 (iii) Timberlands would have had $30.5
                                 million of indebtedness (excluding the
                                 guarantee under the Timberlands Loan), of which $30 million would have been under the Hancock Loan. See "Unaudited Pro Forma Financial Data."

Security ......................  The Notes are secured by (i) the Company
                                 Collateral, which consists of a second
                                 priority security interest in (x) all real property of the Company and (y) all personal property of the Company, to the extent such personal property is assignable and except for certain other assets that are not assignable, (ii) the Timberlands Collateral, which consists of a third priority security interest in 100% of the membership interests in Timberlands, whose assets will continue to secure the Hancock Loan and (iii) the Soucy Collateral, which consists of a second priority security interest in 65% of the issued and outstanding capital stock of Soucy Inc. The remaining 35% of the issued and outstanding capital stock of Soucy Inc. is subject to certain restrictions described below. At any time when either (i) the Company has reduced its Total Committed Debt (as defined in "Description of the Notes--Certain Defi-nitions'') to an amount that is not greater than $145 million as of the date of determination or (ii) the Notes are rated Investment Grade (as defined in "Description of the Notes--Certain Definitions"), the Soucy Collateral will be released and all of the covenants and other provisions of the Indenture with respect to Soucy Inc. will terminate. Upon repayment by Brant-Allen of all the outstanding indebtedness under the Timberlands Loan, the foregoing security interest in membership interests of Timberlands shall become a second priority security interest. See "Description of the Notes--Collateral and Security."

Certain Covenants .............  The Indenture contains, among others, the following covenants with respect to the
                                 Company and its Subsidiaries (as defined in "Description of the Notes--Certain Definitions") (including FinCo): (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on liens; (iv) guarantees by Restricted Subsidiaries of the Company; (v) purchase of Notes upon a change of control; (vi) limitation on issuances and sales of capital stock of Subsidiaries; (vii) limitation on transactions with affiliates; (viii) limitation on sale of assets; (ix) limitation on sale and leaseback transactions; (x) limitation on dividends and other payment restrictions affecting Restricted Subsidiaries; (xi) limitation on conduct of business; (xii) limitation on Unrestricted Subsidiaries and (xiii) reports. See "Description of the Notes--Certain Covenants of the Company" and "--Certain Covenants of All of the Credit Parties."

                                 The Indenture contains, among others, the following covenants with respect to one of or both of Timberlands and Soucy Inc. (collectively, the "Security Parties"): (i) limitation on indebtedness; (ii) limitation on restricted payments by Timberlands; (iii) limitation on certain restricted payments by Soucy Inc. (iv) limitation on liens; (v) limitation on guarantees of Company indebtedness by the Security Parties and their Restricted Subsidiaries; (vi) limitation on issuances and sales of capital stock of Subsidiaries; (vii) limitation on transactions with affiliates; (viii) limitation on sale of assets; (ix) limitation on sale and leaseback transactions; (x) limitation on dividends and other payment restrictions affecting Restricted Subsidiaries; (xi) limitation on conduct of business; (xii) limitation on Unrestricted Subsidiaries and (xiii) reports. See "Description of the Notes--Certain Covenants of the Security Parties" and "--Certain Covenants of All of the Credit Parties."

                                 The Indenture contains, among others, the following covenants with respect to Brant-Allen: (i) limitation on sales of collateral stock and certain other transactions and (ii) limitation on proceeds of asset sales by Subsidiaries. See "Description of the Notes--Certain Covenants of Brant-Allen."

Use of Proceeds ...............  The Issuers will not receive any proceeds from the Exchange Offer. The net proceeds from the offering of the Old Notes were used by the Company, which is wholly owned by Brant-Allen, to acquire the 70% interests in BIPCO not owned by the Company from certain subsidiaries of Dow Jones and The Washington Post. See "The Acquisition" and "Use of Proceeds."

                            SUMMARY FINANCIAL DATA

   The following summary financial data (except pro forma information and saleable tonnes produced) are derived from the audited financial statements of BIPCO for each of the years in the three year period ended December 31, 1996 and the unaudited financial statements of BIPCO as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, which are included elsewhere herein. Pro forma information and saleable tonnes produced are derived from other information provided by the Company. The unaudited financial statements for the nine months ended September 30, 1997 and 1996, and the unaudited financial statements of BIPCO as of September 30, 1997, in the opinion of the Company, reflect all adjustments which are of a normal and recurring nature, necessary for a fair presentation of the results for the unaudited periods. The historical results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations to be expected for the full year. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.


                                                             ACTUAL
                                    --------------------------------------------------------
                                                                            NINE MONTHS
                                         YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                    -------------------------------------------------------
                                       1994        1995       1996        1996       1997
                                    ---------- ----------  ---------- ----------  ---------
                                                                            (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales
 Non-affiliates ...................  $ 51,297    $ 70,960   $ 75,460    $ 59,353   $ 47,197
 Affiliates (2) ...................    42,543      61,243     53,360      40,794     38,176
                                    ---------- ----------  ---------- ----------  ---------
  Total sales .....................    93,840     132,203    128,820     100,147     85,373
Cost of sales .....................    91,610     100,399    100,591      73,748     77,225
                                    ---------- ----------  ---------- ----------  ---------
Gross profit ......................     2,230      31,804     28,229      26,399      8,148
Selling, general & administrative:
 Management fee to Brant-Allen  ...     2,820       3,961      3,865       3,004      2,561
 Other direct .....................       208         224        153         569        669
                                    ---------- ----------  ---------- ----------  ---------
Income (loss) from operations .....      (798)     27,619     24,211      22,826      4,918
                                    ---------- ----------  ---------- ----------  ---------
Other Income (Expense):
 Interest income ..................       309         603        666         487        485
 Interest expense .................    (6,194)     (5,986)    (5,398)     (4,059)    (3,592)
 Other income (expense) ...........     2,116          33        (56)         94         (7)
                                    ---------- ----------  ---------- ----------  ---------
 Total other expense ..............    (3,769)     (5,350)    (4,788)     (3,478)    (3,114)
                                    ---------- ----------  ---------- ----------  ---------
Net (loss) income .................  $ (4,567)   $ 22,269   $ 19,423    $ 19,348   $  1,804
                                    ========== ==========  ========== ==========  =========
Ratio of earnings to fixed
 charges (5)(6) ...................        --         4.7x       4.6x        5.7x       1.5x

OTHER DATA:
Operational EBITDA (3) ............  $  8,971    $ 37,357   $ 34,245    $ 30,485   $ 13,222
Adjusted Operational
 EBITDA (4)........................
Summary cash flow information:
Net cash provided by operating
 activities .......................     4,362      27,215     30,368      25,630     10,218
Net cash used in investing
 activities .......................    (3,999)     (6,502)    (7,413)     (5,171)    (5,590)
Net cash provided by (used in)
 financing activities .............     2,994     (15,695)   (21,801)    (18,244)    (4,948)
Depreciation ......................     9,730       9,648      9,976       7,629      8,291
Depletion .........................        39          90         58          30         13
Capital expenditures ..............     9,469       6,645      7,483       5,227      5,724
Saleable metric tonnes produced ...   203,159     208,870    218,642     162,274    168,975
Ratio of Operational EBITDA to
 total interest expense (8)........       1.4x        6.2x       6.3x        7.5x       3.7x
Ratio of Adjusted Operational
 EBITDA to interest
 expense (9).......................


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                             PRO FORMA (1)
                                    -------------------------------
                                                      NINE MONTHS
                                      YEAR ENDED         ENDED
                                     DECEMBER 31,    SEPTEMBER 30,
                                         1996            1997
                                              (UNAUDITED)

INCOME STATEMENT DATA:
Net sales
 Non-affiliates ...................    $128,820        $ 85,373
 Affiliates (2) ...................          --              --
                                    -------------- ---------------
  Total sales .....................     128,820          85,373
Cost of sales .....................      93,129          70,839
                                    -------------- ---------------
Gross profit ......................      35,691          14,534
Selling, general & administrative:
 Management fee to Brant-Allen  ...       3,865           2,561
 Other direct .....................         153             668
                                    -------------- ---------------
Income (loss) from operations .....      31,672          11,305
                                    -------------- ---------------
Other Income (Expense):
 Interest income ..................         666             485
 Interest expense .................     (20,024 )       (14,609)
 Other income (expense) ...........         (56)             (7)
                                    -------------- ---------------
 Total other expense ..............     (19,414)        (14,131)
                                    -------------- ---------------
Net (loss) income .................    $ 12,258        $ (2,826)
                                    ============== ===============
Ratio of earnings to fixed
 charges (5)(6) ...................         1.6x             --

OTHER DATA:
Operational EBITDA (3) ............    $ 40,422        $ 17,837
Adjusted Operational
 EBITDA (4)........................      42,999          19,544
Summary cash flow information:
Net cash provided by operating
 activities .......................          --              --
Net cash used in investing
 activities .......................          --              --
Net cash provided by (used in)
 financing activities .............          --              --
Depreciation ......................       8,692           6,519
Depletion .........................          58              13
Capital expenditures ..............       7,483           5,724
Saleable metric tonnes produced ...     218,642         168,975
Ratio of Operational EBITDA to
 total interest expense (8)........         2.0x            1.2x
Ratio of Adjusted Operational
 EBITDA to interest
 expense (9).......................         2.1x            1.3x

                                                                                                     PRO
                                                                                                    FORMA
                                                                  ACTUAL                             (1)
                                         -------------------------------------------------------- --------
                                              AS OF DECEMBER 31,                 AS OF              AS OF
                                         ---------------------------         SEPTEMBER 30,      SEPTEMBER 30,
                                           1994      1995     1996               1997               1997
                                         -------- --------  --------  ---------------------------  --------
                                                                              (UNAUDITED)
                                                                              (DOLLARS IN
                                                                              THOUSANDS)
BALANCE SHEET DATA:
Cash and short-term
 investments...................          $  7,454  $ 12,472 $ 13,625           $ 13,306           $  7,658
Working capital ...............            14,400    23,901   22,037             22,701             24,709
Property, plant and equipment,
 net ..........................           117,581   115,941  116,953            114,907            196,467
Total indebtedness(7)..........            60,025    55,368   52,171             47,757            206,686
Total assets ..................           150,269   160,523  160,460            156,235            240,143
Total partners'
 equity/membership interests  .            78,597    91,366   95,789             97,593             24,712



------------
(1) Gives pro forma effect to the Acquisition and the financings therefor as if such transactions occurred on January 1, 1996, with respect to the income statement and other data, and as of September 30, 1997, with respect to the balance sheet data. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."
(2) The sales are to the Dow Jones and The Washington Post. Upon the closing of the Acquisition and the Timberlands Acquisition, sales to Dow Jones and The Washington Post will become sales to non-affiliates.
(3) Operational EBITDA is defined as income (loss) from operations plus depreciation, depletion and amortization, if any. Operational EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. Other companies, or industry analysts, may calculate similarly titled measures through methods which may prevent such measures from being comparable. Operational EBITDA should not be considered in isolation or as a substitute for operating earnings (loss), net income (loss), cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(4) Adjusted Operational EBITDA is defined as Operational EBITDA (as shown in note (3) above) plus the noncash portion, or two-thirds, of the management fee paid to Brant-Allen on a pro forma basis for the nine months ended September 30, 1997 and year ended December 31, 1996. Pursuant to the limitation on restricted payments covenant of the Notes, payments by the Company for management fees are limited to Brant-Allen (or any of its Subsidiaries or Affiliates) to an amount per annum not in excess of 3% of net sales of the Company, of which no more than one third may be in cash. Management believes that Adjusted Operational EBITDA provides useful information regarding the Company's ability to service its debt and provide for capital investment because the cash deferral of two-thirds of the management fee to Brant-Allen provides a significant source of cash flow to the Company that can be used to service debt. Adjusted Operational EBITDA should not be compared to Operational EBITDA or be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Other companies, or industry analysts may calculate similarly titled measures through methods which may prevent such measures from being comparable.
(5) In the computation of the ratio of earnings to fixed charges, earnings consist of income (loss) plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of deferred financing costs and that portion of lease rental expense representative of the interest factor.
(6) Earnings were insufficient to cover fixed charges by $5.0 million for the year ended December 31, 1994. On a pro forma basis, earnings were insufficient to cover fixed charges by $2.8 million for the nine months ended September 30, 1997.
(7) Total indebtedness is defined as long-term debt and long-term purchase obligations and current portions thereof.
(8) The ratio of Operational EBITDA to total interest expense is an indication of a company's ability to service interest expense. Other companies, or industry analysts, may calculate similarly titled measures through methods which may prevent such measures from being comparable. The ratio of Operational EBITDA to total interest expense should not be considered in isolation or as a substitute for operating earnings (loss), net income (loss), cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(9) The ratio of Adjusted Operational EBITDA to total interest expense is an indication of a company's ability to service interest expense, as adjusted. Other companies, or industry analysts, may calculate similarly titled measures through methods which may prevent such measures from being comparable. The ratio of Adjusted Operational EBITDA to total interest should not be considered in isolation or as a substitute for net income (loss), operating earnings (loss), cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitablity or liquidity.

                                 RISK FACTORS

   Holders of Old Notes should carefully consider the following matters, as well as the other information contained in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "--Consequences of Failure to Exchange Old Notes") are applicable to the Old Notes as well as the New Notes. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors, such as the general state of the economy, U.S. newspaper circulation, advertising lineage, the market prices for newsprint, fiber costs, electrical rates and environmental regulation could also cause actual results to vary materially from the future results covered in such forward-looking statements.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


   The Company has significant indebtedness and is highly leveraged. As of September 30, 1997, after giving pro forma effect to the Acquisition and the related financings, the Company would have had $206.7 million of debt outstanding, including $103.9 million under the Bank Credit Facilities, and equity of $24.7 million. In addition, for the nine months ended September 30, 1997, earnings would be insufficient to cover fixed charges by a margin of $2.8 million. Subject to the restrictions in the Bank Credit Facilities and the Indenture, the Company may also incur additional Indebtedness from time to time to finance capital expenditures or for other purposes. See "Description of the Notes--Certain Covenants of the Company." Substantially all of the Company's assets have been or will be pledged to secure the Notes and the Bank Credit Facilities.


   The significant indebtedness incurred as a result of the Acquisition will have several important consequences to the Holders of the Notes, including, without limitation: (i) a substantial portion of the Company's cash flow from operations must be dedicated to service such indebtedness, and the failure of the Company to generate sufficient cash flow to service such indebtedness could result in a default under such indebtedness, including under the Notes;
(ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired; (iii) the Company's level of indebtedness could limit its flexibility to expand, make capital expenditures and react to changes in the industry in which it competes and economic conditions generally; (iv) the Bank Credit Facilities, the Indenture and the Notes contain, and future agreements relating to the Company's indebtedness may also contain, numerous financial and other restrictive covenants and the failure to comply with such covenants may result in a default under such agreements, which, if not cured or waived, could have a material adverse effect on the Company; and (v) the ability of the Company to satisfy its obligations pursuant to such indebtedness, including pursuant to the Notes and the Indenture, will be dependent upon factors affecting the business and operations of the Company, some of which are not in the control of the Company.

   The ability of the Company to service its indebtedness (including, without limitation, the Notes and the Bank Credit Facilities) will depend on the future operating performance and financial results of the Company and, in the case of the repayment of the principal amount of the Notes at maturity, obtaining additional financing, either of which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions and financial and other factors. There can be no assurance, however, that the Company's business will generate cash flow at the necessary levels that, together with available additional financing, if any, will allow the Company to meet its anticipated requirements for working capital, capital expenditures and debt service. If the Company is unable to generate sufficient cash flow from operations in the future or to refinance the Notes at maturity it may be forced to adopt an alternative strategy that may include reducing the scope of its operations, reducing or delaying capital expenditures (including expenditures related to acquisitions), selling assets (including all or a portion of the Collateral securing the Notes), restructuring or refinancing all or a portion of its existing indebtedness, seeking additional equity capital or obtaining other additional financing.

   The Company currently anticipates that in order to pay the principal amount of the Notes at maturity, the Company will be required to refinance such Notes or adopt one or more of such alternatives. None of the affiliates of the Company will be required to make any capital contributions or other payments to the Company with respect to the Company's obligations on the Notes. Although the Company currently has no reason to believe that it will not be able to refinance the Notes at maturity, there can be no assurance that such refinancing or any alternative strategy could be effected upon satisfactory terms, if at all, or that any of the foregoing actions would enable the Company to make such principal payments on the Notes or that any of such actions would be permitted by the terms of any debt instruments of the Company or of any of the Company's affiliates then in effect.


RESTRICTIVE DEBT COVENANTS; INABILITY TO REPAY NOTES


   The Indenture restricts the ability of the Company and its Subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Bank Credit Facilities contain other and more restrictive covenants and prohibit the Company from prepaying the Notes, except in certain circumstances. The Bank Credit Facilities also require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to comply with such covenants, including such financial ratios and tests, may be affected by events beyond its control. There can be no assurance that the Company will be able to comply with such requirements. A breach of any of the covenants contained in the Indenture or the Bank Credit Facilities could result in an event of default under such instruments which could result in the acceleration of the related debt and the acceleration of debt under other debt instruments that may contain cross-default or cross-acceleration provisions. If such an event of default occurs, then the lenders under the Bank Credit Facilities would also be able to terminate all commitments under the Bank Credit Facilities. If the Company were unable to repay all amounts declared due and payable, then the lenders under the Bank Credit Facilities could proceed against the collateral granted to them to satisfy such indebtedness and other obligations due and payable under the Bank Credit Facilities. If Indebtedness under the Bank Credit Facilities were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other Indebtedness of the Company, including the Notes. In addition, the Indenture also contains covenants that restrict certain activities of Timberlands, Soucy Inc. and their respective Subsidiaries, such as the incurrence of debt and asset sales. See "Description of the Notes--Certain Covenants of the Company," "--Certain Covenants of the Credit Parties" and "Description of Bank Credit Facilities."


SECURITY FOR THE NOTES; SUBORDINATION OF THE NOTES

   The Notes are secured on a second priority basis by a pledge of all of the Company's real property, on a second or lesser priority basis by a pledge of certain of the Company's personal property, on a third priority basis by a pledge of 100% of the membership interests in Timberlands (whose timberland and equipment assets secure the Hancock Loan, subject to existing equipment financings as of September 30, 1997), and, after a shared first priority security interest that secures the Timberlands Loan and the Bank Credit Facilities, on a second priority basis by a pledge by Brant-Allen of 65% of the capital stock of Soucy Inc. The pledge of the capital stock of Soucy Inc. may be released in certain circumstances. As of September 30, 1997, after giving pro forma effect to the consummation of the Transactions, the Company, Timberlands and Soucy Inc., taken together, would have had an aggregate of approximately $291.9 million of debt outstanding; including $103.9 million with a first priority security interest in the assets of the Company, $138.9 million with a first and second priority interest in the membership interests of Timberlands and $138.9 million with a shared first priority security interest in 65% of the common shares of Soucy Inc. If an acceleration of the Bank Credit Facilities or any debt of Brant-Allen, Timberlands or Soucy Inc. that is senior to the Notes (collectively, the "First Priority Debt") occurs, then any payments made thereafter in respect of proceeds of enforcement of any security will be applied first, to repay pro rata any obligations that are First Priority Debt. Additional proceeds, if any, will be applied to repay the Notes. Subject to certain limitations, the Company, Timberlands and Soucy may also issue additional securities which would rank pari passu with the Notes. See "Description of the Notes--Certain Covenants of the Company." In the event of an acceleration, there can be no assurance that there will be sufficient funds available to repay the Notes after payment in full of all First Priority Debt.


   By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, if at all. Even though the membership interests of Timberlands and the capital stock of Soucy Inc. are privately held and do not trade on any securities market, the value of the Timberlands Collateral and the Soucy Collateral is subject to fluctuation and depends on the fair market value of such collateral, which may be determined through negotiations between the buyers and the sellers of such collateral. There can be no assurance that the proceeds from the sale of such collateral would be sufficient to satisfy the amounts due on the First Priority Debt and the Notes. In addition, the ability of the Trustee or the Holders of Notes to realize the Timberlands Collateral or the Soucy Collateral may also be subject to certain bankruptcy law and other limitations and there can be no assurance that the Trustee or the Holders of the Notes would be able to sell the Timberlands Collateral or the Soucy Collateral. See "--Fraudulent Transfer Statutes."

DEPENDENCE ON SINGLE FACILITY

   All the Company's revenues are derived from the operations of its single paper mill located near Richmond, Virginia. In addition, all of that mill's production capacity is located on one production line. As a result, the Company's financial performance is completely dependent on the continued operation of its newsprint machine at the mill. Accordingly, destruction of, or damage to, the mill or its production line through acts of God or otherwise, as well as prolonged downtime for repairs or other reasons could materially and adversely affect the Company's business and results of operations. The Company maintains property insurance and production interruption insurance coverage which covers, for certain limited periods of time, certain potential losses due to business interruption directly resulting from certain types of casualty occurrences covered under the policy. Notwithstanding that the Company maintains such insurance, however, the destruction of, or damage to, the mill or its production line could have a material adverse effect on the Company's financial position and results of operations.

RELIANCE UPON SINGLE PRODUCT -- NEWSPRINT

   The Company's operations are completely dependent on the production and sale of a single product, newsprint. Demand for, and sale prices of, newsprint will depend, among other things, on global newsprint demand, the level of industry supply, purchases of advertising lineage and general economic conditions, all of which are factors over which the Company has no influence or control. In addition, trends in electronic data transmission and storage could adversely impact the traditional print media, including products of the Company's customers.

FUTURE CAPITAL REQUIREMENTS; POSSIBLE INABILITY TO OBTAIN ADDITIONAL
FINANCING


   The Company made capital expenditures of $7.5 million, $6.6 million and $9.5 million in 1996, 1995 and 1994, respectively, in connection with upgrading and maintaining its manufacturing facility. For the nine months ended September 30, 1997, the Company made capital expenditures of $5.7 million. Management anticipates that the Company's total capital expenditures for 1997 and 1998 will be relatively consistent with the 1996 capital expenditure level. The Company will continue, however, to require capital to fund its capital expenditure and other ongoing operating activities. To date, the Company has financed its capital requirements principally through cash flow from operations and bank and other borrowings, including loans and advances from its owners and affiliates. The Company's future expansion, if any, will be dependent upon the capital resources available to the Company. Excluding any additional working capital requirements that may result from acquisitions, management believes that internally generated funds, unused available financing under the Revolving Credit Facility will be sufficient to fund the Company's operations for the foreseeable future, although there is no assurance that such amounts will be sufficient. The Company's future growth and acquisitions of additional newsprint businesses or assets will be dependent on the Company's ability to obtain future equity or debt financing. There can be no assurance that the Company will be able, or be permitted by the Bank Credit Agreement and the Indenture, to obtain additional financing for such purposes or that any additional financing will be available in amounts required or on terms satisfactory to the Company. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


NO ASSURANCE OF FUTURE GROWTH OR ACQUISITIONS

   The Company's strategy is to evaluate opportunities to expand production capacity through strategic acquisitions of other newsprint businesses or assets. Currently, the Company has no agreements or commitments for such acquisitions. There can be no assurance that the Company will be successful in identifying, negotiating and consummating such acquisitions or arrangements, or that such acquisitions or arrangements that may be available, if at all, will be on terms acceptable to the Company. The covenants contained in the Bank Credit Agreement and the Indenture may prevent certain expansion and other business activities.

CYCLICAL INDUSTRY


   The North American newsprint industry is highly cyclical in nature, with supply typically being added in large blocks and demand fluctuating with the economy, U.S. newspaper circulation and purchases of advertising lineage. The balance of supply and demand can significantly impact selling prices and, therefore, the Company's profitability. The Company believes that a substantial majority of the newsprint consumed in North America is used by U.S. newspapers and other publications. Newsprint demand is, therefore, particularly dependent on U.S. newspaper circulation and purchases of advertising lineage. Newsprint prices are typically dependent on general economic conditions, capacity additions and inventory levels. Given the commodity nature of newsprint, the Company, like other suppliers to this market, has little influence over the timing and extent of price changes. The demand for newsprint is particularly sensitive to economic cycles and, in the short term, deviations in the demand and supply of newsprint are not uncommon. This short-term volatility has a significant bearing on newsprint prices and on the financial performance of the Company which results in alternating periods of financial gain and loss. As a result of the industry's inherent supply, demand and inventory characteristics, newsprint prices have fluctuated dramatically and management believes they will continue to do so.


VOLATILITY OF RAW MATERIAL COSTS

   The Company has some flexibility to alter its mix of raw material input to take advantage of changing trends in raw material costs. However, the Company remains subject to sharp increases in the cost of wood, recycled fiber and kraft pulp. There can be no assurance that, if such sharp increases occur, the Company will either be able to alter its mix of raw material inputs or to pass through to its customers such raw material price increases.

DEPENDENCE ON PRINCIPAL CUSTOMERS

   In 1996, and for the nine months ended September 30, 1997, approximately 90% and 93%, respectively, of the Company's total tonnage produced was sold to its ten largest customers. During those periods, Dow Jones represented 22% and 22% of the Company's total sales, and The Washington Post represented 19% and 23%, respectively, of total sales. Dow Jones and The Washington Post each have a sales contract with the Company, expiring on December 31, 2000, for the purchase of a minimum of approximately 45,000 tonnes of newsprint per year at prices based on prevailing market prices paid by those customers to their non-affiliated East Coast suppliers. Before the consummation of the Transactions, The Washington Post and Dow Jones each owned a 35% partnership interest in both the Company and Timberlands. See "Certain Transactions--Agreements with The Washington Post and Dow Jones." Loss of any of the Company's key customers, particularly Dow Jones and The Washington Post, could have a material adverse impact on the Company if it could not secure replacement buyers on a timely basis for this tonnage. Moreover, although the sales contracts with these customers together account for a substantial portion of the Company's production, the prices at which those purchases will be made are at market prices. In the past, these prices have been subject to significant fluctuations. Any future recurrence of those price fluctuations could have a material adverse effect on the Company's business and results of operations and, therefore, the Company's ability to meet its obligations under its indebtedness.

   In addition, the Company's arrangements with certain of its other key customers do not contain minimum purchase requirements or are not subject to written contracts. Therefore, there can be no assurance that any of these customers will continue to purchase the Company's product in the same volumes, at the same prices or on the same terms as in the past. In addition, there can be no assurance that the Company will be able to attract any new customers.

CONTROL BY MESSRS. BRANT AND ALLEN; RELATED PARTY TRANSACTIONS; POTENTIAL CONFLICTS OF INTEREST

   The Company is wholly owned by Brant-Allen, which, in turn, is wholly owned by Peter Brant and Joseph Allen. As a result of their ownership of the Company, Messrs. Brant and Allen, the President and Executive Vice President of the Company, respectively, will be able to direct and control the policies of the Company and its subsidiaries, including mergers, sales of assets and similar transactions. In addition, a majority of the Company's Board of Directors and all of the Company's executive officers will be representatives of Brant-Allen. See "Management."

   Brant-Allen owns all of the equity of the Company, Timberlands and Soucy Inc., and manages each of these companies. Brant-Allen sells and markets all or substantially all the newsprint produced by the Company and Soucy.

Conflicts of interest between the Company and Soucy could arise from such combined sales and marketing arrangements and may include the allocation of sales to Soucy rather than the Company. For such sales, marketing and management activities, Brant-Allen charges the Company a management fee equal to 3% of net revenues pursuant to the Management Services Agreement. The Management Services Agreement has a term of five years and is automatically renewed for successive five years terms unless terminated by either party by giving two years' written notice. See "Certain Related Party Transactions--Relationship with Brant-Allen, Timberlands and Soucy--Management Services Agreement." Conflicts of interest between Brant-Allen and the Company could arise in connection with the performance of duties and the payment of the management fees under the Management Services Agreement and regarding the Company's enforcement of the provisions of the Management Services Agreement against Brant-Allen, or the amendment or possible termination of such agreement.

   Brant-Allen also markets all of Soucy's newsprint and is compensated for these services in the form of monthly management service and royalty fees, payable in advance, calculated at a combined rate of 9.73% of Soucy Inc.'s consolidated net sales after transportation costs. Soucy Partners pays Soucy Inc. a management fee of 3% of Soucy Partners' cumulative annual net sales. See "Certain Related Party Transactions--Relationship with Brant-Allen, Timberlands and Soucy--Brant-Allen Fees from Soucy."

   A substantial portion of the Company's wood requirements will be provided by Timberlands pursuant to the Wood Supply Agreement (as defined) between Timberlands and the Company. See "Certain Related Party Transactions--Relationship with Brant-Allen, Timberlands and Soucy--Wood Supply from Timberlands and ONP and OMG Procurement." Conflicts of interest between Timberlands and the Company could arise in connection with the performance of duties and payment of fees under this Wood Supply Agreement and regarding the enforcement of its terms.

   The Company may also engage in a variety of other transactions with Brant-Allen, Timberlands and Soucy. Although the Indenture provides certain restrictions on affiliate transactions, there are conflicts of interest with respect to certain decisions which may arise in the ordinary course of the operation of the businesses of the Company, Timberlands and Soucy, the resolution of which may be to the detriment of the Company and could have a material adverse effect on the Company's business and results of operations. See "Certain Related Party Transactions--Relationship with Brant-Allen, Timberlands and Soucy," "The Acquisition" and "Management."

DEPENDENCE ON KEY PERSONNEL

   Messrs. Brant and Allen as well as the Company's other executive officers and key employees have substantial experience in the Company's business and have made significant contributions to its growth. The unexpected loss of service of one or more of these individuals could adversely affect the Company. The Company does not have any key-man or similar insurance on any of its executive officers or employees.

COMPETITION

   The Company competes directly with a number of newsprint manufacturers, many of which have longer histories, larger customer bases, and significantly greater financial and marketing resources than the Company. Increased competition could adversely affect the Company's revenues and profitability through pricing pressure, loss of market share and other factors. Newsprint price decreases by one or more of the major newsprint producers in North America may effect material changes in the average price for newsprint and have the potential adversely to affect the newsprint market in general. Moreover, existing and prospective competitors of the Company may have established, or may in the future establish, relationships with the Company's existing and potential customers, which could have a material adverse effect on the Company's ability to compete. See "Business--Competition."

ENVIRONMENTAL MATTERS

   The Company's operations are subject to extensive and changing environmental regulation by federal, state and local authorities in the United States, including those requirements that regulate discharges into the environment, waste management and remediation of environmental contamination. Environmental permits are required for the operation of the Company's businesses, and are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with environmental requirements and violators are subject to injunctions, civil penalties and criminal fines. Third parties may also have the right to sue to enforce compliance with such regulations.

   The Company has in the past made significant capital expenditures to comply with current federal, state and local environmental laws and regulations. The Company believes that it is in substantial compliance with such laws and regulations, although no assurance can be given that it will not incur material liabilities and costs with respect to such laws and regulations in the future and no assurances can be given that future developments, such as the potential for more stringent environmental standards (such as the proposed "Cluster Rules") or stricter enforcement of environmental laws, will not cause the Company to incur such expenditures. See "Business--Environmental Matters."

FRAUDULENT TRANSFER STATUTES

   Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company or FinCo, at the time it issued the Notes, (a) incurred such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) received less than reasonably equivalent value or fair consideration and
(ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company or FinCo, respectively, constituted unreasonably small capital to carry on its business, or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Company's or FinCo's obligations to make payments on the Notes and the security interest in the Collateral or, in the alternative, could subordinate the Notes to existing and future indebtedness of the Company or FinCo, respectively, notwithstanding the fact that the Notes are collateralized. All the net proceeds of the Old Notes were used by the Company to pay a portion of the purchase price of the interests of Dow Jones and The Washington Post subsidiaries in the limited liability company organized under Virginia law into which BIPCO was converted immediately prior to the closing of the Acquisition. There is no assurance that a court would find that the acquisition of those interests constitutes "reasonably equivalent value" or "fair consideration" to the Company or FinCo. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, the Company or FinCo would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than all of its assets at a fair valuation, or if the present fair salable value of its assets were less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. Additionally, under the law of certain states, an entity that is generally not paying its debts as they become due is presumed to be insolvent.

   Management of the Company believes that the Old Notes were issued, and that the New Notes are being issued, without the intent to hinder, delay or defraud creditors, for proper purposes and in good faith, and that after the issuance of the New Notes, the Company will be solvent and will have sufficient capital for carrying on its business. The Company's ability to pay its debts as they mature will depend, however, on (a) future operating performance and financial results of the Company and the ability of the Company to obtain additional financing and (b) the adoption by the Company of one or more alternative strategies, all as described under "Substantial Leverage; Ability to Service Debt." Furthermore, there can be no assurance that a court passing on such issues would agree with the determination of the Company's management. FinCo is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes. FinCo will not have any operations or assets and will not have any revenues. As a result, holders of the Notes should not expect FinCo to participate in servicing the interest and principal obligations on the Notes.

PURCHASE OF NOTES PURSUANT TO A CHANGE OF CONTROL OFFER OR EXCESS PROCEEDS
OFFER

   Upon a Change of Control (as defined in the Indenture), the Issuers are required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchases of Notes tendered. The Bank Credit Agreement provides that a Change of Control constitutes an Event of Default, and, upon a Change of Control, all amounts outstanding under the Bank Credit Agreement become due and payable. The Bank Credit Agreement also contains restrictions on any other purchase or redemption of the Notes by the Company, including pursuant to an Excess Proceeds Offer, prior to full repayment of indebtedness under the Bank Credit Agreement. There can be no assurance that, in the event of a Change of Control or an Excess Proceeds Offer, the Issuers will be able to obtain the necessary consents from the lenders under the Bank Credit Agreement to consummate a Change of Control Offer or an Excess Proceeds Offer or to repay or refinance all the Indebtedness of the Lenders under the Bank Credit Agreement. The failure of the Issuers to make or consummate the Change of Control Offer or an Excess Proceeds Offer or to pay the requisite repurchase price when due would result in an Event of Default and, subject to the provisions of the Intercreditor Agreement, would give the holders of the Notes the rights described under "Description of the Notes--Events of Default." See "Description of the Notes--Certain Covenants of the Company--Change of Control."

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

   The Old Notes have not been registered under the Securities Act or any other securities laws of any jurisdiction and, therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to exemptions from, or in transactions not subject to, those requirements and, in each case, in compliance with certain other conditions and restrictions. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to such restrictions on transfer of such Old Notes as set forth in the legend thereon. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Issuers do not currently anticipate that they will register or qualify any Old Notes which remain outstanding after consummation of the Exchange Offer for offer or sale in any jurisdiction (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

   The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

   Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of Notes--Exchange Offer;
Registration Rights."

ABSENCE OF PUBLIC MARKET

   The Old Notes were issued to, and the Issuers believe such securities are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the New Notes. Although the New Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Issuers) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. There can be no assurance that such a market will develop. In addition, the New Notes will not be listed on any national securities exchange. The New Notes may trade at a discount from the initial offering price of the Old Notes, depending upon prevailing interest rates, the market for similar securities, the Company's operating results and other factors. The Issuers have been advised by the Initial Purchasers that they currently intend to make a market in the New Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activity may be limited during the Exchange Offer and the pendency of the Shelf Registration. Therefore, there can be no assurance that an active market for any of the New Notes will develop, either prior to or after the Issuers' performance of their obligations under the Registration Rights Agreement. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.

   If a public trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the financial condition of the Issuers, and the market for similar securities. Depending on these and other factors, the New Notes may trade at a discount.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

   Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities
Act) of the Issuers may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act.

   Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

   Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message (as defined under "The Exchange Offer--Acceptance for Exchange") if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither of the Issuers is under a duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

   Each broker-dealer that receives New Notes for its own account in exchange for Securities, where such Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."


SERVICE AND ENFORCEMENT OF LEGAL PROCESS

   Since substantially all of the assets of Soucy Inc. are outside the United States, any judgment obtained in the United States against Soucy Inc. may not be collectible within the United States. See "Description of the Notes-- Enforceability of Judgments."

                               THE ACQUISITION

   The Company's predecessor, BIPCO, was formed in 1978 as a limited partnership organized under Virginia law. Prior to the Acquisition Brant-Allen was the general partner of, and owned a 30% partnership interest in, BIPCO. Subsidiaries of The Washington Post and Dow Jones each owned a 35% partnership interest in BIPCO.


   On December 1, 1997, the Company purchased all the partnership interests in BIPCO owned by subsidiaries of Dow Jones and The Washington Post for an aggregate purchase price, which is subject to post-closing adjustments, of approximately $149.8 million in cash. The Company financed this purchase (including approximately $200,000 of transaction costs, as well as the repayment of approximately $47.1 million of existing debt) with: (i) borrowings of $103.9 million under the $120 million Bank Credit Facilities (of which $2.9 million is anticipated to be drawn down for payment of deferred loan costs due at December 1, 1997, but not yet paid by the Company); (ii) the net proceeds from the issuance of the Old Notes; and (iii) $5.2 million existing cash on hand (of which approximately $1.2 million was distributed to Brant-Allen to reimburse certain deferred loan costs paid by Brant-Allen on behalf of the Company in connection with the Acquisition). The Bank Credit Facilities consist of two separate facilities: (i) a $50 million 6-year senior secured reducing Revolving Credit Facility and (ii) a $70 million 8-year senior secured Term Loan Facility. See "Description of Certain Other Indebtedness--Company Indebtedness--The Bank Credit Facilities."


   The following table summarizes the sources and uses of funds (dollars in millions) in connection with the Acquisition:

 SOURCES OF FUNDS               AMOUNT  USES OF FUNDS (A)                            AMOUNT
-----------------------------  -------- ------------------------------------------  --------
Revolving Credit Facility       $ 33.9  Cash to purchase selling limited partners'
 (a)..........................           interests (b).............................  $149.6
                                        Transaction costs..........................     0.2
Term Loan Facility ...........    70.0  Prepayment of Existing Debt and
                                         accrued interest .........................    47.1
The Notes (c).................   100.0  Prepayment penalty.........................     4.0
Existing cash on hand (a)  ...     5.2  Deferred loan costs........................     8.2
                               --------                                             --------
  Total ......................  $209.1    Total ...................................  $209.1
                               ========                                             ========

(a) Upon consummation of the Acquisition approximately $5 million of excess cash on-hand was used to reduce the balance outstanding under the Revolving Credit Facility. Additional borrowings under the Revolving Credit Facility will be used for working capital and general business purposes.
(b) The amount paid to the subsidiaries of Dow Jones and the Washington Post is subject to certain post-closing adjustments . Any additional amounts required to be paid to such subsidiaries in respect of any such post-closing adjustments are intended to be funded by additional amounts drawn under the Revolving Credit Facility or cash on hand.
(c) After deducting the Initial Purchasers' discount of $3 million, the net proceeds from the issuance of the Old Notes was $97 million. This discount is included in the $8.2 million deferred loan costs shown under "Uses of Funds."

                         THE TIMBERLANDS ACQUISITION

   Concurrently with the closing of the Acquisition, Brant-Allen purchased the 70% interest in BITCO then owned by subsidiaries of Dow Jones and The Washington Post for an aggregate purchase price, which is subject to certain post-closing adjustments, of approximately $36 million in cash. Funding of this purchase, including an estimated $30,000 in transaction costs, was provided by (i) borrowings of $35 million under the Timberlands Loan borrowed by Brant-Allen, guaranteed by Timberlands and secured by a first lien on Brant-Allen's membership interests in Timberlands and (ii) $1.0 million of Brant-Allen's existing cash on hand. Brant-Allen anticipates that any additional amounts required to be paid in respect of any post-closing adjustments would be funded from cash on hand or advances under its revolving credit line. Timberlands expects to distribute to Brant-Allen any cash on-hand that exceeds its own operating and debt requirements so that Brant-Allen can pay interest on, and reduce principal outstanding under, the Timberlands Loan. As of September 30, 1997 on a pro forma basis after giving effect to the Timberlands Acquisition, excess cash and short-term investments available for such distributions would have been approximately $4.1 million.

   Concurrently with the closing of the Timberlands Acquisition, Timberlands substantially modified the terms of its $27 million loan from John Hancock Mutual Life Insurance Company (and paid the related fee) and in connection with the modification received a $3 million advance from John Hancock Mutual Life Insurance Company, bringing the total outstanding balance under the Hancock Loan to $30 million. The Hancock Loan matures on November 24, 1999, and is secured by approximately 125,000 acres of Timberlands' land. Dow Jones' and The Washington Post's pro rata portion of the modification fee was deducted from the purchase price paid to them.

                               USE OF PROCEEDS

   The Issuers will not receive any proceeds from the Exchange Offer. The net proceeds received by the Company from the issuance of the Old Notes of approximately $97 million were used by the Company to fund a portion of the cash purchase price required for the Acquisition. See "Acquisition."

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the issuance of the Old Notes, the Acquisition and the other financings of the Acquisition. This table should be read in conjunction with the other financial information, including "Unaudited Pro Forma Condensed Financial Statements," appearing elsewhere in this Prospectus.

                                                  AS OF SEPTEMBER 30,
                                                         1997
                                                 ---------------------
                                                 (MILLIONS OF DOLLARS)
                                                  ACTUAL    PRO FORMA
                                                 -------- -----------
Cash and short-term investments.................  $ 13.3     $  7.6
                                                 ======== ===========
Revolving Credit Facility (a)...................      --     $ 33.9
Term Loan Facility .............................      --       70.0
The Notes ......................................      --      100.0
Senior Secured Notes Due 2004...................  $ 45.0         --
Other Debt (b) .................................     1.6        1.6
Long-term purchase obligations..................     1.2        1.2
                                                 -------- -----------
  Total debt and long-term purchase
 obligations....................................  $ 47.8     $206.7
Total Partners' Equity/ Members' Interests  ....    97.6       24.7
                                                 -------- -----------
  Total Capitalization..........................  $145.4     $231.4
                                                 ======== ===========

------------
(a) The Revolving Credit Facility is not assumed to be reduced by the pro forma remaining cash balance on hand of approximately $7.6 million. Upon consummation of the closing of the Acquisition approximately $5 million of excess cash on-hand was used to reduce the balance outstanding under the Revolving Credit Facility.
(b) Amounts outstanding under the other debt agreements were repaid in October and November of 1997.

                      SELECTED HISTORICAL FINANCIAL DATA

   The following selected historical financial data (except tonnes produced) are derived from the audited financial statements of BIPCO, for each of the years in the five year period ended December 31, 1996, and the unaudited financial statements of BIPCO as of September 30, 1997, and for the nine months ended September 30, 1997 and 1996, which in the opinion of the Company reflect all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for the unaudited periods. The results of operations for the nine months ended September 30, 1997, are not necessarily indicative of the results of operations to be expected for the full year. The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus.


                                                    YEARS ENDED DECEMBER 31,
                                         ----------------------------------------------
                                           1992     1993      1994     1995      1996
                                         -------- -------- --------  -------- --------

                                                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales ..............................
 Non-affiliates......................... $ 42,273 $ 41,137  $ 51,297 $ 70,960  $ 75,460
 Affiliates (2).........................   44,130   43,450    42,543   61,243    53,360
                                         -------- -------- --------  -------- --------
                                           86,403   84,587    93,840  132,203   128,820
Cost of sales...........................   86,190   77,836    91,610  100,399   100,591
                                         -------- -------- --------  -------- --------
Gross profit............................      213    6,751     2,230   31,804    28,229
Selling, general & administrative:
 Management fee to Brant-Allen..........    2,592    2,568     2,820    3,961     3,865
 Other direct expenses..................      158      469       208      224       153
                                         -------- -------- --------  -------- --------
Income (loss) from operations...........   (2,537)   3,714      (798)  27,619    24,211
                                         -------- -------- --------  -------- --------
OTHER INCOME (EXPENSE):
 Interest income........................      325      132       309      603       666
 Interest expense.......................   (7,716)  (6,345)   (6,194)  (5,986)   (5,398)
 Other income (expense).................      339       80     2,116       33       (56)
                                         -------- -------- --------  -------- --------
Total other expense.....................   (7,052)  (6,133)   (3,769)  (5,350)   (4,788)
                                         -------- -------- --------  -------- --------
Net (loss) income....................... $ (9,589)$ (2,419) $ (4,567)$ 22,269  $ 19,423
                                         ======== ======== ========  ======== ========
Ratio of earnings to fixed charges
 (3)(4).................................       --       --        --     4.7x      4.6x
OTHER DATA:
Operational EBITDA (1).................. $  6,229 $ 12,006  $  8,971 $ 37,357  $ 34,245
Summary cash flow information:
Net cash provided by operating
 activities.............................    6,161    1,914     4,362   27,215    30,368
Net cash used in investing activities ..     (702) (25,395)   (3,999)  (6,502)   (7,413)
Net cash provided by (used in)
 financing activities...................   (3,264)  22,885     2,994  (15,695)  (21,801)
Depreciation............................    8,531    8,109     9,730    9,648     9,976
Depletion...............................      235      183        39       90        58
Capital expenditures....................    4,535   27,682     9,469    6,645     7,483
Saleable tonnes produced................  197,703  202,102   203,159  208,870   218,642
Ratio of Operational EBITDA to total
 interest expense.......................      .8x     1.9x      1.4x     6.2x      6.3x
                                                       AS OF DECEMBER 31,
                                         ----------------------------------------------
                                           1992     1993      1994     1995      1996
                                         -------- -------- --------  -------- --------
                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and short term investments  ....... $  4,691 $  4,096  $  7,454 $ 12,472  $ 13,625
Working capital.........................    8,752    9,541    14,400   23,901    22,037
Property, plant and equipment, net .....  101,080  120,921   117,581  115,941   116,953
Total indebtedness (5) .................   72,580   76,309    60,025   55,368    52,171
Total assets............................  127,111  150,353   150,269  160,523   160,460
Total partners' equity..................   44,383   61,164    78,597   91,366    95,789


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                   NINE MONTHS
                                               ENDED SEPTEMBER 30,
                                           ---------------------------
                                              1996          1997
                                           ---------- ---------------
                                                   (UNAUDITED)

INCOME STATEMENT DATA:
Net sales ................................
 Non-affiliates...........................  $ 59,353       $47,197
 Affiliates (2)...........................    40,794        38,176
                                           ---------- ---------------
                                             100,147        85,373
Cost of sales.............................    73,748        77,225
                                           ---------- ---------------
Gross profit..............................    26,399         8,148
Selling, general & administrative:
 Management fee to Brant-Allen............     3,004         2,561
 Other direct expenses....................       569           669
                                           ---------- ---------------
Income (loss) from operations.............    22,826         4,918
                                           ---------- ---------------
OTHER INCOME (EXPENSE):
 Interest income..........................       487           485
 Interest expense.........................    (4,059)       (3,592)
 Other income (expense)...................        94            (7)
                                           ---------- ---------------
Total other expense.......................    (3,478)       (3,114)
                                           ---------- ---------------
Net (loss) income.........................  $ 19,348       $ 1,804
                                           ========== ===============
Ratio of earnings to fixed charges
 (3)(4)...................................      5.7x          1.5x
OTHER DATA:
Operational EBITDA (1)....................  $ 30,485       $13,222
Summary cash flow information:
Net cash provided by operating
 activities...............................    25,630        10,218
Net cash used in investing activities ....    (5,171)       (5,590)
Net cash provided by (used in) financing
 activities...............................   (18,244)       (4,948)
Depreciation..............................     7,629         8,291

                               24

                                                   NINE MONTHS
                                               ENDED SEPTEMBER 30,
                                           ---------------------------
                                              1996          1997
                                           ---------- ---------------
                                                   (UNAUDITED)

Depletion.................................        30              13
Capital expenditures......................     5,227           5,724
Saleable tonnes produced..................   162,274         168,975
Ratio of Operational EBITDA to total
 interest expense.........................      7.5x            3.7x
                                                            As of
                                                        September 30,
                                           ========== ---------------
                                                             1997
                                           ---------- ---------------
                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and short term investments ..........               $    13,306
Working capital...........................                    22,701
Property, plant and equipment, net .......                   114,907
Total indebtedness (5) ...................                    47,757
Total assets..............................                   156,235
Total partners' equity....................                    97,593



------------
(1) Operational EBITDA is defined as income (loss) from operations plus depreciation and amortization, if any. Operational EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. Other companies, or industry analysts, may calculate similarly titled measures through methods which may prevent such measures from being comparable. Operational EBITDA should not be considered in isolation or as a substitute for net income
       (loss), operating earnings (loss), cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(2) These sales are to Dow Jones and to The Washington Post. Upon the closing of the Acquisition and the Timberland Acquisition sales to Dow Jones and The Washington Post will become non-affiliated sales.
(3) In the computation of the ratio of earnings to fixed charges, earnings consist of income (loss) plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization or financing costs and that portion of lease rental expense representative of the interest factor.
(4) Earnings were insufficient to cover fixed charges by $9.6 million, $3.3 million and $5.0 million for the years ended December 31, 1992, 1993 and 1994, respectively.
(5) Total indebtedness is defined as long-term debt and long-term purchase obligations and the current portions thereof.

                      BEAR ISLAND PAPER COMPANY, L.L.C.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of BIPCO included elsewhere in this Offering Memorandum and the notes thereto and should be read in conjunction with these historical statements.


   The unaudited pro forma condensed consolidated balance sheet has been prepared to give effect to the Acquisition and the relating financings as though such transactions occurred as of September 30, 1997. The unaudited pro forma condensed consolidated statements of operations for the twelve months ended December 31, 1996 and for the nine months ended September 30, 1997, give effect to the Acquisition and related financings as if such transactions occurred on January 1, 1996. Management has allocated the estimated purchase price based on a preliminary valuation of the fair value of assets and liabilities acquired. Final allocation of the purchase price to assets and liabilities is not anticipated to result in material changes to the pro forma balance sheet or the statements of operations.


   The pro forma adjustments are based upon available information and certain estimates and assumptions which management of the Company believes are reasonable. The unaudited pro forma condensed consolidated statements of operations do not purport to represent what the Company's results of operations would have actually been had the transactions described in the respective notes occurred on January 1, 1996. In addition, the unaudited pro forma condensed consolidated financial statements do not purport to project the Company's financial position or results of operations for any future date or period.

                      BEAR ISLAND PAPER COMPANY, L.L.C.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              September 30, 1997


                                                                         PRO FORMA
                                                        HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                      -------------- ---------------  --------------
                        ASSETS
Current assets:
 Cash and short-term investments.....................  $ 13,305,542    $(3,947,488)(b)
                                                                        (1,700,000)(b) $  7,658,054
 Accounts receivable:
  Trade..............................................     8,045,540       4,644,964 (b)  12,690,504
  Affiliates.........................................     4,718,688      (4,644,964)(b)      73,724
  Other..............................................       436,936                         436,936
 Inventories.........................................    13,853,125         215,100 (b)  14,068,225
 Other...............................................       538,198                         538,198
                                                      -------------- ---------------  --------------
   Total current assets..............................    40,898,029      (5,432,388)     35,465,641
Net property, plant and equipment....................   114,906,758      81,560,135 (b) 196,466,893
Deferred loan costs, net of accumulated
 amortization........................................       429,804        (429,804)(b)
                                                                          8,210,297 (b)   8,210,297
                                                      -------------- ---------------  --------------
   Total assets......................................  $156,234,591    $ 83,908,240    $240,142,831
                                                      ============== ===============  ==============
                LIABILITIES AND EQUITY
Current liabilities:
 Current portion of long-term debt...................     6,591,936         700,000 (b)
                                                                         (6,000,000)(b)   1,291,936
 Current portion of long-term purchase obligations ..       720,064                         720,064
 Due to affiliate....................................     1,672,705                       1,672,705
 Accounts payable and accrued expenses...............     7,072,165                       7,072,165
 Interest payable....................................     2,139,844      (2,139,844)(b)
                                                      -------------- ---------------  --------------
   Total current liabilities.........................    18,196,714      (7,439,844)     10,756,870
Long-term debt.......................................    40,007,958     203,229,046 (b)
                                                                        (39,000,000)(b) 204,237,004
Long-term purchase obligations.......................       437,381                         437,381
Partners' equity.....................................    97,592,538     (97,592,538)(a)
Members' interest....................................                    97,592,538 (a)
                                                                        (68,003,670)(b)
                                                                         (3,947,488)(b)
                                                                         (1,700,000)(b)
                                                                          1,200,000 (b)
                                                                           (429,804)(b)  24,711,576
                                                      -------------- ---------------  --------------
   Total liabilities and equity......................  $156,234,591    $ 83,908,240    $240,142,831
                                                      ============== ===============  ==============


The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                      BEAR ISLAND PAPER COMPANY, L.L.C.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 for the nine months ended September 30, 1997


                                                                 PRO FORMA
                                                 HISTORICAL     ADJUSTMENTS      PRO FORMA
                                               ------------- ---------------  --------------
Net sales.....................................  $85,372,576                    $ 85,372,576
Cost of sales.................................   77,224,807    $ (1,772,422)(c)
                                                                 (3,159,115)(d)
                                                                 (1,455,121)(e)  70,838,149
                                               ------------- ---------------  --------------
   Gross profit...............................    8,147,769       6,386,658      14,534,427
Selling, general and administrative expenses:
 Management fee to Brant-Allen ...............    2,561,177                       2,561,177
 Other........................................      668,182                         668,182
                                               ------------- ---------------  --------------
   Income from operations.....................    4,918,410       6,386,658      11,305,068

Other income (deductions):
 Interest income..............................      485,242                         485,242
 Interest expense.............................   (3,592,344)    (10,569,056)(g)
                                                                   (447,526)(f) (14,608,926)
 Other expense................................       (7,585)                         (7,585)
                                               ------------- ---------------  --------------
                                                 (3,114,687)    (11,016,582)    (14,131,269)
                                               ------------- ---------------  --------------
   Net income (loss)..........................  $ 1,803,723    $ (4,629,924)   $ (2,826,201)
                                               ============= ===============  ==============


The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                      BEAR ISLAND PAPER COMPANY, L.L.C.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     for the year ended December 31, 1996


                                                                  PRO FORMA
                                                 HISTORICAL      ADJUSTMENTS       PRO FORMA
                                               -------------- ----------------  --------------
Net sales.....................................  $128,820,301                     $128,820,301
Cost of sales.................................   100,590,600    $  (1,068,815) (c)
                                                                   (4,544,709)(d)
                                                                   (1,847,561)(e)  93,129,515
                                               -------------- ----------------  --------------
   Gross profit...............................    28,229,701        7,461,085      35,690,786
Selling, general and administrative expenses:
 Management fee to Brant-Allen ...............     3,865,000                        3,865,000
 Other........................................       153,370                          153,370
                                               -------------- ----------------  --------------
   Income from operations.....................    24,211,331        7,461,085      31,672,416
Other income (deductions):
 Interest income..............................       665,709                          665,709
 Interest expense.............................    (5,397,959)     (14,054,352))(g)
                                                                     (571,646)(f) (20,023,957)
 Other expense................................       (55,859)                         (55,859)
                                               -------------- ----------------  --------------
                                                  (4,788,109)     (14,625,998)    (19,414,107)
                                               -------------- ----------------  --------------
   Net income.................................  $ 19,423,222    $  (7,164,913)   $ 12,258,309
                                               ============== ================  ==============


The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

                      BEAR ISLAND PAPER COMPANY, L.L.C.
             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

   The accompanying unaudited pro forma condensed consolidated financial statements give effect to the acquisition by the Company of a 70% interest in BIPCO for approximately $149.8 million, including estimated transaction costs of $200,000. Subsequent to the transaction, Brant-Allen owns a 100% interest in BIPCO, which is presented as having been merged into the Company. Funding for the transaction was provided by proceeds from a $70 million Term Loan Facility, $50 million Revolving Credit Facility and $100 million aggregate principal amount of the Notes. Existing debt of $45 million at January 1, 1996, and September 30, 1997, is assumed to be repaid by the Company with proceeds from the new debt. Additionally, at January 1, 1996, $9 million of existing debt is considered to remain outstanding and is paid off during the period from January 1, 1996 to September 30, 1997. In connection with the early repayment of existing debt, a prepayment penalty of $3.9 million at January 1, 1996, and September 30, 1997, is assumed to be paid by BIPCO using existing cash on hand. In addition, $1.7 million is expected to be distributed to Brant-Allen to reimburse approximately $1.2 million in deferred loan costs paid by Brant-Allen on behalf of the Company in connection with the Acquisition and approximately $500,000 to fund the income tax liability for Brant-Allen's proportionate share of BIPCO's estimated earnings for 1997 prior to closing.

   The accompanying unaudited pro forma condensed consolidated financial statements of the Company have been prepared by management and the pro forma assumptions are described in the following notes.

   The unaudited pro forma condensed consolidated financial statements have been prepared from the historical financial statements of BIPCO for 1996 and as of and for the nine months ended September 30, 1997. For purposes of the unaudited pro forma condensed consolidated statements of operations, the Acquisition, and the incurrence of debt, are assumed to have occurred at January 1, 1996. For purposes of the September 30, 1997, unaudited pro forma condensed consolidated balance sheet, the Acquisition and incurrence of new debt are assumed to have occurred at September 30, 1997. The pro forma condensed consolidated statements of operations for 1996 and for the nine months ended September 30, 1997, are not necessarily indicative of the results of operations that would have occurred in 1996 and for the nine months ended September 30, 1997, had the Acquisition and debt incurrence occurred at January 1, 1996.


   In preparation of the pro forma financial statements, management has made certain estimates and assumptions that affect the amounts reported in the unaudited pro forma condensed consolidated financial statements. Based on the preliminary valuation of assets and liabilities acquired, management does not anticipate final allocation of the purchase price to result in material changes to the pro forma balance sheet or the statements of operations. Additionally though not reflected herein, had the Company operated as a public company management estimates the incremental general and administrative expenses would approximate $300,000 annually.


   The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes thereto of BIPCO which are included in this Prospectus.

   (a) Adjustment to reflect the conversion of the capital structure of BIPCO from a limited partnership to a limited liability company.


   (b) Adjustments to reflect the proceeds to the Company of $100 million from the Notes, $70 million from the Term Loan Facility and $33.9 million under the Revolving Credit Facility, and to reflect the payoff of existing debt of $45 million at September 30, 1997, the related prepayment penalty of $3.9 million (from existing cash on hand) and accrued interest of $2.1 million with the proceeds from the new loans. In addition, an adjustment of $1.7 million is recorded to reflect a distribution, concurrent with the closing of the Offering, to provide $500,000 to fund the income tax liability for Brant-Allen's proportionate share of BIPCO's estimated earnings for 1997 prior to closing and to reimburse Brant-Allen for $1.2 million of deferred loan costs paid by Brant-Allen on behalf of the Company. This $1.2 million is reflected as an increase to members' interest because the related deferred loan costs are pushed down in the accompanying September 30, 1997 unaudited condensed consolidated balance sheet. Also to reflect the capitalization of deferred loan costs of $8.2 million (which includes the $1.2 million pushed down) associated with the new debt, less the write-off of $429,804 in deferred loan costs associated with the previous long term debt of BIPCO. The Company's policy is to amortize these deferred loan costs using the effective interest method over the terms of the respective note. Additionally, to reflect the merger of Bear Island Mergerco, LLC (a Virginia limited

                      BEAR ISLAND PAPER COMPANY, L.L.C.
             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS--(CONTINUED)


liability company into which BIPCO was converted immediately prior to the Acquisition) with and into the Company and the allocation of the excess over book value of the estimated purchase price paid by the Company for a 70% interest in BIPCO acquired from subsidiaries of Dow Jones and The Washington Post of approximately $81.8 million to inventory and property, plant and equipment (including land, timberlands, buildings, machinery and equipment) based on their approximate fair values and to reflect the reclassification of Affiliate accounts receivable to trade accounts receivable resulting from the change in ownership. Final allocation of the purchase price to liabilities and tangible assets is not anticipated to result in material changes to the pro forma balance sheet or the statements of operations. Calculation of the premium paid over the underlying book value using amounts as of September 30, 1997 was as follows:


                                                          SEPTEMBER 30,
                                                               1997
                                                         ---------------
Payment to purchase selling limited partners' interest     $149,603,905
Transaction costs ......................................        200,000
                                                         ---------------
 Total purchase price ..................................    149,803,905
Limited partners' equity ...............................    (68,003,670)
                                                         ---------------
 Premium paid over underlying book value ...............   $ 81,800,235
                                                         ===============

   The amount of limited partners' equity set forth above of $68,003,670 is derived from the historical limited partners' equity of $71,067,774 at September 30, 1997 reduced by the limited partners' 70% proportionate interests in the (i) write-off of $429,804 of deferred loan costs and (ii) $3,947,488 prepayment penalty.


   (c) Adjustments to reflect pro forma depreciation expense resulting from the purchase described in note (b) above computed based on plant assets with estimated remaining useful lives ranging from 14 to 36 years and machinery and equipment with estimated remaining useful lives with a weighted average of approximately 21 years. Depreciation has been reduced from amounts set forth in the historical financial statements because the extension of remaining useful lives more than offset the increase in depreciation resulting from purchase price adjustments. In addition, to reflect the impact on cost of sales for the year ended December 31, 1996 of an assumed $215,100 write-up to inventory at January 1, 1996 in connection with the allocation of the excess purchase price.


   (d) Adjustments to reflect the effect on cost of goods sold from reducing to an open market price pulpwood sold by BITCO to BIPCO during 1996 and the nine months ended September 30, 1997 resulting from elimination of an arrangement for the upcharge currently paid by BIPCO to BITCO resulting from the amendment to BIPCO's and Timberlands' supply arrangement in connection with the Acquisition. The price per cord of timber was reduced from $95.50 per cord to $65.79 and $68.52 per cord for the year ended December 31, 1996 and nine months ended September 30, 1997, respectively, for 152,969 and 117,091 cords consumed during 1996 and the nine months ended September 30, 1997, respectively.


   (e) Adjustments to reflect the effect on cost of sales resulting from termination of the recycled fiber procurement activities of BITCO on behalf of BIPCO. Following the Acquisition, this activity will be performed by the Company. Amounts eliminated are an upcharge for recycled fiber acquired from BITCO less employee costs previously billed to Timberlands which are added for procuring recycled fiber. This adjustment results from termination of the procurement arrangement between BIPCO and BITCO upon closing of the Acquisition. Management estimates that on an ongoing basis the cost of the recycled fiber procurement activities will approximate $225,000 on an annual basis.

   (f) Adjustments to reflect the net effect of increased amortization for the $8.2 million in deferred financing costs incurred to fund the Acquisition, amortized (using the effective interest method) over the respective lives of the Term Loan Facility, the Revolving Credit Facility and the Notes.

   (g) Adjustments to reflect the incremental interest expense for the year ended December 31, 1996 and nine months ended September 30, 1997 related to the balances assumed to be outstanding on $100 million principal

                      BEAR ISLAND PAPER COMPANY, L.L.C.
             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS--(CONTINUED)

amount of the Notes, $70 million Term Loan Facility and $50 million Revolving Credit Facility for which $33 million was assumed to be outstanding at January 1, 1996, upon consummation of the Acquisition. The total amount assumed to be outstanding at January 1, 1996 also includes $9 million of existing debt which is assumed not to be repaid at January 1, 1996. This amount represents the difference between the $45 million in debt repaid at September 30, 1997, and the same debt for which $54 million was outstanding at January 1, 1996. Interest is calculated at LIBOR plus 2.75% for borrowings under the Revolving Credit Facility and $70 million Term Loan Facility, and 10% for the $100 million principal amount of the Notes and 10.375% on the $9 million of existing debt. In addition, an annual commitment fee expense of 0.5% of the unused portion of the $50 million Revolving Credit Facility has been recorded for the year ended December 31, 1996 and nine months ended September 30, 1997, as approximately $80,000 and $60,000, respectively.

                   BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.
              UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed financial statements are based on the historical financial statements of BITCO included elsewhere in this Offering Memorandum and should be read in conjunction with these historical statements.


   The unaudited pro forma condensed balance sheet has been prepared to give effect to the Timberlands Acquisition and the related financings as though such transactions occurred as of September 30, 1997. The unaudited pro forma condensed statements of operations for the twelve months ended December 31, 1996, and for the nine months ended September 30, 1997, give effect to the Timberlands Acquisition and the related financings as if such transactions occurred on January 1, 1996. Management has allocated the estimated purchase price based on a preliminary valuation of the fair value of assets and liabilities acquired. Final allocation of the purchase price to assets and liabilities is not anticipated to result in material changes to the pro forma balance sheet or the statements of operations.


   The pro forma adjustments are based upon available information and certain estimates and assumptions which management believes are reasonable. The unaudited pro forma condensed statements of operations do not purport to represent what Timberlands' results of operations would have actually been had the transactions described in the respective notes occurred on January 1, 1996. In addition, the unaudited pro forma condensed financial statements do not purport to project Timberlands' financial position or results of operations for any future date or period.

                   BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.
                 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                           as of September 30, 1997

                                                           PRO FORMA
                                          HISTORICAL      ADJUSTMENTS        PRO FORMA
                                        -------------- ---------------    -------------
                 ASSETS
Current assets:
 Cash and short-term investments  .....   $ 9,627,442    $   (347,994)(e)   $
                                                           (5,300,000)(g)
                                                           (2,313,385)(f)
                                                            3,000,000 (f)     4,666,063
 Restricted cash and investments  .....       341,856        (341,856)(e)
 Accounts receivable ..................       410,165                           410,165
 Due from affiliate ...................     1,672,705                         1,672,705
 Inventories ..........................     1,039,910                         1,039,910
 Other current assets .................        63,388                            63,388
                                        -------------- ---------------    -------------
    Total current assets ..............    13,155,466      (5,303,235)        7,852,231

Net property and equipment ............       626,442                           626,442
Timberlands (net) .....................    44,056,338      17,726,779 (d)    61,783,117
Long-term notes receivable ............       175,315                           175,315
Deferred loan costs ...................       194,945        (194,945)(b)
                                                              807,500 (c)       807,500
                                        -------------- ---------------    -------------
    Total assets ......................   $58,208,506    $ 13,036,099       $71,244,605
                                        ============== ===============    =============

         LIABILITIES AND EQUITY
Current liabilities:
 Current portion of long-term debt  ...     4,835,241      (4,500,000)(f)       335,241
 Accounts payable and accrued expenses        403,042                           403,042
 Interest payable .....................       700,864        (689,850)(e)        11,014
                                        -------------- ---------------    -------------
    Total current liabilities .........     5,939,147      (5,189,850)          749,297

Long-term debt ........................    22,667,276       3,000,000 (f)
                                                            4,500,000 (f)
                                                           35,000,000 (c)    65,167,276
Deferred profit .......................        15,472                            15,472
Partners' equity ......................    29,586,611     (29,586,611)(a)
Members' interest .....................                    29,586,611 (a)
                                                             (194,945)(b)
                                                           (2,313,385)(f)
                                                           (5,300,000)(g)
                                                          (36,007,432)(c)
                                                              807,500 (c)
                                                            1,007,432 (c)
                                                           17,726,779 (d)     5,312,560
                                        -------------- ---------------    -------------
    Total liabilities and equity  .....   $58,208,506    $ 13,036,099       $71,244,605
                                        ============== ===============    =============

    The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

                   BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.
            UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 for the nine months ended September 30, 1997


                                                                   PRO FORMA
                                                 HISTORICAL       ADJUSTMENTS        PRO FORMA
                                               -------------- -----------------   -------------
Net sales.....................................   $14,507,354     $  (2,846,927)(h)  $11,660,427
Cost of sales ................................     8,372,198          182,790 (i)
                                                                     (185,599)(j)     8,369,389
                                               -------------- -----------------   -------------
    Gross profit .............................     6,135,156       (2,844,118)        3,291,038

Fees for recycled fiber ......................     1,640,695       (1,640,695)(j)
Selling, general and administrative expenses       2,086,800                          2,086,800
                                               -------------- -----------------   -------------
    Income from operations ...................     5,689,051       (4,484,813)        1,204,238

Other income (deductions):
 Interest income .............................       380,333                            380,333
 Interest expense ............................    (2,203,106)      (1,686,394) (k)
                                                                     (304,688) (l)   (4,194,188)
 Other income ................................       172,398                            172,398
                                               -------------- -----------------   -------------
                                                  (1,650,375)      (1,991,082)       (3,641,457)
                                               -------------- -----------------   -------------
    Net income (loss) ........................   $ 4,038,676     $ (6,475,895)      $(2,437,219)
                                               ============== =================   =============


    The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

                   BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.
            UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     for the year ended December 31, 1996


                                                                   PRO FORMA
                                                 HISTORICAL       ADJUSTMENTS        PRO FORMA
                                               -------------- -----------------   -------------
Net sales.....................................   $18,859,266     $  (4,593,017)(h)  $14,266,249
Cost of sales ................................    10,528,161          321,944 (i)
                                                                     (222,908)(j)    10,627,197
                                               -------------- -----------------   -------------
    Gross profit .............................     8,331,105       (4,692,053)        3,639,052

Fees for recycled fiber ......................     2,070,469       (2,070,469)(j)
Selling, general and administrative expenses       2,695,956                          2,695,956
                                               -------------- -----------------   -------------
    Income from operations ...................     7,705,618       (6,762,522)          943,096

Other income (deductions):
 Interest income .............................       533,286                            533,286
 Interest expense ............................    (3,356,985)      (2,097,290) (k)
                                                                     (406,250) (l)   (5,860,525)
 Other income ................................       339,160                            339,160
                                               -------------- -----------------   -------------
                                                  (2,484,539)      (2,503,540)       (4,988,079)
                                               -------------- -----------------   -------------
    Net income (loss) ........................   $ 5,221,079     $ (9,266,062)      $(4,044,983)
                                               ============== =================   =============


    The accompanying notes are an integral part of the unaudited pro forma condensed financial statements.

                   BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.
         NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


   The accompanying unaudited pro forma condensed financial statements give effect to the Timberlands Acquisition for an estimated $36 million, including estimated transaction costs. Following the transaction, Brant-Allen owns 100% of the membership interests in Timberlands. Funding to Brant-Allen for the transaction was provided by proceeds from the $35 million Timberlands Loan and existing Brant-Allen cash on hand. Existing debt of $27 million at September 30, 1997, is assumed to be increased by $3 million at September 30, 1997, in connection with a substantial modification of the terms of the existing senior notes agreement.

   The accompanying unaudited pro forma condensed financial statements of Timberlands have been prepared by management and the pro forma assumptions are described in the following notes.

   The unaudited pro forma condensed financial statements have been prepared from the historical financial statements of BITCO, for 1996 and as of and for the nine months ended September 30, 1997. For purposes of the unaudited pro forma condensed statements of operations, the purchase by Brant-Allen is assumed to have occurred at January 1, 1996. For purposes of the September 30, 1997, unaudited pro forma condensed balance sheet, the Timberlands Acquisition is assumed to have occurred at September 30, 1997. The unaudited pro forma condensed statements of operations for 1996 and for the nine months ended September 30, 1997, are not necessarily indicative of the results of operations that would have occurred in 1996 and for the nine months ended September 30, 1997, had the acquisition by Brant-Allen occurred at January 1, 1996.

   In preparation of the unaudited pro forma condensed financial statements, management has made certain estimates and assumptions that affect the amounts reported in the unaudited pro forma condensed financial statements. Actual amounts recorded after final adjustments for the transactions may differ from the estimates.


   The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto of BITCO, which are included in this Prospectus. Based on the preliminary valuation of assets and liabilities acquired, management does not anticipate final allocation of the purchase price to result in material changes to the pro forma balance sheet or the statements of operations. Additionally though not reflected herein, had Timberlands' financial statements been subject to public disclosure, management estimates that incremental general and administrative expenses would approximate $150,000 annually.


   (a) Adjustment to reflect the conversion of BITCO from a limited partnership to a limited liability company.

   (b) Adjustment to write-off existing deferred loan costs at September 30, 1997, in connection with substantial modification of terms of the existing long-term debt agreement.


   (c) Adjustment to reflect (i) the push down of the amount of the Brant-Allen $35 million Timberlands Loan, (ii) the push down of $807,500 from Brant-Allen resulting from the payment by Brant-Allen of associated deferred loan costs and (iii) the excess of the estimated purchase price of $36,007,432 over the $35 million Timberlands Loan. These amounts are pushed down into the accompanying September 30, 1997 balance sheet of Timberlands because of the pledge of the membership interests in Timberlands as collateral for the Timberlands Loan and the guarantee by Timberlands of the Timberlands Loan. Timberlands policy is to use the effective interest method to amortize these deferred loan costs over the term of the loan.


   (d) Adjustment to reflect purchase accounting impacts in connection with the purchase by Brant-Allen of the membership interests of Timberlands not already owned by Brant-Allen. This adjustment is required since Brant-Allen owns 100% of the membership interests in Timberlands following the Timberlands Acquisition. Calculation of the premium paid over the underlying book value, assuming the purchase closed on September 30, 1997, was as follows:

                                                         SEPTEMBER 30,
                                                              1997
                                                        ---------------
Payment to purchase selling limited partners' interest    $ 35,977,432
Transaction costs .....................................         30,000
                                                        ---------------
    Total purchase price ..............................     36,007,432
Limited partners' equity ..............................    (18,280,653)
                                                        ---------------
    Premium paid over underlying book value  ..........   $ 17,726,779
                                                        ===============

                   BEAR ISLAND TIMBERLANDS COMPANY, L.L.C.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


The amount of limited partners' equity set forth above of $18,280,652 is different from the historical limited partners' equity of $20,036,484 as of September 30, 1997 because it has been reduced by the limited partners' 70% proportionate interests in the (i) write-off of $194,945 of deferred loan costs and (ii) $2,313,385 in modification fee. The excess over book value of the estimated purchase price paid by Brant-Allen for a 70% interest in Timberlands acquired from subsidiaries of Dow Jones and the Washington Post of approximately $17.7 million has been primarily allocated to timber properties.


   (e) Adjustment to reflect the required payment of accrued interest in connection with the substantial modification of the terms of the $27 million of senior notes.

   (f) Adjustment to reflect the advance of $3,000,000 in connection with the substantial modification of the terms of the $27 million senior notes agreement, a related fee of $2,313,385, and the reclass of the current portion of the modified debt to long-term.

   (g) Adjustment to record a distribution to Brant-Allen necessary to fund
(i) the one year interest escrow requirement of the $35 million Timberlands Loan of approximately $2,954,000 recorded in the accounts of Brant-Allen,
(ii) the income tax liability for Brant-Allen's proportionate share of BITCO's earnings for 1997 prior to closing, and (iii) certain other costs.

   (h) Adjustments to reflect the effect on net sales from reducing to an open market price the price of timber sold by BITCO to BIPCO during 1996 and the nine months ended September 30, 1997, resulting from the amendment to BITCO's and BIPCO's supply arrangement resulting from the Timberlands Acquisition. The price per cord of timber was reduced from $95.50 per cord to $65.79 and $68.52 per cord for the year ended December 31, 1996, and nine months ended September 30, 1997, respectively, for 154,595 and 105,520 cords sold during 1996 and the nine months ended September 30, 1997, respectively.

   (i) Adjustments to reflect the incremental depletion expense related to the allocation to Timberlands of the excess purchase price over book value of the prior interests of Dow Jones and The Washington Post in Timberlands.


   (j) Adjustments to reflect the effect on cost of sales and fees from recycled fiber resulting from termination of the fiber procurement arrangement between BITCO and BIPCO during 1996 and the nine months ended September 30, 1997. This entry eliminates revenue from sales of recycled fiber and eliminates employee costs associated with procuring recycled fiber. This adjustment resulted from termination of the procurement arrangement between BIPCO and BITCO upon completion of the closing of the Timberlands Acquisition.

   (k) Adjustments to reflect the incremental interest expense for the year ended December 31, 1996 and nine months ended September 30, 1997 related to the $35 million Timberlands Loan and $30 million outstanding under the Hancock Loan. Interest is calculated at September 30, 1997, at LIBOR plus 2.75% for borrowings under the Timberlands Loan and at LIBOR plus 1.75% for the $30 million Hancock Loan. Additionally, at January 1, 1996, the additional $6 million outstanding, which is in excess of the balance of $30 million assumed to be outstanding at September 30, 1997, is assumed to bear interest at the historical rate of 10.22% applied under the senior notes loan agreement prior to the substantial modification of terms.

   (l) Adjustment to reflect the net effect of increased amortization for the $807,500 in deferred financing costs incurred to fund the purchase transaction, amortized (using the effective interest method) over the life of the $35 million Timberlands Loan.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of financial condition and results of operations should be read in conjunction with the "Selected Historical Financial Data" and the financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

GENERAL

   The Company manufactures and is dependent on one product, newsprint, which is used in general printing and the newspaper publishing industry and for advertising circulars. Accordingly, demand for newsprint fluctuates with the economy, newspaper circulation and purchases of advertising lineage and significantly impacts the Company's selling price of newsprint and, therefore, its revenues and profitability. In addition, variation in the balance between supply and demand as a result of global capacity additions have an increasing impact on both selling prices and inventory levels in the North American markets. Capacity is typically added in large blocks because of the scale of new newsprint machines.

   As a result, the newsprint market is highly cyclical, depending on changes in global supply, demand and inventory levels. These factors significantly impact the Company's sales volume and newsprint prices and, therefore, the Company's revenues and profitability. Given the commodity nature of newsprint, the Company, like other suppliers to this market, has little influence over the timing and extent of price changes. Sales are recognized at the time of shipment from the Company's mill. However, significant fluctuations in revenue can and do occur as a result of the timing of shipments caused by increases and decreases in mill inventory levels.


   Newsprint prices have been extremely volatile over the past three years. After hitting a low of $420 per tonne in the first quarter of 1994, newsprint prices increased to a high of $750 per tonne ($765 per tonne on the West Coast) in the fourth quarter of 1995 and held at those levels through the first quarter of 1996. Newsprint prices in 1997 recovered from a level of $510 per tonne in the first quarter of 1997 to $560 per tonne in the third quarter. Several major newsprint producers have announced price increases for the fourth quarter which would increase newsprint prices to $610 and $600 per tonne on the West Coast and East Coast, respectively.

   The table below summarizes the annual volumes and net selling prices of the Company's newsprint during the periods indicated below:


                                                             NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                           ------------------------------  --------------------
                              1994      1995       1996      1996       1997
                           --------- ---------  ---------  ---------  ---------
Tonnes sold ..............   215,900   206,800    217,230    159,000    169,300
Average net selling price   $    435  $    639   $    593   $    630   $    504

   The Company's primary cost components consist of raw materials (wood, ONP, OMG, kraft pulp and chemicals), electrical energy, direct labor and certain fixed costs. Fixed costs consist of indirect labor and other plant related costs including maintenance expenses and mill overhead.

   For the first nine months of 1997, raw materials, which are subject to significant price fluctuations based on supply and demand, represented 27.2% of the total cost of manufacturing. Electrical energy currently represents 13.8% and direct and indirect labor currently represented 20.5% of total cost of manufacturing. Historically, the Company's cost of manufacturing has also included an upcharge (a margin in excess of the market price of the fiber) paid to Timberlands with respect to wood, and a procurement fee per tonne of ONP and OMG, supplied or provided by Timberlands to the Company. This upcharge and procurement fee was eliminated upon consummation of the Transactions. See "Certain Related Party Transactions." The Company currently uses a raw material mix of 65% TMP, 28% recycled fiber and 7% kraft pulp in its production process. As a result of eliminating the upcharge and the procurement fee and adjusting for the market price of fiber, certain costs included in the historical financial statements are expected to be eliminated. See "Unaudited Pro Forma Condensed Consolidated Statements of Operations."

   The Company's product is marketed by Brant-Allen, which also provides senior management, treasury, financial and administrative services for the Company pursuant to the Management Services Agreement. Brant-Allen is compensated for these services in the form of a fee calculated at the rate of 3% of the Company's sales less transportation costs. This fee amounted to $2,820,000, $3,961,000 and $3,865,000 for the years ended 1994, 1995 and 1996, and $3,004,410 and
$2,561,177 for the nine months ended September 30, 1996 and 1997, respectively.

   The Company's customers include prestigious newspaper publishers in the United States such as Dow Jones (publisher of The Wall Street Journal) and The Washington Post. Following the Acquisition, both Dow Jones and The Washington Post continue to have a contract to purchase a minimum 45,000 tonnes of newsprint per year (approximately 40% of the Company's total output) at prices based on the average prices paid by those customers to East Coast suppliers not affiliated with those customers. These contracts expire in December 2000, unless extended by mutual agreement. See "Certain Related Party Transactions --Purchase Agreements with The Washington Post and Dow Jones." Approximately 90% of the Company's current newsprint production is purchased by its top ten customers, eight of whom have been customers of the Company for over 15 years.

RESULTS OF OPERATIONS

 (DOLLARS IN THOUSANDS)                        YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                                  1994                  1995                   1996
                          --------------------- --------------------- ---------------------

                                       PERCENT               PERCENT               PERCENT
                                       OF NET                OF NET                OF NET
                            AMOUNT      SALES     AMOUNT      SALES     AMOUNT      SALES
                          ---------- ---------  ---------- ---------  ---------- ---------
Net sales ...............   $93,840     100.0%   $132,203     100.0%   $128,820     100.0%
Cost of sales ...........    91,610      97.6     100,399      75.9     100,591      78.1
                          ---------- ---------  ---------- ---------  ---------- ---------
Gross Profit ............     2,230       2.4      31,804      24.1      28,229      21.9
Selling, general and
 administrative expenses      3,028       3.3       4,185       3.2       4,018       3.1
                          ---------- ---------  ---------- ---------  ---------- ---------
Income from operations  .      (798)      (.9)     27,619      20.9      24,211      18.8
Interest expense ........    (6,194)     (6.6)     (5,986)     (4.5)     (5,398)     (4.2)
Other income ............     2,425       2.6         636        .4         610        .5
                          ---------- ---------  ---------- ---------  ---------- ---------
Net income (loss) .......   ($ 4,567)    (4.9)   $ 22,269      16.8    $ 19,423      15.1
                          ========== =========  ========== =========  ========== =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

 (DOLLARS IN THOUSANDS)        NINE MONTHS ENDED SEPTEMBER 30,
                          ------------------------------------------
                                  1996                  1997
                          --------------------- --------------------
                                         (UNAUDITED)
                                       PERCENT              PERCENT
                                       OF NET               OF NET
                            AMOUNT      SALES     AMOUNT     SALES
                          ---------- ---------  --------- ---------
Net sales ...............  $100,147     100.0%   $85,373     100.0%
Cost of sales ...........    73,748      73.6     77,225      90.4
                          ---------- ---------  --------- ---------
Gross Profit ............    26,399      26.4      8,148       9.6
Selling, general and
 administrative expenses      3,573       3.6      3,230       3.8
                          ---------- ---------  --------- ---------
Income from operations  .    22,826      22.8      4,918       5.8
Interest expense ........    (4,059)     (4.1)    (3,592)     (4.2)
Other income ............       581        .6        478        .5
                          ---------- ---------  --------- ---------
Net income (loss) .......  $ 19,348      19.3    $ 1,804       2.1
                          ========== =========  ========= =========

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1996

   Net sales decreased by $14.8 million, or 14.7%, to $85.4 million for the nine months ended September 30, 1997, from $100.1 million for the nine months ended September 30, 1996. This decrease was attributable to a 20% decrease in the average net selling price of the Company's products and was offset in part by an increase in sales volumes to approximately 169,000 tonnes in the nine months ended September 30, 1997, from approximately 159,000 tonnes in the nine months ended September 30, 1996. The Company's net selling price for newsprint decreased from an average of $630 per tonne in the nine months ended September 30, 1996 to an average of $504 per tonne in the nine months ended September 30, 1997. The Company's selling price for newsprint increased approximately 10% from January 1, 1997, to September 30, 1997.

   Cost of sales increased by $3.5 million, or 4.7 %, to $77.2 million in 1997 from $73.7 million in the nine months ended September 30, 1996. This increase was attributable primarily to a 6.5% increase in sales volume net of 1.5% decrease in unit costs attributable to reduction in fiber costs. Cost of sales as a percentage of net sales increased to 90.4% in the nine months ended September 30, 1997, from 73.6% in the nine months ended September 30, 1996, due to depressed newsprint selling prices. However, cost of sales on a per tonne basis decreased in the nine months ended September 30, 1997 from the nine months ended September 30, 1996, primarily due to lower fiber costs.

   Selling, general and administrative expenses decreased by $0.3 million, or 9.6%, to $3.2 million in the nine months ended September 30, 1997 from $3.6 million in the nine months ended September 30, 1996. This decrease was primarily attributable to a decrease in the management fee paid by the Company to Brant-Allen that resulted from lower net sales.

   As a result of the above factors, income from operations decreased by $17.9 million, or 78.5%, in the nine months ended September 30, 1997 from $22.8 million in the nine months ended September 30, 1996.

   Interest expense decreased by $0.5 million, or 11.5%, to $3.6 million in the nine months ended September 30, 1997 from $4.1 million in the nine months ended September 30, 1996, due to scheduled amortization of the Company's indebtedness.

   As a result of the above factors, the Company's net income decreased by $17.5 million, or 90.7% to $1.8 million in the nine months ended September 30, 1997 from $19.3 million in the nine months ended September 30, 1996.

1996 COMPARED WITH 1995

   Net sales decreased by $3.4 million, or 2.6%, to $128.8 million in 1996 from $132.2 million in 1995. This decrease was attributable to a 7.2% decrease in the average net selling price of the Company's products and was offset in part by a 5.0% increase in sales volumes to approximately 217,230 tonnes in 1996 from approximately 206,800 tonnes in 1995.

   Cost of sales was relatively flat at $100.6 million in 1996 versus $100.4 million in 1995. The primary offsetting factors were a 5.0% increase in sales volume and a 4.5% decrease in unit costs attributable to reductions in fiber costs. Cost of sales as a percentage of net sales increased to 78.1% in 1996 from 75.9% in 1995 primarily due to the net sales decrease resulting from pricing declines, despite higher sales volumes.

   Selling, general and administrative expenses decreased by $0.2 million, or 3.9%, to $4.0 million in 1996 from $4.2 million in 1995. This decrease was primarily attributable to lower management fees paid by the Company to Brant-Allen as a result of a decrease in net sales.

   Income from operations decreased by $3.4 million, or 12.3%, to $24.2 million in 1996 from $27.6 million in 1995, primarily as a result of decline in sales.

   Interest expense decreased by $0.6 million, or 9.8%, to $5.4 million in 1996 from $6.0 million in 1995, due to scheduled amortization of the Company's indebtedness outstanding, which reduced principal by $6 million during 1996.

   As a result of the above factors, the Company's net income decreased by $2.9 million, or 12.8%, to $19.4 million in 1996 from $22.3 million in 1995.

1995 COMPARED WITH 1994

   Net sales increased by $38.4 million, or 40.9%, to $132.2 million in 1995 from $93.8 million in 1994. The net sales increase was principally due to a 47% increase in average net selling prices for the Company's product, from an average net selling price of $435 per tonne in 1994 to an average net selling price of $639 per tonne in 1995, offset in part as a result of a 4.2% decrease in sales volume to approximately 206,800 tonnes in 1995 from approximately 215,900 tonnes in 1994, as a result of larger than normal 1993 inventories which were liquidated in 1994.

   Cost of sales increased by $8.8 million, or 9.6%, to $100.4 million in 1995 from $91.6 million in 1994. This increase was attributable primarily to the increase in both cost and usage of chemical pulp, which is purchased from outside vendors. Chemical pulp usage was increased in order to achieve quality improvements in the Company's newsprint. However, costs of sales as a percentage of net sales decreased from 97.6% in 1994 to 75.9% in 1995 as a result of an increase in average selling prices.

   As a result of the above factors, income from operations increased by $28.4 million to $27.6 million in 1995 from a net loss of $.8 million in 1994.

   The Company's selling, general and administrative expenses increased by $1.2 million, or 38.2%, to $4.2 million in 1995 from $3.0 million in 1994 primarily because of higher management fees paid by the Company to Brant-Allen, which resulted directly from increased net sales.

   The Company's interest expense decreased by $0.2 million, or 3.4%, to $6.0 million in 1995 from $6.2 million in 1994, due to scheduled amortization of the Company's indebtedness outstanding, which reduced principal by $6.0 million during 1995, partially offset by the $0.4 million reduction in capitalized interest in 1995 resulting from the 1994 completion of the Company's recycling facility.

   The Company's other income decreased by $1.8 million, or 73.8%, to $0.6 million in 1995 from $2.4 million in 1994, due to a one-time land sale during 1994.

   As a result of the above factors, the Company's net income increased by $26.8 million to $22.3 million in 1995 from a net loss of $4.6 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

   Historical

   Historically, the Company's principal liquidity requirements have been for working capital, capital expenditures and debt service. These requirements have been met through cash flows from operations and/or loans and equity contributions from either Brant-Allen or the Company's limited partners, subsidiaries of Dow Jones and The Washington Post. Following the Acquisition, the Company's principal liquidity requirements are expected to be principally for working capital, debt service under the Bank Credit Facilities and the Notes and the funding of capital expenditures. These requirements are expected to be met through cash flows from operations and borrowings under the Revolving Credit Facility.

   The Company's cash provided by operating activities increased to $30.4 million in 1996 from $27.2 million in 1995 primarily due to the decrease in working capital requirements. The Company's cash provided by operating activities improved in 1995 to $27.2 million from $4.4 million in 1994 primarily as a result of increased net income due primarily to higher selling prices for the Company's product. For the nine-month period ending September 30, 1997, the Company's cash provided by operating activities decreased by 60.2% to $10.2 million from $25.6 million during the nine-month period ending September 30, 1996, primarily due to lower selling prices resulting in lower net income.

   Cash used in investing activities increased to $7.4 million in 1996 from $6.5 million in 1995 as a result of increased capital expenditures. Cash used in investing activities increased to $6.5 million in 1995 from $4.0 million in 1994 on a net basis, although capital expenditures in 1995 approximated $6.6 million compared to $9.5 million during 1994. Asset sales generated $5.5 million of net proceeds in 1994 and reduced net cash used in investing activities to $4.0 million. Asset sales in 1995 only approximated $0.1 million. Cash used in investing activities for the nine-month period ended September 30, 1997 increased by $0.4 million to $5.6 million from $5.2 million for the nine-month period ended September 30, 1996 resulting from an increase in capital expenditures.

   The Company made capital expenditures of $7.5 million, $6.6 million and $9.5 million in 1996, 1995 and 1994, respectively, in connection with upgrading and maintaining its manufacturing facility. For the nine months ended September 30, 1997, the Company made capital expenditures of $5.7 million. Management anticipates that the Company's total capital expenditures for 1997 and 1998 will be relatively consistent with the 1996 capital expenditure level, and primarily will relate to maintenance of its newsprint facilities and cost reduction projects, allowing the Company to improve quality and increase capacity, and, therefore, enhance its competitive position.

   Following the Acquisition and Related Financings

   At the completion of the Acquisition and the related financings on December 1, 1997, the Company had approximately $201.1 million of indebtedness, consisting of borrowings of $31 million under the Revolving Credit Facility, $70.0 million under the Term Loan Facility, $100 million under the Notes and approximately $130,000 in long-term purchase obligations. The primary difference between the actual borrowings of $31 million on December 1, 1997, and the pro-forma borrowings of $33.9 million results from
(i) differences in accrued interest paid at the closing of the Acquisition and (ii) transaction costs which were presented as advances under the Company's Revolving Credit Facility in the pro-forma statements, but treated as accounts payable by the Company on the closing date. In addition, $19 million was available in unused borrowing capacity under the Revolving Credit Facility. Immediately following the closing of the Acquisition, the Company used $5 million of cash on hand to reduce the outstanding balance of the Revolving Credit Facility. The Company's interest expense and indebtedness following the consummation of the Acquisition and related financings are significantly greater than they have been historically. Pro forma interest expense for the year ended December 31, 1996 and nine months ended September 30, 1997 were approximately $20.3 million and $14.8 million, respectively. See "Unaudited Pro Forma Condensed Consolidated Financial Statements." To the extent that the Company borrows additional funds under the Revolving Credit Facility, additional interest and principal payments will be required.

   Although there can be no assurances, the Company believes that cash generated from operations together with cash on-hand and amounts available under the Revolving Credit Facilities will be sufficient to meet its debt service requirements, capital expenditures needs and working capital needs for the foreseeable future. The Company's future operating performance and ability to service the Bank Credit Facilities and the Notes and repay other indebtedness of the Company will be subject to future economic conditions and the financial success of the Company's business and other factors, many of which are not in the Company's control, including changes in market prices for newsprint, fiber costs, electrical rates and future government requirements as to environmental discharges and recycling content in newsprint. The Company currently anticipates that in order to pay the principal amount of the Notes at maturity, the Company will be required to refinance such Notes or adopt one or more alternatives, including reducing or delaying capital expenditures, selling assets or seeking additional equity capital or other additional financing. None of the affiliates of the Company will be required to make any capital contributions or other payments to the Company with respect to the Issuer's obligations on the Notes (except to the extent that Timberlands or Soucy are required under the Indenture to make an Excess Proceeds Offer to the Holders of the Notes and the consummation of any such Excess Proceeds Offer is deemed to be a payment to the Company). Although the Company currently has no reason to believe that it will not be able to refinance the Notes at maturity, there can be no assurance that such refinancing or any alternative strategy could be effected upon satisfactory terms, if at all, or that any of the foregoing actions would enable the Company to make such principal payments on the Notes or that any of such actions would be permitted by the terms of any debt instruments of the Company or of any of the Company's affiliates then in effect. See "Risk Factors -- Substantial Leverage; Ability to Service Debt."

   Historically, the Company has had relatively few foreign sales, all of which have been denominated in U.S. dollars. To date, the Company has not used derivative financial instruments.

   Environmental Expenditures

   The operation of the Company's mill is subject to extensive and changing environmental regulation by federal, state and local authorities, including those requirements that regulate discharges into the environment, waste management, and remediation of environmental contamination. Environmental permits are required for the operation of the Company's businesses, and are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with environmental requirements and violators are subject to fines, injunctions, civil penalties and criminal fines. Third parties may also have the right to sue to enforce compliance with such regulations.

   The Company has in the past made significant capital expenditures to comply with current federal, state and local environmental laws and regulations. The Company believes that it is in substantial compliance with such laws and regulations, although no assurance can be given that it will not incur material liabilities and costs with respect to such laws and regulations in the future. Although the Company does not currently believe that it will be required to make significant expenditures for pollution control in the near future, no assurances can be given that future developments, such as the potential for more stringent environmental standards or stricter enforcement of environmental laws, will not cause the Company to incur such expenditures. The Company anticipates incurring the following environmental expenditures (over and above routine operating expenditures) over the next two years, including (i) $125,000 (budgeted for fiscal year 1998) for the acquisition of new aerators, sludge trucks, and road paving; (ii) $550,000 (anticipated for fiscal year 1999) for the opening of a new landfill cell; and (iii) $200,000 and $250,000 for the closure of two landfills for 1998 and 1999, respectively.


  Year 2000 Compliance

   The Company is in the process of modifying, upgrading or replacing its computer software applications and systems which the Company expects will accommodate the "Year 2000" dating changes necessary to permit correct recording of year dates for 2000 and later years. The Company does not expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations. The Company believes that it will be able to achieve compliance by the end of 1999, and does not currently anticipate any material disruption in its operations as the result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the compliance status of its suppliers and customers.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES


   Upon the terms and conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuers will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on March 4, 1998; provided, however, that if the Issuers, in their sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.


   As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date hereof, to all Holders of Old Notes known to the Issuers. The Issuers' obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

   The Issuers expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuers. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

   Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

   The Issuers expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Issuers will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

   The tender to the Issuers of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Issuers will constitute a binding agreement between the tendering Holder and the Issuers upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, to First Trust of New York, National Association (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Issuers may enforce such Letter of Transmittal against such participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT

IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUERS.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuers in their sole discretion, duly executed by the registered national securities exchange with the signature thereon guaranteed by an Eligible Institution.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Issuers in their sole discretion, which determination shall be final and binding. The Issuers reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of the Issuers or their counsel, be unlawful. The Issuers also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Note either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuers shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuers shall determine. Neither the Issuers, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

   If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

   If the Letter of Transmittal or any Old Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, proper evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.



   By tendering, each Holder will represent to the Issuers that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Issuers, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Notes and must represent that they were acquired as a result of market-making activities or other trading activities. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

   Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuers will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Issuers shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuers have given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

   For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 1, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain additional payments are required to be made to Holders of Old Notes under certain circumstances relating to the timing of the Exchange Offer.

   In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and
(iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

   The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility systems must make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. Such participant using ATOP should transmit its acceptance to the Book-Entry Transfer Facility on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. The Book-Entry Transfer Facility will verify such acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message confirming that the Book Entry Transfer Facility has received an express acknowledgement from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Issuers may enforce the Letter of Transmittal against such participant. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

   If a Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Issuers (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

   Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn, (ii) identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (iii) (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

   Notwithstanding any other provision of the Exchange Offer, the Issuers shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes, any of the following events shall occur:

     (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Issuers, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

     (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by a governmental agency or authority which may adversely affect the ability of the Issuers to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuers that, in the sole judgment of the Issuers, is or may be adverse to the Issuers, or the Issuers shall have become aware of facts that, in the sole judgment of the Issuers, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which in the sole judgment of the Issuers in any case, and regardless of the circumstances (including any action by the Issuers) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

   The foregoing conditions are for the sole benefit of the Issuers and may be asserted by the Issuers regardless of the circumstances giving rise to any such condition or may be waived by the Issuers in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition, the Issuers will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

   First Trust of New York, National Association ("First Trust of New York") has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                    Delivery to: First Trust of New York,
                              As Exchange Agent


                     By Hand:                                   By Mail:
  First Trust of New York, National Association     First Trust National Association
            Corporate Trust Operations                       P.O. Box 64485
            100 Wall Street, Suite 2000              St. Paul, Minnesota 55164-9549
             New York, New York 10005

              By Overnight Courier:                          By Facsimile:
         First Trust National Association                    (612) 244-1537
             Attn: Specialized Finance                 Attn: Specialized Finance
               180 East Fifth Street                   Telephone: (800) 934-6802
             St. Paul, Minnesota 55101


   DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

   The Issuers will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.


   The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $300,000.


TRANSFER TAXES

   Holders who tender their Old Notes for exchange will be obligated to pay any transfer taxes in connection with that exchange, as well as any other sale or disposition of the Old Notes. Holders who instruct the Issuers to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

   Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuers do not currently anticipate that they will register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

   Holders of the New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

   Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of Notes--Exchange Offer;
Registration Rights."

CONSEQUENCES OF EXCHANGING OLD NOTES



   Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Issuers believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Issuers, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions (including any jurisdiction in Canada or any other jurisdiction outside the United States), the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Issuers have agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the applicable state securities laws of such United States jurisdictions as the Majority Holders of the Old Notes reasonably request by the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the Commission. The Issuers do not intend to register or qualify the sale of the New Notes in any such United States jurisdictions (unless they receive such a request) or any other jurisdiction.

                           BUSINESS OF THE COMPANY

GENERAL

   The Company is a low cost producer of high quality newsprint, with a newsprint machine that is currently, and for the past ten years has been, ranked number one in North America by the CPPA for overall machine operating efficiency (the ratio of salable tonnes produced to theoretical production capacity at a machine's given speed). The Company's mill, located near Richmond, Virginia, has an annual capacity of 225,000 tonnes with an average delivered cash cost of $402 per tonne for the first nine months of 1997. The Company produces high quality newsprint suitable for four-color printing, which publishers are increasingly using for general circulation. In 1996, and for the first nine months of 1997, the mill produced approximately 219,000 and 169,000 tonnes of newsprint, and had an estimated operating efficiency rate of 96.2% and 96.7%, respectively. Over the past four years, the Company has been able to increase its production by approximately 17,000 tonnes, through productivity and capital improvements, representing an annual average increase of approximately 2.6%.

   The Company's customers include leading newspaper publishers in the United States, such as Dow Jones (publisher of The Wall Street Journal), The Washington Post, the Newhouse Group, Gannett (publisher of USA Today), MediaNews, Knight-Ridder, Media General, Times Mirror and New York Times. Approximately 68% of the Company's newsprint production is sold on a contract basis with the length of most contracts ranging from two to five years. Approximately 90% of the Company's current newsprint production is purchased by its top ten customers, eight of whom have been customers of the Company for over 15 years.

   In its manufacturing process, the Company's mill currently uses 65% TMP, 28% de-inked pulp and 7% kraft pulp. The use of TMP provides high wood fiber yields and higher quality newsprint than that produced by the traditional mechanical groundwood process. The mill was the first of its kind designed to produce newsprint from 100% TMP using Southern Pine. The de-inked pulp is produced at the Company's recycling facility, which is adjacent to the newsprint mill. The recycling facility commenced operations in 1994 and features state-of-the-art technology for de-inking, cleaning and screening of ONP and OMG. The Company believes that the addition of the recycling facility increased the mill's capacity and improved the Company's manufacturing cost structure.

   Prior to the consummation of the Transactions, all the Company's wood requirements were supplied by its affiliate, Timberlands, with approximately 30% coming from Timberlands' own land and the remainder being procured by Timberlands from local independent wood contractors and independent sawmills. Timberlands currently owns approximately 130,000 acres of prime timber in Virginia. Brant-Allen may monetize all or a substantial portion of that acreage to reduce debt incurred in connection with the Timberlands Acquisition. However, Timberlands will retain long-term fiber supply arrangements which management believes would allow the Company to maintain fiber sourcing flexibility. The ONP and OMG used for the Company's recycling facility are provided by a combination of individual processors, municipal recovery facilities and brokers. All fiber is currently supplied from sources within a 200 mile radius of the mill.


   Executive management is provided by Brant-Allen, the owner of the Company, pursuant to a management contract (the "Management Services Agreement"). Brant-Allen's executive management has an average of over 28 years of experience in the newsprint industry and includes Peter Brant and Joseph Allen, who together own 100% of the Company indirectly through Brant-Allen. Brant-Allen's predecessor was engaged in the newsprint industry since its formation in 1941.


   Brant-Allen also manages and owns all the capital stock of Soucy Inc., a Canadian corporation. Soucy Inc. is the general partner of, and owns a 50.1% interest in, Soucy Partners, a Canadian limited partnership. Soucy Inc. owns a newsprint machine that has an annual capacity of 67,000 tonnes and Soucy Partners owns a newsprint machine that has an annual capacity of 150,000 tonnes. Newsprint produced by the Company and Soucy is sold through Brant-Allen, which currently markets approximately 442,000 tonnes of newsprint (225,000 tonnes for the Company and 217,000 tonnes for Soucy). Brant-Allen intends to continue to manage the Company and Soucy to maximize any available synergies. The Company benefits from the centralization of marketing, financial, administrative and distribution functions at Brant-Allen. These services are provided pursuant to the Management Services Agreement for which a management fee of 3% of annual net sales is payable by the Company, of which, beginning December 1, 1997, one third is payable in cash.

   COMPETITIVE STRENGTHS

   The Company believes that its competitive strengths include:


   LOW COST PRODUCTION CAPABILITIES. The Company estimates that over 90% of newsprint produced in North America is produced in four regions: Eastern Canada, Western Canada, U.S. Northwest and U.S. South. In 1996, the Company's average delivered cash cost of $416 per tonne was lower than the average for the U.S. Northwest, Eastern Canada and Western Canada regions.


   The following are the average delivered cash costs, by region, for the periods indicated, and the estimated 1995 percentage of North American capacity in each region (calculated by the Company from RISI and CPPA statistics):

                 1996 DELIVERED  1995 ESTIMATED %
                    CASH COST    OF NORTH AMERICAN
   REGION (A)      $/TONNE (B)     CAPACITY (D)
---------------  -------------- -----------------
U.S. South             404              24%
U.S. Northwest         437              13%
Eastern Canada         427              46%
Western Canada         451              14%
The Company (c)        416               1%

------------
(a) A minimal amount of North American capacity, approximately 3% in 1995, is located in the U.S. Northeast and U.S. Midwest regions.
(b) Based on RISI statistics for delivered cash costs for 1996, except for the Company. All references in this Prospectus to delivered cash cost of newsprint include manufacturing cost excluding depreciation plus transportation costs.
(c) All references in this Prospectus to the Company's delivered cash cost of newsprint prior to December 1, 1997, are adjusted to reflect the market price of fiber. See "Certain Related Party Transactions."
(d) Based on latest available CPPA statistics for estimated North American capacity.

   The principal reasons for the Company's low cost structure include its leadership in operating efficiency, the strategic location of its manufacturing facility, its strategic fiber sourcing capabilities, its low energy costs and its highly trained and motivated non-union workforce.

   Efficient Manufacturing Facilities. For the past ten years, the Company's paper machine has been ranked number one in North America by the CPPA for overall machine operating efficiency. With its automated newsprint facility, the Company has maintained its leadership in machine operating efficiency by focusing on maximizing machine speeds, minimizing unscheduled downtime and reducing work hours per tonne. With an average machine operating efficiency of 96.7% for the first nine months of 1997, the Company's mill is capable of producing an average of 620 tonnes of newsprint per day. The Company's newsprint machine currently runs at 3,900 feet per minute.

   Strategic Location of Manufacturing Facilities. The Company's mill is located close to its major customers and fiber supplies. Currently, approximately 75% of its total customer shipments, 100% of its wood sources and 100% of its ONP and OMG sources are located within a 200-mile radius of the mill. In addition, the mill's location facilitates ready access to many major metropolitan areas, including Atlanta, Baltimore, Charlotte, New York, Philadelphia, Richmond and Washington, D.C. via rail and major highways. As a result, the Company was able to attain an average cash transportation cost for 1996 of approximately $27 per tonne, which the Company estimates, based on capacity and transportation statistics published by RISI and the CPPA, is approximately 50% lower than the estimated North American industry average of $54 per tonne.

   Strategic Fiber Sourcing Capabilities. In actively managing its fiber costs, the Company has two competitive advantages: a flexible manufacturing process and easy access to timberlands owned and managed by Timberlands. The Company's manufacturing process allows it to vary the relative percentage of TMP, de-inked pulp and kraft pulp, within certain limits. This allows the Company to optimize input costs in times of high costs for wood, ONP or OMG. Furthermore, Brant-Allen currently has the ability to direct wood requirements from Timberlands' land to the Company depending on third-party prices for wood, which can mitigate significant fluctuations in the Company's raw material costs. See "Business of Timberlands."

   Low Energy Costs. The Company's ability to achieve low electricity costs has had a favorable impact on its cost structure. Its electricity supply contract with a local utility and its efficient electrical usage patterns have allowed the

Company to obtain electricity at a rate that it believes is approximately 40% below the national average for industrial users. The Company has been able to achieve these results due to its ability to reduce its energy demand at peak times.

   Highly Trained and Motivated Non-union Workforce. The Company has a stable non-union work force that management believes is highly trained and motivated. With the majority of employees having over 15 years of experience at the mill, the Company has avoided the inefficiencies and re-training costs typically associated with high workforce turnover. Management has implemented an incentive program that rewards employees with monthly bonuses of up to 10% of their salaries for attaining certain production and quality targets.

   HIGH QUALITY PRODUCT AND STRONG CUSTOMER RELATIONSHIPS. The Company believes that its newsprint, which is produced primarily from TMP pulp and recycled fiber, is recognized by publishers as a high quality product in terms of printability and runability. The high quality of the newsprint produced by the Company is demonstrated by its suitability for four-color printing, which publishers are increasingly using for general circulation. The average breaks per hundred rolls for the Company's newsprint in its customers' pressrooms was 1.9 in 1996, and 1.8 for the first nine months of 1997, which management believes is below the average for that of its competitors. In 1996, the Company was ranked by Gannett, the largest newspaper company in the U.S. and owner of USA Today, as the number three certified supplier for the USA Today newspaper. In 1996, the Company was ranked by Knight-Ridder as its number two supplier on the East Coast. Other major customers of the Company include Dow Jones (publisher of The Wall Street Journal), The Washington Post, The Newhouse Group, MediaNews, Media General, Times Mirror and New York Times. The Company believes that the quality of its product and level of its customer service have enabled it to maintain these strong customer relationships.

   EXPERIENCED AND COMMITTED MANAGEMENT TEAM. The executive officers of the Company include Peter Brant and Joseph Allen, who together indirectly hold a 100% ownership interest in the Company through Brant-Allen. The current executive officers of the Company formed the Company, supervised the construction of the mill and the commencement of the mill's operations and have managed the Company's business since that time. These executive officers, together with the other members of the management team of the Company, have an average of over 15 years of experience with the Company and 30 years of experience in the newsprint industry. Management believes that the commitment and experience of the Company's management team have enabled it to achieve its low cost position in the industry and to maintain high product quality and strong customer relationships.

   BUSINESS STRATEGY

   The Company's objectives are to maximize revenues and cash flow. The key elements of the Company's strategy are:


   COST REDUCTIONS. Management believes that incremental costs savings can be achieved with respect to its fiber sourcing, raw materials, labor costs per tonne and shipping and handling costs. In addition, the Company intends to focus on reducing woodyard handling costs. Cost reductions with respect to fiber sourcing and raw materials will be achieved through the increased use of recycled fiber, which is cheaper than virgin fiber and, the Company believes, will also lead to lower labor costs in the woodyard. This increase in the amount of recycled fiber will also lead to a reduction in the Company's use of kraft pulp, a high-cost fiber. Further cost reductions will be achieved through increased substitution of wood chips from saw mills in place of the roundwood previously supplied through Timberlands. Lower costs in finishing and shipping and handling will be achieved through the reduction of the labor force in those areas due to the implementation of a new, computerized roll-handling system which will track orders through the manufacturing process and shipment. The computer system, installed in 1997, became fully operational during the second half of the year.


   IMPROVEMENTS IN PRODUCTION. Management intends to maintain the number one operating efficiency ranking of its newsprint machine by continuing to focus on minimizing machine downtime, exploiting departmental efficiencies to further reduce work hours per tonne and increasing production by increasing machine speed. The Company believes that these improvements should favorably impact its cost structure.

   GROWTH OPPORTUNITIES. The Company plans to evaluate opportunities to expand production capacity through acquisitions of other newsprint businesses or assets. Management believes that strategic expansion would provide opportunities for further efficiencies and cost benefits due to economies of scale, while maintaining its strong customer relationships.

   FINANCIAL STRATEGY. Management intends to focus on improving the Company's financial flexibility going forward. Management expects to accomplish this goal by (i) using available excess cash to reduce indebtedness and (ii) pursuing other alternatives, which may include equity financing, to fund growth and reduce indebtedness. By improving financial flexibility, management believes that the Company's ability to react to general economic and industry changes would be enhanced.


   BACKGROUND

   The Company's predecessor, BIPCO, was formed in 1978 as a limited partnership, with Brant-Allen as its general partner. Prior to the Acquisition, Brant-Allen owned a 30% partnership interest in BIPCO, and subsidiaries of The Washington Post and Dow Jones each owned 35% partnership interests in BIPCO.

   Brant-Allen is a Sub Chapter S corporation jointly owned by Mr. Peter Brant and Mr. Joseph Allen. Brant-Allen's predecessor was formed in the early 1940s when the fathers of Messrs. Brant and Allen founded a paper conversion and newsprint sales business. In the early 1970s, Brant-Allen entered into the newsprint manufacturing business. Messrs. Brant and Allen have been involved in the management of Brant-Allen for over 30 years: Mr. Brant serves as the Chairman of the Board, President and Chief Executive Officer of Brant-Allen and Mr. Allen serves as Co-Chairman of the Board and Chief Operating Officer of Brant-Allen. Mr. Brant also serves as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. Allen also serves as Vice Chairman of the Board, Executive Vice President and Chief Operating Officer of the Company.

   Prior to the Timberlands Acquisition Brant-Allen was also the general partner of, and owned a 30% partnership interest in, BITCO, which was converted to Timberlands immediately prior to the closing of the Timberlands Acquisition. BITCO was formed in 1985 and currently owns and manages approximately 130,000 acres of timberland in Central Virginia, all within 200 miles of the Company's mill. See "Business of Timberlands."

   In addition, Brant-Allen owns all the capital stock of Soucy Inc. Soucy Inc., a newsprint manufacturer located in Rivi|f4re-du-Loup in the Province of Quebec, Canada, owns a newsprint machine that currently has an annual capacity of 67,000 tonnes. Soucy Inc. is also the general partner and owns a 50.1% interest in Soucy Partners, a limited partnership formed in 1974 with Dow Jones (39.9%) and Rexfor (a Quebec government-owned company) (10.0%). Soucy Partners owns and operates a mill, including a newsprint machine, with an annual production capacity of 150,000 tonnes. The two Soucy newsprint machines are located on Soucy Partners' plant site. See "Business of Soucy."

   FinCo is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes. FinCo will not have any operations or assets and will not have any revenues. As a result, holders of the Notes should not expect FinCo to participate in servicing the interest and principal obligations on the Notes.

THE NEWSPRINT INDUSTRY

   The industry information presented below was compiled from published data provided by the Canadian Pulp and Paper Association, Resource Information Systems, Inc. and Miller Freeman, Inc.

   OVERVIEW

   Newsprint represents 15% of all paper and paperboard produced in North America and is used primarily by newspaper publishers and commercial printers. Newsprint is produced from a combination of mechanical, thermomechanical and/or chemical-thermomechanical pulp, and, increasingly, recycled paper (i.e., ONP and OMG). Although North American consumption of newsprint has generally declined over the past 5 years, the 1997 demand to date has increased over 1996 levels, primarily due to factors such as increased Sunday newspaper circulation, modest publisher inventories and a more robust advertising environment. International newsprint consumption over the last several years has been growing more rapidly than in North America due to the economic growth and demographic trends in selected emerging markets. Due to the decline in North American newsprint consumption and substantial increase in foreign consumption, North American newsprint producers have dramatically increased exports over the last five years.

   The newsprint industry is cyclical, with consumption highly dependent on the economy, purchases of advertising lineage, newspaper circulation and the price of newsprint. Newsprint prices are in turn dependent on general economic conditions, capacity additions, inventory levels, foreign currency fluctuations and to a lesser extent, raw material and energy costs. After prices escalated rapidly in 1995, they dropped in 1996 despite a period of strong economic growth, primarily due to a build up in consumer and producer inventories and reductions in consumption by publishers. In order to strengthen pricing, newsprint producers rationalized production capacity, actively managed existing capacity and focused on cost reduction strategies. Due to the consolidation of the North American newsprint industry during the past three years, the top 5 newsprint producers now account for over 50% of North American newsprint capacity. As a result of the changes implemented by newsprint producers and increasing consumption by newspaper companies, inventory levels have declined and pricing has increased during 1997.

   The following table sets forth North American newsprint shipments, capacity, capacity utilization, inventories and average Eastern U.S. transaction prices per tonne in U.S. dollars for North America:

 (.000 TONNES)                             1996      1995     1994      1993     1992
                                         -------- --------  -------- --------  --------
Newsprint Shipments ....................   15,069   15,590    15,784   15,506    15,424
Production Capacity ....................   16,294   16,035    16,290   16,221    16,295
Shipments/Capacity Ratio ...............     92.5%    97.2%     96.9%    95.6%     94.7%
Average Eastern U.S. transaction price       $632     $658      $466     $453   $   440
U.S. Consumer Inventories ..............    1,289    1,548     1,216    1,355     1,324

   NEWSPRINT CONSUMPTION AND DEMAND

   The North American consumption of newsprint is principally driven by the performance of U.S. daily newspapers, which is closely linked to circulation and advertising trends. Although the aggregate circulation of U.S. daily newspapers has been on the decline over the past several years, the aggregate consumption for newsprint has declined only marginally as a result of growth in consumption from other sources. U.S. daily newspapers are the largest consumers of newsprint in the world. Of the 12.0 million tonnes of newsprint consumed in North America during 1996, U.S. daily newspapers accounted for
8.8 million tonnes or 73%. Other major uses for newsprint in North America are weekly newspapers, commercial printers for directories, inserts, flyers and newspaper supplements, and other publications. Competition from alternative media has been a factor that the Company believes has for many years contributed to the changing patterns of newspaper consumption and which has retarded the overall growth of newspaper consumption in North America and will continue to do so in the future.

   North America, the largest consumer of newsprint in the world, consumed
12.0 million tonnes of newsprint in 1996, which represents 34% of the world's consumption. The U.S. accounted for 10.9 million tonnes or 91% of the total North American consumption in 1996. North American newsprint consumption over the past five years declined by approximately 1.2% on a compound annual growth rate (CAGR) basis with a 3.9% decline from 1995 to 1996 alone. This decline in North American newsprint consumption is attributable to the proliferation of alternative media, declines in newspaper circulation, capacity additions overseas (which negatively impact exports) and the consolidation of the retail industry. The decline in 1996 North American consumption coincided with an even larger drop in newsprint demand. The decline in 1996 North American demand was caused by an increase in the inventory of U.S. daily newspapers from approximately 32 days in November 1994 to 53 days in February 1996. The increase in days supply was caused by U.S. daily newspapers accumulating large inventories in 1995 to avoid purchasing newsprint at higher prices, as well as U.S. daily newspapers reducing page widths, high cost circulation and editorial content. However, the industry has recovered thus far in 1997 with the consumption of newsprint in the U.S. increasing by approximately 4.4% through August 1997 over 1996 levels. Notwithstanding the decline in newsprint consumption over the past five years, North American newsprint demand in 1997 and 1998 is expected to increase over the 1996 level.

   NEWSPRINT PRICES

   Newsprint prices are highly dependent on general economic conditions, inventory levels and capacity additions. General economic conditions can cause increases or decreases in advertising spending, which in turn would impact newsprint consumption levels. Customer and producer inventory levels also drive newsprint demand and prices by causing lower prices when inventories are high and higher prices when inventories are low. Newsprint capacity levels are also critical in the assessment of demand/supply imbalances, with excess capacity having downward pressure on transaction prices.

   Newsprint prices have been extremely volatile over the past three years. After hitting a low of $420 per tonne in the first quarter of 1994, newsprint prices increased to a high of $750 per tonne ($765 per tonne on the West Coast) in the fourth quarter of 1995 and held at those levels through the first quarter of 1996. However, the sharp rise in prices and the expectation of further price increases caused newspaper publishers and newsprint companies to build inventories. This inventory buildup had significant negative consequences for newsprint demand, with resulting downward pressure on pricing. Newsprint producers moved quickly to resolve the supply/demand imbalance. Actions taken included taking market related downtime, abandoning plans to add capacity, converting old machines to higher-value added grades, expanding business internationally, and seeking less expensive ways to produce newsprint. The increase in North American newsprint consumption during 1997, along with the counteractive measures taken by newsprint producers, helped reduce the average days of supply to 37 days earlier this year. Newsprint prices in 1997 recovered from a level of $510 per tonne in the first quarter of 1997 to $560 per tonne in the third quarter. Several major newsprint producers have announced price increases for the fourth quarter which would increase newsprint prices to $610 and $600 per tonne on the West Coast and East Coast, respectively.

   NORTH AMERICAN PRODUCTION AND CAPACITY

   Approximately 15.3 million of the 34.9 million tonnes of newsprint produced worldwide in 1996 were produced in North America at 58 mills. North America's share of worldwide newsprint production has declined from 46% to 44% since 1991. Canada, the largest producer of newsprint in the world, shipped approximately 60% (5.2 million tonnes) of its production to the U.S. in 1996, while 12% (1.1 million tonnes) was consumed in Canada and 28% (2.5 million tonnes) was exported to international markets.

   The North American newsprint industry's last round of significant capacity expansion was in the late 1980s, with approximately 3.0 million tonnes of annual capacity coming online between 1988 and 1993. This capacity expansion led to an oversupply of newsprint in the North American market, which forced producers to manage available capacity/production by taking downtime, converting newsprint machines to other grades of paper or shutting down newsprint machines. This oversupply was principally responsible for the low transaction prices that prevailed for newsprint during this period. However since that time, there have been no major capacity additions that have come on-line in North America. In fact, the removal of newsprint capacity has effectively offset the annual capacity creep of existing newsprint machines, resulting in no significant change in North American newsprint capacity during the past 5 years. Management believes North American newsprint capacity expansion will be negligible over the next few years. The only significant capacity additions are expected to be made overseas as other countries try to meet the growing demand for the product.

   The Company believes that the consolidation in the newsprint industry over the past three years has contributed to more prudent management of capacity/production levels through the scheduling of downtime when required and keeping capacity additions to a minimum. For example, on a pro forma basis, Abitibi-Consolidated, the largest newsprint producer in the world, took approximately 345,000 tonnes of downtime in 1996, which represents over 10% of its capacity. Management believes that the effective management of capacity by the large industry players should reduce the volatility of the cycles in the future.

   FOREIGN MARKETS


   The growth in consumption for newsprint in foreign markets has exceeded that in the North American market in recent years. Consumption in the North American market declined at a CAGR of approximately 1.2% over the 5 year period ended in 1996 in comparison to an average increase of approximately 3.7% per year for foreign markets over the same time period. North American exports over the five year period ended 1996 grew at a CAGR of approximately 3.5%, with a growth rate of 18.6% for the period 1995 to 1996. Asia is the fastest growing newsprint market in the world with consumption increasing by 11.5% (on a CAGR basis) from 1992 to 1996. The impact of this international consumption growth on demand from North American companies has been somewhat mitigated by capacity additions in local markets. At the present time, the Company is not selling, and has no intention of selling, to foreign markets.


   RECYCLED FIBER CONTENT

   Recycled fiber content newsprint has increased during the 1990's. Driving demand is existing and anticipated state and federal legislation that would require the use of newsprint with minimum levels of recycled fiber content. In addition, the public at large increasingly prefers to purchase products that are perceived to be environmentally friendly.

   Approximately 28 states have either enacted legislation requiring a specified percentage of total newsprint consumed to contain specified minimum levels of recycled fiber (typically not more than 40%, although some states require levels as high as 50%) or had adopted voluntary guidelines recommending the use of newsprint with a certain percentage of recycled fiber content. Pending Federal legislation would establish minimum requirements for recycled fiber content newsprint. This proposed legislation, if adopted in its current form, would initially require all participants in the U.S. printing and publishing industry to purchase newsprint with an aggregate 20% recycled fiber content. For the first nine months of 1997, the average recycled fiber content of the Company's newsprint was approximately 28%.

THE MILL AND THE PRODUCTION PROCESS

   The Company's mill, which began operations in 1979, is located on an approximately 700 acre site near Richmond, Virginia, which is approximately 100 miles south of Washington, D.C., and 30 miles north of Richmond, Virginia. The mill's operations consist of a woodyard, a pulping system, a paper machine and related utility, recycling, storage and transportation facilities. The Company's mill can produce 225,000 tonnes of newsprint per year. The mill site is large enough to accommodate a second newsprint machine and the Company presently has the necessary permits, subject to periodical renewal, that would allow it to construct a new machine should it decide to do so.

   A combination of pulp material is used to feed the Company's newsprint machine. Currently, approximately 65% of the Company's pulp requirements are derived from the Company's TMP process using wood and woodchips, approximately 28% of the Company's fiber requirements are de-inked pulp from the mill's recycling facility and approximately 7% is purchased kraft pulp. The process of creating these pulps from virgin timber and ONP and OMG and transforming them into newsprint is outlined below.

   The Company's mill has a wood requirement of approximately 150,000 cords per year. All wood is currently supplied from sources within a 200 mile radius of the Company's mill. See "Supply Requirements" and "Certain Related Party Transactions." Currently, the Company's wood needs are supplied 50% from wood harvested by local independent wood contractors, 30% from acreage owned by Timberlands and 20% from non-Timberlands owned acreage, in chip form, by independent sawmills.

   The Company's mill was the first newsprint mill to use pulp derived from 100% TMP using Southern Pine. In the TMP process, woodchips are first washed to remove foreign particles, then transported over a dewatering screen to remove surface water, and eventually softened by exposure to pressurized steam. The next step is to refine the chips using refiners that reduce the chips in size and "fiberize" them. The advantage of this process is that it develops a strong, clean fiber, with minimal chemical additions. Additional advantages include higher quality pulp than that produced by the traditional groundwood pulping process, low water use, lack of an unpleasant odor, major reduction of environmental pollutants and the relative ease of treatment for the resulting wastewater. The TMP process permits the production of a superior quality wood fiber pulp produced in a cleaner, more environmentally friendly manner than the traditional pulping process.

   Before pulp or stock, as produced by the TMP refiners, can be used on the paper machine, it must be screened and thickened to be completely uniform. Once this treatment is complete, it is blended with de-inked pulp and purchased kraft pulp. The blended stock is then further diluted and pumped to the newsprint machine.

   The Company's woodroom is where the wood is reduced from log form into a uniform woodchip that can be used by the TMP process. The bark is removed by the tumbling action of the logs inside a debarking drum. The bark is pulverized in a bark shredder and is pneumatically conveyed to the powerhouse to be used as fuel. The debarked wood is fed into a chipper containing rotating razor-sharp blades that reduce the logs to chips within seconds. The chips are then transported to the chip pile where they are cured. When cured they are then transported pneumatically to a silo in the TMP plant where they await processing.

   The mill's newsprint machine produces newsprint at an average speed of approximately 3,900 feet per minute. The paper is formed as the pulp travels vertically upward between two continuous fine mesh fabrics, with water drainage occurring by means of gravity and vacuum. The paper is then calendared to its final thickness by heavy iron rollers and wound into reels. Each reel is then cut to the width and wound to the diameter required by the customer. The finished rolls are given one final quality inspection before being sent to a finishing line, where an average of 900 rolls per day are weighed, coded, and wrapped with a kraft liner to protect them in transit. They are then either stored or shipped directly to customers.

   Given the high capital cost associated with operating a newsprint mill, it is essential for newsprint manufacturers to manage their facilities with a high rate of utilization in order to provide an adequate return. Since the Company's mill was built, the Company has been able to operate the mill with a high rate of utilization. In North America in each of the past ten years, the CPPA has ranked the Company's newsprint machine number one in North America for overall machine operating efficiency (defined as the ratio of salable tonnes produced to theoretical production capacity at a machine's given speed). Downtime at the mill for maintenance (the replacement of wires, felts, etc.) and inspection, is scheduled every 21 to 23 days for about four hours. Additional downtime of between eight and sixteen hours per occasion for more complex maintenance and repairs is scheduled four times a year to coincide with the ordinary maintenance schedule. While unscheduled downtime of between 24 and 36 hours typically occurs once or twice per year, the mill has rarely experienced an extended period of unscheduled downtime. For the past four years, the mill has operated for an average of 361 days per year.

   The Company's recycling plant, located adjacent to the newsprint mill, began operation in March 1994. The recycling plant features advanced technologies for the re-pulping, de-inking, cleaning and screening of ONP and OMG. The recycling facility turns ONP and OMG into high-grade de-inked pulp.

   ONP and OMG is currently procured from a combination of individual processors, municipal recovery facilities and brokers. After delivery to the plant, the ONP and OMG are mixed by operators into a blend with a ratio of ONP to OMG of 85:15, which is then fed into a pulper which mixes in additives and prepares the stock for ink separation. At full capacity, the recycling facility processes approximately 80,000 tonnes per year of ONP and OMG. The stock is diluted and contaminants are removed using screens and coarse cleaning agents. Ink is removed by creating foam to which the ink attaches. After being thickened, the stock is again diluted and washed to remove microscopic particles. Finally, recycled water from the paper machine is added to the pulp to lower the pH to the proper level and to create the right consistency to combine with the virgin fiber.

   The recycling facility has the capacity to produce a minimum of 180 tonnes of recycled fiber per day. The recycling mill enables the Company to produce approximately 620 tonnes per day of newsprint containing a minimum of 20% recycled fiber and a maximum of 40%. The recycling facility also includes a 50,000 square foot warehouse that holds a thirteen day supply of ONP and OMG.

PRODUCT

   While newsprint is essentially a commodity, product characteristics such as brightness and consistency can differentiate the product in the eyes of newspaper publishers. The newsprint sheet produced by the Company is suitable for four-color printing that requires newsprint to be bright and consistent enough to ensure colors are reproduced clearly and accurately. Publishers are increasingly using four-color printing for general circulation editions. The trend towards higher-quality, four-color printing has accelerated since the debut of USA Today in 1982. In 1996, the Company was ranked the number three supplier of only ten newsprint producers certified as suppliers to Gannett for use in USA Today.

   Another newsprint sheet quality measure, extremely important to publishers, is the number of breaks per hundred rolls that occurs in the publishers' pressroom while running the presses. Breaks per hundred rolls for the Company's product have declined from an average of 3.2 in 1992 to 1.8 for the first nine months of 1997, which management believes is below the average for that of its competitors in their customers' pressrooms.

MARKETS AND CUSTOMERS

   The Company's marketing objective is to become a preferred supplier to each of its newsprint customers. To achieve this goal, the Company focuses on service, product quality and long term relationships. Eight of the Company's top ten customers have been customers for over 15 years. In 1996, approximately 41% of the production of the Company's mill was sold to Dow Jones and The Washington Post under purchase agreements (the "Purchase Agreements") that obligate each of those customers to purchase a minimum of approximately 45,000 tonnes of newsprint per year at prices based on prevailing market prices paid by those customers to their non-affiliated East Coast suppliers. The Purchase Agreements are currently scheduled to expire on December 31, 2000, but are extendable to December 31, 2004, subject to agreement on a pricing formula. See "Certain Related Party Transactions -- Purchase Agreements with Dow Jones and The Washington Post." The Company has sold newsprint to Dow Jones since 1980 and The Washington Post since 1979. The Company, through Brant-Allen, also has a contract with Media General requiring Media General to purchase a minimum of 10,000 tonnes per year at market prices, which is scheduled to expire on December 31, 1997, and a contract with Times Mirror requiring Times Mirror to purchase a minimum of 24,000 tonnes per year at market prices, which is scheduled to expire on December 31, 1999. Each of these agreements has automatic one year renewal options. In addition, the Company, through Brant-Allen, has recently entered into a contract with Gannett requiring Gannett to purchase 36,000 tonnes of its newsprint requirements from the Company at market prices with an option for Gannett to purchase up to an additional 5,400 tonnes from the Company. This contract is scheduled to expire on December 31, 1999, and thereafter is renewable at either party's option for two terms of two years each. In 1996, and for the nine months ended September 30, 1997, the Company's ten largest customers represented an aggregate of 90% and 93%, respectively, of the Company's total sales. Other than the agreements with Dow Jones, The Washington Post, Media General, Times Mirror and Gannett, the balance of the Company's production is sold on the basis of written or oral understandings whereby customers purchase a minimum volume amount for short periods up to one year based on market prices at the time of purchase. For 1996, the Company's top ten customers, ranked by volume of newsprint purchased, were:

                                                               PERCENT OF
                                            TONNES       TOTAL TONNES PURCHASED
       CUSTOMER        CUSTOMER SINCE  PURCHASED IN 1996         IN 1996
---------------------  -------------- -----------------  ----------------------
Dow Jones ............      1980             45,600                21%
The Washington Post  .      1979             40,200                19%
Newhouse Group (a) ...      1980             24,900                11%
Gannett (a) ..........      1980             21,500                10%
MediaNews (a) ........      1980             17,200                 8%
Knight-Ridder ........      1992             10,700                 5%
Media General ........      1980             10,000                 5%
Times Mirror (a)  ....      1980              9,500                 4%
New Jersey Press
 Inc..................      1980              8,500                 4%
New York Times........      1994              7,500                 3%
                                      -----------------  ----------------------
  Total...............                      195,600                90%
                                      =================  ======================

------------
(a)  Includes their respective predecessors.

   Brant-Allen markets all of the Company's production and is able to offer its customers newsprint from either the Company's mill or from Soucy's mills in order to satisfy customer demand, which enables Brant-Allen to optimize shipping costs from each of these mills. Brant-Allen employs three full-time salesmen and three customer service representatives at the mills, and Messrs. Brant and Allen are actively involved in its sales and marketing efforts. Brant-Allen also performs all sales, invoicing, account receivable maintenance, cash management and treasury functions for the Company pursuant to the Management Services Agreement. Other than the management fee paid by the Company to Brant-Allen under the Management Services Agreement, the Company does not pay Brant-Allen any additional fees for its marketing services. See "Certain Transactions--Relationship with Brant-Allen, Timberlands and Soucy."

   The Company has developed the BearTracker software package, a newsprint roll tracking system that tracks newsprint from the origin of shipment through the pressroom. This software package enables the Company's customers to control newsprint inventory by monitoring inventory value, weight and size and identifying its location, and by reporting purchasing, consumption, newsprint runnability and waste management. The BearTracker software package is used by many of the Company's customers, including Gannett, Charleston Newspapers and Chesapeake Publishing Corporation.

DISTRIBUTION

   The Company sells approximately 90% of its production to customers in the ten states surrounding its mill in Virginia, with the balance being sold elsewhere in the U.S. The Company's mill is situated in a geographically strategic location to serve its customers, being close to major metropolitan areas, including Atlanta, Baltimore, Charlotte, New York, Philadelphia, Richmond and Washington, D.C. The Company has the flexibility to ship its products to these areas via rail or major highways, as specified by customers (such as by way of the nearby I-95 and I-64 inter-state highways). For the first nine months of 1997, the Company shipped its newsprint for an average transportation cost of $27 per tonne, which the Company estimates, based on statistics of RISI and the CPPA, is approximately 50% lower than the estimated North American industry average of $54 per tonne. Timely and economical delivery of finished products to customers are important factors in the Company's ability to compete effectively.

SUPPLY REQUIREMENTS

   The Company's mill has a wood requirement of approximately 150,000 cords per year of Southern Pine. Although the Company currently owns approximately 4,900 acres of pine timberlands, historically, the Company's wood requirements have been supplied principally by Timberlands. Timberlands had supplied all wood to the Company at market prices plus an upcharge which include both the value of the wood and the costs of harvesting, hauling and profit. Concurrently with the consummation of the Transactions, the Company and Timberlands terminated these arrangements and entered into a 10 year wood supply agreement (the "Wood Supply Agreement") that provides for Timberlands to sell to the Company 40,000 cords of wood fiber annually at market prices determined by reference to the prices paid by the Company for wood fiber purchased from non-affiliated wood suppliers. Currently, approximately 100% of the Company's wood needs are satisfied by timber harvested within a 200 mile radius of the mill by local independent wood contractors. Approximately 30% of the Company's wood requirements are provided from Timberlands' land. The Company procures all its wood fiber requirements in excess of that supplied by Timberlands under the Wood Supply Agreement. The Company's recycled fiber requirements are provided by its own state-of-the-art recycling facility. Prior to the consummation of the Transactions, the Company relied on Timberlands to procure the Company's ONP and OMG requirements for its recycling facility from a combination of individual processors, municipal recovery facilities and brokers and paid Timberlands a fee per tonne of ONP and OMG procured. These procurement arrangements were terminated with effect from the consummation of the Transactions. The Company now purchases its ONP and OMG requirements directly.

   In actively managing its fiber costs, the Company has two competitive strengths: a flexible manufacturing process and easy access to timberlands owned and managed by Timberlands. The Company's manufacturing process allows it to vary the relative percentages of TMP, de-inked pulp and kraft pulp, within certain limits. This allows the Company to optimize input costs in times of high costs for wood or ONP and OMG. Furthermore, Brant-Allen has the ability to direct less or more wood from Timberlands' land to the Company depending on prices of third-party timber and ONP and OMG, which tends to mitigate the Company's raw materials costs. See "Business of Timberlands."

ENERGY AND WATER REQUIREMENTS

   The Company's mill utilizes two forms of energy: steam, which is primarily used within the paper machine's dryer section to dry the newsprint sheet as it is being produced, and electricity, which is used to power the remaining processes, particularly the refining of the woodchips.

   All of the mill's process steam (on average, 165,000 pounds per hour) is generated by an on-site boiler rated at 243.0 million Btu per hour heat input. The boiler is fired using pulverized coal, as a primary fuel, and bark and wood wastes as secondary fuels. In addition, a natural gas fired package boiler, with a capacity of 190,000 pounds per hour, is used as a backup if the main boiler malfunctions or is down for maintenance.

   Through Rapahannock Electrical Cooperative, which is the Company's local utility, the Company purchases 100% of its electrical power indirectly from Virginia Electric and Power Company ("VEPCO") and Old Dominion Electric Cooperative. The Company is, indirectly, VEPCO's third largest customer, accounting for approximately 1% of VEPCO's normal system load.

   Because the Company's electricity usage has an impact on both electricity generation requirements and costs of VEPCO and Old Dominion Electric, especially in periods of high demand (i.e., periods of high air conditioning or heating loads), the Company has been able to negotiate favorable electricity rates by demonstrating an ability to reduce demand during peak times by adjustments to its production process. The Company believes that it is able to obtain its electricity at a rate that is 40% below the national average for industrial users. The Company's relatively low electricity expense has been achieved through a combination of the Company's successful electricity demand management efforts and a lower contractual rate for electricity.

   The mill's water is supplied by the Hanover County public utility system and by the mill's own river intake structure and pumping system on the North Anna River. The mill operates a wastewater treatment facility which connects to the Hanover County wastewater treatment plant. The mill has its own on-site industrial landfill for solid waste. The Company's ownership and operation of the industrial landfill is subject to the requirements of the Virginia Waste Management Act and the Virginia Solid Waste Management regulations, which govern the design, construction, operation and closure of the landfill. The regulations also require the Company to monitor groundwater conditions during the operation of the landfill and following closure of the landfill to ensure that the landfill is not causing an adverse impact on health or the environment.


ENVIRONMENTAL MATTERS

   The Company's operations are subject to extensive and changing environmental regulation by federal, state, and local authorities in the United States, including those requirements that regulate discharges into the environment, waste management, and remediation of environmental contamination. Environmental permits are required for the operation of the Company's businesses, and are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with environmental requirements and violators are subject to injunctions, civil penalties and criminal fines. Third parties may also have the right to sue to enforce compliance with such regulations.

   The Company has in the past made significant capital expenditures to comply with current federal, state and local environmental laws and regulations. The Company believes that it is in substantial compliance with such laws and regulations, although no assurance can be given that it will not incur material liabilities and costs with respect to such laws and regulations in the future. Although the Company does not currently believe that it will be required to make significant expenditures for pollution control in the near future, no assurances can be given that future developments, such as the potential for more stringent environmental standards or stricter enforcement of environmental laws, will not cause the Company to incur such expenditures. The Company anticipates incurring the following environmental expenditures (over and above routine operating expenditures) over the next two years: (i) $125,000 (budgeted for fiscal year
1998) for the acquisition of new aerators, sludge trucks, and road paving;
(ii) $550,000 (anticipated for fiscal year 1999) for the opening of a new landfill cell; and (iii) $200,000 and $250,000 for the estimated cost of closing two landfills for 1998 and 1999, respectively.

   The Company's mill was designed and is operated with one of the most stringent water use and wastewater flow requirements of any paper mill in the U.S. At full production of 620 tonnes of newsprint per day, water usage is approximately 3.5 million gallons per day. Mill effluent is approximately
3.25 million gallons per day. Extensive recycling and reuse of machine whitewater, thickener and Saveall filtrates and other processed waters enable the mill to maintain a low fresh water make-up requirement.


   The wastewater treatment facility for the mill discharges effluent through the outfall line of the Hanover County wastewater treatment plant to the North Anna River. The effluent limits that must be maintained in accordance with the discharge permit require continuous monitoring and extensive reporting of numerous tests. The treatment facility consists of primary and secondary clarification, aerated equalization and activated sludge treatment including an oxygen-enriched activated sludge treatment system (the UNOX System). With this degree of sophisticated equipment, the mill is able to continually produce effluent that meets its permit requirements.

   The Company maintains valid and current air and water permits and believes it is currently in substantial compliance with respect to all such permits. The Company believes that it has good relations with the federal, state and local regulatory authorities, and management is not aware of any material problems or costs that might jeopardize the Company's scheduled permit renewals. A summary of the Company's key environmental permits is shown below:

 PERMIT TYPE       EXPIRATION DATE
----------------   ----------------------------------------------
Air .............  No expiration date.
Wastewater ......  5 year permit; renews in 2000.
Solid Waste .....  No expiration date (30 year life minimum).
Water ...........  No expiration date for river withdrawal.
Storm Water .....  5 year permit; renews in 1999.
----------------   ----------------------------------------------

   The U.S. Environmental Protection Agency (the "EPA") has proposed that pulp and paper mills be required to meet currently proposed new air emissions and revised wastewater discharge standards for toxic and hazardous pollutants by early 2000. These proposed standards are commonly known as the "Cluster Rules" since the EPA has proposed standards for a "cluster" of related air emission and wastewater sources. The exact requirements of the EPA's proposed new air and wastewater standards will not be known until the final regulations are adopted and it is anticipated that compliance will not be required earlier than 2000. While management does not expect the Cluster Rules to have an impact on its TMP and recycling operations, the impact on other aspects of the manufacturing process is still uncertain. In any event, management does not anticipate that a material amount of capital expenditures will be required in order to comply with such regulations.

   On July 12, 1996, the Company entered into a Reasonably Available Control Technology ("RACT") Agreement with the Virginia Department of Environmental Quality ("VDEQ"). Under the RACT Agreement, the Company is not required to incur any significant capital expenditures for the purchase and installation of pollution control equipment.

   On September 30, 1994, the EPA issued a Notice of Violation (the "Notice") to the Company alleging that the Company had violated two conditions of its federally enforceable state air permit. First, the EPA alleged that since at least October 1, 1993, the Company had been burning coal with a sulfur content in excess of limits specified in its permit. The Company had previously notified the EPA and the VDEQ that in April 1994, it had discovered, through on-site testing of its coal supplies, that coal with excessive sulfur content had been delivered to the Company, notwithstanding that the Company had received test results from its supplier that indicated that the coal met required specifications (including the sulfur content specification). The Company instituted corrective actions to ensure that this situation was not repeated. The EPA also alleged that the Company had removed a sulfur dioxide continuous emissions monitor required by the Company's state air permit. The Company had received verbal authorization from the VDEQ to remove this monitor in 1988. This monitoring requirement was deleted from the Company's air permit when the permit was reissued in October 1992. Although the EPA has not assessed any penalties since the issuance of the Notice for either alleged violation, there can be no assurance that the EPA will not seek administrative or civil penalties with respect to the above-referenced matters. However, management believes that these matters will not materially affect the financial position and results of operations of the Company.

COMPETITION

   The newsprint industry is highly competitive and is comprised of many participants. The Company competes directly with a number of newsprint manufacturers, many of which have longer histories, larger customer bases, closer geographical proximity to customers and significantly greater financial and marketing resources than the Company. The Company faces significant competition from both large, vertically integrated companies and numerous smaller companies. The Company competes with several other newsprint manufacturers in Canada, as well as regional manufacturers in the Southern United States. Competition in the newsprint market is generally based on price, quality and customer service. Newsprint price decreases announced by one or more of the major newsprint producers in North America have effected and may continue to effect material changes in the average price for newsprint and have the potential to adversely effect the newsprint market in general.

PROPERTIES

   The Company owns approximately 700 acres of land near Richmond, Virginia on which the mill is located and approximately 4,900 acres of timberland. As security for the Bank Credit Facilities, the Company has granted the lenders under the Bank Credit Facilities a first priority security interest mortgage on all of its real property and, subject to existing security interests, the improvements thereon, and as security for the Notes, the Company has granted the Trustee under the Indenture a second priority security interest mortgage on all of its real property and, subject to existing security interests, the improvements thereon. See "Description of the Notes -- Collateral and Security."

EMPLOYEES

   As of September 30, 1997, the Company had approximately 260 employees, approximately 68% of which have been employed by the Company since its inception in 1979. The Company has a very low employee turnover and believes it enjoys excellent labor relations with its employees. The workforce is non-unionized and has been very receptive to flexible working conditions and requirements.

LEGAL PROCEEDINGS


   From time to time the Company is involved in legal proceedings relating to claims arising out of its operations in the normal course of business. The Company believes that there are no material legal proceedings pending or threatened against the Company or any of its properties.


                              BUSINESS OF SOUCY

   Soucy is a low cost newsprint manufacturer located in Rivi|f4re-du-Loup in the Province of Quebec, Canada. Soucy Inc. owns a newsprint machine that has an annual production capacity of 67,000 tonnes and is the general partner of, and owns a 50.1% interest in, Soucy Partners, a limited partnership formed in 1974 with Dow Jones and Rexfor (a Quebec government-owned company), which own partnership interests of 39.9% and 10%, respectively. Soucy Partners owns and operates a mill, including a newsprint machine with an annual production capacity of 150,000 tonnes. The two Soucy newsprint machines are located on Soucy Partners' plant site. The marketing of Soucy's products is managed by Brant-Allen, which also markets the Company's newsprint production.

   Soucy, in conjunction with an equipment manufacturer, developed the first commercially successful TMP refining system used in the production of newsprint. This process is the preferred technology used industry-wide to provide mechanical furnish to newsprint mills. In addition, Soucy was the first Canadian mill to successfully run 100% TMP as a furnish. These modernizations not only improved the quality of Soucy's finished product, but increased the mills' production rate and efficiency. Furthermore, Soucy was the first mill in North America to receive an ISO 9001 certification.

   For the year ended December 31, 1996, and the nine months ended September 30, 1997, Soucy had total sales of approximately Cdn$168.7 million and Cdn$106.4 million, respectively, and net earnings of approximately Cdn$12.4 million and Cdn$1.6 million, respectively. See accompanying "Consolidated Financial Statements of F.F. Soucy, Inc." and the notes thereto.

                           BUSINESS OF TIMBERLANDS


   Timberlands currently owns and manages approximately 130,000 acres of timberland in Central Virginia, within 200 miles of the Company's mill. The land is intensively managed to produce a superior pine fiber. Timberlands' timber forest is a renewable source which is being replanted and grown as a crop at rates that exceed usage. Currently, Timberlands' forest is approximately 85% pine, and maintains an approximate 27-year growth cycle. Prior to the consummation of the Transactions, Timberlands supplied all the Company's wood requirements. Under the Wood Supply Agreement there will be no upcharge and Timberlands will supply to the Company 40,000 cords of wood fiber annually at market prices determined by reference to the prices paid by the Company for wood fiber purchased from non-affiliated wood suppliers. Almost all of Timberlands' sales are currently made to the Company. See "Certain Related Party Transactions -- Relationship with Brant-Allen, Timberlands and Soucy."

   The majority of the timberlands in the State of Virginia are located in privately held tracts. The wood supply in Virginia is primarily Virginiana and Loblolly pine with a high percentage in plantation stands. Plantation stands are timberlands that have been planted and managed to enhance the future volume and yield per acre. Plantations in much of Virginia have been actively managed since the mid-1950's on a sustained-yield basis, and through continual reforestation efforts, the Company believes, these lands should maintain the current supply levels.

   Brant-Allen may monetize all or a substantial portion of Timberlands' land to repay the Hancock Loan and the Timberlands Loan, while retaining long-term fiber supply arrangements that would allow the Company to maintain fiber sourcing flexibility.

                                  MANAGEMENT

   The following table sets forth certain information about the Company's directors and executive officers:

 NAME                 AGE                          POSITION
-------------------  ----- ------------------------------------------------------
Peter M. Brant......   50  President, Chairman of the Board of Directors and
                           Chief Executive Officer of the Company and
                           Timberlands; Chairman, President and Chief Executive
                           Officer of Brant-Allen; and Chief Executive Officer of
                           Soucy Inc.

Joseph Allen........   56  Executive Vice President, Co-Chairman of the Board of
                           Directors, Chief Operating Officer and Secretary of
                           the Company and Timberlands; Co-Chairman and Chief
                           Operating Officer of Brant-Allen; and Chief Operating
                           Officer of Soucy Inc.

Edward D. Sherrick .   52  Vice President of Finance and Director of the Company
                           and Timberlands; Senior Vice President and Chief
                           Financial Officer of Brant-Allen; and Vice President
                           of Soucy Inc.
Thomas E.
Armstrong...........  .60  Vice President of Sales and Manufacturing and Director
                           of the Company and Timberlands; Executive Vice
                           President of Brant-Allen; and Vice President of Soucy
                           Inc.
Michael Conroy......   58  Director
Robert Flug.........   50  Director

   The following table sets forth certain information about the Company's key employees:

 NAME              AGE                      POSITION
--------------    ----- -----------------------------------------------
Robert Snyder ..    49  Vice President and General Manager
Wilton Godwin ..    53  Production Manager
Robert Jackson..    58  Human Resources Manager
David Jones.....    57  Financial Manager
Donald August ..    51  Woodlands Manager and Recycle Fiber Procurement
                        Manager
Robert Ellis ...    46  Manager, Engineering Services and Government
                        Affairs of the Company

   PETER M. BRANT. Mr. Brant is the President, Chairman of the Board of Directors and Chief Executive Officer of the Company and Timberlands, the Chairman, President and Chief Executive Officer of Brant-Allen and Chief Executive Officer of Soucy Inc. Mr. Brant jointly owns Brant-Allen with Mr. Allen. Mr. Brant has served as executive officer of the Company since its inception and has served as executive officer of Brant-Allen for over 30 years.

   JOSEPH ALLEN. Mr. Allen is Executive Vice President, Co-Chairman of the Board of Directors, Chief Operating Officer and Secretary of the Company and Timberlands, Co-Chairman and Chief Operating Officer of Brant-Allen and Chief Operating Officer of Soucy Inc. Mr. Allen jointly owns Brant-Allen with Mr. Brant. Mr. Allen has served as an executive officer of the Company since its inception and has served as executive officer of Brant-Allen for over 30 years.

   EDWARD D. SHERRICK. Mr. Sherrick is Vice President of Finance and Director of the Company and Timberlands, Senior Vice President and Chief Financial Officer of Brant-Allen and Vice President of Soucy Inc. He has been with the Company and Brant-Allen for over 20 years.

   THOMAS E. ARMSTRONG. Mr. Armstrong is Vice President of Sales and Manufacturing and Director of the Company and Timberlands, Executive Vice President of Brant-Allen and Vice President of Soucy Inc. He has been an executive officer of the Company and Brant-Allen for 27 years and has been involved in the sale and marketing of the Company's newsprint as well as overseeing mill operations.

   MICHAEL CONROY. Mr. Conroy was appointed as a Director of the Company in November 1997. Mr. Conroy is the President of the International Herald Tribune Company US, Inc. He has been with that company for 12 years. Before joining the International Herald Tribune, he was publisher at Newsweek Atlantic.


   ROBERT FLUG. Mr. Flug was appointed a Director of the Company in November 1997. Mr. Flug has been the President and Chief Executive Officer of S.I. Danielle, Inc., a junior apparel manufacturer, since 1987.


   ROBERT SNYDER. Mr. Snyder has been the Vice President and General Manager of the Company since 1992. Prior to joining the Company in 1985, Mr. Snyder was the General Superintendent of the Coated North Mill with Boise Cascade Corporation from 1983 to 1985, and General Coating Superintendent with Mead Corporation from 1977 to 1983.

   WILTON GODWIN. Mr. Godwin has been Production Manager of the Company since 1992 and has been with the Company since 1979.

   ROBERT JACKSON. Mr. Jackson has been the Human Resources Manager of the Company since 1979.

   DAVID JONES. Mr. Jones has been the Financial Manager of the Company since 1979.

   DONALD AUGUST. Mr. August has been the Woodlands Manager and Recycle Fiber Procurement Manager of the Company since 1984.

   ROBERT ELLIS. Mr. Ellis has been the Manager of Engineering Services and Governmental Affairs of the Company since 1992 and has been with the Company since 1980.

   In 1990, Messrs. Brant and Allen pleaded guilty to charges relating to the improper deduction as business expenses of certain personal expenses with respect to activities between 1980 and 1984. Messrs. Brant and Allen each pleaded guilty to a misdemeanor charge of willful failure to maintain tax records and conspiracy. Mr. Brant paid the government taxes owed, penalties and a fine, and received a sentence involving community service, 84 days in a federal facility and probation. Mr. Allen received a fine, probation and performed community service. Each of them has satisfactorily completed the term of his probation. Brant-Allen's predecessor company pleaded guilty to the felony charge of willfully filing false tax returns and was fined. Since the events leading to the charges, Brant-Allen has improved its system of internal accounting controls. In 1989, Brant-Allen changed its accounting firm.

EXECUTIVE COMPENSATION

   No executive officer of Brant-Allen was paid any compensation by the Company between 1994 and 1997. All officers of the Company who also serve as officers of Brant-Allen have received and will continue to receive compensation from and participate in employee benefit plans and arrangements sponsored by Brant-Allen, including, but not limited to, Brant-Allen's defined contribution retirement plan, employee insurance, long term disabilities, medical and other plans which are maintained by Brant-Allen or which may be established by Brant-Allen in the future. These officers are not entitled to participate in the Company's employee benefit plans and arrangements.

                              SECURITY OWNERSHIP

   Brant-Allen beneficially owns all the equity of each of the Company, Timberlands and Soucy Inc. Brant-Allen, in turn, is jointly owned by Peter Brant and Joseph Allen.

                      CERTAIN RELATED PARTY TRANSACTIONS

RELATIONSHIP WITH BRANT-ALLEN, TIMBERLANDS AND SOUCY

   Brant-Allen owns all of the equity in the Company, Timberlands and Soucy Inc. See "Risk Factors -- Control by Messrs. Brant and Allen; Related Party Transactions; Potential Conflict of Interest." Brant-Allen is a Sub Chapter S corporation jointly owned by Mr. Peter Brant and Mr. Joseph Allen. Mr. Brant serves as Brant-Allen's Chairman of the Board, President and Chief Executive Officer and also as President, Chairman of the Board of Directors and Chief Executive Officer of the Company and Timberlands and Chief Executive Officer of Soucy Inc. Mr. Allen serves as Brant-Allen's Co-Chairman of the Board and Chief Operating Officer and also as Executive Vice President, Vice Chairman of the Board of Directors and Chief Operating Officer of the Company and Timberlands and Chief Operating Officer of Soucy Inc. The other officers of Brant-Allen, Mr. Edward Sherrick and Mr. Tom Armstrong, are also directors of the Company and Timberlands.

   Brant-Allen may engage in a variety of transactions with the Company, Timberlands and/or Soucy. These transactions are expected to include the sale and marketing of the newsprint produced by the Company and Soucy and the provision of management and other services described below to the Company and Soucy.

   Management Services Agreement

   Concurrently with the closing of the Acquisition, the Company entered into the Management Services Agreement with Brant-Allen. Pursuant to the Management Services Agreement, Brant-Allen will continue to provide the Company with senior management treasury, financial and administrative (including marketing and sales) services. For these services, Brant-Allen will continue to be entitled to a monthly fee, payable in advance, calculated at the rate of 3% of the Company's net sales less transportation costs. This fee amounted to $2,820,000, $3,961,000 and $3,865,000 for the years ended 1994, 1995 and 1996, and $3,004,410 and $2,561,177 for the nine months ended
September 30, 1996 and 1997, respectively. See the accompanying financial statements of the Company. The Management Services Agreement has a term of five years and is automatically renewable for successive five year terms unless earlier terminated by either party giving two years written notice. The Management Services Agreement contains customary indemnification provisions.

   Brant-Allen Fees from Soucy

   Brant-Allen also markets all of Soucy's newsprint and is, and will continue to be, compensated for these services in the form of monthly management service and royalty fees, payable in advance, calculated at a combined rate of 9.73% of Soucy Inc.'s consolidated net sales after transportation costs. Soucy Partners pays Soucy Inc. approximately 3% of Soucy Partners' cumulative annual net sales. More specifically, for cumulative annual net sales under Cdn$100 million, the fee is comprised of a sales and management fee at 6% of net sales, plus a royalty fee at 3.73% of net sales. For cumulative annual net sales over Cdn$100 million, the fee is comprised of a sales and management fee at 3.5% of net sales, plus a royalty fee at 6.23%. For the nine months ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, Soucy Inc. paid Brant-Allen approximately Cdn$9,255,000 and Cdn$12,048,000, Cdn$14,951,000,
Cdn$19,935,000 and Cdn$10,577,000, respectively, for management and selling services. See Note 3 to the accompanying consolidated financial statements of Soucy Inc.

   During the period from October 1 to December 1, 1997, Soucy Partners distributed Cdn$8,505,000 to its partners. In addition, on December 1, 1997 Soucy Inc. distributed Cdn$6.0 million to Brant-Allen.

   Wood Supply from Timberlands and ONP and OMG Procurement

   Prior to the consummation of the Transactions, Timberlands supplied all the Company's wood requirements at prices, including an upcharge (a margin in excess of the market price of wood) that were negotiated annually. Concurrently with the consummation of the Transactions, the Company and Timberlands terminated these arrangements and entered into the Wood Supply Agreement. Under the Wood Supply Agreement there will be no upcharge and Timberlands will supply to the Company 40,000 cords of wood fiber annually at market prices determined by reference to the prices paid by the Company for wood fiber purchased from non-affiliated wood suppliers. Almost all of Timberlands' sales are currently made to the Company. Timberlands' wood sales to the Company were $10,982,000, $10,702,000, $14,744,000, $13,003,000 and
$11,896,000 during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. See Note 3 to the accompanying financial statements of the Company.

   Prior to the consummation of the Transactions, Timberlands procured recycled paper for the Company in exchange for a procurement fee based on the ONP and OMG tonnage procured. The Company recognized costs of $1,640,695, $1,554,854, $2,070,469, $147,340 and $122,307 for such fees during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. For the year ended December 31, 1994, the Company processed 50,671 tonnes. See Note 7 to the accompanying financial statements of BITCO. The Company terminated this procurement arrangement concurrently with consummation of the Transactions and now procures ONP and OMG itself.

   The amount of the upcharge paid by the Company in 1996 and 1995 was $33.44 per tonne of newsprint and $17.15 per tonne of newsprint, respectively.

   Other Arrangements with Timberlands

   The Company shares employees, facilities and recordkeeping systems with Timberlands, and the Company charges Timberlands monthly for its share of these costs. Accordingly, these shared employees receive benefits under the Company's defined contribution retirement plan and are eligible to participate in the Company's thrift plan. Costs associated with these plans are reimbursed monthly by Timberlands. Amounts paid to the Company for shared costs, which are included in selling, general and administrative expenses, approximated $1,068,000, $1,039,000, $1,370,000, $1,276,000 and $1,128,000
during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. Timberlands also manages the Company's timberlands for which the Company paid Timberlands fees of approximately $44,500, $43,000, $57,750, $56,000 and $133,000 during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. See Note 3 to the accompanying financial statements of the Company.

   In 1988 the Company and Timberlands entered into an agreement for certain marketing and consulting services with The Elebash Company ("Elebash"), a real estate broker, whereby Timberlands, in the case of sales of Timberlands-owned land, or the Company, in the case of sales of Company-owned land, has agreed to pay Elebash two percent of the gross sales price of any land purchased or sold pursuant to the terms of the agreement. In this connection, Timberlands paid Elebash approximately $19,000, $71,000, $34,000, $71,000 and $229,000 for the nine month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. Amounts paid to Elebash are included in selling, general and administrative expenses in the accompanying statements of income. This agreement is cancelable by any party by providing 60 days' written notice. Notice of cancelation of this agreement was given by the Company and Timberlands on November 6, 1997, and will take effect on January 6, 1998.

PURCHASE AGREEMENTS WITH DOW JONES AND THE WASHINGTON POST

   The Company has contracted to sell newsprint to Dow Jones and The Washington Post pursuant to the Purchase Agreements. The Purchase Agreements will terminate on December 31, 2000; however, they will be extended for four years if, prior to January 1, 2000, the parties agree to pricing formulas for that four-year period. Each of Dow Jones and The Washington Post is obligated to purchase a minimum of approximately 45,000 tonnes of newsprint per year under the Purchase Agreements. The price payable under the Purchase Agreements is defined in the Purchase Agreements, as amended, and during 1996 and 1995 represented the average price paid by Dow Jones and The Washington Post to East Coast suppliers of those customers that are not affiliates of those customers. In addition, the parties to the Purchase Agreements have the option to purchase additional quantities of newsprint as available.

   The Company's sales to Dow Jones represented approximately 22%, 23%, 22%, 24% and 23% of total sales of the Company during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. The Company's sales to The Washington Post represented approximately 23%, 18%, 19%, 22% and 22% of total sales of the Company during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively.

   Soucy also sells newsprint to Dow Jones and its subsidiaries. During the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, these sales amounted to Cdn$20,804,000, Cdn$28,668,000, Cdn$35,004,000, Cdn$35,646,000 and Cdn$26,825,000, net of
discounts, respectively.

                LIMITED LIABILITY COMPANY OPERATING AGREEMENT

   The Company is a limited liability company organized under the Virginia Limited Liability Company Act (the "LLC Act") and governed by an Operating Agreement (the "Operating Agreement") between the Company and Brant-Allen. Brant-Allen is the Company's sole member and as such controls the policies and operations of the Company. The Company was formed on November 3, 1997, and is the surviving limited liability company of the merger of BIPCO with and into the Company. See "The Acquisition."

   The Company is managed by its Board of Directors, which consists of not less than one and not more than eight directors. The initial directors and executive officers of the Company are Messrs. Peter Brant, Joseph Allen, Edward Sherrick, Thomas Armstrong, Michael Conroy and Robert Flug. See "Management."

   Under the Operating Agreement, the Board of Directors has exclusive authority and full discretion with respect to the management of the Company, subject to certain approval rights reserved to Brant-Allen as sole member. The approval rights reserved to Brant-Allen include the right to designate and to remove the directors. In addition, the consent of Brant-Allen is required for the adoption of a plan of merger or consolidation, the sale, lease, exchange or other disposition of all, or substantially all, of the property of the Company, otherwise than in the usual and ordinary course of business of the Company, dissolution of the Company or amendment of the Operating Agreement.

   The Board of Directors is authorized to delegate general or specific authority to the officers of the Company, but must retain authority with respect to appointing or removing any officer, determining the compensation to be paid to any officer or entering into any agreement with respect to the employment of an officer, borrowing or incurring indebtedness on behalf of the Company, assigning, transferring, pledging or compromising any debts due to the Company, except on full payment, acquiring or starting up any business activity or venture or interest therein, pledging, assigning, or otherwise encumbering any property or assets of the Company, selling or otherwise disposing of, or contracting to sell or otherwise dispose of, any of the Company's assets in any one transaction or in any series of transactions out of the ordinary course of the business of the Company, entering into any contract or commitment obligating the Company to make aggregate capital or other expenditures of more than $100,000 other than in the ordinary course of business, reorganizing or restructuring the Company, voluntarily taking any action that would cause bankruptcy of the Company, and acquiring any equity or debt securities of any member or any of its affiliates, or otherwise making loans to any member or any of its affiliates.

   Brant-Allen, as the sole member of the Company, and the directors and officers of the Company, are indemnified by the Company for actions taken in such capacity pursuant to the Operating Agreement to the fullest extent permitted under the LLC Act. In addition, the liability of Brant-Allen, as sole member of the Company, and of the directors and officers of the Company, is limited to their willful wrongdoing or intentional disregard of the terms of the Operating Agreement. The liability of Brant-Allen, as sole member, for obligations of the Company is limited to the amount of its capital contribution (i.e., $5,000), plus its share of undistributed profits of the Company.

   The interest of Brant-Allen in the Company is transferable upon notice to the Board of Directors and execution of an amendment to the Operating Agreement (and execution of such other documents as the Board may reasonably require). Any transferee shall have the right to participate only in the tax allocations and distributions to which the transferring member was entitled, unless it is admitted to the Company as a "Substitute Member" under the Operating Agreement.


   The Company will be dissolved upon the earliest to occur of: (i) December 31, 2028; (ii) the election of Brant-Allen to dissolve the Company; or (iii) the expiration of 30 days following the sale or transfer of all the assets of the Company, or as otherwise required by the LLC Act.


   Both the Bank Credit Agreement and the Indenture limit the ability of the Company to pay cash distributions to Brant-Allen other than distributions in amounts approximately equal to the federal, state, local and foreign tax liability of its direct and indirect owners arising as a result of their direct or indirect ownership of interests in the Company.

                           DESCRIPTION OF THE NOTES


   The New Notes offered hereby will be issued under an indenture dated as of December 1, 1997 (the "Indenture") among the Issuers, as joint and several obligors, the Security Parties, Brant-Allen and Crestar Bank, as trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary of the material provisions of the Indenture is subject to, and qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture and the Notes, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."


   FinCo is a wholly owned subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes. FinCo will not have any substantial operations or assets and will not have any revenues. As a result, holders of the Notes should not expect FinCo to participate in servicing the interest and principal obligations on the Notes.

GENERAL

   The Notes will mature on December 1, 2007 and will be limited to $100 million aggregate principal amount. Each Note bears interest at 10% per annum from December 1, 1997 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on June 1, 1998 and semiannually thereafter on June 1 and December 1 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 15 or November 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from December 1, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer.

   For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

   The interest rate on the Old Notes is subject to increase in certain circumstances if the Registration Statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "--Registered Exchange Offer; Registration Rights".

   Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Issuers in The City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that, at the option of the Issuers, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register or by wire transfer to an account located in the United States maintained by the payee. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Issuers may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SINKING FUND

   The Notes will not be entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

   The Notes will be redeemable at the option of the Issuers, as a whole or from time to time in part, at any time on or after December 1, 2002, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on December 1 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

                      REDEMPTION
        YEAR             PRICE
-------------------  ------------
2002................    105.000%
2003................    103.333%
2004................    101.667%
2005 and
 thereafter.........    100.000%

   In addition, notwithstanding the foregoing, at any time prior to December 1, 2000, the Company may redeem up to 20% of the aggregate principal amount of the Notes within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that immediately after giving effect to any such redemption, at least $80 million aggregate principal amount of the Notes originally issued remains outstanding.

   If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected prior to the redemption date by the Trustee, if the Notes are listed on a national securities exchange, in accordance with the rules of that exchange or, if the Notes are not so listed, either on a pro rata basis, by lot or by such other method as the Trustee will deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a Note not redeemed to be held by a holder to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

COLLATERAL AND SECURITY

   The Notes are secured by (i) the Company Collateral, which consists of a second priority security interest in (x) all of the real property of the Company and (y) all of the personal property of the Company, to the extent such personal property is assignable, and except for any personal property that is not assignable; (ii) the Timberlands Collateral, which consists of a third priority security interest in 100% of the membership interests in Timberlands; and (iii) the Soucy Collateral, which consists of a second priority security interest in 65% of the issued and outstanding capital stock of Soucy Inc. The remaining 35% of the issued and outstanding capital stock of Soucy Inc. will be subject to certain restrictions described below. See "--Certain Covenants of Brant-Allen." At any time when either (i) the Company has reduced its Total Committed Debt to an amount that is not greater than $145 million, or (ii) the Notes are rated Investment Grade, the foregoing security interest in the capital stock of Soucy Inc. will be released and all of the covenants and other provisions of the Indenture with respect to Soucy Inc. shall terminate. Upon repayment of all the outstanding indebtedness under the Timberlands Loan, the foregoing security interest in the membership interest in Timberlands shall become a second priority security interest.

   The Notes are senior secured obligations of the Issuers, rank senior in right of payment to all subordinated indebtedness of the Issuers and rank pari passu in right of payment with all other existing and future senior indebtedness of the Issuers, including, in the case of the Company, indebtedness under the Bank Credit Agreement. However, the obligations of the Company under the Bank Credit Agreement are secured by a first priority security interest in the Company Collateral, a second priority security interest in the Timberlands Collateral and a first priority security interest in the Soucy Collateral. The obligations of Brant-Allen under the Timberlands Loan are secured by a first priority security interest in the Timberlands Collateral, a first priority security interest in the Soucy Collateral (pari passu with the obligations of the Company under the Bank Credit Agreement) and a first priority security interest in cash in an amount on any date equal to the amount of interest payable during the next succeeding 12 months under term loans made under the Bank Credit Agreement. In addition, the obligations of Timberlands under the Hancock Loan are secured by a first priority security interest in approximately 125,000 acres of land owned by Timberlands. At September 30, 1997, on a pro forma basis after giving effect to the Transactions: (i) the Company would have had indebtedness (other than the Notes) of approximately $106.7 million, including borrowings under the Bank Credit Agreement (and FinCo would have had no indebtedness other than the Notes),

(ii) Brant-Allen would have had approximately $35 million of indebtedness under the Timberlands Loan, (iii) Timberlands would have had $30 million of indebtedness under the Hancock Loan and (iv) Soucy Inc. had Cdn$27.3 million of indebtedness. Subject to certain restrictions that are described below, each of the Issuers and the Security Parties may issue certain additional Indebtedness pursuant to the terms of the Indenture.


   The Collateral securing the obligations of Issuers in respect of the Notes may be sold or disposed of free and clear of the security interests referred to above in connection with (i) sales of inventory and collection of accounts receivable in the ordinary course of business, (ii) sales and other dispositions of assets permitted under "--Certain Covenants of All of the Credit Parties--Limitation on Sales of Assets" or under "--Certain Covenants of Brant-Allen--Sales of Collateral Stock and Certain Other Transactions" where the Net Cash Proceeds (as defined in "--Certain Definitions") are applied in accordance with the relevant covenant and (iii) the release of Collateral with the consent of 66 2/3% of the holders of the outstanding Notes. Upon the payment of all principal, premium, if any, and interest under the Indenture and the Notes, the Collateral Documents shall terminate and the Collateral shall be released from the security interests created by the Collateral Documents.


   Company Collateral consisting of real property (the "Real Property Collateral") was pledged to the Trustee for the benefit of the Holders pursuant to a deed of trust. The deed of trust encumbers the Company's fee interests in the real property and fixtures constituting the Real Property Collateral, and all proceeds thereof and additions, improvements, alterations, replacements and repairs thereto, whether now owned or hereafter acquired by the Company. Company Collateral constituting personal property (including all equipment and machinery owned by the Company and the Company's leasehold interest in certain equipment and machinery leased by the Company) and the Timberlands Collateral and the Soucy Collateral were pledged by the Company and Brant-Allen, as the case may be, pursuant to the other Collateral Documents.

   If the Notes become due and payable prior to the final Stated Maturity thereof for any reason or are not paid in full at the final Stated Maturity thereof, the Trustee has (after the repayment of the creditors under the Bank Credit Agreement, the Timberlands Loan or the Hancock Loan, as the case may
be) the right to foreclose or otherwise realize upon the Collateral in accordance with instructions from the Holders of a majority in aggregate principal amount of the Notes or, in the absence of such instructions, in such manner as the Trustee deems appropriate in its absolute discretion. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of such foreclosure or realization and fees and other amounts then payable to the Trustee under the Indenture and the Collateral Documents, and, thereafter, to pay all amounts owing to the Holders under the Indenture, the Notes and the Collateral Documents (with any remaining proceeds to be payable to the Company or as may otherwise be required in the Intercreditor Agreement, the Collateral Documents or by law). See "--Intercreditor Agreement."

   By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, if at all. To the extent that third parties lease real or personal property to the Company, defaults by the Company under such leases may adversely affect the value of the respective leasehold interests and may result in the loss of such leasehold interests. In addition, the ability of the Holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors--Security for the Notes."

INTERCREDITOR AGREEMENT

   On the Closing Date, the Trustee, on behalf of the Holders, entered into an intercreditor agreement (the "Intercreditor Agreement") with the Company, Brant-Allen and Toronto Dominion (Texas), Inc., as administrative agent under the Bank Credit Agreement (in such capacity, the "Bank Agent"), and as administrative agent under the Timberlands Loan (in such capacity, the "Timberlands Agent"). The Intercreditor Agreement provides, among other things, for the allocation of rights between the Bank Agent, the Timberlands Agent and the Trustee with respect to Collateral and for enforcement provisions with respect thereto.

   The Intercreditor Agreement includes provisions in which the Trustee acknowledges that (i) the relevant lenders under the Bank Credit Agreement and the Timberlands Loan have been granted senior priority security interests in the relevant parts of the Collateral, (ii) the Trustee will not have any claims to the Collateral on a parity with or prior to these of such lenders, and (iii) so long as the obligations of the Company or Brant-Allen under the

Bank Credit Agreement and/or the Timberlands Loan have not been satisfied, the Trustee will not have any right or claims in respect of the rights and remedies of such lenders, nor will any such lenders have any obligation regarding the exercise of such rights, or any other obligation or duty in respect of the Trustee.

   The Intercreditor Agreement provides that as long as the obligations or commitments under the Bank Credit Agreement or the Timberlands Loan have not been paid in full or terminated, as the case may be, the Trustee will not (i) exercise any remedies with respect to the relevant Collateral, (ii) institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure, (iii) contest, protest or object to any foreclosure proceeding or action brought by the Bank Agent, the Timberlands Agent or any lender, or any other exercise by any such party, of any rights and remedies relating to the relevant Collateral under the Collateral Documents or otherwise, or (iv) object to the forbearance by such lenders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the relevant Collateral.

   The Bank Agent or the Timberlands Agent, as the case may be, will be required, pursuant to the terms of the Intercreditor Agreement, to apply all proceeds from the sale of the Collateral first to satisfy in full the claims of the lenders under the Bank Credit Agreement and/or the Timberlands Loan, as the case may be, and, after all commitments of such lenders to make loans under the relevant agreements have been terminated, to deliver any remaining proceeds to the Trustee to be applied to the claims of the Holders of the Notes. The Uniform Commercial Code (which may not be applicable in a bankruptcy context) imposes for the benefit of the Trustee and the Holders a requirement that any foreclosure sale of the Collateral be conducted in a commercially reasonable manner, which requirement may be modified, but not waived, by contract. Pursuant to the terms of the Intercreditor Agreement, the Bank Agent and the Timberlands Agent disclaim any obligation to consider the interest of the Holders of the Notes in any such foreclosure sale. These agents are required to act in the interest of the lenders pursuant to the relevant financing agreement. Neither the Trustee nor the Holders of the Notes may hold the Collateral or initiate or participate in negotiations regarding any remedial actions in respect of the Collateral or to contest any senior lien granted by the Company to the lenders under the relevant financing agreements.

CERTAIN COVENANTS OF THE COMPANY

   The Indenture contains, among others, the following covenants with respect to the Company and its Restricted Subsidiaries (including FinCo):

   Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary of the Company to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, except for Indebtedness (including Acquired Indebtedness) of the Company so long as at the time of such incurrence or issuance the Consolidated Fixed Charge Coverage Ratio for the Company for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred, and the application of such proceeds had occurred, on the first day of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness were incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition had occurred on the first day of such four-quarter period), would have been at least equal to 2.0 to 1.0.

   Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, make any Restricted Payment unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant in the preceding paragraph and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

     (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss); plus

     (B) 75% of the aggregate net cash proceeds received after the date of the Indenture by the Company as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company; provided that, after the date upon which the Company shall have reduced its Total Committed Debt to an amount that is not greater than $105 million, such calculation shall be adjusted to 100% of the aggregate net cash proceeds of such transactions occurring after such date; plus

     (C) 75% of the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Subsidiary) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for shares of Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange; provided that, after the date upon which the Company shall have reduced its Total Committed Debt to an amount that is not greater than $105 million, such calculation shall be adjusted to 100% of the aggregate net proceeds of such transactions occurring after such date; plus

     (D) to the extent not otherwise included in the Consolidated Adjusted Net Income of the Company, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in Unrestricted Subsidiaries resulting from the payments in cash of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed the total amount of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary by the Company and its Restricted Subsidiaries.

   (b) Notwithstanding paragraph (a) above, the Company may take the following actions so long as no Default or Event of Default shall have occurred and be continuing:

     (i) the payment of any dividend or the making of any distribution within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend or distribution would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

     (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company by conversion into, or by or in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

     (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of the Company by conversion into, or by or in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

     (iv) the purchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount thereof in the event of a "change of control" in accordance with provisions substantially similar to the "Purchase of Notes upon Change of Control" covenant; provided that prior to such purchase the Change of Control Offer as provided in such covenant has been made with respect to the Notes and all Notes validly tendered for payment in connection with such Change of Control Offer have been purchased;

     (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing,
    (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has (x) an Average Life either (I) longer than the Average Life of the Notes or (II) equal to or greater than the Average Life of the Subordinated Indebtedness that is being purchased, redeemed, defeased, acquired or retired and (y) a final Stated Maturity of principal either
    (I) later than the final Stated Maturity of the principal of the Notes or
    (II) no earlier than the Subordinated Indebtedness being purchased, redeemed, defeased, acquired or retired;

     (vi) the payment by the Company of certain amounts on account of that portion of the federal, state, local and foreign income tax liability of the direct and indirect equityholders that is attributable to their interests in the Company;

     (vii) the payment of a distribution by the Company on the Closing Date for Brant-Allen to recover expenses incurred on behalf of the Credit Parties in connection with the Acquisition, the Timberlands Acquisition and the related financings; provided that such dividend shall not exceed an aggregate of $2.0 million;

     (viii) the payment by the Company of management fees to Brant-Allen (or any of its Subsidiaries or Affiliates) in an amount per annum not in excess of 3% of the revenues (less tranportation costs) of the Company in the applicable fiscal year, of which no more than one third may be in cash; and

     (ix) the payment of a distribution by the Company on the Closing Date to Brant-Allen in an amount equal to the total federal, state, local and foreign tax liabilities of Peter Brant and Joseph Allen arising as a result of their indirect ownership of equity interests in the Company's predecessor during 1997 through the Closing Date, as calculated by the Company's Vice President of Finance and recalculated by the Company's independent accountants; provided, however, that the amount of the payment pursuant to this clause (ix) shall not exceed the product of the taxable income of the Company multiplied by the highest combined marginal federal, state and local tax rates applicable in the United States during 1997.

The actions described in clauses (i), (ii), (iii), (iv) and (viii) (to the extent that the fees paid in cash referred to in clause (viii) exceed 1% of the revenues (less transportation costs) of the Company) of this paragraph
(b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a) above and the actions described in clauses (v), (vi), (vii), (viii) (to the extent that the fees paid in cash referred to in clause (viii) do not exceed 1% of the revenues (less transportation costs) of the Company) and
(ix) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

   (c) In computing Consolidated Adjusted Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. In addition, in computing the amounts under clauses (B) and (C) under paragraph (a) above, to the extent that the Company issues shares of Qualified Capital Stock to Brant-Allen in exchange for management fees under the Management Services Agreement, the value of such shares shall be excluded.

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   Limitation on Liens. The Company will not, and will not permit any
Restricted Subsidiary of the Company to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary of the Company, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability so secured by such Lien, in each case, for so long as such obligation is secured by such Lien.

   Guarantees by Restricted Subsidiaries of the Company. (a) If, after the Closing Date, the Company or any of its Subsidiaries acquires or forms a Restricted Subsidiary, the Company will cause any such Restricted Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to such Trustee pursuant to which such Restricted Subsidiary shall guarantee all of the obligations of the Company with respect to the Notes issued under such Indenture on a senior basis and
(ii) deliver to such Trustee an opinion of counsel reasonably satisfactory to such Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Indenture. As of the Closing Date, the Company will have no Subsidiaries other than FinCo, and FinCo will have no Subsidiaries.

   (b) Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not a Restricted Subsidiary of the Company, of all of the Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture).

   Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes will have the right to require that the Issuers purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

   Within 20 days following any Change of Control, the Issuers shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Issuers default in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

   If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The Bank Credit Agreement prohibits the purchase of the Notes by the Company prior to full repayment of indebtedness under the Bank Credit Agreement, and, upon a Change of Control, an event of default arises and the lenders may demand that all amounts outstanding under the Bank Credit Agreement become due and payable. There can be no assurance that in the event of a Change of Control the Issuers will be able to obtain the necessary consents from the lenders under the Bank Credit Agreement to consummate a Change of Control Offer or to repay or refinance all the Indebtedness of the lenders under the Bank Credit Agreement. The failure of the Issuers to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."

   Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

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   The Issuers will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Issuers to purchase the Notes and the Issuers elect to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

   The Issuers will comply with the applicable tender offer rules, including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

CERTAIN COVENANTS OF THE SECURITY PARTIES

   The Indenture contains, among others, the following covenants with respect to the Security Parties:

   Limitation on Indebtedness. Each of the Security Parties will not, and will not permit any of its Restricted Subsidiaries to, incur Indebtedness (including any Acquired Indebtedness), other than Permitted Security Party Indebtedness.

   Limitation on Restricted Payments by Timberlands. (a) Timberlands will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of Timberlands, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant relevant to the Company and (3) the aggregate amount of all Restricted Payments by Timberlands declared or made after the date of the Indenture shall not exceed the sum of:

     (A) 50% of the Consolidated Adjusted Net Income of Timberlands accrued on a cumulative basis during the period beginning on the first day of Timberlands' first fiscal quarter after the date of the Indenture and ending on the last day of Timberlands' last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss); plus

     (B) 75% of the aggregate net cash proceeds received after the date of the Indenture by Timberlands as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of Timberlands (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of Timberlands; provided that, after the date upon which the Company shall have reduced its Total Committed Debt to an amount that is not greater than $105 million, such calculation shall be adjusted to 100% of the aggregate net cash proceeds of such transactions occurring after such date; plus

     (C) 75% of the aggregate net cash proceeds received after the date of the Indenture by Timberlands from the issuance or sale (other than to any Subsidiary) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for shares of Qualified Capital Stock of Timberlands, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by Timberlands at the time of such conversion or exchange; provided that, after the date upon which the Company shall have reduced its Total Committed Debt to an amount that is not greater than $105 million, such calculation shall be adjusted to 100% of the aggregate net proceeds of such transactions occurring after such date; plus

     (D) to the extent not otherwise included in the Consolidated Adjusted Net Income of Timberlands, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in Unrestricted Subsidiaries resulting from the payments in cash of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Timberlands or a Restricted Subsidiary

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    after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary by Timberlands and its Restricted Subsidiaries.

   (b) Notwithstanding paragraph (a) above, Timberlands may take the following actions so long as no Default or Event of Default shall have occurred and be continuing:

     (i) the payment of any dividend or the making of any distribution within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend or such distribution would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

     (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Timberlands in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to any Subsidiary) of, shares of Qualified Capital Stock of Timberlands;

     (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness of Timberlands in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to any Subsidiary) of, shares of Qualified Capital Stock of Timberlands;

     (iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Timberlands in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness of Timberlands so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by Timberlands as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of Timberlands incurred in connection with such refinancing,
    (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has (x) an Average Life either (I) longer than the Average Life of the Notes or (II) equal to or greater than the Average Life of the Subordinated Indebtedness that is being purchased, redeemed, defeased, acquired or retired and (y) a final Stated Maturity of principal either
    (I) later than the final Stated Maturity of principal of the Notes or (II) no earlier than the Subordinated Indebtedness being purchased, redeemed, defeased, acquired or retired;

     (v) the payment by Timberlands of certain amounts on account of that portion of the federal, state, local and foreign income tax liability of the direct and indirect equityholders that is attributable to their interests in Timberlands;

     (vi) the payment by Timberlands of any dividend or distribution to Brant-Allen (A) to enable Brant-Allen to repay or prepay all or a portion of principal, premium or interest on the Indebtedness under the Timberlands Loan or (B) from the proceeds of any Asset Sale by Timberlands to enable Brant-Allen to repay or prepay all or a portion of the principal, premium or interest on Indebtedness under the Timberlands Loan or Indebtedness of the Company in accordance with paragraph (b) under the "Limitation on Sale of Assets" covenant; and

     (vii) the payment of a distribution by Timberlands on the Closing Date to Brant-Allen (A) to cover or recover expenses incurred on behalf of the Credit Parties and the escrow deposit by Brant-Allen in connection with the Acquisition, the Timberlands Acquisition and the related financings and (B) in an amount equal to the total federal, state, local and foreign tax liabilities of Peter Brant and Joseph Allen arising as a result of their indirect ownership of equity interests in Timberlands' predecessor during 1997 through the Closing Date, as calculated by Timberlands' Vice President of Finance and recalculated by Timberlands' independent accountants; provided that such distribution shall not exceed an aggregate of $5.3 million.

The actions described in clauses (i), (ii) and (iii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be

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available for Restricted Payments under clause (3) of paragraph (a) above and the actions described in clauses (iv), (v), (vi) and (vii) of this paragraph
(b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a).

   (c) In computing Consolidated Adjusted Net Income of Timberlands under paragraph (a) above, (1) Timberlands shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of Timberlands for the remaining portion of such period and (2) Timberlands shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of Timberlands that are available on the date of determination.

   Limitation on Certain Restricted Payments by Soucy Inc. Soucy Inc. will not make any Soucy Restricted Payment unless, immediately after giving effect to such Soucy Restricted Payment, the Consolidated Tangible Net Worth of Soucy Inc. will be equal to or greater than Cdn$32.0 million; provided that this covenant shall not apply to (i) any dividends or distributions by Soucy Inc. to Brant-Allen in order to repay Indebtedness of Brant-Allen in accordance with the "Limitation on Sales of Collateral Stock and Certain Other Transactions" covenant or the "Limitation on Sale of Assets" covenant or (ii) the payment by Soucy Inc. of management, transportation, sales and royalty fees to Brant-Allen in accordance with clause (b)(v) under the "Limitation on Transactions with Affiliates" covenant.

   Limitation on Liens. Each of the Security Parties will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon.

   Limitation on Guarantees of Company Indebtedness by the Security Parties and Their Restricted Subsidiaries. (a) Each of the Security Parties will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company; provided that such Security Party or such Restricted Subsidiary may do so if (i) (A) in any case when such entity is not then already a Guarantor, such entity simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such entity and (B) with respect to any guarantee of Subordinated Indebtedness of the Company by any such entity, any such guarantee shall be subordinated to such entity's Guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness of the Company is subordinated to the Notes and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary of the Company as a result of any payment by such Restricted Subsidiary under its Guarantee.

   (b) Notwithstanding the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

CERTAIN COVENANTS OF BRANT-ALLEN

   The Indenture contains, among others, the following covenants with respect to Brant-Allen:

   Limitation on Sales of Collateral Stock and Certain Other
Transactions. (a) Brant-Allen will not, and will not permit any of its Subsidiaries or other Affiliates to, directly or indirectly, (i) sell, or agree to sell, any of the shares of Capital Stock of Timberlands or Soucy Inc., (ii) create, incur, assume, or suffer to exist any Lien of any kind (other than Liens incurred in connection with the Bank Credit Agreement, the Timberlands Loan or the Notes) on or with

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respect to the shares of Capital Stock of Timberlands or Soucy Inc. or (iii)
permit Timberlands or Soucy Inc., in a single transaction or through a series of related transactions, to consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons.

   (b) Notwithstanding the foregoing, Brant-Allen may allow the following:

     (i) Brant-Allen may, directly or indirectly, sell, convey, transfer or otherwise dispose of all of (but not less than all of) the shares of Capital Stock of either of the Security Parties for cash;

     (ii) Brant-Allen may, directly or indirectly, sell, convey, transfer or otherwise dispose of all or any portion of its shares of Capital Stock in Timberlands (and Brant-Allen may permit Timberlands to sell, convey, transfer or otherwise dispose of all or substantially all of its assets) in exchange for consideration consisting of the shares of Capital Stock of another entity or of a combination of cash and the shares of Capital Stock of another entity, but only if (A) such entity is required to file (and is filing) reports pursuant to Section 12 or Section 15 of the Securities Exchange Act of 1934, (B) such shares of Capital Stock are freely tradeable on a national securities exchange (as such term is defined in Section 6 of the Exchange Act) or automated quotation system, or can become freely tradeable on such exchange or quotation system within 90 days of receipt by Brant-Allen of such Capital Stock, (C) such entity has a Total Market Value of Equity of not less than $250 million and (D) the Indebtedness, if any, of such entity is rated Investment Grade; and

     (iii) Any transaction or transactions (other than those specified in (i) and (ii) above) complying with the provisions of "Consolidation, Merger and Sale of Assets" below; provided that the consideration to Brant-Allen for such transaction is cash and/or shares of Capital Stock of the Surviving Entity;

provided that (x) the Net Cash Proceeds, if any, of any such transaction shall be utilized to repay Indebtedness of the Credit Parties in the same order of priority as provided for the Net Cash Proceeds of the Asset Sales of Timberlands or Soucy Inc., as the case may be, under paragraph (b) of the "Limitations on Sale of Assets" covenant (and that any such Net Cash Proceeds that are not so utilized shall be treated as Excess Proceeds of an Asset Sale by the relevant Security Party under such covenant); (y) if the Surviving Entity of such transaction is not one of the Security Parties, Brant-Allen causes the shares of Capital Stock of the Surviving Entity that are beneficially owned, directly or indirectly, by Brant-Allen or the Permitted Holders to become subject to a Lien in favor of the Trustee on behalf of the Noteholders that is at least of the same ranking as the Lien securing the shares of Capital Stock of the applicable Security Party prior to such transaction or series of transactions; provided that Brant-Allen may subsequently sell, convey, transfer or otherwise dispose of all or a portion of such shares of Capital Stock (and the Trustee shall release the Lien secured by such shares of Capital Stock immediately prior to such sale, conveyance, transfer or other disposal) if the Net Cash Proceeds of such transactions are utilized in accordance with clause (x) of this proviso; and
(z) no transaction may be concluded in accordance with the foregoing if any such transaction shall involve the two Security Parties and the Surviving Entity shall be Soucy Inc.

   Limitation on Proceeds of Asset Sales by Subsidiaries. Brant-Allen shall utilize all dividends or distributions made to it from the Credit Parties from the Net Cash Proceeds of Asset Sales by such Credit Parties, after deducting the amount of any federal, state, local and foreign taxes owed by Brant-Allen or its owners as a result of such Asset Sales, dividends or distributions, to repay Indebtedness of the Credit Parties as provided in clause (b) or (c) under the "Limitations on Sale of Assets" covenant.

CERTAIN COVENANTS OF ALL OF THE CREDIT PARTIES

   Limitation on Issuances and Sales of Capital Stock of Subsidiaries. Each of the Credit Parties (i) will not permit any of its Subsidiaries to issue any Capital Stock (other than to such Credit Party or a wholly owned Subsidiary) and (ii) will not permit any Person (other than such Credit Party or a wholly owned Subsidiary) to own any Capital Stock of any of its Subsidiaries; provided that this covenant shall not apply to the ownership by the partners of Soucy Inc. of their partnership interests in Soucy Partners or any joint venture established by Timberlands pursuant to paragraph (d) of the "Limitation on Sale of Assets" covenant.

   Limitation on Transactions with Affiliates. (a) Each of the Credit Parties will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with,

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or for the benefit of, any Affiliate of such Credit Party or any of its
Restricted Subsidiaries (other than such Credit Party or a wholly owned Restricted Subsidiary of such Credit Party) unless (i) such transaction or series of transactions is on terms that are no less favorable to such Credit Party or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties that are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $1.0 million, such Credit Party delivers an officers certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of such Credit Party or, in the event no members of the Board of Directors of such Credit Party are Disinterested Directors with respect to any transaction or series of transactions included in this clause (ii), such Credit Party will obtain a written opinion from a nationally recognized investment banking firm certifying that such transaction or series of related transactions is fair to such Credit Party or its Restricted Subsidiary, as the case may be, from a financial point of view and (iii) with respect to any transaction or series of related transactions including aggregate consideration in excess of $5.0 million, such Credit Party will obtain a written opinion from a nationally recognized investment banking firm to the effect set forth in the preceding clause (ii).

   (b) The foregoing provisions in paragraph (a) will not restrict (i) any Credit Party from paying reasonable and customary regular compensation and fees, expense reimbursement and customary indemnification to directors of such Credit Party or any of its Restricted Subsidiaries who are not employees of such Credit Party or any such Restricted Subsidiary; (ii) transactions pursuant to the Wood Supply Agreement and the Elebash Agreement, in each case, as in effect on the date of the Indenture which (A) comply with clause
(i) of the foregoing paragraph (a) and (B) are in the ordinary course of business; (iii) transactions pursuant to the Management Services Agreement for aggregate payments by the Company to Brant-Allen (or any of its Subsidiaries or Affiliates) in an amount per annum not in excess of 3% of the revenues (net of transportation costs) of the Company in the applicable fiscal year; provided that (A) at all times, up to 33 1/3% of such fees may be paid by the Company to Brant-Allen in cash and (B) the remainder of such fees may be paid by the Company to Brant-Allen in cash only at such times as such payment is permitted under the "Limitation on Restricted Payments" covenant relevant to the Company and, at all other times, only in the form of Capital Stock of the Company or Indebtedness of the Company if such Indebtedness shall (w) be subordinated in right of payment to the Notes, (x) bear no interest, (y) not require principal payments of any kind on such Indebtedness to be repaid prior to the Stated Maturity of the Notes, and (z) contain no provisions for remedies (including, without limitation, any defaults or any other provisions that would result in the acceleration of the maturity of such Indebtedness); (iv) the payment by Soucy Inc. of management, transportation, sales and royalty fees to Brant-Allen (or any of its Subsidiaries or Affiliates) in an amount per annum not in excess of 9.73% of the consolidated sales (net of transportation costs) of Soucy Inc. in the applicable year; (v) the payment by Soucy Partners of management, transportation, sales and royalty fees to Soucy Inc. in an amount per annum not in excess of 3% of the cumulative annual sales (net of transportation costs) of Soucy Partners; (vi) the sales and marketing of newsprint by Brant-Allen for, or on behalf of, Soucy Inc. and its Subsidiaries consistent with past practice or in the ordinary course of business; and (vii) Restricted Payments that are permitted by the provisions of the Indenture described above under the "Limitation on Restricted Payments" covenant applicable to the Company or Timberlands, as the case may be.

   Limitation on Sale of Assets. (a) Each of the Credit Parties will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless (i) the consideration received by such Credit Party or such Restricted Subsidiary for such Asset Sale is not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of such Credit Party, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by such Credit Party or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the most recent balance sheet of such Credit Party) of such Credit Party or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases such Credit Party or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by such Credit Party or any such Restricted Subsidiary from such transferee that are promptly converted by such Credit Party or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash or Cash Equivalents, as the case may be, for purposes of this provision; and provided further that (A) as Asset Sales reduce Timberlands' timberlands below 40,000 acres, the

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Company shall obtain contract rights to purchase amounts of wood sufficient to replace the wood supply which the Company anticipated receiving from the timberlands subject to such further sales and (B) Timberlands may consummate Asset Sales of timberlands in exchange for securities, notes or other obligations of the transferee in such Asset Sales, so long as it does not hold, at any one time, in excess of $1.0 million of such securities, notes or obligations.

   (b) If any Credit Party or any Restricted Subsidiary consummates an Asset Sale, such Credit Party or such Restricted Subsidiary may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, (i) to invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) that will be used in businesses of such Credit Party or such Restricted Subsidiary and any of their respective Restricted Subsidiaries, as the case may be, existing on the Closing Date, and that will be reflected as non-current assets on the balance sheet of the relevant Credit Party or Restricted Subsidiary, as the case may be, in accordance with GAAP; provided that, in the case of the Company, such properties and assets shall become subject to a Lien in favor of the Trustee on behalf of the Noteholders that is of at least the same ranking as the Lien securing the assets that were subject to such Asset Sale; or (ii) to repay certain Indebtedness, as follows:

     (A) in the case of the Company or its Restricted Subsidiaries, to permanently repay or prepay any then outstanding unsubordinated Indebtedness of the Company or any Indebtedness of its Restricted Subsidiaries;

     (B) in the case of Timberlands or its Restricted Subsidiaries, to make payments in the following order of priority: (i) to repay or prepay all or part of the principal, premium, if any, and interest on the Hancock Loan or to make a dividend payment or a distribution to enable Brant-Allen to repay or prepay all or part of the principal, premium, if any, and interest on the Timberlands Loan; and (ii) if the Hancock Loan and the Timberlands Loan shall have been repaid, to the extent permitted by applicable law, to make a dividend payment or distribution to enable Brant-Allen to make a capital contribution to the Company to enable the Company to permanently reduce Total Committed Debt of the Company under the Bank Credit Agreement; and

     (C) in the case of Soucy Inc. or its Restricted Subsidiaries, to make payments in the following order of priority: (i) to permanently reduce the Total Committed Debt of Soucy Inc. or its Restricted Subsidiaries or (ii) to the extent permitted by applicable law, to make a dividend payment or distribution, directly or indirectly, to enable Brant-Allen (x) to make a capital contribution to the Company to enable the Company to permanently reduce the Total Committed Debt of the Company under the Bank Credit Agreement, (y) to repay or prepay all or part of the Timberlands Loan, or
    (z) to make a capital contribution to Timberlands to enable Timberlands to repay or prepay all or part of the Hancock Loan.

With respect to clause (i) of this paragraph (b), if any such legally binding agreement to invest such Net Cash Proceeds is terminated, then such Credit Party or its Restricted Subsidiary, as the case may be, may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) (without regard to the parenthetical contained in such clause (i) above). The amount of such Net Cash Proceeds or, in the case of any Asset Sale by Soucy Partners or its Subsidiaries, Soucy Inc.'s pro rata share of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

   (c) When the aggregate amount of Excess Proceeds with respect to any of the Credit Parties and its Restricted Subsidiaries exceeds $15.0 million, the relevant Credit Party shall, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, but only if the consummation of such offer is permitted by applicable law, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 101% of the principal amount of such Note plus accrued interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the relevant Credit Party may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Exceeds Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

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   (d) Notwithstanding the foregoing provisions of this covenant, Timberlands may contribute, sell, convey, transfer, lease or otherwise dispose of all or a portion of its properties or assets into a joint venture with another entity in exchange for Capital Stock of such joint venture, but only if (i) the Indebtedness of the entity that is the joint venture partner of Timberlands is rated Investment Grade; (ii) an Independent Valuation Agent shall provide a valuation that, on a pro forma basis, the total amount of the Indebtedness of such joint venture following the contributions by the joint venture partners shall not exceed 50% of an amount equal to the sum of its Equity Value and such total Indebtedness; (iii) dividends or distributions on the Capital Stock of the joint venture held, directly or indirectly, by Brant-Allen shall be utilized, after deducting the amount of any federal, state and local taxes owed by Brant-Allen or its owners as a result of such dividends or distributions, to repay Indebtedness of Timberlands and the Company in the same order of priority as provided for the proceeds of Asset Sales of Timberlands under clause (B) under paragraph (b) of this "Limitation on Sale of Assets" covenant; (iv) if, following the establishment of the joint venture it will not be a "Subsidiary" for purposes of the Indenture, then the joint venture shall nonetheless be required to adhere to the limitation on the incurrence of Indebtedness by joint ventures provided for in clause (vii) of paragraph (b) under the definition of Permitted Security Party Indebtedness; and (v) the Capital Stock in such joint venture owned by Timberlands become subject to the security interest of the Timberlands Collateral.

   Limitation on Sale and Leaseback Transactions. Each of the Credit Parties will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and all of the relevant parties comply with the "Limitation on Sale of Assets" covenant, (ii) such Credit Party or such Restricted Subsidiary would be permitted to incur Indebtedness under the "Limitation on Indebtedness" covenant relevant to the applicable Credit Party in the amount of the Attributable Value of the Indebtedness incurred in respect of such Sale and Leaseback Transaction and (iii) such Credit Party or such Restricted Subsidiary would be permitted to grant a Lien under the "Limitation on Liens" covenant relevant to the applicable Credit Party to secure the amount of the Attributable Debt in respect of such Sale and Leaseback Transaction.

   Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Each of the Credit Parties other than Soucy Inc. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to such Credit Party or any other Restricted Subsidiary of such Credit Party, (c) make loans or advances to such Credit Party or any other Restricted Subsidiary of such Credit Party, (d) transfer any of its properties or assets to such Credit Party or any other Restricted Subsidiary of such Credit Party (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture that would not materially adversely affect such Credit Party's ability to satisfy its obligations under the Notes and the Indenture) or (e) guarantee any Indebtedness of such Credit Party or any other Restricted Subsidiary of such Credit Party, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture, the Bank Credit Agreement, as originally executed, the Timberlands Loan, the Hancock Loan and any documents or agreements entered into pursuant thereto or securing obligations thereunder and any other agreement in effect on the date of the Indenture and listed on a schedule attached to the Indenture, (ii) applicable law, (iii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which such Credit Party or any Restricted Subsidiary of such Credit Party is a party or to which any of their respective properties or assets are subject, (iv) any agreement or other instrument of a Person acquired by such Credit Party or any Restricted Subsidiary of such Credit Party in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contract and (vi) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) and (iv); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

   Limitation on Conduct of Business. Each of the Credit Parties will not, and will not permit any of its Subsidiaries to, conduct any business other than the business such Credit Party and its Subsidiaries was conducting on the Closing Date or businesses reasonably similar or related thereto.

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   Limitation on Unrestricted Subsidiaries. Each of the Credit Parties will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in any of its Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant relevant to such Credit Party. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant
(i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by such Credit Party and (ii) may be made in cash or property.

   Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission, and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to provide to the Trustee, and to make available to each holder of Notes promptly upon request, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to make available, at the Company's cost, copies of such reports and documents to any prospective holder of Notes promptly upon request.

   In addition, the Company will be required to provide to the Trustee, and to make available to each holder of the Notes promptly upon request, without cost to such holder, as soon as possible, but in any event within 90 days after the end of the relevant fiscal year, a copy of the audited financial statements of each of the Security Parties.

CONSOLIDATION, MERGER AND SALE OF ASSETS

   Each of the Credit Parties will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of such Credit Party and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto (i) either (A) such Credit Party will be the continuing corporation (or limited liability company) or (B) the Person (if other than such Credit Party) formed by such consolidation or into which such Credit Party or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of such Credit Party and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") (1) will be a corporation, partnership, limited liability company or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) will expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the performance and observance of every covenant and other obligation of the Indenture on the part of such Credit Party to be performed or observed; (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of such Credit Party or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of such Credit Party or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), the Consolidated Net Worth of such Credit Party (or of the Surviving Entity if such Credit Party is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of such Credit Party immediately prior to such transaction or series of transactions;
(iv) with respect to the Company and Soucy Inc., immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), (I) in the case of the Company, the Company (or the Surviving Entity, if as a result of such transaction or transactions, the Company does not continue as an obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant relevant to the Company and (II) in the case of Soucy Inc.,

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Soucy Inc. (or the Surviving Entity, if as a result of such transaction or transactions, Soucy Inc. does not continue as a party under the Indenture) could incur $1.00 of additional Indebtedness under clause (c)(v) of the definition of "Permitted Security Party Indebtedness"; (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the Indenture and the Notes; and (vi) if any of the property or assets of such Credit Party or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant relevant to the applicable Credit Party are complied with; provided that the provisions of this "Consolidation, Merger and Sale of Assets" covenant will not apply to any transaction consummated under (x) clause (i) or (ii) of paragraph (b) under the "Limitation on Sales of Collateral Stock and Certain Other Transactions" covenant and (y) paragraph
(d) under the "Limitation on Sale of Assets" covenant.

   In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the relevant Credit Party or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate (attaching the authentic computations to demonstrate compliance with clauses
(iii) and (iv) above) and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

   The following are "Events of Default" under the Indenture:

     (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

     (ii) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

     (iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant;

     (iv) default in the performance, or breach, of any covenant or warranty of the Company, any Security Party, Brant-Allen or any Guarantor contained in the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

     (v) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company, any Security Party, any Guarantor or any of their respective Restricted Subsidiaries aggregating $5.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company, any Security Party, any Guarantor or any of their respective Restricted Subsidiaries aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment prior to the stated maturity thereof);

     (vi) any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Company, any Security Party, any Guarantor or any of their respective Restricted Subsidiaries shall notify the Trustee of the intended sale or disposition of any assets of any such party that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such assets of the Company, any Security Party, any Guarantor or any of their respective Restricted Subsidiaries pursuant to the terms of any agreement or instrument evidencing any such Indebtedness or in accordance with applicable law;

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     (vii) one or more final judgments or orders shall be rendered against the
    Company, any Security Party, any Guarantor or any of their respective Restricted Subsidiaries for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

     (viii) any Guarantee ceases in any material respect to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture);

     (ix) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company, any Security Party, any Guarantor or any of their respective Restricted Subsidiaries;

     (x) any of the Collateral Documents shall cease in any material respect to be in full force and effect or shall cease in any material respect to give the Collateral Trustee the Liens, rights, powers and privileges purported to be created thereby; or

     (xi) default in the performance, or breach, of any covenant or warranty of the Issuers, the Security Parties or Brant-Allen under the Collateral Documents and continuance of such default for a period of 30 days after written notice thereof shall have been given as provided in clause (iv) above.


   If an Event of Default (other than as specified in clause (ix) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee, upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. Notwithstanding the foregoing, any Holder shall have the right to institute suit to enforcement of any overdue payment owing to such Holder pursuant to the Notes. If an Event of Default specified in clause (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.


   At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Issuers have paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

   The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past or existing defaults under the Indenture, except a continuing default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

   If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within five days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes.

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   The Company is required to furnish to the Trustee annual statements as to the performance by each of the Credit Parties of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

   The Issuers may, at their option and at any time, elect to have the obligations of the Issuers, the Security Parties and any Guarantor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuers and any such Guarantor will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and that the Issuers, the Security Parties and any Guarantor will be deemed to have satisfied all their other obligations under such Notes and the Indenture insofar as such Notes are concerned except for
(i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers, the Security Parties and any Guarantor released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance"). If covenant defeasance occurs, then certain events described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either defeasance or covenant defeasance, (i) the Issuers must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, or U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (ix) of "--Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit;
(iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Issuers, the Security Parties or any Guarantor is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel or a copy of a private letter ruling to the Company from the Internal Revenue Service, substantially to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel or a copy of a private letter ruling to the Company from the Internal Revenue Service substantially to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an officers certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

   The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) and (ii) Notes for whose payment money has been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust

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as provided for in the Indenture have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name of the Issuers, at the expense of the Company, and the Company, FinCo or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (ii) the Company, FinCo or any Guarantor has paid or caused to be paid all sums payable under the Indenture by the Issuers; and (iii) the Company has delivered to the Trustee an Officers Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

   Modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Issuers, the Security Parties, each Guarantor, if any, and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:
(i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof (or premium, if any) or the rate of interest thereon or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (ii) amend, change or modify the obligation of the Issuers to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger and Sale of Assets", consent to the assignment or transfer by the Issuers, the Security Parties or any Guarantor of any of their rights or obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture or the Notes or any Guarantee of the Notes or any of the Collateral Documents relating to the Collateral in any manner adverse to the holders of the Notes.

   Notwithstanding the foregoing, without the consent of any holder of the Notes, the Issuers, the Security Parties, Brant-Allen, any Guarantor and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Issuers, the Security Parties, a Guarantor or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Issuers, the Security Parties, Brant-Allen or a Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with "--Consolidation, Merger and Sale of Assets"; (b) to add to the covenants of the Issuers, the Security Parties, Brant-Allen, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuers, the Securities Parties, or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional

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security for the payment and performance of obligations of the Issuers, the
Security Parties and any Guarantor under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

   The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

THE TRUSTEE

   The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

   The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

   The Indenture, the Notes, the Collateral Documents (other than the Deed of Trust and the Hypothec Agreement) are governed by, and will be construed in accordance with, the laws of the State of New York. The Deed of Trust and the Hypothec Agreement are governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia and the Province of Quebec, respectively.

ENFORCEABILITY OF JUDGMENTS

   Since substantially all of the assets of Soucy Inc. are outside the United States, any judgment obtained in the United States against Soucy Inc. may not be collectible within the United States.

   The Issuers have been advised by their Canadian counsel, McCarthy Tetrault, that the laws of the Province of Quebec would permit an action to be brought in the appropriate courts of the Province of Quebec on a final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in the City of New York ("New York Court") which is not impeachable as void or voidable under the internal laws of the State of New York, for a definite sum of money provided that (i) the New York Court rendering such judgment had jurisdiction according to Quebec conflicts of laws rules over the judgment debtor, (ii) such judgment was not obtained by fraud, was not rendered in contravention of the "fundamental principles of procedure" and the outcome thereof would not be manifestly inconsistent with "public order," as such terms are applied by the courts in Quebec or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or any order made by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments (as defined therein); (iii) the procedural rules of commencement and maintenance of the enforcement proceedings in the Province of Quebec are observed; (iv) the enforcement of such a judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, penal or public laws; (v) there has been compliance with Article 2924 of the Civil Code of Quebec which provides that a right arising from a judgment must be exercised within ten years of the date of such judgment; (vi) the enforceability of such judgment may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, or other laws generally affecting the enforceability of creditors' rights; (vii) pursuant to the provisions of the Currency Act (Canada), no court in Canada may make an order expressed in any currency other than lawful money of Canada and a Quebec court will convert a sum expressed in a foreign currency in a foreign judgment into Canadian currency at the rate of exchange prevailing on the date the judgment became enforceable at the place where it was rendered; and
(viii) a Quebec court would retain some residual equitable jurisdiction which might limit the enforcement of remedies which may have been granted by the New York Court.

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NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND MEMBERS

   No director, officer, employee, incorporator or member of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LIMITED RECOURSE

   Each of the Soucy Pledge Agreement, the Hypothec Agreement and the Timberlands Pledge Agreement provide that, anything therein to the contrary notwithstanding, the Trustee shall have recourse in respect of the Secured Obligations solely to, in the case of the Soucy Pledge Agreement and the Hypothec Agreement, the Soucy Collateral (for the purposes of this paragraph only, as defined in the Soucy Pledge Agreement) and, in the case of the Timberlands Pledge Agreement, the Timberlands Collateral (for the purposes of this paragraph only, as defined in the Timberlands Pledge Agreement) and, in each case, not to Brant-Allen personally or to assets of Brant-Allen other than the Soucy Collateral or the Timberlands Collateral, as the case may be. "Secured Obligations" are defined in each such Pledge Agreement (and for the purposes of this paragraph only) to mean (a) the obligations of the Issuers under the Indenture and (b) all obligations and liabilities of Brant-Allen that may arise under or in connection with any Collateral Document to which Brant-Allen is a party, whether on account of fees, indemnities, cost, expenses or otherwise that are required to be paid by Brant-Allen pursuant to the terms thereof.

   The Company Pledge and Security Agreement provides that, anything therein to the contrary notwithstanding, the Trustee shall have recourse in respect of the Secured Obligations (as defined in the Company Pledge and Security Agreement) solely to the Collateral (for the purposes of this paragraph only, as defined in the Company Pledge and Security Agreement) and not to the Company and each Restricted Subsidiary that becomes a Guarantor (collectively, the "Grantors" and, each, a "Grantor") personally or to assets of the Grantors other than the Collateral. "Secured Obligations" are defined in the Company Pledge and Security Agreement (and for the purposes of this paragraph only) to mean (a) the obligations of the Issuers under the Indenture and (b) all obligations and liabilities of the Grantors that may arise under or in connection with any Collateral Document to which the Grantors are a party, whether on account of fees, indemnities, cost, expenses or otherwise that are required to be paid by the Grantor pursuant to the terms thereof.

CERTAIN DEFINITIONS

   "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

   "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Sale" means, with respect to any Credit Party, any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary of such Credit Party; (b) all or substantially all of the properties and assets of such Credit Party or its Restricted Subsidiaries; or (c) any other properties or assets of any division or line of business of such Credit Party or any Restricted Subsidiary of such Credit Party, other than in the ordinary course of business (including, without limitation, transfers of newsprint or other inventory in the ordinary course of business). For the purposes of this definition, the term "Asset

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Sale" shall not include any transfer of properties or assets or Capital Stock of Restricted Subsidiaries (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger, Conveyance, Transfer or Lease" and under "Limitation on Sales of Collateral Stock and Certain Other Transactions," (ii) between or among any Credit Party and any of its Restricted Subsidiaries in accordance with the terms of the Indenture or
(iii) to an Unrestricted Subsidiary, if permitted under the relevant "Limitation on Restricted Payments" covenant.

   "Attributable Value" means, with respect to any lease of any Person, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the incremental borrowing rate of such Person) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

   "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by
(ii) the amount of each such principal payment by (b) the sum of all such principal payments.

   "Bank Credit Agreement" means the credit agreement dated as of the Closing Date among the Company, the Banks and Toronto Dominion (Texas), Inc., as agent, as such agreement may be amended, renewed, extended, substituted, restated, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, restatements, refinancings, restructurings, supplements or other modifications of the foregoing); provided that with respect to any agreement providing for the refinancing of Indebtedness under the Bank Credit Agreement, such agreement shall be the Bank Credit Agreement for the purposes of this definition only if a notice to that effect is delivered by the Company to the Trustee and there shall be at any time only one instrument that is the Bank Credit Agreement under the Indenture.

   "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

   "Banks" means the banks and other financial institutions from time to time that are lenders under the Bank Credit Agreement.

   "Brant-Allen" means Brant-Allen Industries, Inc.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, membership interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

   "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person or a Subsidiary of such Person, under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

   "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances or Eurodollar time deposits with a maturity of 180 days or less of, and overnight bank deposits with, any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and (d) funds which invest in any of the foregoing.

                               89
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   "Change of Control" means the occurrence of any of the following events:
(a) prior to the initial Public Equity Offering of the Company the gross proceeds of which shall exceed $100 million, the Permitted Holders are or become the "beneficial owners" (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of less than 51% of the total outstanding Voting Stock of the Company; or (b) after the initial Public Equity Offering of the Company referred to in clause (a) above, (i) a "person" or a "group" (as such terms are defined in Sections 13(d) and 14(c) of the Exchange Act) other than the Permitted Holders are or become the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total outstanding Voting Stock of the Company; or (ii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of more than 50% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (c) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger, and Sale of Assets."

   "Closing Date" means December 1, 1997.

   "Collateral" means the Company Collateral, the Timberlands Collateral and the Soucy Collateral.

   "Collateral Documents" means (i) the deed of trust dated as of December 1, 1997 among the Company, the Trustee and the collateral trustee thereunder (the "Deed of Trust"), (ii) the pledge and security agreement dated as of December 1, 1997 between the Company and the Trustee (the "Company Pledge and Security Agreement"), (iii) the pledge agreement concerning the Capital Stock of Soucy Inc. dated as of December 1, 1997 between Brant-Allen and the Trustee governed by the law of the State of New York (the "Soucy Pledge Agreement"), (iv) the hypothec agreement concerning the Capital Stock of Soucy Inc. dated as of December 1, 1997 between Brant-Allen and the Trustee governed by Quebec law (the "Hypothec Agreement") and (v) the pledge agreement concerning the membership interests of Timberlands dated as of December 1, 1997 between Brant-Allen and the Trustee (the "Timberlands Pledge Agreement").

   "Commodity Hedge Agreements" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by any Credit Party or any of its Subsidiaries designed to protect such Credit Party or any of its Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of such Credit Party or its Subsidiaries.

   "Company Collateral" means (x) all of the real property of the Company and
(y) all of the personal property of the Company assigned to the Trustee, now or in the future, under the Company Pledge and Security Agreement.

   "Consolidated Adjusted Net Income" means, with respect to any Credit Party, for any period, the consolidated net income (or loss) of such Credit Party and all Restricted Subsidiaries of such Credit Party for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than such Credit Party or a Restricted Subsidiary of such Credit Party), including Unrestricted Subsidiaries, in which such Credit Party or any Restricted Subsidiary of such Credit Party has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to such Credit Party or any Restricted Subsidiary of such Credit Party in cash dividends or distributions during such period, (d) the net income (or loss) of any Person combined with such Credit Party or any Restricted Subsidiary of such Credit Party on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary of such Credit Party and to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, and (f) for purposes of calculating Consolidated Adjusted Net Income under the relevant "Limitation on Restricted Payments" covenant, any

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net income (or loss) from any Restricted Subsidiary that was an Unrestricted
Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary. The calculation of Consolidated Adjusted Net Income for the Company or any other entity shall be adjusted by imputing to the Company or such other entity as an expense all of the amounts paid by the Company or such other entity to holders of direct or indirect equity interests in the Company or such other entity in respect of their tax liabilities and as income any amounts recontributed to the Company or such other entity by direct or indirect holders of equity interests in the Company or such other entity pursuant to clause (vi) of paragraph (b) under "Certain Covenants of the Company--Limitation on Restricted Payments" and clause (vii) of paragraph (b) under "Certain Covenants of the Security Parties--Limitation on Restricted Payments by Timberlands."

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Adjusted Net Income, in each case, for such period to (b) the sum of (i) Consolidated Interest Expense and (ii) cash and non-cash dividends for such Person due (whether or not declared) on Preferred Stock by such Person and any Restricted Subsidiary of such Person (to any Person other than the Person for which such ratio is being determined and any wholly owned Restricted Subsidiary of such Person), in each case for such period.

   "Consolidated Income Tax Expense" means, with respect to any Person, for any period, the provision for federal, state, local and foreign income taxes of such Person and all Restricted Subsidiaries of such Person for such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication, the sum of (a) the interest expense of such Person and the Restricted Subsidiaries of such Person for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation and (iv) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries during such period, plus (c) cash and non-cash dividends due (whether or not declared) on Redeemable Capital Stock by such Person and any Restricted Subsidiary of such Person (to any Person other than the Person for which such calculation is being determined and any wholly owned Restricted Subsidiary of such Person), in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Person for which such calculation is being determined, a fixed or floating rate of interest, shall be computed by applying at the option of the Person for which such calculation is being determined, either the fixed or floating rate, and
(y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreements shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreements.

   "Consolidated Net Worth" means, with respect to any Person, at any date, the stockholders' equity of such Person less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of such Person and any Restricted Subsidiary of such Person, as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Tangible Net Worth" means, with respect to any Person, as of any date, Consolidated Net Worth less the sum of the net book amount of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, as presented on the consolidated financial statements of such Person as of such date.

   "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and any Restricted Subsidiary of such Person reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

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   "Credit Parties" means the Company and the Security Parties.

   "Currency Agreements" means, with respect to any Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by such Person or any of its Restricted Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

   "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of any of the Credit Parties is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of such Credit Party who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

   "Elebash Agreement" means the agreement for certain marketing and consulting services dated as of October 11, 1988 and effective as of July 12, 1988 between the Company and Timberlands, as successors in interest, and The Elebash Company.

   "Equity Value" means, with respect to any Person, an amount which is equal to (x) the market value of the assets of such Person, less (y) the liabilities of such Person (including, without limitation, contingent Indebtedness of such Person).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

   "FinCo" means Bear Island Finance Company II.

   "Funded Debt" means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Bank Credit Agreement.

   "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture.

   "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

   "Guarantee" means any guarantee of the obligations of the Issuers under the Indenture and the Notes by any Restricted Subsidiary of the Company in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

   "Guarantor" means any Restricted Subsidiary of the Company that incurs a Guarantee.

   "Hancock Loan" means the Timberlands Loan and Maintenance Agreement, dated as of July 12, 1988, as amended on July 6, 1993, and as further amended as of December 1, 1997, between Timberlands, as successor in interest, and John Hancock Mutual Life Insurance Company.

   "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts), including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities,

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acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements, Currency Agreements or Commodity Hedge Agreements,
(f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

   "Independent Valuation Agent" means any nationally recognized investment banking firm, auditing or accounting firm and, with respect to valuation of timberlands, any entity nationally recognized for providing appraisals or valuations of timberlands.

   "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and other related agreements entered into in the ordinary course of business and designed to protect against or manage exposure to fluctuations in interest rates.

   "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by such Person in such Unrestricted Subsidiary at such time. "Investments" shall exclude of trade credit on commercially reasonable terms in accordance with normal trade practices.

   "Investment Grade" means a rating of the Notes by either S&P or Moody's, each such rating being in one of such agency's four highest generic rating categories that signifies investment grade (i.e., BBB-(or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's); provided, in each case, such ratings are publicly available; provided further that in the event Moody's or S&P is no longer in existence, for purposes of determining whether the Notes are rated "Investment Grade", such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which designation shall be given to the Trustee.

   "Issuers" means the Company and FinCo.

   "Lien" means any mortgage, deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

   "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

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   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Cash Proceeds" means, with respect to any Asset Sale made by any Credit Party or any of its Restricted Subsidiaries, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to such Credit Party or any of its Restricted Subsidiaries), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable by such Credit Party, any Subsidiary of such Credit Party, or any direct or indirect owner of such Credit Party or such Subsidiary as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than such Credit Party or any of its Restricted Subsidiaries) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by such Credit Party or any of its Restricted Subsidiaries, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by such Credit Party or any of its Restricted Subsidiaries, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

   "Permitted Designee" means (i) a spouse or a lineal descendant by blood or adoption of a Permitted Holder, (ii) trusts for the benefit of a Permitted Holder or of any of the persons referred to in clause (i), (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the Voting Stock of such Person.

   "Permitted Holders" means Peter M. Brant, Joseph Allen and their Permitted Designees.

   "Permitted Indebtedness" means any of the following:

     (a) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $120.0 million less (x) the amount of any permanent reductions made by the Company in respect of any term loans under the Bank Credit Agreement and
    (y) the amount by which the aggregate commitment under any revolving credit facility under the Bank Credit Agreement at any time has been permanently reduced.

     (b) Indebtedness of the Issuers pursuant to the Notes or of any Guarantor pursuant to a Guarantee of the Notes;

     (c) Indebtedness of the Company or any Restricted Subsidiary of the Company outstanding on the date of the Indenture and listed on a schedule thereto;

     (d) Indebtedness of the Company owing to any wholly owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (d);

     (e) Indebtedness of a Restricted Subsidiary owing to the Company or to a wholly owned Restricted Subsidiary; provided that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to (i) the Company or a wholly owned Restricted Subsidiary, or (ii) the Banks as security for obligations under the Bank Credit Agreement by the Company or a wholly owned Restricted Subsidiary that is a Guarantor) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (e);

     (f) guarantees of any Restricted Subsidiary of the Company of Indebtedness of the Company entered into in accordance with the provisions of (i) the Bank Credit Agreement or (ii) the "Guarantees by Restricted Subsidiaries of the Company" covenant;

     (g) Indebtedness of the Company under Currency Agreements, Interest Rate Agreements and Commodity Hedge Agreements entered into in the ordinary course of business;

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     (h) Indebtedness of the Company and its Restricted Subsidiaries
    consisting of guarantees, indemnities or obligations in respect of purchase price adjustments and the balance deferred and unpaid of any purchase price in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

     (i) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness incurred pursuant to clauses (b) and (c) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus, in either case, the amount of expenses incurred in connection with such refinancing, (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (iii) such new Indebtedness (x) has an Average Life either (A) longer than the Average Life of the Notes or (B) equal to or greater than the Average Life of its Indebtedness being refinanced and (y) a final Stated Maturity either (I) later than the final Stated Maturity of the Notes or (II) no earlier than the final Stated Maturity of its Indebtedness being refinanced;

     (j) Indebtedness of the Company or its Restricted Subsidiaries (i) incurred for the purpose of financing (A) all or any part of the purchase price or cost of construction or improvement of property, plant, machines, or equipment used in the business of the Company or such Restricted Subsidiary or (B) construction of environmental-related capital projects of the Company and its Restricted Subsidiaries, and (ii) representing purchase money Indebtedness and Capitalized Lease Obligations; provided that the aggregate amount of Indebtedness incurred or outstanding at any given time pursuant to this clause (j) shall not exceed $7.0 million at any one time outstanding;

     (k) Indebtedness of the Company owed to Brant-Allen for cash borrowed from Brant-Allen; provided that such Indebtedness shall (i) be subordinated in right of payment to the Notes, (ii) bear no interest,
    (iii) not require principal payments of any kind on such Indebtedness to be repaid prior to the Stated Maturity of the Notes, and (iv) contain no provisions for remedies (including, without limitation, any defaults or any other provisions that would result in the acceleration of the maturity of such Indebtedness); provided, however, that such Indebtedness may contain provisions for an acceleration of the maturity of such Indebtedness upon the acceleration of the Notes;

     (l) Indebtedness of the Company owed to Brant-Allen in connection with services provided by Brant-Allen to the Company under the Management Services Agreement to the extent such Indebtedness represents fees in excess of 1% of the revenues (net of transportation costs) of the Company; provided that such Indebtedness shall (a) be subordinated in right of payment to the Notes, (b) bear no interest, (c) not require principal payments of any kind on such Indebtedness to be repaid prior to the Stated Maturity of the Notes, and (d) shall contain no provisions for remedies (including, without limitation, any defaults or any other provisions that would result in the acceleration of the maturity of such Indebtedness);

     (m) Indebtedness of the Company and any Restricted Subsidiary in respect of (i) performance bonds of the Company or any Restricted Subsidiary or surety bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business in connection with the operation of its business (which Indebtedness shall be measured as the exposure of the Company or such Restricted Subsidiary under such bonds) and (ii) letters of credit; provided that the aggregate amount of Indebtedness pursuant to this clause (m) shall not exceed $1.0 million at any one time outstanding; and

     (n) Indebtedness of the Company in an aggregate principal amount not in excess of $7.0 million at any one time outstanding.

   "Permitted Investments" means, with respect to any Credit Party, any of the following:

     (a) Investments in Cash Equivalents;

     (b) Investments in such Credit Party or any wholly owned Restricted Subsidiary of such Credit Party; provided that, in the case of Soucy Inc., Investments in Soucy Partners, Riviere du Loup Finance Ltd. and Arrimage de Gros Cacouna Inc. shall also be Permitted Investments;

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     (c) with respect to the Company, intercompany Indebtedness to the extent permitted under clause (c) of the definition of "Permitted Indebtedness";

     (d) Investments made by a Credit Party or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to such Credit Party or Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

     (e) Investments consisting of loans and advances to officers and employees of the Company for reasonable travel, relocation and business expenses in the ordinary course of business;

     (f) without duplication, Investments consisting of (i) with respect to the Company, Indebtedness permitted pursuant to paragraphs (d), (e), (f),
    (g), (k), (l) and (m) of the definition of Permitted Indebtedness and (ii) with respect to the Security Parties, Indebtedness permitted pursuant to paragraphs (a), (b)(v) and (c)(i), (ii) and (iii) of the definition of "Permitted Security Party Indebtedness";

     (g) Investments existing on the date of this Indenture;

     (h) Investments by such Credit Party or any Restricted Subsidiary of such Credit Party in another Person, if as a result of such Investment (i) such other Person becomes a wholly owned Restricted Subsidiary of such Credit Party; or (ii) such other Person is merged or consolidated with or into, transfers or conveys all or substantially all of its assets to, or is liquidated into, such Credit Party or a Restricted Subsidiary of such Credit Party;

     (i) Investments by Timberlands in (x) shares of Capital Stock of another Person pursuant to clause (ii) of paragraph (b) under the "Limitation on Sales of Collateral Stock and Certain Other Transactions" covenant and (y) a joint venture pursuant to paragraph (d) under the "Limitation on Sale of Assets" covenant;

     (j) any Investment involved in, or resulting from, the receipt or collection by Brant-Allen of payment for newsprint or other inventory for, or on behalf of, any Credit Party for remittance to the beneficiary on the Business Day following availability of funds for that payment; and

     (k) Without duplication of any of the foregoing, Investments in an amount not to exceed $1.0 million at any one time outstanding.

   "Permitted Liens" means, with respect to any Credit Party, the following types of Liens:
     (a) Liens (other than Liens securing Indebtedness under the Bank Credit Agreement) existing as of the date of the issuance of the Notes;

     (b) Liens on property or assets of such Credit Party or any of its Restricted Subsidiaries securing (i) Indebtedness and other obligations under the Bank Credit Agreement in a principal amount not to exceed the principal amount of the outstanding Indebtedness permitted by clause (i) of the definition of "Permitted Indebtedness" and (ii) Indebtedness and other obligations under the Timberlands Loan and the Hancock Loan;

     (c) Liens on any property or assets of a Restricted Subsidiary of such Credit Party granted in favor of such Credit Party or any wholly owned Restricted Subsidiary of such Credit Party;

     (d) Liens on any property or assets of such Credit Party or any Restricted Subsidiary of such Credit Party securing the Notes;

     (e) any interest or title of a lessor under any Capitalized Lease Obligation or Sale and Leaseback Transaction that is permitted to be incurred pursuant to the terms of the Indenture;

     (f) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business of such Credit Party or any Restricted Subsidiary of such Credit Party and with respect to amounts not yet delinquent for more than 30 days or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP, shall have been made therefor;

     (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

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     (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

     (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of such Credit Party or any Restricted Subsidiary of such Credit Party incurred in the ordinary course of business;

     (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by such Credit Party or any Restricted Subsidiary of such Credit Party); provided that such Lien does not extend to any property or assets of such Credit Party or any Restricted Subsidiary of such Credit Party other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

     (l) Liens securing obligations of such Credit Party under Interest Rate Agreements, Commodity Hedge Agreements or Currency Agreements that are permitted to be incurred pursuant to the terms of the Indenture, or any collateral for the Indebtedness to which such Interest Rate Agreements, Commodity Hedge Agreements or Currency Agreements relate;

     (m) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and government insurance;

     (n) Liens securing reimbursement obligations of such Credit Party with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (o) Liens arising from purchase money mortgages and purchase money security interests (including, where applicable, Liens securing Indebtedness incurred in connection with purchases of timber deeds under clause (b)(v) under "Permitted Security Party Indebtedness") incurred by such Credit Party in the normal and ordinary course of the business of such Credit Party; provided that (i) the related Indebtedness shall not be secured by any property or assets of such Credit Party or any Restricted Subsidiary of such Credit Party other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

     (p) Liens securing refinancing Indebtedness incurred under clause (i) of the definition of "Permitted Indebtedness"; provided that such Liens only extend to the property or assets securing the Indebtedness being refinanced, such refinanced Indebtedness was previously secured by similar Liens on such property or assets and the Indebtedness (or other obligations) secured by such Liens is not increased;

     (q) Liens securing Indebtedness incurred under paragraph (c) (v) of the definition "Permitted Security Party Indebtedness"; and

     (r) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (q); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

   "Permitted Security Party Indebtedness" means, with respect to each of the Security Parties, any of the following:

     (a) Indebtedness of such Security Party; provided that the proceeds of such Indebtedness are utilized by such Security Party, directly or indirectly, to pay down Indebtedness of the Company;

     (b) in addition, with respect to Timberlands, the incurrence of the following:

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        (i) Indebtedness or obligations of Timberlands under the Bank Credit
       Agreement, the Hancock Loan, the Timberlands Loan, any agreements or documents entered pursuant thereto or securing obligations thereunder and other Indebtedness outstanding on the date of the Indenture and listed on a schedule thereto;

        (ii) Indebtedness of Timberlands and its Restricted Subsidiaries under Currency Agreements or Commodity Agreements entered into in the ordinary course of business;

        (iii) Capitalized Lease Obligations of Timberlands and its Restricted Subsidiaries and purchase money obligations of Timberlands and its Restricted Subsidiaries; provided that the aggregate amount of such Indebtedness does not exceed $750,000 at any one time outstanding;

        (iv) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness incurred pursuant to clause (i) of paragraph (b) of this definition, including any successive refinancings, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of incurred in connection with such refinancing,
       (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness (x) has an Average Life either (I) longer than the Average Life of the Notes or (II) equal to or greater than the Average Life of its Indebtedness being refinanced and (y) a final Stated Maturity either (I) later than the final Stated Maturity of the Notes or (II) no earlier than the final Stated Maturity of the Indebtedness being refinanced;

        (v) Indebtedness of Timberlands and its Restricted Subsidiaries (i) for the purpose of financing all or any part of the purchase price of timber deeds or (ii) in respect of performance bonds of Timberlands and its Restricted Subsidiaries or surety bonds provided by Timberlands and its Restricted Subsidiaries received in the ordinary course of business in connection with the operation of its business (which Indebtedness shall be measured as the exposure of Timberlands and such Restricted Subsidiaries under such bonds); provided that the aggregate amount of Indebtedness incurred pursuant to this sub-clause
       (v) shall not exceed $1.5 million outstanding at any given time;

        (vi) the incurrence of Indebtedness by Timberlands for the purchase by it of timberlands acreage; provided that prior to each such incurrence that individually, or together with other incurrences of such Indebtedness since the Closing Date or the date of the most recent valuation required by this clause (vi), as the case may be, exceeds $3.0 million, Timberlands shall obtain a valuation of a recognized Independent Valuation Agent certifying that, after the consummation of such transaction, (x) Timberlands would have an Equity Value equal to or greater than $28 million (less the aggregate amount of all income taxes paid by Timberlands since the Closing Date in connection with the sales of timberlands acreage) and (y) the total amount of Timberlands' consolidated Indebtedness shall not exceed 70% of an amount equal to the sum of its Equity Value and such total Indebtedness; and provided further that all Indebtedness incurred pursuant to this sub-clause (vi) shall not exceed $10.0 million outstanding at any given time;

        (vii) the incurrence of Indebtedness by a joint venture of Timberlands created in accordance with paragraph (d) under the "Limitation on Sales of Assets" covenant; provided that prior to each such incurrence that, individually, or together with other incurrences of such Indebtedness since the Closing Date or since the date of the most recent valuation required by this clause (vii), as the case may be, exceeds $3.0 million, Timberlands shall obtain a valuation of a recognized Independent Valuation Agent certifying that, after the consummation of such transaction, the total amount of such joint venture's Indebtedness shall not exceed 50% of an amount equal to the sum of its Equity Value and such total Indebtedness;

        (viii) Indebtedness of Timberlands owing to any wholly owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Timberlands or another wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by Timberlands not permitted by this clause (viii); and

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        (ix) Indebtedness of a wholly owned Restricted Subsidiary owing to
       Timberlands or to a wholly owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Timberlands or a wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (ix).

     (c) in addition, with respect to Soucy Inc., the incurrence of the following:

        (i) the incurrence of Indebtedness by Soucy Partners owed to Soucy Inc. and to the other partners of Soucy Partners for cash borrowed from such entities; provided that such Indebtedness (A) shall bear no interest, (B) shall not require principal payments of any kind on such Indebtedness to be repaid prior to the Stated Maturity of the Notes, and (C) shall contain no provisions for remedies (including, without limitation, any defaults or any other provisions that would result in the acceleration of the maturity of such Indebtedness); provided, that such Indebtedness may contain provisions for an acceleration of the maturity of such Indebtedness upon the acceleration of the Notes;

        (ii) Indebtedness of Soucy Inc. owing to any Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Soucy Inc. or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by Soucy Inc. not permitted by this clause (ii);

        (iii) Indebtedness of a Restricted Subsidiary owing to Soucy Inc. or to a wholly owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Soucy Inc. or a wholly owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (iii);

        (iv) Indebtedness of Soucy Inc. and its Restricted Subsidiaries under Currency Agreements, Interest Agreements and Commodity Hedge Agreements entered into in the ordinary course of business; and

        (v) other Indebtedness of Soucy Inc. and its Restricted Subsidiaries in an aggregate principal amount not in excess of $72.0 million at any one time outstanding (including Indebtedness outstanding on the Closing Date); provided that Soucy Inc. will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness under this clause (c)(v) for the purposes of financing any dividend or distribution to its equityholders or to make any Investment in any Person (other than its Restricted Subsidiaries and in the other Credit Parties and their Restricted Subsidiaries).

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

   "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

   "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

   "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

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   "Restricted Payment" means, with respect to any Credit Party other than
Soucy Inc., any of the following:

     (i) the declaration or payment of any dividend on, or the making of any distribution to holders of, any shares of the Capital Stock of such Credit Party (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

     (ii) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any shares of Capital Stock of such Credit Party or any Capital Stock of any Affiliate of such Credit Party (other than Capital Stock of any wholly owned Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

     (iii) the making of any principal payment on, or the repurchase, redemption, defeaseance or other acquisition or retirement for value of, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

     (iv) the making of any Investment (other than any Permitted Investment) in any Person; or

     (v) the making of any payments to any Affiliate of the Company (other than the Company and its Subsidiaries) as compensation for management services, except through the issuance of Qualified Capital Stock of the Company.

   "Restricted Subsidiary" means, with respect to any Credit Party, any Subsidiary of such Credit Party other than an Unrestricted Subsidiary of such Credit Party.

   "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which any Credit Party or a Subsidiary of such Credit Party sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

   "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

   "Security Parties" means Timberlands and Soucy Inc.

   "Soucy Inc." means F.F. Soucy, Inc.

   "Soucy Collateral" means 65% of the issued and outstanding Capital Stock of Soucy Inc.

   "Soucy Partners" means F.F. Soucy, Inc. & Partners, Limited Partnership.

   "Soucy Restricted Payment" means, with respect to Soucy Inc., any of the following:

     (i) the declaration or payment of any dividend on, or the making of any distribution to holders of, any shares of the Capital Stock of Soucy Inc. (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

     (ii) the purchase, redemption or other acquisition or retirement for value, directly or indirectly, of any shares of Capital Stock of Soucy Inc. or any Capital Stock of any Affiliate of Soucy Inc. (other than Capital Stock of any wholly owned Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock; or

     (iii) the making of any Investment in Brant-Allen, the Permitted Holders or any of their Affiliates (other than the other Credit Parties and their respective Subsidiaries); provided that any Investment involved in, or resulting from, the receipt or collection by Brant-Allen of payment for newsprint or other inventory for, or on behalf of, Soucy Inc. for remittance to the beneficiary on the Business Day following availability of funds for that payment shall not be an Investment prohibited by this clause (iii).

   "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

   "Subordinated Indebtedness" means, with respect to Indebtedness of (i) the Company, Indebtedness that is expressly subordinated in right of payment to the Notes, (ii) Timberlands, Indebtedness that is expressly subordi-

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nated to the Hancock Loan (or other Indebtedness of Timberlands of the same ranking) and (iii) Soucy Inc., Indebtedness that is expressly subordinated to the Indebtedness of Soucy Inc. under a bank credit agreement with National Bank of Canada, in effect as of the Closing Date (or other Indebtedness of Soucy Inc. with the same ranking).

   "Subsidiary" means, with respect to any Credit Party, any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by such Credit Party or by one or more other Subsidiaries of such Credit Party or by such Credit Party and one or more other Subsidiaries of such Credit Party.

   "Timberlands" means Bear Island Timberlands Company, L.L.C.

   "Timberlands Collateral" means all of the issued and outstanding Capital Stock of Timberlands owned by Brant-Allen.

   "Timberlands Loan" means the $35 million senior secured two-year term loan pursuant to the agreement dated as of the Closing Date among Brant-Allen, the lenders from time to time parties thereto and Toronto Dominion (Texas), Inc., as administrative agent.

   "Total Committed Debt" means, with respect to any Credit Party, at any date, the total Funded Debt of such Credit Party (and its Restricted Subsidiaries), including, with respect to the Company, without limitation, the Notes and unused commitments under the Bank Credit Agreement.

   "Total Market Value of Equity" of any Person means, as of any date of determination, the sum of (1) the product of (i) the aggregate number of outstanding primary shares of common stock of such Person (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of such common stock) and (ii) the average closing price of such common stock over the 20 consecutive trading days immediately preceding such date of determination, plus (2) the stated liquidation preference of any outstanding shares of preferred stock of such Person outstanding as of such date of determination.

   "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

   "Unrestricted Subsidiary" means, with respect to any Credit Party other than Soucy Inc., (a) any Subsidiary of such Credit Party that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of any such Credit Party, as provided below) and (b) any Subsidiary of any such Unrestricted Subsidiary. The Board of Directors of any Credit Party other than Soucy Inc. may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither such Credit Party nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of such Credit Party or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Unrestricted Subsidiaries" covenant, (iv) neither such Credit Party nor any Restricted Subsidiary has a contract, agreement or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of such Credit Party, and (v) neither such Credit Party nor any Restricted Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Soucy Inc. will not designate any of its Subsidiaries to be an Unrestricted Subsidiary. Any such designation by the Board of Directors of such Credit Party shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of such Credit Party may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant relevant to the Company.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

   "Wood Supply Agreement" means the agreement for the supply of wood dated as of the Closing Date between Timberlands and the Company.

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BOOK-ENTRY; DELIVERY AND FORM

   The certificates representing the New Notes will be issued in fully registered form. Except as described in the next paragraph, the New Notes will initially be represented by a single, permanent global Note, in definitive, fully registered form without interest coupons (the "Global Note"). The Global Note will be registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC") and deposited on behalf of the purchasers of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct).

   Notes held by Holders who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are then unable to trade through DTC) (each, a "Non-Global Holder"), will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Holder, such Certificated Notes will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

   DTC has advised the Issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry charges in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the respective principal amounts of the individual beneficial interests in the New Notes represented by the Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

   So long as DTC or its nominee is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture.

   Payments of the principal of, premium, if any, and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuers, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Notes, as shown on the records of DTC or its nominee. The Issuers also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of Certificated Notes for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the applicable Indenture.

                               102
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   Neither the Issuers nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

   Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Issuers will issue Certificated Notes in exchange for the Global Note.

   Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Issuers will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OFFER; REGISTRATION RIGHTS


   The following description of certain provisions of the Registration Rights Agreement is a summary and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


   Pursuant to the Registration Rights Agreement, the Issuers agreed, for the benefit of the holders of the Old Notes, at the Issuers' cost, (i) to use their best efforts to file the Exchange Offer Registration Statement on or prior to March 1, 1998 with the Commission with respect to the Exchange Offer, (ii) to use their best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to May 30, 1998 and (iii) to use their best efforts to consummate the Exchange Offer on or prior to June 29, 1998.

   Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Issuers or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

   If, after the date of this Prospectus, any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated by June 29, 1998, or if any holder of the Old Notes (other than the Initial Purchasers) notifies the Issuers by March 31, 1998 that it is not eligible to participate in the Exchange Offer, or upon the request of any Initial Purchaser under certain circumstances, then the Issuers will, at their cost, (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Old Notes, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by June 29, 1998 and (c) use their best efforts to keep effective the Shelf Registration Statement until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of any Initial Purchaser). The Issuers will, if a Shelf Registration Statement is filed, use their reasonable efforts to provide to each registered holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required generally to permit unrestricted resales of the Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.

                               103
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   If either (i) the Exchange Offer is not consummated or, if required, a
Shelf Registration Statement with respect to the Notes is not declared effective on or prior to June 29, 1998 or (ii) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable (each such event, a "Registration Default"), then the per annum interest rate borne by the Old Notes shall be increased by 0.5% with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional 0.5% to a maximum of 1.5% per annum for each subsequent 90-day period until such Registration Default has been cured. Upon (x) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after June 29, 1998 or (y) the cure of any Registration Default described in clause (ii) above, the interest rate borne by the Old Notes from the date of such consummation or cure, as the case may be, will be reduced to the original interest rate if the Issuers are otherwise in compliance with such requirements; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (i) or (ii) above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

                               104
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                  DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS


   The following description is a summary and will be qualified in its entirety by reference to the final form of the particular agreement summarized, copies of which have either been filed as an exhibit to the Registration Statement of which this Prospectus forms a part or, if not so filed, will be available upon request from the Company. Capitalized terms used in the following summary but not otherwise defined in the Prospectus, will have the meanings given to them in the final form of the agreement.


COMPANY INDEBTEDNESS

   THE BANK CREDIT FACILITIES

   Concurrently with the issuance of the Old Notes, the Company entered into a Bank Credit Agreement, which provides for maximum borrowings by the Company of an aggregate original principal amount of up to $120 million under the Bank Credit Facilities to be provided by a group of lenders thereunder. The Bank Credit Facilities consist of: (i) the Revolving Credit Facility, providing for borrowings by the Company of revolving loans of up to an aggregate principal amount of $50 million (the "Revolving Loans") and (ii) the Term Loan Facility, providing for one borrowing by the Company of a term loan in an original aggregate principal amount of up to $70 million (the "Term Loan"). The Revolving Loans and the Term Loan are hereinafter collectively referred to as the "Bank Loans."

   Commitment Fees. A commitment fee of up to 0.50% per annum is payable on the committed but unused portions of the Revolving Credit Facility. This percentage is expected to be subject to adjustment, based upon the ratio of the Company's Consolidated Total Debt to Consolidated EBITDA.

   Interest. The interest rate for the Bank Loans is based upon, at the election of the Company, the Eurodollar Rate or the Base Rate, in each case plus the Applicable Margin. The Applicable Margin is subject to adjustment, based upon the ratio of the Company's Consolidated Total Debt to Consolidated EBITDA. The Applicable Margin for that portion of the Term Loan which bears interest at the Eurodollar Rate is equal to a percentage of up to 3.0% per annum. The Applicable Margin for Revolving Loans which bear interest at the Eurodollar Rate is equal to a percentage of up to 2.75% per annum. The Applicable Margin for that portion of the Term Loan which bears interest (i) at the Eurodollar Rate is initially set at 3.0% until December 31, 1998 and
(ii) at the Base Rate is initially set at 2.0% until December 31, 1998. The Applicable Margin for Revolving Loans which bear interest at the Base Rate is equal to a percentage of up to 1.75% per annum and the Applicable Margin for that portion of the Term Loan which bears interest at the Base Rate is equal to a percentage of up to 2.0% per annum.

   Repayment. Beginning March 31, 1998, the Revolving Credit Facility is required to be reduced in 20 equal quarterly installments of $1.25 million per quarter until the Revolving Credit Facility reaches $25 million. Beginning March 31, 1998, the Term Loan is required to be repaid in 31 equal quarterly installments of $175,000 per quarter with the balance due on December 31, 2005. The Revolving Credit Facility terminates on December 31, 2003.

   Prepayments. The Company may permanently terminate the unused portion of the Revolving Credit Facility in accordance with the terms of the Bank Credit Facilities. The Company may prepay the Bank Loans in accordance with the terms of the Bank Credit Facilities. Subject to the provisions of the Bank Credit Facilities, the Company will be able to, from time to time, borrow, repay and reborrow under the Revolving Credit Facility.

   The Bank Credit Agreement requires all net proceeds from asset sales of the Company (with certain exceptions) to be applied to repay the Bank Loans and 75% of Excess Cash Flow (as defined in the Bank Credit Facilities) to be applied to repay the Bank Loans; provided that, at the end of any fiscal year commencing with the fiscal year ending December 31, 1998 if the Total Committed Debt of the Company outstanding is less than $145,000,000, the percentage of Excess Cash Flow to be applied to repay the Bank Loans will be reduced to 50%. In addition, the Bank Credit Agreement requires that, subject to certain exceptions, all net proceeds from (i) the sale or issuance of debt and the sale or issuance of equity by the Company, and any dividends or distributions from Timberlands to Brant-Allen (other than permitted tax distributions and only to the extent there are no amounts outstanding under the Timberlands Loan), (ii) the sale of equity interests in Timberlands or the sale of certain assets of Timberlands (less, in each case, certain amounts required to repay debt of Timberlands and only to the extent there are no amounts outstanding under the Timberlands Loan) and (iii) the sale or issuance of equity interests in Soucy, Inc. and the sale of certain of Soucy Inc. or any of its subsidiaries assets (but only prior to the time the lenders release their security interest in the shares of Soucy Inc. and provided such proceeds must be shared pro rata with the lenders

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under the Timberlands Loan) to be applied to prepay the Bank Loans. Any such mandatory prepayments of the Bank Credit Facilities must be applied, subject to certain rights of the Term Loan lenders, pro rata to prepay installments of the Term Loan and prepay installments of the Revolving Loans and permanently reduce the Revolving Credit Facility until such time as the Revolving Credit Facility has been reduced to $25 million in accordance with the terms of the Bank Credit Facilities. At such time as the Revolving Credit Facility has been reduced to $25 million, any such mandatory prepayment shall be applied to prepay installments of the Term Loan. Such prepayments and reductions are to be applied in the forward order of remaining maturities.

   Security; Guarantee. The obligations under the Bank Credit Facilities are guaranteed by: (i) Brant-Allen until Total Committed Debt of the Company is reduced to $145 million and the Timberlands Loan has been repaid and (ii) each domestic subsidiary of the Company (other than FinCo). The obligations under the Bank Credit Facilities are secured by (i) a first priority security interest in all of the assets, tangible and intangible, of the Company and its domestic subsidiaries (other than FinCo) (to the extent such assets are assignable and subject to permitted liens); (ii) a second priority security interest in 100% of the membership interests in Timberlands; (iii) a first priority security interest in 65% of the issued and outstanding capital stock of Soucy Inc. (such lien to be shared pro rata with the lenders under the Timberlands Financing and to be released when the Timberlands Loan has been repaid and Total Committed Debt of the Company is reduced to $145 million); and (iv) a first priority security interest in all of the membership interests in the Company.

   Covenants. The Bank Credit Agreement contains affirmative and negative covenants typical in facilities of this type, including, among others, the following: (i) delivery of financial statements and other reports, projections and compliance certificates; (ii) maintenance of existence and continuation of business; (iii) compliance with laws; (iv) maintenance of insurance; (v) notices of default, material litigation, material ERISA events and other material events; (vi) environmental management; (vii) limitations on indebtedness; (viii) limitation on liens; (ix) limitation on dividends and distributions from the Company and its subsidiaries; (x) limitations on mergers, consolidations and sales of assets; (xi) limitations on investments;
(xii) limitations on payment of the Notes; (xiii) limitations on capital expenditures and leases; (xiv) limitations on changes in line of business; and (xv) limitations on amendments to the Company's management contracts.


   In addition to the covenants described above, the Bank Credit Agreement contains financial covenants with respect to (i) Consolidated Total Debt to Consolidated Total Capitalization; (ii) Current Ratio; (iii) Interest Coverage and (iv) Fixed Charge Coverage. The Company is currently in material compliance with all of the financial covenants contained in the Bank Credit Agreement.


   Events of Default. The Bank Credit Agreement provides for events of default typical in facilities of its type, including, among others, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties;
(iv) cross-default of other indebtedness; (v) bankruptcy and other similar events; (vi) material unsatisfied judgments; (vii) certain ERISA events;
(vii) invalidity of any loan documents or security interests; and (ix) change in control.

TIMBERLANDS RELATED INDEBTEDNESS

   THE TIMBERLANDS LOAN

   Concurrent with the Timberlands Acquisition, Brant-Allen entered into a credit agreement (the "Timberlands Credit Agreement"), which provides for maximum borrowings by Brant-Allen from a group of lenders thereunder of an aggregate principal amount of up to $35 million under two facilities: (i) a term loan facility providing for one borrowing by Brant-Allen of up to $32 million and (ii) a revolving credit facility providing for revolving borrowings by Brant-Allen of up to $3 million. The borrowings under these two facilities are collectively referred to herein as the "Timberlands Loan."

   Interest. The interest rate for the Timberlands Loan is based upon, at the election of Brant-Allen, either the Eurodollar Rate or the Base Rate, in each case, plus a margin. The margin for that portion of the Timberlands Loan which bears interest at the Eurodollar Rate is 2.75% per annum. The margin for that portion of the Timberlands Loan that bears interest at the Base Rate is 1.75% per annum.

   Repayment. The entire outstanding principal amount of the Timberlands Loan will be due and payable on November 24, 1999.

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   Prepayments. Brant-Allen may prepay the Timberlands Loan at any time in accordance with the terms of the Timberlands Credit Agreement. All of the net proceeds from the sale or issuance of debt by Timberlands or any of its subsidiaries (subject to certain exceptions) will be required to be applied to repay the term loan portion of the Timberlands Loan. In addition, all of the net proceeds from (i) any dividends or distributions from Timberlands to Brant-Allen (other than permitted tax distributions); (iii) the sale of equity interests in Timberlands (subject to certain exceptions) and the sale of certain assets of Timberlands (less certain amounts required to repay other debt of Timberlands); and (iv) the sale of equity interests in Soucy Inc. (subject to certain exceptions) and the sale (subject to certain exceptions) of certain of the assets of Soucy Inc. and its subsidiaries (but only prior to the date the lenders release their security interest in the shares of Soucy Inc. and provided such proceeds in clause (iv) must be shared pro rata with the lenders under the Bank Credit Facilities) must be applied to repay the term loan portion of the Timberlands Loan. After the term loan portion of the Timberlands Loan has been repaid in full, all required prepayment amounts shall be applied towards the reduction of the revolving portion of the Timberlands Loan.

   Security; Guarantee. Brant-Allen's obligations under the Timberlands Credit Agreement are guaranteed by Timberlands. The obligations under the Timberlands Credit Agreement are secured by (i) a first priority security interest in 100% of the issued and outstanding equity interests of Timberlands; (ii) a first priority security interest in 65% of the issued and outstanding capital stock of Soucy Inc. (such lien to be shared pro rata with the lenders under the Bank Credit Facilities); and (iii) a security interest in cash in an amount at all times equal to the amount of interest to be payable on the Timberlands Loan for the next twelve months or through maturity if less.


   Covenants. The Timberlands Credit Agreement contains affirmative and negative covenants typical in facilities of this type, including, among others, the following: (i) delivery of financial statements and other reports, projections and compliance certificates; (ii) maintenance of existence and continuation of business; (iii) compliance with laws; (iv) maintenance of insurance; (v) notices of default, material litigation, material ERISA events and other material events; (vi) environmental management; (vii) limitations or indebtedness; (viii) limitation on liens;
(ix) limitation on dividends and distributions from Timberlands, Brant-Allen and Soucy Inc.; (x) limitations on mergers, consolidations and sales of assets; (xi) limitations on investments; (xii) limitations on payment of other indebtedness (other than certain permitted indebtedness); (xiii) limitations on changes in line of business; and (xiv) limitations on amendments to the Company's and Soucy Inc.'s management contracts. In addition to the covenants described above, the Timberlands Credit Agreement contains a financial covenant with respect to the ratio of the Administrative Value (which is a calculation based upon value of land, pre-merchantable timber and merchantable timber) to the sum of the outstanding principal balance of the term loan and the outstanding principal balance of the Hancock Loan. The Company believes that Brant-Allen is currently in material compliance with all of the financial covenants contained in the Timberlands Credit Agreement.


   Events of Default. The Timberlands Credit Agreement contains events of default typical in facilities of its type, including, among others, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties;
(iv) cross-default of other indebtedness; (v) bankruptcy and other similar events; (vi) material unsatisfied judgments; (vii) certain ERISA events;
(viii) invalidity of any loan documents or security interests; and (ix) change in control.

   THE HANCOCK LOAN

   Concurrent with the closing of the Timberlands Acquisition, Timberlands renegotiated the terms of its existing $27 million secured term loan with John Hancock Mutual Life Insurance Company (and paid a related modification fee) and in connection with the modification received a $3 million advance from John Hancock Mutual Life Insurance Company bringing the total outstanding balance to $30 million. The term of the Hancock Loan is now two years.

   Interest. The interest rate for the Hancock Loan is 90 day LIBOR plus 1.75% fixed every 90 days. Interest will be paid quarterly in arrears on the balance of the unpaid principal amount of the Hancock Loan.

   Repayment. The entire principal amount of the Hancock Loan will be due and payable on December 31, 1999.

   Prepayments. Timberlands may prepay the Hancock Loan at any time in accordance with the terms of the Hancock Credit Agreement, but may be required to pay a prepayment penalty.

   Security. Timberlands' obligations under the Hancock Credit Agreement continue to be secured by a first priority security interest in 124,662 acres of Timberlands' land.

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   Administrative Requirements. The Hancock Loan requires payment into escrow for (i) any of the timberland property acquired with the proceeds of the loan is sold or (ii) the volume of timber cut from the timberland property exceeds the volume permitted by the lender. The principal balance of the escrow account may be invested in only certain investments and may be used only to make principal payments on long-term debt.


   Covenants. The Hancock Credit Agreement contains several affirmative and negative covenants, including, among others, the following: (i) delivery of financial statements and other reports, projections and compliance certificates; (ii) maintenance of existence and continuation of business;
(iii) compliance with laws; (iv) maintenance of insurance; (v) notices of default, material litigation and other material events; (vi) environmental management; (vii) limitations on indebtedness and contingent obligations;
(viii) limitation on liens; (ix) limitation on dividends and distributions from Timberlands; (x) limitations on mergers, consolidations and sales of assets; (xi) limitations on investments; (xii) limitation on transactions with affiliates and officers; (xiii) limitations on payment and prepayment of other indebtedness; (xiv) limitations on sale and leaseback arrangements;
(xv) limitations on holding partnership or limited liability interests and entering into joint ventures; (xvi) requirements to maintain the ratio of the administrative value of the timberlands to the net principal balance of the Hancock Loan of at least 1.33 to 1.00; and (xvii) limitations on the cutting or removal of timber. Timberlands is currently in material compliance with all of the financial covenants contained in the Hancock Credit Agreement.


   Events of Default. The Hancock Credit Agreement provides for events of default typical in facilities of its type, including, among others, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties;
(iv) cross-default of other indebtedness; (v) bankruptcy and other similar events; and (vi) material unsatisfied judgments.

   TIMBERLANDS LAND FINANCING

   BITCO is the maker of two purchase money notes, each secured by the timberland acquired in connection with its issuance. One note is for $178,400.00 due in three annual installments on January 31, 1998, 1999 and 2000, with interest at 7% per annum, and the other note will be fully paid by an installment of $189,250.00, with 6% interest thereon, due on January 1, 1998.

SOUCY INDEBTEDNESS

   THE SOUCY INC. BANK CREDIT FACILITIES

   Soucy Inc. has entered into a bank credit agreement (the "Soucy Inc. Bank Credit Agreement") with National Bank of Canada ("NBC"), to provide for maximum borrowings by Soucy Inc. of revolving loans of up to an aggregate principal amount of Cdn$3 million (the "Soucy Inc. Revolving Loans"). The available operating commitment cannot exceed the lesser of Cdn$3 million and an aggregate amount based on 75% of the net book value of Soucy Inc.'s receivables plus 50% of the net book value of Soucy Inc.'s finished goods and raw materials inventory.

   Interest. The interest rate for the Soucy Inc. Revolving Loan is based on
(i) the lender's U.S. Prime Rate Basis or Canadian Prime Rate Basis plus 1/4% or (ii) at LIBOR plus 1 1/4%, at the election of Soucy Inc., payable monthly in arrears.

   Conversion. Soucy Inc. may require that the Soucy Inc. Revolving Loan be advanced, converted into or continued as banker's acceptances in whole or in part. Such banker's acceptances will be liable for a stamping fee based on the product of the face value of the banker's acceptance multiplied by a fraction, the numerator of which is the product of the number of days of the selected maturity period for the banker's acceptance times 0.0125 and the denominator of which is 365.

   Soucy Inc. may request the conversion of the whole or part of the Soucy Inc. Revolving Loan into advances denominated in Canadian dollars or U.S. dollars or that the applicable rate of interest be Canadian Prime Rate Basis or U.S. Prime Rate Basis or LIBOR Basis.

   Repayment. The Soucy Inc. Revolving Loan is repayable on demand. Where the lender determines that the available operating commitment would be negative, Soucy Inc. is required to repay the portion of the operating loan required to bring such commitment to nil.

   Prepayments. Soucy Inc. may prepay the Soucy Inc. Revolving Loan in accordance with the terms of the Soucy Inc. Bank Credit Facilities without penalty or premium, but on payment of losses, expenses and costs incurred by the

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lender in connection with repayment of any advance by way of banker's acceptances or any LIBOR based advance. Subject to the provisions of the Soucy Inc. Bank Credit Facilities, the Company will be able to, from time to time, borrow, repay and reborrow under the Soucy Inc. Bank Credit Facility.

   Security; Guarantee. The obligations under the Soucy Inc. Bank Credit Facilities are guaranteed by Brant-Allen and are intended to be secured by
(i) a first priority security interest in Soucy Inc.'s claims, book debts, accounts receivable, inventory and insurance proceeds, and (ii) a first priority security interest in Brant-Allen's claims, book debts, accounts receivable, inventory, equipment and personal property.


   Covenants. The Soucy Inc. Bank Credit Agreement contains affirmative and negative covenants typical in facilities of this type, including, among others, the following: (i) delivery of financial statements and other reports, projections and compliance certificates; (ii) maintenance of existence and continuation of business; (iii) compliance with laws; (iv) maintenance of insurance; (v) notices of default, material litigation and other material events; (vi) limitations on indebtedness; (vii) limitations on mergers, consolidations and sales of assets; and (viii) limitations on amendments to the Company's management contracts. The Company believes that Soucy Inc. is currently in material compliance with all of the financial covenants contained in the Soucy Inc. Bank Credit Agreement.


   Events of Default. The Soucy Inc. Bank Credit Agreement provides for events of default typical in facilities of its type, including, among others, the following: (i) nonpayment of principal, interest, fees or other amounts;
(ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default of other indebtedness and material contracts;
(v) bankruptcy and other similar events; (vi) unsatisfied judgments; (vii) cross-default under the security documents; and (viii) invalidity of any loan documents or security interests.

  THE SOUCY PARTNERS BANK CREDIT FACILITIES

   Soucy Partners has entered into a bank credit agreement (the "Soucy Partners Bank Credit Agreement") with NBC, to provide for maximum borrowings by Soucy Partners of revolving loans of up to an aggregate principal amount of Cdn$5 million (the "Soucy Partners Revolving Loans").

   Stand-by Fees. A stand-by fee of 0.25% per annum is payable on the excess of unused portions of the Soucy Partners Revolving Credit Facility over Cdn$2,500,000.

   Interest. The interest rate for the Soucy Partners Revolving Loan is, for advances requested in Canadian Dollars, the greater of NBC's reference rate for commercial loans made in Canada in Canadian Dollars plus 0.50% and the average rate for 30 day banker's acceptances denominated in Canadian Dollars which appears on Reuter's Screen's CDOR Page at 10:00 A.M. on the day that the rate is determined, plus 0.50%. For advances in U.S. Dollars, at the option of Soucy Partners, the rate is either NBC's reference rate for commercial loans made in Canada in U.S. Dollars plus 0.50% or at LIBOR of NBC plus 2.0%.

   Repayment. The Soucy Partners Revolving Loans are repayable on demand. The Soucy Partners Revolving Credit Facility is renewable annually upon payment of a renewal fee of Cdn$15,625.

   Prepayments. Soucy Partners may prepay the Soucy Partners Revolving Loan without penalty. Subject to the provisions of the Soucy Partners Bank Credit Facilities, Soucy Partners may from time to time, borrow, repay and reborrow under the Soucy Partners Bank Credit Facility.

   Soucy Partners must make a mandatory prepayment in the event the amount advanced under the Soucy Partners Bank Credit Facilities, including the risk associated with any Foreign Exchange Contracts entered into thereunder, exceeds an amount calculated in accordance with the terms of the Soucy Partners Bank Credit Facilities.

   Security Guarantee. The obligations under the Soucy Partners Credit Facilities are intended to be secured by a first priority security interest in Soucy Partners' claims, book debts, accounts receivable, inventory and insurance proceeds, as well as an assignment of the security interest in favor of Soucy Partners granted by Brant-Allen as security for amounts owed to Soucy Partners by Brant-Allen and a first ranking priority security interest in the inventories of Soucy Partners sold by Brant-Allen and the receivables from such sales.

   Covenants. The Soucy Partners Bank Credit Agreement and the related security documents contain affirmative and negative covenants typical in facilities of this type, including, among others, the following: (i) delivery of financial statements and other reports, projections and compliance certificates with respect to Soucy Inc., Soucy Partners, Brant-Allen and BIPCO; (ii) maintenance of existence and continuation of business; (iii) maintenance of insurance; (iv) notices of default, material litigation and other material events; (v) limitation on liens; and (vi) limitations on mergers, consolidations and sales of assets. The Company believes that Soucy Partners is currently in material compliance with all of the financial covenants contained in the Soucy Partners Bank Credit Agreement.


   Events of Default. The Soucy Partners Bank Credit Agreement provides for events of default typical in facilities of its type, including, among others, the following: (i) nonpayment of principal, interest, fees or other amounts;
(ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default of other indebtedness and material contracts;
(v) bankruptcy and other similar events.

  THE SOUCY BOND CREDIT FACILITIES

   Soucy Partners has unconditionally guaranteed the obligations of Riviere du Loup Finance Ltd ("RDL"), a wholly owned subsidiary of Soucy Partners, under a Trust Indenture with Montreal Trust Company ("Montreal Trust") bearing formal date of March 30, 1979, as amended (the "RDL Trust Indenture"). Under the RDL Trust Indenture there were Series A bonds (the "RDL Series A Bonds") issued in an original amount of $20,000,000, Series B bonds (the "RDL Series B Bonds") issued in an original amount of Cdn$5,000,000 and Series C bonds (the "RDL Series C Bonds") issued in an original amount of $27,500,000 (the RDL Series A Bonds, the RDL Series B Bonds and the RDL Series C Bonds are collectively referred to as the "RDL Bonds").

   Interest. The RDL Series A Bonds bear interest at the rate of 10 3/4% per annum, the RDL Series B Bonds at the rate of 10 7/8% and the RDL Series C Bonds at the rate of 9.65% per annum.

   Repayment. The RDL Series A Bonds and the RDL Series B Bonds are due April 1, 1999. The RDL Series C Bonds are due on July 1, 2004. The RDL Trust Indenture provides for sinking fund payments on each series of RDL Bonds. The next sinking fund payment for the RDL Series A Bonds is in the amount of $1,150,000 due on April 1, 1998 and for the RDL Series B Bonds is in the amount of Cdn$287,000 due also on April 1, 1998. Sinking fund payments on the RDL Series C Bonds have been due annually on July 1 since 1992 in the fixed yearly amount of $2,115,385.

   Redemption. The RDL Bonds are redeemable at the option of RDL on the terms and conditions set forth in the RDL Trust Indenture.

   Security; Guarantee. The obligations of RDL under the RDL Bonds and the RDL Trust Indenture are guaranteed by Soucy Partners and such guarantee is secured by (i) the pledge of the RDL shares held by Soucy Partners, (ii) a first priority security interest (hypothec) in the immovable property of Soucy Partners, and (iii) the assignment of the rights of Soucy Partners under certain immovable leases and newsprint sales contracts and under the Conflicts of Interests Agreement between Soucy Partners and Soucy Inc. dated May 31, 1974, as amended, and the Wood Supply Contract with Rexfor. The guarantee by Soucy Partners is also secured by the issuance of a debenture in the amount of Cdn$100,000,000 issued by Soucy Partners in favor of Montreal Trust which debenture is itself guaranteed by a second trust indenture with The Canada Trust Company charging the immovable property of Soucy Partners.


   Covenants. The RDL Trust Indenture contains affirmative and negative covenants of RDL and Soucy Partners typical in facilities of this type, including, among others, the following: (i) delivery of financial statements and other reports, projections and compliance certificates; (ii) maintenance of existence and continuation of business; (iii) compliance with laws; (iv) maintenance of insurance; (v) notices of default, material litigation and other material events; (vi) limitations on indebtedness; (vii) limitation on liens; (viii) limitation on dividends and distributions from RDL and Soucy Partners; (ix) limitations on mergers, consolidations and sales of assets;
(x) limitations on investments; (xi) limitations on payment of other indebtedness; (xii) limitations on capital expenditures and leases; (xiii) limitations on changes in line of business; and (xiv) limitations on amendments to Soucy Partners' material contracts. The Company believes that Soucy Partners is currently in material compliance with all of the financial covenants contained in the RDL Trust Indenture.


   Events of Default. The RDL Trust Indenture provides for events of default typical in facilities of its type, including, among others, the following:
(i) nonpayment of principal, interest, fees or other amounts; (ii) violation of covenants; (iii) inaccuracy of representations and warranties; (iv) cross-default of other indebtedness and material contracts; (v) bankruptcy and other similar events; (vi) unsatisfied judgments; (vii) cross-defaults with the security documents; and (viii) invalidity of any loan documents or security interests.

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                  CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of the material United States federal income tax consequences for original holders of the Old Notes who exchange their Old Notes for New Notes in the Exchange Offer and who hold New Notes subsequent to the Exchange Offer. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of New Notes and is limited to investors who hold the New Notes as capital assets. Furthermore, this discussion does not address all aspects of United States federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under United States federal income tax law (including, without limitation, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain U.S. expatriates, persons who have acquired Notes as part of a straddle, hedge, conversion transaction or other integrated investment or U.S. persons whose functional currency is not the United States dollar).

   EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL ESTATE OR GIFT TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

   As used herein, (A) the term "United States Holder" means a beneficial owner of a New Note that is, for United States federal income tax purposes,
(i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust and (B) the term "Non-U.S. Holder" means a beneficial owner of a New Note that is not a United States Holder.

   Payments of Interest

   Interest payable on the New Notes generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of tax accounting for United States federal income tax purposes.

   Disposition of the Notes

   Upon the sale, exchange, retirement at maturity, redemption or other disposition of a Note (collectively, a "disposition"), a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and such holder's adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the holding period for the Note exceeds one year at the time of the disposition. In the case of individuals, recently enacted United States tax legislation reduced the maximum federal income tax rate applicable to long-term capital gains in certain instances. Prospective investors should consult their tax advisors regarding the possible effect on such investors of such legislation.

   A United States Holder will not recognize any gain or loss on the exchange of Old Notes for New Notes pursuant to the Exchange Offer. A United States Holder's tax basis in the New Notes will equal its tax basis in the Old Notes exchanged therefor, and a United States Holder's holding period in the New Notes will include the holder's holding period for the Old Notes.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

   Payments of Interest

   In general, payments of interest received by a Non-U.S. Holder will not be subject to a United States federal income tax, provided that the interest received on the Note is not effectively connected with a United States trade or business conducted by the Non-U.S. Holder and:

     (i)(a) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) the beneficial owner of the Note, under penalties of perjury, either directly or through a financial institution which holds the Note on behalf of the Non-U.S. Holder and holds customers' securities in the ordinary course of its trade or business, provides the Company or its agent with the beneficial owner's name and address and certifies, under penalties of perjury, that it is not a United States Holder; or

     (ii) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States withholding tax and the Non-U.S. Holder complies with certain reporting requirements.

   Payments of interest not exempt from United States federal income tax as described above will (i) in the case of interest that is effectively connected with the conduct of a United States trade or business, be subject to United States federal income tax in the same manner as a United States Holder and, in the case of a corporate holder, may be subject to a branch profits tax, or (ii) in any other case, will be subject to U.S. withholding tax at the rate of 30% (subject to reduction under an applicable income tax treaty).

   Disposition of the New Notes

   A Non-U.S. Holder generally will not be subject to United States federal income tax (and generally no such tax will be withheld) with respect to gain realized on the disposition of a New Note, unless (i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition (and certain other conditions are satisfied). In addition, an exchange of an Old Note for a New Note pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Note for Non-U.S. Holders. See "United States Federal Income Taxation of United States Holders--Disposition of the Notes."

INFORMATION REPORTING AND BACKUP WITHHOLDING

   Payments of principal of, and interest on, a New Note to United States Holders will generally be subject to information reporting to the Internal Revenue Service. In addition, certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal of, premium and interest on, and the proceeds of the disposition of, the Notes. In general, backup withholding will be imposed only if the United States Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has underreported payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

   Information reporting and backup withholding generally will not apply to payments made to a Non-U.S. Holder of a Note who provides the certification described under "United States Taxation of Non-U.S. Holders--Payments of Interest" or otherwise establishes an exemption from information reporting and backup withholding.

   The amount of any backup withholding imposed on a payment to a holder of a Note will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

RECENTLY ISSUED TREASURY REGULATIONS

   On October 7, 1997, the Department of Treasury issued new Treasury regulations governing the certification procedures regarding withholding, backup withholding and information reporting on certain amounts paid to Non-U.S. Holders, which are effective for payments made after December 31, 1998. In general, the new Treasury regulations do not alter the treatment of Non-U.S. Holders who satisfy current reporting requirements. The new Treasury regulations alter the procedures for claiming the benefits of an income tax treaty and may change certain procedures relating to intermediaries receiving payments on behalf of a beneficial owner of a Note. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Notes.

                             PLAN OF DISTRIBUTION


   Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus (which may be this Prospectus) in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 90 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until April 30, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


   The Issuers will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 90 days after the Expiration Date, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses in connection with the Exchange Offer and reimburse the Initial Purchasers for the reasonable fees and expenses of up to $20,000 of one counsel for the Holders of the Notes. Each holder will pay all expenses of its counsel other than as described in the preceding sentence, transfer taxes, if any, and any commissions or concessions of any brokers or dealers. The Issuers have agreed in the Registration Statement to indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

   In addition, to comply with the securities laws of certain jurisdictions (including any jurisdiction in Canada), the New Notes may not be offered or sold unless they have been registered or qualified for offer and sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Issuers have agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the applicable state securities laws of such United States jurisdictions as the Majority Holders of the Old Notes reasonably request by the time the Registration Statement (of which this Prospectus forms a part) is declared effective by the Commission. The Issuers do not intend to register or qualify the offer or sale of the New Notes in any United States jurisdiction (unless they receive such a request) or any other jurisdiction.

                                   EXPERTS

   The financial statements of Bear Island Paper Company, L.P. as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding significant related-party transactions, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The financial statements of Bear Island Timberlands Company, L.P. as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph regarding significant related-party transactions, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The consolidated financial statements of Soucy Inc., expressed in Canadian dollars, as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand, Chartered Accountants, General Partnership, given on the authority of that firm as experts in accounting and auditing.

                                LEGAL MATTERS


   The validity of the New Notes being offered hereby will be passed upon for the Issuers by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Mays & Valentine, L.L.P., Richmond, Virginia.

                        INDEX TO FINANCIAL STATEMENTS


BEAR ISLAND PAPER COMPANY, L.P.
Report of Independent Accountants............................................................. F-2
Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996 and 1995 ........... F-3
Statements of Operations for the nine months ended September 30, 1997 (unaudited) and 1996
 (unaudited) and for the years ended December 31, 1996, 1995 and 1994......................... F-4
Statements of Changes in Partners' Equity for the nine months ended September 30, 1997
 (unaudited) and for the years ended December 31, 1996, 1995 and 1994......................... F-5
Statements of Cash Flows for the nine months ended September 30, 1997 (unaudited) and 1996
 (unaudited) and for the years ended December 31, 1996, 1995, and 1994........................ F-6-F-7
Notes to Financial Statements................................................................. F-8-F-16

BEAR ISLAND TIMBERLANDS COMPANY, L.P.
Report of Independent Accountants............................................................. F-17
Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996 and 1995 ........... F-18
Statements of Income for the nine months ended September 30, 1997 (unaudited) and 1996
 (unaudited) and for the years ended December 31, 1996, 1995 and 1994......................... F-19
Statements of Changes in Partners' Equity for the nine months ended September 30, 1997
 (unaudited) and for the years ended December 31, 1996, 1995 and 1994......................... F-20
Statements of Cash Flows for the nine months ended September 30, 1997 (unaudited) and 1996
 (unaudited) and for the years ended December 31, 1996, 1995, and 1994........................ F-21
Notes to Financial Statements................................................................. F-22-F-28

F.F. SOUCY INC.
Auditors' Report ............................................................................. F-29
Consolidated Balance Sheets as of September 30, 1997 (unaudited) and December 31, 1996 and 1995..................................................................................... F-30
Consolidated Statements of Retained Earnings for the nine months ended September 30, 1997
 (unaudited) and 1996 (unaudited) and for the years ended December 31, 1996, 1995 and 1994..................................................................................... F-31
Consolidated Statements of Earnings for the nine months ended September 30, 1997 (unaudited)
 and 1996 (unaudited) and for the years ended December 31, 1996, 1995 and 1994..................................................................................... F-32
Consolidated Statements of Changes in Financial Position for the nine months ended September
 30, 1997 (unaudited) and 1996 (unaudited) and for the years ended December 31, 1996, 1995, and 1994..................................................................................... F-33
Notes to Consolidated Financial Statements.................................................... F-34-F-44

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Bear Island Paper Company, L.P.:

   We have audited the accompanying balance sheets of Bear Island Paper Company, L.P. (a Virginia limited partnership) (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 3 to the financial statements, the Company had numerous significant related-party transactions with an affiliate, Bear Island Timberlands Company, L.P., for each of the three years in the period ended December 31, 1996, which significantly impacted the financial position at December 31, 1996 and 1995 and the results of operations and cash flows of the Company for each of the three years in the period ended December 31, 1996.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bear Island Paper Company, L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Richmond, Virginia
January 17, 1997

                        BEAR ISLAND PAPER COMPANY, L.P.
                       (A Virginia Limited Partnership)
                                BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                              SEPTEMBER 30,  ------------------------------
                                                                   1997            1996           1995
                                                             --------------- --------------   --------------
                                                                UNAUDITED
                           ASSETS
Cash and short-term investments ............................   $ 13,305,542    $ 13,625,322   $ 12,471,916
Accounts receivable:
 Trade, less allowance for doubtful accounts of $73,100
  (unaudited), $73,100 and $73,100, respectively  ..........      8,045,540       7,881,685     10,035,702
 Affiliates ................................................      4,718,688       6,370,771      8,079,694
 Other .....................................................        436,936         943,260        347,243
Inventories ................................................     13,853,125      13,936,443     12,815,584
Other current assets .......................................        538,198         261,700        284,503
                                                             --------------- --------------  --------------
  Total current assets .....................................     40,898,029      43,019,181     44,034,642
                                                             --------------- --------------  --------------
Property, plant and equipment, at cost .....................    241,415,773     235,616,026    224,602,558
 Less accumulated depreciation .............................    126,509,015     118,663,056    108,661,129
                                                             --------------- --------------  --------------
  Net property, plant and equipment ........................    114,906,758     116,952,970    115,941,429
                                                             --------------- --------------  --------------
Other assets:
 Long-term notes receivable ................................                         13,548         13,548
 Deferred financing costs, net of accumulated amortization
  of $631,095 (unaudited), $586,662 and $527,418,
  respectively .............................................        429,804         474,237        533,481
                                                             --------------- --------------  --------------
                                                                    429,804         487,785        547,029
                                                             --------------- --------------  --------------
                                                               $156,234,591    $160,459,936   $160,523,100
                                                             =============== ==============  ==============
                         LIABILITIES
Current portion of long-term debt ..........................      6,591,936       6,449,498      6,344,358
Current portion of long-term purchase obligations  .........        720,064       2,032,548
Accounts payable and accrued expenses ......................      7,072,165      10,074,275     11,463,114
Due to Bear Island Timberlands Company, L.P. ...............      1,672,705       1,388,085      1,159,056
Interest payable ...........................................      2,139,844       1,037,500      1,167,187
                                                             --------------- --------------  --------------
  Total current liabilities ................................     18,196,714      20,981,906     20,133,715
                                                             --------------- --------------  --------------
Long-term debt .............................................     40,007,958      43,042,410     49,023,792
Long-term purchase obligations .............................        437,381         646,805
                                                             --------------- --------------  --------------
                                                                 40,445,339      43,689,215     49,023,792
                                                             --------------- --------------  --------------
                      PARTNERS' EQUITY
Contributed capital ........................................     88,421,681      88,421,681     88,421,681
Retained earnings ..........................................      9,170,857       7,367,134      2,943,912
                                                             --------------- --------------  --------------
                                                               $156,234,591    $160,459,936   $160,523,100
                                                             =============== ==============  ==============

   The accompanying notes are an integral part of the financial statements.

                        BEAR ISLAND PAPER COMPANY, L.P.
                       (A Virginia Limited Partnership)
                           STATEMENTS OF OPERATIONS

                                    NINE-MONTHS
                                ENDED SEPTEMBER 30,           FOR THE YEARS ENDED DECEMBER 31,
                            ---------------------------- -------------------------------------------
                                 1997          1996           1996          1995           1994
                            ------------- -------------  ------------- -------------  -------------
                                    (UNAUDITED)
Net sales .................  $47,196,754   $ 59,353,279   $ 75,460,102  $ 70,960,222   $51,297,003
Net sales to affiliates  ..   38,175,822     40,793,736     53,360,199    61,243,026    42,543,147
                            ------------- -------------  ------------- -------------  -------------
  Total net sales .........   85,372,576    100,147,015    128,820,301   132,203,248    93,840,150
Cost of sales .............   77,224,807     73,747,855    100,590,600   100,399,666    91,610,238
                            ------------- -------------  ------------- -------------  -------------
  Gross profit ............    8,147,769     26,399,160     28,229,701    31,803,582     2,229,912
Selling, general and
 administrative expenses:
 Management fees paid to
  affiliate ...............    2,561,177      3,004,410      3,865,000     3,961,000     2,820,000
 Other direct .............      668,182        568,594        153,370       223,644       207,565
                            ------------- -------------  ------------- -------------  -------------
  Income (loss) from
   operations .............    4,918,410     22,826,156     24,211,331    27,618,938      (797,653)
                            ------------- -------------  ------------- -------------  -------------
Other income (deductions):
 Interest income ..........      485,242        486,706        665,709       602,839       309,360
 Interest expense .........   (3,592,344)    (4,059,219)    (5,397,959)   (5,985,687)   (6,193,838)
 Other income (expense)  ..       (7,585)        93,969        (55,859)       32,642     2,114,881
                            ------------- -------------  ------------- -------------  -------------
                              (3,114,687)    (3,478,544)    (4,788,109)   (5,350,206)   (3,769,597)
                            ------------- -------------  ------------- -------------  -------------
  Net income (loss) .......  $ 1,803,723   $ 19,347,612   $ 19,423,222  $ 22,268,732   $(4,567,250)
                            ============= =============  ============= =============  =============

   The accompanying notes are an integral part of the financial statements.

                        BEAR ISLAND PAPER COMPANY, L.P.
                       (A Virginia Limited Partnership)
                  STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                                            DOW JONES
                                            BRANT-ALLEN     VIRGINIA
                                            INDUSTRIES,     COMPANY,      NEWSPRINT,
                                                INC.          INC.           INC.          TOTAL
                                           ------------- -------------  ------------- --------------
Contributed capital:
 Balances, December 31, 1993 .............  $24,848,959    $21,557,500   $21,557,500    $ 67,963,959
 Partner contributions ...................    1,350,000     10,325,000    10,325,000      22,000,000
                                           ------------- -------------  ------------- --------------
 Balances, December 31, 1994 .............   26,198,959     31,882,500    31,882,500      89,963,959
 Partner distributions ...................   (1,542,278)                                  (1,542,278)
                                           ------------- -------------  ------------- --------------
 Balances, December 31, 1995, 1996 and
  September 30, 1997 (unaudited) .........  $24,656,681    $31,882,500   $31,882,500    $ 88,421,681
                                           ============= =============  ============= ==============
Retained earnings (accumulated deficit):
 Balances, December 31, 1993 .............   (4,002,724)    (1,398,562)   (1,398,562)     (6,799,848)
 Net loss -1994 ..........................   (1,370,174)    (1,598,538)   (1,598,538)     (4,567,250)
                                           ------------- -------------  ------------- --------------
 Balances, December 31, 1994 .............   (5,372,898)    (2,997,100)   (2,997,100)    (11,367,098)
 Net income -1995 ........................    6,680,620      7,794,056     7,794,056      22,268,732
 Partner distributions ...................   (1,307,722)    (3,325,000)   (3,325,000)     (7,957,722)
                                           ------------- -------------  ------------- --------------
 Balances, December 31, 1995 .............       -           1,471,956     1,471,956       2,943,912
 Net income -1996.........................    5,826,966      6,798,128     6,798,128      19,423,222
 Partner distributions ...................   (4,500,000)    (5,250,000)   (5,250,000)    (15,000,000)
                                           ------------- -------------  ------------- --------------
 Balances, December 31, 1996 .............    1,326,966      3,020,084     3,020,084       7,367,134
 Net income -nine months ended September
  30, 1997 (unaudited) ...................      541,117        631,303       631,303       1,803,723
                                           ------------- -------------  ------------- --------------
 Balances, September 30, 1997 (unaudited)   $ 1,868,083    $ 3,651,387   $ 3,651,387    $  9,170,857
                                           ============= =============  ============= ==============

   The accompanying notes are an integral part of the financial statements.

                        BEAR ISLAND PAPER COMPANY, L.P.
                       (A Virginia Limited Partnership)
                           STATEMENTS OF CASH FLOWS

                                          NINE-MONTHS
                                      ENDED SEPTEMBER 30,            FOR THE YEARS ENDED DECEMBER 31,
                                  ---------------------------- --------------------------------------------
                                       1997          1996           1996          1995           1994
                                  ------------- -------------  ------------- -------------  --------------
                                          (UNAUDITED)
Operating activities:
 Net income (loss) ..............  $ 1,803,723    $19,347,612   $19,423,222    $22,268,732    $(4,567,250)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation ..................    8,291,428      7,629,336     9,975,923      9,648,325      9,730,346
  Depletion .....................       12,501         29,696        58,494         89,831         38,621
  Amortization of deferred
   financing costs ..............       44,433         44,433        59,244         59,244         81,055
  Noncurrent portion of notes
   received on sales of land,
   net ..........................                                                                 (41,889)
  (Gain) on sale of property,
   plant and equipment ..........     (134,300)       (15,350)      (28,391)       (57,546)    (2,430,129)
  (Increase) decrease in:
   Accounts receivable ..........    1,994,552      1,074,316     3,266,923     (4,989,370)    (3,221,988)
   Notes receivable .............       13,548                                      35,566         55,646
   Inventories ..................       83,318       (727,814)   (1,120,859)    (1,965,023)     3,246,851
   Other current assets .........     (276,498)      (488,200)       22,803        (16,758)       (17,793)
  Increase (decrease) in:
   Accounts payable and accrued
    expenses for operating
    activities ..................   (3,002,110)    (2,625,251)   (1,388,839)     2,276,089        624,929
   Due to affiliate .............      284,620        103,102       229,029         22,796        982,446
   Interest payable .............    1,102,344      1,257,969      (129,687)      (129,688)      (145,312)
   Deferred profit on land
    sales........................                                                  (26,788)        26,788
                                  ------------- -------------  ------------- -------------  --------------
    Net cash provided by
     operating activities .......   10,217,559     25,629,849    30,367,862     27,215,410      4,362,321
                                  ------------- -------------  ------------- -------------  --------------
Investing activities:
 Purchases of property, plant
  and equipment .................   (5,724,037)    (5,226,890)   (7,482,573)    (6,644,939)    (9,469,106)
 Proceeds from disposition of
  property, plant and equipment .      134,300         56,006        69,244        142,632      5,469,873
                                  ------------- -------------  ------------- -------------  --------------
    Net cash used in investing
     activities .................   (5,589,737)    (5,170,884)   (7,413,329)    (6,502,307)    (3,999,233)
                                  ------------- -------------  ------------- -------------  --------------

                        BEAR ISLAND PAPER COMPANY, L.P.
                       (A Virginia Limited Partnership)
                     STATEMENTS OF CASH FLOWS, CONTINUED

                                             NINE-MONTHS
                                         ENDED SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------------- -----------------------------------------------
                                        1997            1996             1996            1995           1994
                                   -------------- ---------------  --------------- --------------  --------------
                                             (UNAUDITED)
Financing activities:
 Distributions to partners  ......                  $(15,000,000)    $(15,000,000)   $ (9,500,000)
 Contributions from partners  ....                                                                  $ 22,000,000
 Principal payments on long-term
  debt ...........................   $(3,000,000)     (3,000,000)      (6,000,000)     (6,170,256)   (16,024,764)
 Principal payments on promissory
  notes ..........................    (1,521,908)       (243,558)        (401,941)        (24,764)      (259,644)
 Principal payments on long-term
  purchase obligations ...........      (425,694)                        (399,186)
Payments of construction payable                                                                      (2,721,151)
                                   -------------- ---------------  --------------- --------------  --------------
   Net cash provided (used) in
    financing activities .........    (4,947,602)    (18,243,558)     (21,801,127)    (15,695,020)     2,994,441
                                   -------------- ---------------  --------------- --------------  --------------
   Net increase (decrease) in
    cash and short-term
    investments ..................      (319,780)      2,215,407        1,153,406       5,018,083      3,357,529
Cash and short-term investments,
 beginning of year ...............    13,625,322      12,471,916       12,471,916       7,453,833      4,096,304
                                   -------------- ---------------  --------------- --------------  --------------
   Cash and short-term
    investments, end of year  ....   $13,305,542    $ 14,687,323     $ 13,625,322    $ 12,471,916   $  7,453,833
                                   ============== ===============  =============== ==============  ==============
Supplemental disclosures of cash
 flow information:
 Cash paid for interest ..........   $ 2,490,000    $  2,801,250     $  5,527,646    $  6,115,375   $  6,339,150
                                   ============== ===============  =============== ==============  ==============
Noncash investing and financing
 activities:
 Increase in long-term purchase
  obligations ....................                                   $  3,078,538
                                                                   ===============
 Increase in promissory notes for
  equipment acquisition ..........   $   533,680    $    525,700     $    525,700    $  1,538,406
                                   ============== ===============  =============== ==============

   The accompanying notes are an integral part of the financial statements.

                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:

   Bear Island Paper Company, L.P. (the "Company" or "BIPCO") was constituted as a limited partnership on May 18, 1978, under the Virginia Uniform Limited Partnership Act, pursuant to a Limited Partnership Agreement, as amended (the "Partnership Agreement"), among:

   o  Brant-Allen Industries, Inc. ("Brant-Allen"), a Delaware corporation;

   o Dow Jones Virginia Company, Inc. ("D J Virginia"), a Delaware corporation and a wholly owned subsidiary of Dow Jones & Company, Inc. ("Dow Jones"); and

   o Newsprint, Inc. ("Newsprint"), a Virginia corporation and a wholly owned subsidiary of The Washington Post Company ("The Washington Post").

   Brant-Allen is the general partner and D J Virginia and Newsprint are limited partners. The Partnership Agreement, as amended, contains the following provisions:

   o The Company is established for an initial term of 50 years, renewable for additional terms of 20 years, and is subject to dissolution with the consent of the partners and in certain other circumstances.

   o The purpose of the Company is to engage in the business of producing, selling and distributing newsprint by constructing, owning and operating a paper mill (the "Mill") in Hanover County, Virginia.

   o Brant-Allen, as general partner, has full and exclusive control of the business of the Company, has active control of its management and provides marketing and certain administrative services for which it receives a monthly management fee of three percent of BIPCO's newsprint sales less related distribution costs. Brant-Allen is authorized to incur on behalf of the Company, without the approval or consent of the partners, debt of up to $97,900,000.

   o The limited partners are not liable for any net losses or other debt or liability of the Company to any extent, except for their respective contributions to capital.

   o Subject to the aforementioned provisions, the partners share the net profits and losses, computed in accordance with generally accepted accounting principles consistently applied, based on their interests, as defined by the Partnership Agreement, as amended.

   o No partner may sell, assign or otherwise dispose of its interest, or any part thereof, in the Company, unless it first offers such interest to the other partners as prescribed in the Partnership Agreement.

   o Under the terms of the Partnership Agreement, D J Virginia's and Newsprint's equity interests are 35% each and Brant-Allen's equity interest is 30% for all periods shown.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   CASH AND SHORT-TERM INVESTMENTS: Cash and short-term investments include all cash balances and highly liquid investments. Short-term investments of $6,062,528 at December 31, 1995, consisted of U.S. government securities and are included in cash and short-term investments. Short-term investments are stated at cost plus accrued interest, which approximates market value. For purposes of the statements of cash flows, the Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

   INVENTORIES: Finished goods and raw materials inventories are valued at the lower of cost or market, with cost determined on the first-in, first-out ("FIFO") basis. Stores inventories are valued at the lower of average cost or market and are shown net of an allowance for obsolescence at September 30, 1997, December 31, 1996, and December 31, 1995 of approximately $245,827 (unaudited), $227,800 and $203,500, respectively.

   PROPERTY, PLANT AND EQUIPMENT: The costs of major renewals and betterments are capitalized while the costs of maintenance and repairs are charged to income as incurred. When properties are sold or retired, their cost and the related accumulated depreciation or depletion are eliminated from the accounts and the gain or loss is reflected in income. The Company capitalizes interest costs as part of the cost of constructing significant assets. There were no capitalized interest costs in the years ended December 31, 1996 and 1995.

    The carrying value of property, plant and equipment is evaluated whenever significant events or changes occur that might indicate an impairment through comparison of the carrying value to fair market value or total undiscounted cash flows.


   DEPRECIATION AND DEPLETION: Depreciation of plant and equipment is computed principally on the straight-line basis over the estimated useful lives of the assets. Lives range from 10 to 50 years for buildings and improvements, 40 years for recycling facilities, 35 years for tanks, 30 years for specialized building improvements, 25 years for newsprint manufacturing equipment, and from three to 50 years for machinery and equipment. The portion of the cost of timberlands attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber.


   DEFERRED FINANCING COSTS: Costs directly associated with the issuance of certain debt have been deferred and are being amortized on a straight-line basis over the life of the related debt which approximates the interest method.

   INCOME TAXES: No provision for income taxes is required in the financial statements since each partner is individually liable for any income tax that may be payable on its share of BIPCO's taxable income.


   REVENUE RECOGNITION: Net sales to affiliates and non-affiliates are recognized by the Company at the time title transfers to the customer, which occurs at the point of shipment of the newsprint to the customer.


   EARNINGS PER SHARE: No earnings per share calculations have been provided in the financial statements since such calculations are not meaningful under the partnership structure.

   ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of the Company's long-term debt is estimated using discounted cash flow analyses based on the incremental borrowing rates currently available to the Company with loans of similar terms and maturity. The fair value of trade receivables and payables approximate the carrying amount because of the short maturity of these instruments.

   RISKS AND UNCERTAINTIES: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and receivables. The Company's cash balance is maintained at a major financial institution. Cash equivalents, which consist of U.S. government securities, are with a high-credit-quality financial institution. Receivables consist principally of trade accounts receivable resulting primarily from sales to newspaper publishers. Credit is extended to customers after an evaluation of creditworthiness. Generally, the Company does not require collateral or other security from customers for trade accounts receivable. Substantially all of the Company's debtors' ability to honor their obligations are dependent upon the printing and publishing sectors.

   The Company operates solely to produce newsprint which is subject to fluctuations in paper prices. The paper industry has experienced highly volatile price changes over the past few years.

   BIPCO derived 36% (unaudited), 41% (unaudited), 37%, 46% and 45% of net sales from Dow Jones and The Washington Post in the nine-month periods ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995, and 1994, respectively. Dow Jones and The Washington Post purchased newsprint under prearranged pricing formula and volume contracts.

   UNAUDITED INTERIM FINANCIAL STATEMENTS: The unaudited balance sheet as of September 30, 1997 and the unaudited statements of income and cash flows for the nine-month periods ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

    RECLASSIFICATIONS: Certain prior period amounts have been reclassified to conform to the current presentation.

3. RELATED-PARTY TRANSACTIONS:

   BIPCO has contracted to sell newsprint to Dow Jones and The Washington Post (the "Sales Contracts"). The Sales Contracts will terminate on December 31, 2000; however, they will be extended for four years if prior to January 1, 2000 the parties agree to pricing provisions for the four-year period. Both Dow Jones and The Washington Post are subject to minimum purchase quantities under the Sales Contracts. The price payable under the Sales Contracts is defined in the Sales Contracts, as amended, and during the periods presented represented the average price paid by Dow Jones and The Washington Post to third-party suppliers geographically located in the eastern United States. Additionally, the parties to the Sales Contracts have the option to purchase additional quantities of newsprint as available.

   All sales and related collections are made through Newsprint Sales, a division of Brant-Allen.


   The Company received payments of approximately $174,433 (unaudited), $149,608 (unaudited), $180,300, $266,000 and $272,000 from Brant-Allen as reimbursement for expenses incurred on behalf of Brant-Allen during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. A component of selling, general and administrative expenses as shown on the statements of operations is management fees paid to an affiliate. The management fee includes senior management, treasury, financial, marketing and sales services. These fees cannot be practicably determinable as if the Company operated on a stand alone basis.

   The Company is a party to a wood supply contract with Bear Island Timberlands Company, L.P. ("BITCO"), which is owned proportionately by the same partners of BIPCO, whereby BITCO has guaranteed to supply all of the Company's log and pulp chip requirements at a price to be negotiated annually. Purchases under the wood supply contract approximated $10,982,000 (unaudited), $10,702,000 (unaudited), $14,744,000, $13,003,000 and
$11,896,000 during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. The actual purchase price per cord and the approximate range of market prices per cord was as follows:



                 FOR THE NINE MONTHS
                 ENDED SEPTEMBER 30,
                     (UNAUDITED)                      FOR THE YEARS ENDED DECEMBER 31,
          ---------------------------------- ---------------------------------------------------
                1997              1996             1996              1995             1994
          ---------------- ----------------  ---------------- ----------------  ---------------
Actual         $95.50            $95.50           $95.50            $82.17           $75.00
                                                                                   $58.00 to
Market    $60.00 to $66.00  $59.00 to $61.00 $60.00 to $61.00  $57.00 to $60.00      $61.00



   The Company has also contracted to pay BITCO a fee on a per ton basis for procuring recycled paper. The procurement fee on a per ton basis was as follows:



   FOR THE NINE
      MONTHS
  ENDED SEPTEMBER
        30,           FOR THE YEARS ENDED
    (UNAUDITED)           DECEMBER 31,
------------------ -------------------------
   1997     1996      1996     1995    1994
   ----     ----      ----     ----    ----
 $24.31    $24.15    $24.15   $2.30   $2.20



The Company recognized costs of $1,640,695 (unaudited), $1,554,854 (unaudited), $2,070,469, $147,340 and $122,307 for such procurement fees during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively, which is included in cost of sales in the accompanying financial statements. The actual costs of the procurement services provided to the Company by BITCO were approximately as follows:



  FOR THE NINE MONTHS
  ENDED SEPTEMBER 30,
      (UNAUDITED)       FOR THE YEARS ENDED DECEMBER 31,
---------------------- ---------------------------------
    1997       1996        1996       1995       1994
----------  ---------- ----------  ---------- ---------
 $177,000    $186,000    $238,000   $249,000   $157,000



   The Company charges BITCO for certain administrative and other expenses. These charges approximated $1,068,000 (unaudited), $1,039,000 (unaudited), $1,370,000, $1,276,000 and $1,128,000 during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. The Company also paid BITCO approximately $44,500 (unaudited), $43,000 (unaudited), $57,750, $56,000 and $133,000 during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively, for managing its timberlands.


   Company receivables, payables and sales to partners and their affiliates were as follows:

                                                        DECEMBER 31,
                            SEPTEMBER 30,  -------------------------------------
                                 1997          1996         1995        1994
                           --------------- -----------  -----------  -----------
        (UNAUDITED)
Due from Brant-Allen  ....    $   37,012    $   54,529   $  175,271  $   36,932
Due from Newsprint sales          36,712     1,551,775      430,968     118,547
Due from Dow Jones .......     2,235,493     2,477,581    3,324,282   2,265,530
Due from The Post ........     2,409,471     2,286,886    4,149,173   2,860,298
Due to BITCO .............     1,672,705     1,388,085    1,159,056   1,136,260

                                SEPTEMBER 30,                        DECEMBER 31,
                         ---------------------------- -------------------------------------------
                              1997          1996           1996          1995           1994
                         ------------- -------------  ------------- -------------  -------------
                                 (UNAUDITED)
Net sales to Dow Jones    $18,632,950    $22,686,548   $28,920,518    $31,580,720   $21,851,761
Net sales to The Post  .   19,542,872     18,107,188    24,439,681     29,662,306    20,691,386

   Sales to Dow Jones represented approximately 22% (unaudited), 23% (unaudited), 22%, 24% and 23% of total sales during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. Sales to The Washington Post represented approximately 23% (unaudited), 18% (unaudited), 19%, 22% and 22% of total sales during the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. The remaining sales were to other unaffiliated printing and publishing enterprises located primarily in the eastern United States.

4. INVENTORIES:

   Inventories consisted of:

                  SEPTEMBER 30,          DECEMBER 31,
                 --------------- ---------------------------
                       1997           1996          1995
                 --------------- -------------  ------------
                   (UNAUDITED)
Raw materials  .   $ 3,195,969     $ 3,076,391   $ 2,976,570
Stores .........     8,889,490       8,908,263     8,440,210
Finished goods       1,767,666       1,951,789     1,398,804
                 --------------- -------------  ------------
                   $13,853,125     $13,936,443   $12,815,584
                 =============== =============  ============

 5. PROPERTY, PLANT AND EQUIPMENT:

   Property, plant and equipment is stated at cost and consists of the following:

                                               SEPTEMBER 30,           DECEMBER 31,
                                              --------------- -----------------------------
                                                    1997            1996           1995
                                              --------------- --------------  -------------
                                                (UNAUDITED)
Land ........................................   $  1,889,591    $    447,045   $    447,045
Timberlands .................................      4,159,823       4,158,991      4,196,408
Building ....................................     17,572,268      17,360,771     16,943,645
Machinery and equipment .....................    209,977,152     207,168,997    200,024,595
Construction in progress ....................      7,816,939       6,480,222      2,990,865
                                              --------------- --------------  -------------
                                                 241,415,773     235,616,026    224,602,558
Less accumulated depreciation and depletion      126,509,015     118,663,056    108,661,129
                                              --------------- --------------  -------------
  Total .....................................   $114,906,758    $116,952,970   $115,941,429
                                              =============== ==============  =============

6. LONG-TERM DEBT:

   Long-term debt consisted of:

                                                       SEPTEMBER 30,          DECEMBER 31,
                                                      --------------- ----------------------------
                                                            1997           1996           1995
                                                      --------------- -------------  -------------
                                                        (UNAUDITED)
Senior Secured Notes bearing interest at 10.375%
 (interest payable semiannually); principal of
 $3,000,000 due semiannually which commenced in
 October 1992 and will continue until maturity in
 2004 ...............................................   $45,000,000     $48,000,000   $54,000,000
Promissory note bearing interest at LIBOR plus 2%,
 (7.66% at September 30, 1997); principal of
 approximately $21,056 and interest due in 60
 monthly installments which commenced in June 1995
 and will continue through May 2000; collateralized
 by certain fixed assets with an approximate net
 book value of $2,445,200 at September 30, 1997  ....       694,833         884,389     1,116,000
Promissory note bearing interest at LIBOR plus 2%
 (7.66% at September 30, 1997); principal of
 approximately $7,641 and interest due in 36 monthly
 installments which commenced in October 1995 and
 continuing through September 1998; collateralized
 by certain fixed assets with an approximate net
 book value of $227,000 at September 30, 1997  ......        91,689         160,458       252,150
Promissory note bearing interest at LIBOR plus 2%
 (7.66% at September 30, 1997); principal of
 approximately $8,762 and interest due in 60 monthly
 installments which commenced in April 1996 and
 continuing through March 2001; collateralized by
 certain fixed assets with an approximate net book
 value of $606,500 at September 30, 1997 ............       367,990         447,061
Promissory note bearing interest at LIBOR plus 2%
 (7.66% at September 30, 1997); with 36 monthly
 installments of principal of approximately $9,652
 and interest followed by 24 monthly installments of
 principal of approximately $2,217 and interest
 which commenced in March 1997 and continuing
 through February 2002; collateralized by certain
 fixed assets with an approximate net book value of
 $465,000 at September 30, 1997 .....................       323,444
Promissory note bearing interest at LIBOR plus 2%
 (7.66% at September 30, 1997); principal of
 approximately $2,217 and interest due in 60 monthly
 installments which commenced in June 1997 and
 continuing through May 2002 collateralized by
 certain fixed assets with an approximate net book
 value of $187,000 at September 30, 1997 ............       121,938
                                                      --------------- -------------  -------------
                                                         46,599,894      49,491,908    55,368,150
Less current portion ................................     6,591,936       6,449,498     6,344,358
                                                      --------------- -------------  -------------
                                                        $40,007,958     $43,042,410   $49,023,792
                                                      =============== =============  =============

    In October 1987, the Company, through an intermediary, entered into an Indenture of Mortgage and Deed of Trust with a consortium of institutional investors which provided for the issuance of $75,000,000, 10.375% Senior Secured Notes ("the 10.375% Notes"). The proceeds from the 10.375% Notes were used to prepay previous debt and to repay partner capital loans. In connection with the 10.375% Notes, the Company granted a first deed of trust interest on the land and related facilities at the Mill and assigned its interests in the Sales Contracts to a trustee. The Company is permitted to prepay outstanding balances on the 10.375% Notes; however, in the event of any prepayments, the Company may be required to pay a prepayment penalty, as defined in the indenture agreement. The terms of the indenture agreement provide that the Company may issue additional notes for permanent financing for the cost of construction of certain major improvements to the Mill. In the event such notes are issued, the noteholders have the option to redeem their notes.

   The indenture contains certain restrictive covenants. Two of the more financially significant covenants limit the Company's ability to make distributions to partners and incur additional debt.

   During the periods presented, the Company entered into certain promissory note agreements (the "Agreements") with a financial institution to finance the purchase of certain equipment. These Agreements may be prepaid at the option of the Company without incurring any prepayment penalties.

   The fair value of the Company's senior secured notes was estimated by discounting the future cash flows using a rate currently available for debt with similar terms and maturities. The fair value of the Company's long-term debt at December 31, 1996, and 1995 was estimated to be $51,060,285 and $57,542,800, respectively.

   Maturities on long-term debt for the four years after 1997 are approximately as follows: 1998 -$6,427,000; 1999 -$6,358,000; 2000
-$6,210,420; and 2001 -$6,026,000.

7. LONG-TERM PURCHASE OBLIGATIONS:

   Capitalized purchase obligations for purchases of machinery and equipment at December 31, 1996, which approximate fair value, consisted of:

 Long-term purchase obligations bearing interest at various rates ranging from approximately 7% to 8%; with principal payments ending in 1998  .......  $2,679,353
Less current portion ........................................................   2,032,548
                                                                              ------------
                                                                               $  646,805
                                                                              ============

8. EMPLOYEE BENEFIT PLANS:

   The Company provides a defined contribution retirement plan for substantially all employees. The annual cost of the plan, which is currently funded, is based on the compensation of participants. The Company increased its contribution from 5% to 6% of employees' base compensation effective July 1, 1996.

   The Company provides a thrift plan for substantially all employees which incorporates the provisions of Internal Revenue Code Subsection 401(k), whereby employees can make voluntary, tax-deductible contributions within specified limits. The Company matched employee contributions at 60% during the nine months ended September 30, 1997 and during 1996 and at 50% during 1995 and 1994, up to a maximum of 6% of an employee's base pay.

   The Company's expense for both plans approximated $928,606 (unaudited), $806,405 (unaudited), $1,103,000, $935,000 and $883,000 for the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively.

   The Company is self-insured for medical, dental and disability claims up to $35,000 per claim per year. The Company has provided an accrual of approximately $313,000 for claims incurred but not reported at September 30, 1997 and December 31, 1996 and 1995.

 9. COMMITMENTS AND CONTINGENCIES:

   Future minimum payments under noncancelable leases at December 31, 1996 were not material.

   On September 30, 1994, the United States Environmental Protection Agency ("EPA") issued a Notice of Violation to the Company claiming violation of two federally enforceable state air pollution requirements. Although the EPA has not assessed any penalties for either alleged violation, the EPA may issue an order requiring compliance with the requirements and administrative and civil penalties. After consulting with counsel, the Company's management has determined that it is not possible to estimate the amount of loss, if any, that may ultimately be incurred related to the EPA matter.

   On July 12, 1996, the Company entered into a Reasonably Available Control Technology ("RACT") Agreement with the Virginia Department of Environmental Quality (the "DEQ"). Under the RACT Agreement, the Company is not required to incur any significant capital expenditures for the purchase and installation of pollution control equipment.

   No provision has been made in the financial statements with respect to these contingencies and management believes that the probable resolution of these matters will not materially affect the financial position and results of operations of the Company.

10. SUBSEQUENT EVENT (UNAUDITED)


   On December 1, 1997, Bear Island Paper Company, L.L.C., a newly formed Virginia limited liability company ("Paper Company"), completed the purchase of the 70% partnership interest in the Company previously owned by subsidiaries of Dow Jones and The Washington Post for an aggregate purchase price (subject to certain post-completion adjustments) of approximately $149.8 million in cash. Immediately before the acquisition and certain related financings facilitated to fund the acquisition, the Company was converted into Bear Island Mergerco, L.L.C. ("Mergerco"), and Mergerco was then merged into Paper Company, with Paper Company being the surviving entity. Funding for the acquisition, including approximately $200,000 in transaction costs, was provided from (i) borrowings under a $120 million senior secured bank credit facility (the "Credit Facility"); (ii) the net proceeds from an offering of $100 million aggregate principal amount 10% senior secured notes due 2007 (the "Notes"); and (iii) $5.2 million of existing cash on hand (of which $1.2 million was distributed to Brant-Allen to reimburse certain deferred loan costs paid by Brant-Allen on behalf of Paper Company in connection with the aforementioned borrowings.) The Credit Facility consists of: (i) a $50 million 6-year senior secured reducing revolving credit facility and (ii) a $70 million 8-year senior secured term loan. The effects of the acquisition and related financings are not reflected in the accompanying historical financial statements of the Company as of and for the years ended December 31, 1996, 1995 and 1994 or in the interim financial statements of the Company as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996. The Company will account for this transaction as a purchase under Accounting Principles Board Opinion No.16 "Business Combinations" whereby the purchase price paid is allocated to the assets and liabilities acquired. Purchase adjustments are applied to 70% of the basis of the assets and liabilities acquired.


   Upon completion of the acquisition and related financings the Paper Company is highly leveraged with total indebtedness at December 1, 1997 of approximately $201.1 million, consisting of borrowings of $31 million under the revolving portion of the Credit Facility, $70 million under the term loan portion of the Credit Facility, $100 million under the Notes and approximately $130,000 in long-term purchase obligations. In addition, following the completion of the acquisition, $19 million was available in unused borrowing capacity under the revolving portion of the Credit Facility. The Notes are collateralized by (i) a second priority interest in all real property of Paper Company and all personal property to the extent such personal property is assignable and except for certain other assets that are not assignable, (ii) a third priority security interest in 100% of the membership interests in Bear Island Timberlands Company, L.L.C. (a newly formed wholly owned subsidiary of Brant-Allen and the successor to BITCO), and (iii) a second priority security interest in 65% of the issued and outstanding capital stock of F.F. Soucy, Inc. (a wholly owned subsidiary of Brant-Allen). The Credit Facility is collateralized by: (i) a first priority security interest in substantially all of the assets of Paper Company; (ii) a shared first priority security interest (shared pro rata with a security interest held on a $35 million loan to Brant-Allen) in the 65% of the common stock of F.F. Soucy, Inc.; and (iii) a second priority security interest in 100% of the membership interests in Bear Island Timberlands Company, L.L.C.

    In connection with the acquisition, certain purchase accounting adjustments (which are preliminary until post-completion adjustments are finalized and the purchase price allocation process is completed) were required to record the impacts to Paper Company's financial statements from the acquisition. These adjustments: (i) capitalized approximately $8.2 million of deferred loan costs (including the aforementioned $1.2 million of deferred loan costs paid by Brant-Allen), (ii) write-off approximately $425,000 in deferred loan costs associated with the previous long-term debt of the Company, for which the then outstanding balance of $42 million was repaid at the closing of the acquisition (along with a prepayment penalty of approximately $4 million), and (iii) record the allocation of approximately $82 million of excess purchase price over the book value of the interests acquired to inventory and property, plant and equipment.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Bear Island Timberlands Company, L. P.:

   We have audited the accompanying balance sheets of Bear Island Timberlands Company, L. P. (a Virginia limited partnership) ("BITCO") as of December 31, 1996 and 1995, and the related statements of income, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of BITCO's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 7 to the financial statements, BITCO had numerous significant related-party transactions with an affiliate, Bear Island Paper Company, L.P., for each of the three years in the period ended December 31, 1996 which significantly impacted the financial position at December 31, 1996 and 1995 and the results of operations and cash flows of BITCO for each of the three years in the period ended December 31, 1996.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BITCO as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Richmond, Virginia
January 17, 1997

                    BEAR ISLAND TIMBERLANDS COMPANY, L.P.
                       (A Virginia Limited Partnership)
                                BALANCE SHEETS

                                                                        DECEMBER 31,
                                                 SEPTEMBER 30,  ----------------------------
                                                      1997           1996           1995
                                                --------------- -------------   -------------
                                                  (UNAUDITED)
                     ASSETS
Cash and short-term investments ...............   $ 9,627,442     $ 7,535,254   $ 2,924,645
Restricted cash and investments ...............       341,856       3,165,442     4,797,791
Accounts and notes receivable .................       410,165         592,163       541,101
Due from Bear Island Paper Company, L.P.  .....     1,672,705       1,388,085     1,159,056
Inventory .....................................     1,039,910       1,560,991     1,536,823
Other current assets ..........................        63,388          16,434        18,729
                                                --------------- -------------  -------------
  Total current assets ........................    13,155,466      14,258,369    10,978,145
                                                --------------- -------------  -------------
Property and equipment ........................     1,353,657       1,183,083     1,040,594
Less accumulated depreciation .................      (727,215)       (734,661)     (691,292)
                                                --------------- -------------  -------------
  Net property and equipment ..................       626,442         448,422       349,302
Timberlands, net ..............................    44,056,338      44,017,608    44,336,737
                                                --------------- -------------  -------------
                                                   44,682,780      44,466,030    44,686,039
                                                --------------- -------------  -------------
Other assets:
 Restricted cash and investments ..............                                   2,571,922
 Long-term notes receivable ...................       175,315         229,197       556,497
 Deferred financing costs, net of accumulated
  amortization of $313,607 (unaudited),
  $288,180 and $254,275, respectively  ........       194,945         220,373       254,277
                                                --------------- -------------  -------------
                                                      370,260         449,570     3,382,696
                                                --------------- -------------  -------------
                                                  $58,208,506     $59,173,969   $59,046,880
                                                =============== =============  =============
                  LIABILITIES
Current portion of long-term debt .............     4,835,241       4,689,250     4,689,250
Accounts payable and accrued expenses  ........       403,042          65,214       137,626
Interest payable ..............................       700,864       1,632,360     1,841,373
                                                --------------- -------------  -------------
  Total current liabilities ...................     5,939,147       6,386,824     6,668,249
                                                --------------- -------------  -------------
Deferred profit on land sales .................        15,472          49,960       173,275
                                                --------------- -------------  -------------
Long-term debt ................................    22,667,276      27,189,250    31,878,500
                                                --------------- -------------  -------------
                PARTNERS' EQUITY
Contributed capital ...........................    18,860,496      18,860,496    18,860,496
Retained earnings .............................    10,726,115       6,687,439     1,466,360
                                                --------------- -------------  -------------
  Total partners' equity ......................    29,586,611      25,547,935    20,326,856
                                                --------------- -------------  -------------
                                                  $58,208,506     $59,173,969   $59,046,880
                                                =============== =============  =============

The accompanying notes are an integral part of the financial statements.

                     BEAR ISLAND TIMBERLANDS COMPANY, L.P.
                       (A Virginia Limited Partnership)
                             STATEMENTS OF INCOME

                                             NINE-MONTHS
                                         ENDED SEPTEMBER 30,           FOR THE YEARS ENDED DECEMBER 31,
                                     ---------------------------- -------------------------------------------
                                          1997          1996           1996          1995           1994
                                     ------------- -------------  ------------- -------------  -------------
                                             (UNAUDITED)
Sales:
 Timber -affiliated ................  $10,982,178    $10,702,189   $14,744,000    $13,003,000   $11,896,000
 Timber -unaffiliated                   2,713,919      1,451,043     2,407,122      1,120,558     1,357,595
 Land ..............................      811,257      1,235,103     1,708,144      3,301,155    11,218,763
                                     ------------- -------------  ------------- -------------  -------------

  Total sales ......................   14,507,354     13,388,335    18,859,266     17,424,713    24,472,358
                                     ------------- -------------  ------------- -------------  -------------

Cost of sales: .....................
 Timber                                 8,269,368      7,305,842    10,220,154      9,496,291     9,916,054
 Land ..............................      102,830        231,764       308,007      1,217,975     5,719,044
                                     ------------- -------------  ------------- -------------  -------------

  Total cost of sales ..............    8,372,198      7,537,606    10,528,161     10,714,266    15,635,098
                                     ------------- -------------  ------------- -------------  -------------

  Gross profit .....................    6,135,156      5,850,729     8,331,105      6,710,447     8,837,260
Fees for recycled fiber ............    1,640,695      1,554,854     2,070,469        147,340
Selling, general and administrative
 expenses ..........................   (2,086,800)    (2,010,398)   (2,695,956)    (2,596,236)   (2,482,010)
                                     ------------- -------------  ------------- -------------  -------------

  Income from operations ...........    5,689,051      5,395,185     7,705,618      4,261,551     6,355,250
                                     ------------- -------------  ------------- -------------  -------------

Other income (deductions):
 Interest income ...................      380,333        393,526       533,286        633,809       502,145
 Interest expense ..................   (2,203,106)    (2,546,483)   (3,356,985)    (3,795,948)   (4,254,075)
 Other income ......................      172,398        215,000       339,160        366,948       532,904
                                     ------------- -------------  ------------- -------------  -------------

                                       (1,650,375)    (1,937,957)   (2,484,539)    (2,795,191)   (3,219,026)
                                     ------------- -------------  ------------- -------------  -------------

  Net income .......................  $ 4,038,676    $ 3,457,228   $ 5,221,079    $ 1,466,360   $ 3,136,224
                                     ============= =============  ============= =============  =============

The accompanying notes are an integral part of the financial statements.

                     BEAR ISLAND TIMBERLANDS COMPANY, L.P.
                       (A Virginia Limited Partnership)
                  STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                                            DOW JONES
                                            BRANT-ALLEN     VIRGINIA
                                             INDUSTRIES     COMPANY,
                                                INC.          INC.      NEWSPRINT, INC.      TOTAL
                                           ------------- -------------  --------------- -------------
Contributed capital:
 Balances, December 31, 1993, 1994, 1995,
  1996 and September 30, 1997
  (unaudited).............................   $6,332,292    $ 6,264,102    $ 6,264,102     $18,860,496
                                           ============= =============  =============== =============

Retained earnings: .......................
 Balances, December 31, 1993 .............        -             -              -               -

 Net income -1994 ........................      940,868      1,097,678      1,097,678       3,136,224
                                           ------------- -------------  --------------- -------------

 Distributions to partners ...............     (940,868)    (1,097,678)    (1,097,678)     (3,136,224)

 Balances, December 31, 1994 .............        -             -              -               -

 Net income -1995 ........................      439,908        513,226        513,226       1,466,360
                                           ------------- -------------  --------------- -------------

 Balances, December 31, 1995 .............      439,908        513,226        513,226       1,466,360

 Net income -1996 ........................    1,566,323      1,827,378      1,827,378       5,221,079
                                           ------------- -------------  --------------- -------------

 Balances, December 31, 1996 .............    2,006,231      2,340,604      2,340,604       6,687,439
 Net income -nine-months ended September
  30, 1997 (unaudited) ...................    1,211,604      1,413,536      1,413,536       4,038,676
                                           ------------- -------------  --------------- -------------
 Balances, September 30, 1997 (unaudited)    $3,217,835    $ 3,754,140    $ 3,754,140     $10,726,115
                                           ============= =============  =============== =============

The accompanying notes are an integral part of the financial statements.

                     BEAR ISLAND TIMBERLANDS COMPANY, L.P.
                       (A Virginia Limited Partnership)
                           STATEMENTS OF CASH FLOWS

                                                            NINE MONTHS
                                                        ENDED SEPTEMBER 30,           FOR THE YEARS ENDED DECEMBER 31,
                                                    ---------------------------- -------------------------------------------
                                                         1997          1996           1996          1995           1994
                                                    ------------- -------------  ------------- -------------  -------------
                                                            (UNAUDITED)
Operating activities:
 Net income .......................................  $ 4,038,676    $ 3,457,228   $ 5,221,079    $ 1,466,360   $ 3,136,224
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation ....................................       87,435         72,749        98,587         82,581        88,864
  Depletion .......................................      588,701        507,415     1,099,762        689,733       770,324
  Amortization of deferred financing costs  .......       25,428         25,428        33,904         33,903        33,903
  Net book value of land sold .....................      133,873        302,728       308,007      1,340,027     5,775,067
  Gain on disposal of machinery and equipment  ....      (32,537)        (9,393)      (10,995)        (5,183)
 (Increase) decrease in:
  Accounts and notes receivable ...................      235,880        364,462       276,238       (235,830)      456,953
  Due from Bear Island Paper Company, L.P.  .......     (284,620)      (103,102)     (229,029)       (22,796)     (982,446)
  Inventory .......................................      521,081        263,845       (24,168)      (177,408)      (77,132)
  Other current assets ............................      (46,954)        (1,899)        2,295         (2,191)        1,082
 Increase (decrease) in:
  Accounts payable and accrued expenses  ..........      337,828        162,814       (72,412)        (7,036)      (36,773)
  Interest payable ................................     (931,496)    (1,030,870)     (209,013)      (228,177)     (229,950)
  Deferred profit on land sales ...................      (34,488)       (97,925)     (123,315)         8,617      (195,516)
                                                    ------------- -------------  ------------- -------------  -------------
   Net cash provided by operating activities  .....    4,638,807      3,913,480     6,370,940      2,942,600     8,740,600
                                                    ------------- -------------  ------------- -------------  -------------
Investing activities:
 Purchases of machinery and equipment .............     (120,198)      (301,870)     (204,114)      (144,066)      (23,919)
 Purchases of timberlands .........................     (582,904)      (804,765)   (1,088,640)    (1,883,133)     (558,952)
 Proceeds from disposal of machinery and equipment        37,711         17,402        17,402         14,757
 Decrease (increase) in restricted cash and
  investments .....................................    2,823,586      4,434,572     4,204,271      3,473,614    (1,313,594)
                                                    ------------- -------------  ------------- -------------  -------------
   Net cash provided by (used in) investing
    activities ....................................    2,158,195      3,345,339     2,928,919      1,461,172    (1,896,465)
                                                    ------------- -------------  ------------- -------------  -------------
Financing activities:
 Distributions to partners.........................                                                             (4,500,000)
 Principal payments on long-term debt .............   (4,704,814)    (4,689,250)   (4,689,250)    (4,500,000)   (4,500,000)
                                                    ------------- -------------  ------------- -------------  -------------
   Net cash used in financing activities  .........   (4,704,814)    (4,689,250)   (4,689,250)    (4,500,000)   (9,000,000)
                                                    ------------- -------------  ------------- -------------  -------------
   Net increase (decrease) in cash and short-term
    investments ...................................    2,092,188      2,569,569     4,610,609        (96,228)   (2,155,865)
Cash and short-term investments, beginning
 of year ..........................................    7,535,254      2,924,645     2,924,645      3,020,873     5,176,738
                                                    ------------- -------------  ------------- -------------  -------------
   Cash and short-term investments, end of period    $ 9,627,442    $ 5,494,214   $ 7,535,254    $ 2,924,645   $ 3,020,873
                                                    ============= =============  ============= =============  =============
Supplemental disclosures of cash flow information:
Cash paid for interest ............................  $ 3,134,604    $ 3,565,998   $ 3,565,998    $ 4,025,898   $ 4,484,025
                                                    ============= =============  ============= =============  =============
Noncash investing and financing activity:
 Increase in long-term debt for purchase of
  timberlands .....................................  $   178,400                                 $   567,750
                                                    =============                              =============
 Increase in promissory notes for equipment
  acquisition .....................................  $   150,431
                                                    =============

The accompanying notes are an integral part of the financial statements.

                        NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION:

   Bear Island Timberlands Company, L.P. ("BITCO") was constituted as a limited partnership on August 14, 1985, under the Virginia Uniform Limited Partnership Act, pursuant to a Limited Partnership Agreement, as amended (the "Partnership Agreement"), among:

   o Brant-Allen Timberlands Company, Inc., which was merged into Brant-Allen Industries, Inc. ("Brant-Allen"), a Delaware corporation, on October 31, 1988;

   o Dow Jones Virginia Company, Inc. ("D J Virginia"), a Delaware corporation and a wholly owned subsidiary of Dow Jones & Company, Inc. ("Dow Jones"); and

   o Newsprint, Inc. ("Newsprint"), a Virginia corporation and a wholly owned subsidiary of The Washington Post Company ("The Washington Post").

   Brant-Allen is both the general partner and a limited partner and D J Virginia and Newsprint are limited partners. The Partnership Agreement was most recently amended on September 1, 1992. The Partnership Agreement includes the following provisions:

   o BITCO is established for an initial term of 43 years and is renewable for additional terms of 20 years. BITCO may be dissolved with the consent of the partners and in certain other circumstances.

   o The purpose of BITCO is to engage in the business of acquiring, or otherwise investing in, holding, managing, maintaining, operating, harvesting and disposing of (i) real property containing timberlands or to be planted for production of timber, (ii) timber rights, (iii) logs, and (iv) pulp chips, and to engage in other activities desirable or incidental to timber management, production and sales.

   o Brant-Allen, as general partner, has full and exclusive control of the business of BITCO and has active control of its management. Brant-Allen receives no fees or other compensation for managing BITCO.

   o The limited partners are not liable for any net losses or other debt or liability of BITCO to any extent, except for (i) their respective contributions to capital and (ii) their guarantee of BITCO's long-term debt (see Note 6) up to $7,933,333 each.

   o Subject to the aforementioned provisions, the partners share the net profits and losses based on their interests, as defined by the Partnership Agreement, computed in accordance with generally accepted accounting principles consistently applied.

   o No partner may sell, assign or otherwise dispose of its interest, or any part thereof, in BITCO, unless it first offers such interest to the other partners as prescribed in the Partnership Agreement.

   o No partner may mortgage, pledge, hypothecate or otherwise encumber its interest in BITCO without the prior written consent of the other partners.

   o BITCO may not borrow in excess of $5,000,000 for short-term working capital needs without the prior consent of the partners.

   Under the terms of the Partnership Agreement, D J Virginia's and Newsprint's equity interests in BITCO are 35% each and Brant-Allen's equity interest is 30% for all periods shown.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   CASH AND SHORT-TERM INVESTMENTS: Short-term investments with a bank balance of $6,056,045 (unaudited), $7,559,715 and $2,816,815 included in cash and short-term investments at September 30, 1997, December 31, 1996 and 1995, consist of repurchase agreements and are stated at cost plus accrued interest which approximates market value. For purposes of the statements of cash flows, BITCO considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

    ACCOUNTS AND NOTES RECEIVABLE: As certain timberlands are sold, BITCO may accept a note as part of the sales transaction. The current portion of notes receivable approximated $105,222 (unaudited), $154,000 and $100,000 at September 30, 1997, December 31, 1996 and 1995, respectively. There is no allowance for doubtful accounts receivable at September 30, 1997, December 31, 1996 and 1995.

   INVENTORY: Inventory consists primarily of wood stored at the mill site of Bear Island Paper Company, L.P. ("BIPCO") and off-site wood yards and is valued at the lower of actual cost or market, with cost determined on the first-in, first-out ("FIFO") basis.

   PROPERTY, EQUIPMENT AND TIMBERLANDS: Land, machinery and equipment are stated at cost. Timberlands are stated at cost net of accumulated depletion. The cost of reforestation is capitalized. The costs of major renewals and betterments to equipment are capitalized while the costs of maintenance and repairs are charged to income as incurred. When properties are sold or retired, their cost and the related accumulated depreciation or depletion are eliminated from the accounts and the gain or loss is reflected in income.


   Carrying value of property, plant and equipment, including Timberlands, is evaluated whenever significant events or changes occur that might indicate an impairment through comparison of the carrying value to fair market value or total undiscounted cash flows. Timber property is evaluated for potential impairment by considering expected future cash flows to be derived from the timber property. To derive the data necessary to determine expected future cash flows, management conducts annual cruises (a detailed forestry evaluation of the tracts) of 20% of the timberlands, such that in five years the entire timber holdings have been completely cruised. Using the results of the cruises, the quantity of standing timber is determined. From this information, management ascertains the cash value of the timber property.


   DEPRECIATION: Depreciation of machinery and equipment is computed principally on the straight-line basis over the estimated useful lives of the assets which range from three to five years.

   DEPLETION: The portion of the cost of timberlands attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber.

   DEFERRED FINANCING COSTS: Costs directly associated with the issuance of certain long-term debt have been deferred and are being amortized on a straight-line basis over 15 years, the life of the related debt, which approximates the interest method.

   DEFERRED PROFIT ON LAND SALES: Profit on land sales for which the buyer has not invested a sufficient amount of equity is recognized on the installment method when cash is received from the buyer.

   REVENUE RECOGNITION: Sales to BIPCO are recognized when wood is placed into production by BIPCO rather than when wood is delivered to the BIPCO plant site. All other sales are recorded based on delivery of product.

   INCOME TAXES: No provision for income taxes is required in the accompanying financial statements since each partner is individually liable for any income tax that may be payable on its share of BITCO's taxable income.

   EARNINGS PER SHARE: No earnings per share calculations have been provided in the financial statements since such calculations are not meaningful under the partnership structure.

   ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of the long-term debt is estimated using discounted cash flow analysis based on the incremental borrowing rates currently available to BITCO for loans with similar terms and maturity. The fair value of trade receivables and payables approximates the carrying amounts because of the short maturity of these instruments.

    RISK AND UNCERTAINTIES: Financial instruments which potentially subject BITCO to concentrations of credit risk consist principally of cash, short term investments, U.S. Government securities and receivables. BITCO's cash and restricted cash balances are maintained at a major financial institution. Cash equivalents at December 31, 1996, 1995 and 1994 consisted of repurchase agreements with a high-credit-quality financial institution. The repurchase agreements were collateralized by United States Government agency obligations. The credit rating of the issuing institution for the repurchase agreements indicates the issuing entity has a strong capacity to repay short-term obligations.

   Receivables consist principally of trade accounts receivable resulting primarily from sales to BIPCO and notes receivable resulting from land sales. Notes receivable credit is extended after an evaluation of creditworthiness and are collateralized by a first deed of trust on the land sold.

   The Company's sales of timber are made almost entirely to BIPCO. Sales to BIPCO represented approximately 76% (unaudited), 80% (unaudited), 78%, 75% and 49% of total sales during the nine-month periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively.

   UNAUDITED INTERIM FINANCIAL STATEMENTS: The unaudited balance sheet as of September 30, 1997 and the unaudited statements of income and cash flows for the nine-months ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

   RECLASSIFICATIONS: Certain prior period amounts have been reclassified to conform to the 1996 presentation.

3. RESTRICTED CASH AND INVESTMENTS:

   Investments of $101,250 and $4,602,745 are included in restricted cash and investments at December 31, 1996 and 1995, and consist of U.S. Government securities which are stated at amortized cost which approximates market value. Cash and investments are restricted for the payment of principal under the terms of an escrow agreement entered into in connection with BITCO's long-term debt agreement as described in Note 6.

   During the nine months ended September 30, 1997 and years ended December 31, 1996 and 1995, BITCO sold certain timberlands whereby proceeds of $332,109 (unaudited), $274,682 and $297,791, respectively, were placed into an escrow account as part of tax deferred land exchanges. Of the amounts placed in escrow, approximately $32,600 and $21,500, for the years ended December 31, 1996 and 1995, are subject to taxation since these amounts were not used to purchase additional timberlands within the prescribed periods. There were no amounts (unaudited) placed in escrow for the nine months ended September 30, 1997 that were subject to taxation, as previously described. This escrow account is not part of the escrow agreement entered into in connection with BITCO's long-term debt agreement as described in Note 6. The amount escrowed is included in current restricted cash and investments in the accompanying balance sheets.

4. TIMBERLANDS:


   At September 30, 1997, December 31, 1996 and 1995, BITCO's timberlands consisted of the cost of land and standing timber owned by BITCO ("Fee Lands"), approximately 130,000 acres, and the cost of the right to cut timber from land owned by third parties within a specified period of time ("Timber Deeds").

 Timberlands consisted of:

                                                     DECEMBER 31,
                              SEPTEMBER 30,  ----------------------------
                                   1997           1996           1995
                             --------------- -------------   -------------
                               (UNAUDITED)
Fee Lands ..................   $57,200,634     $56,604,247   $55,891,945
Timber Deeds ...............       107,933          76,889        83,583
                             --------------- -------------  -------------
                                57,308,567      56,681,136    55,975,528
Less accumulated depletion      13,252,229      12,663,528    11,638,791
                             --------------- -------------  -------------
  Timberlands, net  ........   $44,056,338     $44,017,608   $44,336,737
                             =============== =============  =============

5. PROPERTY, PLANT AND EQUIPMENT:

   Property, plant and equipment is stated at cost and consists of the following:

                                                      DECEMBER 31,
                                 SEPTEMBER 30,  ------------------------
                                      1997          1996         1995
                                 --------------------------  -----------
                                  (UNAUDITED)
Land ..........................    $   33,492    $   33,492   $   33,492
Machinery and equipment  ......     1,320,165     1,149,591    1,007,102
                                --------------- -----------  -----------
                                    1,353,657     1,183,083    1,040,594
Less accumulated depreciation         727,215       734,661      691,292
                                --------------- -----------  -----------
  Total .......................    $  626,442    $  448,422   $  349,302
                                =============== ===========  ===========

6. LONG-TERM DEBT:

   Long-term debt consisted of:

                                                                            DECEMBER 31,
                                                     SEPTEMBER 30,  ----------------------------
                                                          1997           1996           1995
                                                     ----------------------------  -------------
                                                      (UNAUDITED)
Senior notes bearing interest at 10.22% (interest
 payable semi-annually); principal of $2,250,000
 due semiannually which commenced in July 1993 and
 will continue until maturity in July 2003  .......   $27,000,000     $31,500,000   $36,000,000
Promissory note bearing interest at 6%; principal
 and interest due in three annual installments of
 $189,250, which commenced on January 1, 1996 and
 will continue through January 1, 1998;
 collateralized by a deed of trust on certain
 timberland with a book value of approximately
 $765,000 .........................................       189,250         378,500       567,750
Promissory note bearing interest at 7%; principal
 and interest due in three annual installments;
 first and second installments of $67,980 are due
 on January 31, 1998 and 1999, with the balance
 due in the third installment on January 31, 2000;
 collateralized by a deed of trust on certain
 timberland with a book value of approximately
 $229,500 .........................................       178,400

                              F-25

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                                            DECEMBER 31,
                                                     SEPTEMBER 30,   ---------------------------
                                                          1997           1996           1995
                                                     --------------  ------------  -------------
                                                      (UNAUDITED)
Promissory note bearing interest at LIBOR plus 2%
 (7.66% at September 30, 1997); principal of
 approximately $2,594 and interest due in 60
 monthly installments which commenced March 1,
 1997 and will continue through February 2002;
 collateralized by certain fixed assets with an
 approximate net book value of $148,000 at
 September 30, 1997 ...............................       134,867
                                                    --------------- -------------  -------------
                                                       27,502,517      31,878,500    36,567,750
Less current portion ..............................     4,835,241       4,689,250     4,689,250
                                                    --------------- -------------  -------------
                                                      $22,667,276     $27,189,250   $31,878,500
                                                    =============== =============  =============

   The senior notes were issued under a Timberlands Loan and Maintenance Agreement (the "Agreement") with an insurance company which was used to finance the purchase of approximately 157,000 acres of timberland at an aggregate price of $46,877,000.

   BITCO is permitted to prepay outstanding principal balances on the senior notes; however, in the event of any prepayments, BITCO may be required to pay a prepayment penalty, as defined in the Agreement. Borrowings under the Agreement are collateralized by substantially all of BITCO's assets.

   Under the more financially significant covenants of the Agreement, BITCO has agreed to (i) limit distributions, (ii) restrict investments, (iii) limit the incurrence of additional indebtedness, (iv) not pay remuneration of any nature to the partners, (v) limit timberland sales, (vi) restrict the cutting of timber, and (vii) maintain a ratio of Administrative Value of timberland to Net Principal Balance (as defined in the Agreement) of at least 1.33 to 1.

   The Agreement also requires that BITCO make certain payments to an escrow account (see Note 3) in the event (i) any of the timberland property acquired with the proceeds of the loan is sold or (ii) the volume of timber cut from the timberland property exceeds the volume permitted by the lender. The principal balance of the escrow account may be invested in only certain investments and may be used only to make principal payments on long-term debt. The balance in the escrow account was approximately $2,891,000 and $7,072,000 at December 31, 1996 and 1995, and is classified as restricted cash and investments in the accompanying balance sheets.

   The Agreement allows BITCO to withdraw funds from the escrow account if additional timberlands are added as collateral for the loan or D J Virginia and Newsprint provide guarantees for the amount of funds withdrawn.

   The promissory note bearing interest at 6% was issued in December 1995 in connection with the purchase of timberland at an aggregate price of approximately $757,000. BITCO is permitted to prepay outstanding principal and interest balances with lender approval. The promissory note is collateralized by a deed of trust on timberland which is not part of the collateralized assets under the Agreement.

   The fair value of BITCO's long-term debt was calculated by discounting the future cash flows using an estimated rate currently available for debt with similar terms and maturities. The fair values of BITCO's long-term debt at December 31, 1996 and 1995 were estimated to be $34,457,350 and $38,021,400.

   Maturities on long-term debt for the four years after 1997 are approximately as follows: 1998 -$4,775,858; 1999 -$4,590,492; 2000
-$4,594,648; and 2001 -$4,531,116.

7. RELATED-PARTY TRANSACTIONS:

   BITCO has entered into a wood supply contract with BIPCO whereby BITCO has guaranteed to supply BIPCO's wood requirements at a price to be negotiated annually (see Note 2).

    Wood sales to BIPCO approximated $10,982,178 (unaudited), $10,702,189 (unaudited), $14,744,000, $13,003,000 and $11,896,000 during the nine-month periods ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. At September 30, 1997, December 31, 1996, and 1995, BIPCO owed BITCO approximately $1,672,705 (unaudited), $1,388,000, and $1,159,000, respectively. All other sales of wood were made to unaffiliated companies primarily located in Virginia. The approximate range of market prices per cord paid for wood acquired on the open market, and the prices charged to BIPCO per cord for wood sold by BITCO to BIPCO is as follows:

              FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30,
                     (UNAUDITED)                      FOR THE YEARS ENDED DECEMBER 31,
          ---------------------------------- ---------------------------------------------------
                1997              1996             1996              1995             1994
          ---------------- ----------------  ---------------- ----------------  ---------------
Actual...      $95.50            $95.50           $95.50            $82.17           $75.00
Market... $60.00 to $66.00  $59.00 to $61.00 $60.00 to $61.00  $57.00 to $60.00 $58.00 to $61.00

   BITCO has agreed to procure recycled paper for BIPCO on a fee per tonnes basis. The procurement fee on a per ton basis was as follows:

   FOR THE NINE
   MONTHS ENDED
   SEPTEMBER 30,      FOR THE YEARS ENDED
    (UNAUDITED)           DECEMBER 31,
------------------ -------------------------
   1997     1996      1996     1995    1994
--------  -------- --------  ------- ------
 $24.31    $24.15    $24.15   $2.30   $2.20

BITCO recognized revenue of $1,640,695 (unaudited), $1,554,854 (unaudited), $2,070,469, $147,340 and $122,307 for the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. The actual costs of the procurement services provided to BIPCO by BITCO were approximately as follows:

  FOR THE NINE MONTHS
         ENDED
     SEPTEMBER 30,
      (UNAUDITED)       FOR THE YEARS ENDED DECEMBER 31,
---------------------- ---------------------------------
    1997       1996        1996       1995       1994
----------  ---------- ----------  ---------- ---------
 $177,000    $186,000    $238,000   $249,000   $157,000

   BITCO shares employees, facilities and recordkeeping systems with BIPCO and reimburses BIPCO monthly for its share of these costs. Accordingly, these shared employees receive benefits under BIPCO's defined contribution retirement plan and are eligible to participate in BIPCO's thrift plan. Costs associated with these plans are reimbursed monthly by the Partnership. Amounts paid to BIPCO for shared costs, which are included in general and administrative expenses, approximated $1,068,138 (unaudited), $1,039,076 (unaudited), $1,370,000, $1,276,000 and $1,128,000 for the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. BITCO received approximately $44,448 (unaudited), $42,919 (unaudited), $57,750, $56,000 and $133,000 from BIPCO for the nine-month periods ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively, for managing certain of its timberlands. Such amounts are included in other income in the accompanying statements of income.


8. COMMITMENTS

   BITCO and BIPCO have entered into an agreement for certain marketing and consulting services with The Elebash Company ("Elebash") whereby BITCO, in the case of sales of its land, or BIPCO, in the case of BIPCO-owned land, has agreed to pay Elebash two percent of the gross sales price of any land purchased or sold pursuant to the terms of the agreement. In this connection, BITCO paid Elebash approximately $34,000, $71,000 and $229,000 for the years ended December 31, 1996, 1995 and 1994. Amounts paid to Elebash are included in selling, general and administrative expenses in the accompanying statements of income. This agreement is cancelable by any party by providing 60 days written notice.

9. SUBSEQUENT EVENT--(UNAUDITED)

   On December 1, 1997, Brant-Allen completed the purchase of the 70% partnership interest in BITCO previously owned by subsidiaries of Dow Jones and The Washington Post for an aggregate purchase price (subject to certain post-completion adjustments) of approximately $36 million in cash. Immediately prior to the acquisition, BITCO was converted into Bear Island Timerlands Company, L.L.C., a Virginia limited liability company ("Timberlands"). Funding for the acquisition, including approximately $30,000 in transaction costs, was provided from (i) borrowings by Brant-Allen of $35 million under a senior secured two-year loan facility consisting of a $32 million term facility and a $3 million revolving facility borrowed by Brant-Allen (collectively the "Timberlands Loan") and guaranteed by Timberlands; and (ii) $1 million of Brant-Allen's cash on hand. The Timberlands Loan is secured by (i) a first priority interest in 100% of the membership interests in Timberlands; and (ii) a shared first priority security interest in 65% of the common stock of F. F. Soucy, Inc. (a wholly owned subsidiary of Brant-Allen). This security interest is shared pro rata with a security interest held on the $120 million credit facility of Bear Island Paper Company, L.L.C. (a wholly owned subsidiary of Brant-Allen and the successor to BIPCO). The effects of the acquisition and related financings are not reflected in the accompanying historical financial statements as of and for the years ended December 31, 1996, 1995 and 1994 or in the interim financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996.

   Concurrent with the closing of the acquisition on December 1, 1997, Timberlands substantially modified the terms of the existing $27 million loan from John Hancock Mutual Life Insurance Company (and paid a related modification fee of approximately $2.3 million). In connection with the modification, an additional $3 million was drawn down from John Hancock Mutual Life Insurance Company, bringing the total outstanding balance under the loan to $30 million. As modified, this loan matures on December 31, 1999, and is collateralized by approximately 125,000 acres of Timberlands' land.

   In addition, in connection with the acquisition, Timberlands made an approximate $5.3 million distribution to Brant-Allen to fund: (i) a one year interest escrow requirement of the Timberlands Loan; (ii) the income tax liability for Brant-Allen's proportionate share of BITCO's earnings for 1997 prior to closing; and (iii) certain other costs.

   In connection with the acquisition, purchase accounting adjustments (which are preliminary until post-completion adjustments are finalized and the purchase price allocation process is completed) were required to record the impact in the Timberlands financial statements of the acquisition. These adjustments: (i) write-off approximately $195,000 of existing deferred loan costs, (ii) push down the amount of the $35 million Timberlands Loan, (iii) push down approximately $800,000 resulting from the payment by Brant-Allen of associated deferred loan costs, and (iv) push down the excess of the estimated purchase price of approximately $36 million over the $35 million Timberland Loan. Under generally accepted accounting principles these amounts were required to be pushed down into the financial statements of Timberlands following the acquisition because the Timberlands Loan is collateralized by a first priority security interest in 100% of the membership interests in Timberlands and because of the guarantee by Timberlands of the Timberlands Loan.

                               AUDITORS' REPORT

To the Board of Directors of
F.F. Soucy, Inc.

   We have audited the consolidated balance sheets of F.F. Soucy, Inc. as at December 31, 1996 and 1995 and the consolidated statements of earnings, retained earnings and changes in financial position for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of F.F. Soucy, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of F.F. Soucy, Inc. as at December 31, 1996 and 1995, and the consolidated results of its operations and the changes in its financial position for each of the three years in the period ended December 31, 1996, in accordance with generally accepted accounting principles in Canada.

Coopers & Lybrand
Chartered Accountants
General Partnership

Montreal, Canada
January 14, 1997

                               F.F. SOUCY, INC.
                         CONSOLIDATED BALANCE SHEETS
                       (expressed in Canadian dollars)

                                                          SEPTEMBER 30,    DECEMBER 31,   DECEMBER 31,
                                                               1997            1996           1995
                                                                $               $               $
                                                         --------------- --------------  --------------
                                                           (UNAUDITED)
                         ASSETS
CURRENT ASSETS
Cash....................................................     5,388,855      18,318,068      21,560,317
Accounts receivable -
 Affiliate..............................................       361,916         268,407       1,543,979
 Other..................................................    22,072,763      16,350,278      25,267,657
Advances to an affiliate................................     2,523,008       2,041,272       1,953,591
Inventories.............................................    14,234,964      17,303,111      13,465,784
Prepaid expenses........................................       443,236         552,276         562,774
                                                         --------------- --------------  --------------
                                                            45,024,742      54,833,412      64,354,102
PROPERTY, PLANT AND EQUIPMENT ..........................    93,395,198      94,333,876      85,537,961
DEFERRED PENSION COSTS..................................     1,245,451       1,245,451       1,344,614
UNAMORTIZED FOREIGN EXCHANGE LOSS ON LONG-TERM DEBT  ...     1,160,775       1,275,003       1,628,136
                                                         --------------- --------------  --------------
                                                           140,826,166     151,687,742     152,864,813
                                                         =============== ==============  ==============
                       LIABILITIES
CURRENT LIABILITIES
Bank indebtedness.......................................     1,800,000       2,200,000              --
Accounts payable and accrued liabilities................    13,010,073      15,592,690      14,603,886
Income taxes............................................     1,472,825       2,597,638      15,202,719
Current portion of long-term debt.......................     4,819,739       5,020,611       5,400,310
                                                         --------------- --------------  --------------
                                                            21,102,637      25,410,939      35,206,915
LONG-TERM DEBT..........................................    20,686,224      25,318,865      30,212,085
DEFERRED INCOME TAXES...................................    13,450,826      10,965,826       9,665,826
NON-CONTROLLING INTEREST IN F.F. SOUCY, INC. &
 PARTNERS, LIMITED PARTNERSHIP .........................    47,175,143      43,777,808      44,004,988
                                                         --------------- --------------  --------------
                                                           102,414,830     105,473,438     119,089,814
                                                         --------------- --------------  --------------
                  SHAREHOLDERS' EQUITY
CAPITAL STOCK ..........................................     1,621,851       1,941,592       1,941,592
CONTRIBUTED SURPLUS.....................................     1,133,850       1,133,850       1,133,850
RETAINED EARNINGS.......................................    35,655,635      43,138,862      30,699,557
                                                         --------------- --------------  --------------
                                                            38,411,336      46,214,304      33,774,999
                                                         --------------- --------------  --------------
                                                           140,826,166     151,687,742     152,864,813
                                                         =============== ==============  ==============

The accompanying notes are an integral part of the consolidated financial statements.

                               F.F. SOUCY, INC.
                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                       (expressed in Canadian dollars)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                      -------------------------- ------------------------------------------
                                          1997          1996         1996          1995           1994
                                            $            $             $             $             $
                                      ------------ ------------  ------------ -------------  -------------
                                       (UNAUDITED)  (UNAUDITED)
RETAINED EARNINGS (DEFICIT)
 -BEGINNING OF PERIOD ...............  43,138,862    30,699,557   30,699,557    (2,971,370)    (7,188,100)
Net earnings for the period..........   1,597,032    13,089,062   12,439,305    38,661,572      4,216,730
                                      ------------ ------------  ------------ -------------  -------------
                                       44,735,894    43,788,619   43,138,862    35,690,202     (2,971,370)
Dividends............................          --            --           --     4,990,645             --
Premium on redemption of common
 shares .............................   9,080,259            --           --            --             --
                                      ------------ ------------  ------------ -------------  -------------
RETAINED EARNINGS (DEFICIT) -END OF
 PERIOD .............................  35,655,635    43,788,619   43,138,862    30,699,557     (2,971,370)
                                      ============ ============  ============ =============  =============
Dividends per share..................          --            --           --          9.98             --
                                      ============ ============  ============ =============  =============

The accompanying notes are an integral part of the consolidated financial statements.

                                F.F. SOUCY INC.
                     CONSOLIDATED STATEMENTS OF EARNINGS
                       (expressed in Canadian dollars)

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                       ----------------------------- ---------------------------------------------
                                            1997           1996           1996            1995           1994
                                             $              $               $              $              $
                                       ------------- --------------  -------------- --------------  -------------
                                        (UNAUDITED)    (UNAUDITED)
SALES.................................  106,407,146    136,468,881     168,676,664    216,987,549    122,379,524
FREIGHT...............................   11,287,740     12,644,097      15,017,213     11,475,943     13,339,149
                                       ------------- --------------  -------------- --------------  -------------
NET SALES.............................   95,119,406    123,824,784     153,659,451    205,511,606    109,040,375
COST OF SALES.........................   77,895,080     76,097,180     102,188,319     95,690,600     83,065,828
                                       ------------- --------------  -------------- --------------  -------------
                                         17,224,326     47,727,604      51,471,132    109,821,006     25,974,547
                                       ------------- --------------  -------------- --------------  -------------
EXPENSES
Selling, general and administrative -
 To an affiliate .....................    9,255,202     12,048,152      14,951,065     19,934,626     10,576,916
 To other.............................      850,939        752,311         905,185        877,556        829,162
Interest on long-term debt............    2,090,975      2,481,595       3,219,064      4,435,895      4,687,498
Interest on demand loans..............           --             --              --             --        671,075
Other interest........................       43,962         31,095         153,655         26,601        124,737
                                       ------------- --------------  -------------- --------------  -------------
                                         12,241,078     15,313,153      19,228,969     25,274,678     16,889,388
                                       ------------- --------------  -------------- --------------  -------------
                                          4,983,248     32,414,451      32,242,163     84,546,328      9,085,159
                                       ------------- --------------  -------------- --------------  -------------
OTHER INCOME
Compensation for power interruption ..    1,837,028      1,909,880       2,420,875      2,501,212      2,443,534
Interest income.......................      180,488        495,210         609,272        382,261          8,940
Loss on foreign exchange and
 translation -net ....................   (1,101,397)      (567,247)       (348,534)      (622,727)      (654,758)
                                       ------------- --------------  -------------- --------------  -------------
                                            916,119      1,837,843       2,681,613      2,260,746      1,797,716
                                       ------------- --------------  -------------- --------------  -------------
NON-CONTROLLING INTEREST IN EARNINGS
 OF F.F. SOUCY, INC. & PARTNERS,
 LIMITED PARTNERSHIP .................   (3,397,335)   (13,763,232)    (14,784,471)   (30,567,502)    (4,542,745)
                                       ------------- --------------  -------------- --------------  -------------
EARNINGS BEFORE INCOME TAXES..........    2,502,032     20,489,062      20,139,305     56,239,572      6,340,130
PROVISION FOR INCOME TAXES............      905,000      7,400,000       7,700,000     17,578,000      2,123,400
                                       ------------- --------------  -------------- --------------  -------------
NET EARNINGS FOR THE PERIOD...........    1,597,032     13,089,062      12,439,305     38,661,572      4,216,730
                                       ============= ==============  ============== ==============  =============
Net earning per share.................         3.80          26.18           24.88          77.32           8.43
                                       ============= ==============  ============== ==============  =============

The accompanying notes are an integral part of the consolidated financial statements.

                               F.F. SOUCY, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                       (expressed in Canadian dollars)

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------ ---------------------------------------------
                                                       1997            1996           1996            1995           1994
                                                         $              $               $              $              $
                                                  -------------- --------------  -------------- --------------  -------------
                                                    (UNAUDITED)    (UNAUDITED)
CASH PROVIDED BY (USED FOR)
OPERATIONS
Net earnings for the period......................     1,597,032     13,089,062      12,439,305     38,661,572      4,216,730
 Items not affecting cash -
  Depreciation of property, plant and equipment .     6,524,844      6,393,583       9,301,317      8,162,565      7,840,341
  Non-controlling interest of a limited
   partnership...................................     3,397,335     13,763,232      14,784,471     30,567,502      4,542,745
  Deferred income taxes..........................     2,485,000      1,200,000       1,300,000     (1,050,000)      (483,000)
  Foreign exchange loss on long-term debt .......       319,778        356,235         497,374        339,003        892,351
  Loss on disposal of capital assets.............            --             --              --        180,793        (19,097)
                                                  -------------- --------------  -------------- --------------  -------------

Provided by operations...........................    14,323,989     34,802,112      38,322,467     76,861,435     16,990,070
Cash provided by (used for) non-cash working
 capital.........................................    (6,346,237)   (11,000,092)     (5,250,155)    (5,372,127)     3,094,160
                                                  -------------- --------------  -------------- --------------  -------------
                                                      7,977,752     23,802,020      33,072,312     71,489,308     20,084,230
                                                  -------------- --------------  -------------- --------------  -------------

FINANCING
Increase in long-term debt.......................            --             --              --             --      8,975,000
Decrease in long-term debt.......................    (5,039,063)    (5,339,476)     (5,417,160)   (14,668,961)    (5,572,946)
Repayment of demand loans........................            --             --              --             --     (9,800,000)
Redemption of common shares......................    (9,400,000)            --              --             --             --
Dividends paid...................................            --             --              --     (4,990,645)            --
Distribution to minority interest in F.F. Soucy,
 Inc. & Partners, Limited Partnership............            --    (10,939,289)    (15,011,651)   (13,893,126)            --
                                                  -------------- --------------  -------------- --------------  -------------
                                                    (14,439,063)   (16,278,765)    (20,428,811)   (33,552,732)    (6,397,946)
                                                  -------------- --------------  -------------- --------------  -------------
INVESTMENT
Additions to property, plant and equipment ......    (6,374,025)   (10,249,173)    (18,690,559)   (17,895,673)    (8,930,271)
Investment tax credits resulting from the
 purchase of capital assets......................       787,859        588,000         593,327      1,217,361        655,714
Proceeds from disposal of capital assets ........            --             --              --        117,500         22,000
Decrease in deferred pension costs...............            --             --          99,163        102,447         95,907
Advances to an affiliate.........................      (481,736)    (8,118,931)        (87,681)    (1,953,591)            --
                                                  -------------- --------------  -------------- --------------  -------------
                                                     (6,067,902)   (17,780,104)    (18,085,750)   (18,411,956)    (8,156,650)
                                                  -------------- --------------  -------------- --------------  -------------

INCREASE (DECREASE) IN NET CASH DURING THE
 PERIOD..........................................   (12,529,213)   (10,256,849)     (5,442,249)    19,524,620      5,529,634
NET CASH -BEGINNING OF PERIOD ...................    16,118,068     21,560,317      21,560,317      2,035,697     (3,493,937)
                                                  -------------- --------------  -------------- --------------  -------------
NET CASH -END OF PERIOD .........................     3,588,855     11,303,468      16,118,068     21,560,317      2,035,697
                                                  ============== ==============  ============== ==============  =============
                                        Net cash includes cash less bank indebtedness.


The accompanying notes are an integral part of the consolidated financial statements.

                               F.F. SOUCY, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the three-year period ended December 31, 1996
                       (expressed in Canadian dollars)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

   These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in Canada and include the accounts of the wholly-owned subsidiary, Arrimage de Gros Cacouna Inc., and F.F. Soucy, Inc. & Partners, Limited Partnership ("Soucy Partners"), a Quebec limited partnership in which F.F. Soucy, Inc. ("Soucy Inc." and, together with Soucy Partners, "Soucy") is general partner and shares in 50.1% of the profits and losses.

USE OF ESTIMATES

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair market values of the financial instruments included in the consolidated financial statements approximate the carrying values of those instruments except for long-term debt as disclosed in note 7.

CASH

   Cash includes all cash balances, and all highly liquid short-term investments, exclusive of bank indebtedness, where applicable. As of December 31, 1996 and 1995, and September 30, 1997, Soucy held no short-term investments. For purposes of the statement of changes in financial position, Soucy considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents.

CREDIT RISK

   Financial instruments which potentially subject Soucy to concentrations of credit risk consist principally of cash and accounts receivable. Soucy's cash balance is maintained at a major financial institution. Receivables consist principally of trade accounts receivable resulting primarily from sales to newspaper publishers. Credit is extended to customers after an evaluation of creditworthiness. Generally, Soucy does not require collateral or other security from customers for trade accounts receivable. Substantially all of Soucy's debtors' ability to honor their obligations are dependent upon the printing and publishing sectors.

   Soucy operates solely to produce newsprint which is subject to fluctuations in paper prices. The paper industry has experienced highly volatile price changes over the past few years.

INVENTORIES

   Inventories are valued at the lower of cost (first in, first out) or market. Cost as applied to finished goods includes cost of materials, direct labour and overhead.

PROPERTY, PLANT AND EQUIPMENT


   Cost of property, plant and equipment is recorded net of applicable government grants, including investment tax credits, on capital expenditures. Depreciation of property, plant and equipment is computed using the declining balance method by Soucy Inc. and the straight-line method by Soucy Partners as follows:

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)


 Buildings...................      2% -10%
Machinery and equipment ....       4% -20%
Furniture and fixtures .....           20%


   Soucy Inc. and Soucy Partners commence depreciating property, plant and equipment at the time the assets are put into use. As at December 31, 1996, there were capitalized costs of $9,025,751 (1995 -$1,656,000) with respect to property, plant and equipment not yet in use.

   For income tax purposes, depreciation is computed principally on an accelerated basis.

   Soucy Partners capitalizes interest costs, where material, as part of the cost of constructing major facilities and equipment. No such interest costs have been capitalized in years 1996, 1995 and 1994.


   The carrying value of property, plant and equipment is evaluated whenever significant events or changes occur that might indicate an impairment through comparison of the carrying value to fair market value or total undiscounted cash flows.


REVENUE RECOGNITION

   Sales and related costs of goods sold are included in earnings when goods are delivered to the customer in accordance with the delivery terms.

PENSION COSTS

   The pension costs include the cost of pension benefits related to employees' services in the current year and the amortization of the difference between pension fund assets and the actuarial present value of accrued pension benefits for services rendered to date. This difference is being amortized over the expected average remaining service life of the employee groups which extends for periods of up to 18 years. Soucy Inc. makes appropriate provision against deferred pension costs where there is uncertainty regarding its ability to benefit from the underlying pension surplus.

COMPENSATION FOR POWER INTERRUPTION


   The compensation for power interruption (note 10) is comprised of a fixed portion, which is recognized as earned by Soucy in equal amounts over a period of four months from December to March, and a variable portion which is recognized as earned when the power interruptions occur. At such time as the maximum amount of power consumption has been interrupted, any remaining balance of the fixed portion is recognized as income.


INCOME TAXES

   Soucy Inc. provides deferred income taxes for timing differences which relate principally to differences between financial and tax reporting in the recognition of depreciation charges. For income tax reporting purposes, Soucy Inc. includes its proportionate share of earnings and losses of Soucy Partners. In accordance with the Partnership Agreement, maximum capital cost allowances are being claimed by Soucy Partners including accelerated depreciation of production machinery and equipment.

FOREIGN CURRENCY TRANSLATION


   Transactions denominated in foreign currencies are recorded at the rate of exchange prevailing on the transaction date. Monetary assets and liabilities in foreign currencies are translated at year-end rates, and non-monetary assets and liabilities at rates prevailing at the transaction dates. Gains or losses arising on translation are included in earnings for the current year except those relating to long-term debt (note 7) which are deferred and amortized over the remaining life of the debt.

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
 FORWARD EXCHANGE CONTRACTS

   Forward exchange contracts are entered into to hedge contracted revenue streams from foreign currency exchange rate fluctuations. As such, these non-speculative forward exchange contracts are not recorded on Soucy's balance sheets. Also, unrealized gains and losses on these forward exchange contracts are deferred and recognized upon settlement of the related transactions. Accordingly, cash flows resulting from forward exchange contract settlements are classified as cash provided by operations as are the corresponding cash flows from the revenue streams being hedged (note 13).

DIVIDENDS

   Dividends on common shares, when declared, are paid to shareholders in United States dollars.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

   The unaudited interim consolidated balance sheet as of September 30, 1997 and the unaudited interim consolidated statements of income and changes in financial position for the nine-month periods ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. The consolidated results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

2. F.F. SOUCY, INC. & PARTNERS, LIMITED PARTNERSHIP

   Soucy Partners was constituted as a limited partnership on May 31, 1974 under the Civil Code of the Province of Quebec, Canada, pursuant to a limited partnership agreement (the "Partnership Agreement") between Soucy Inc., Dow Jones Newsprint Company, Inc. ("DJ Newsprint"), a Delaware corporation and a wholly-owned subsidiary of Dow Jones and Company, Inc. ("Dow Jones"), and Rexfor, a Crown corporation of the Quebec Provincial Government. The Partnership Agreement, as amended, includes the following provisions:

   o The partnership is for an initial term expiring December 31, 2004, renewable for further terms of ten years and is subject to dissolution with the consent of two or more partners and in certain other circumstances.

   o The purpose of the partnership is to engage in the business of producing, selling and distributing newsprint by constructing, owning and operating a paper mill (the "Partnership Mill") at Rivi|f4re du Loup, Quebec.

   o Soucy Inc., as general partner, has full and exclusive control of the business of Soucy Partners and has active control of its management. DJ Newsprint and Rexfor, as limited partners, are not liable for any net losses or other debt or liability of Soucy Partners to any extent, except for their respective contributions to capital.

   o Subject to the above, the partners shall share the net profits or losses of Soucy Partners in the following proportions:

       Soucy, Inc.....   50.1%
       DJ Newsprint...   39.9%
       Rexfor.........   10.0%
                        ------
                        100.0%
                        ======

   o No partner may sell, assign or otherwise dispose of its interest, or any part thereof, in Soucy Partners, unless it first offers such interest to the other partners as prescribed in the Partnership Agreement.

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
 3. ACCOUNTS RECEIVABLE AND RELATED PARTY TRANSACTIONS

   (a) All sales are made through Newsprint Sales, a division of Brant-Allen Industries, Inc. ("Brant-Allen"), an affiliated company. At December 31, 1996, accounts receivable include an amount of $268,407 (September 30, 1997 -$361,916; December 31, 1995
          -$1,543,979) receivable from Newsprint Sales representing amounts received by Newsprint Sales on collection of receivable balances yet to be transferred to Soucy.

   (b) During the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 and 1996, Brant-Allen charged Soucy Inc. approximately $14,951,000, $19,935,000, $10,577,000,
          $9,255,000 and $12,048,000, respectively, for management and selling services. At December 31, 1996, the balance owing to Soucy Inc. by Brant-Allen amounted to $2,041,272 (September 30, 1997 -$2,523,008; December 31, 1995 -$1,953,591).

4. INVENTORIES

   Inventories comprise:

                 SEPTEMBER 30,         DECEMBER 31,
                --------------- -------------------------
                      1997           1996         1995
                       $              $            $
                --------------- ------------  -----------
                  (UNAUDITED)
Raw materials .     6,572,733      9,565,714    7,098,936
Finished
 goods.........     2,955,686      3,329,981    2,020,857
Stores.........     4,706,545      4,407,416    4,345,991
                --------------- ------------  -----------
                   14,234,964     17,303,111   13,465,784
                =============== ============  ===========

5. PROPERTY, PLANT AND EQUIPMENT


                           SEPTEMBER 30,          DECEMBER 31,
                          --------------- ----------------------------
                                1997           1996           1995
                                 $               $             $
                          --------------- -------------  -------------
                            (UNAUDITED)
Land and buildings.......    30,954,331      30,954,331    30,954,331
Machinery and equipment .   180,333,116     174,746,950   155,211,420
Furniture and fixtures ..       343,351         343,351       343,351
                          --------------- -------------  -------------
                            211,630,798     206,044,632   186,509,102
Less:
 Accumulated depreciation   118,235,600     111,710,756   100,971,141
                          --------------- -------------  -------------
                             93,395,198      94,333,876    85,537,961
                          =============== =============  =============


   Machinery and equipment include assets under capital leases with a cost of $4,299,000 and accumulated depreciation of $1,927,000 as at December 31, 1996 (1995 -$4,299,000 and $1,520,000 respectively).

6. BANK INDEBTEDNESS

   Soucy Inc. and Soucy Partners have available lines of credit from a bank amounting to Cdn. $3,000,000 and Cdn. $5,000,000 respectively. As at December 31, 1996, an advance of $2,200,000 was drawn down under Soucy Inc.'s line of credit (December 31, 1995 -nil) and, as at December 31, 1996 and 1995, there were no advances drawn down under Soucy Partners' line of credit. Outstanding balances under the lines of credit are payable on demand and interest is payable at 1/4% and 1/2% above the bank's prime rate respectively which was at 4.75% as at December 31,

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
6. BANK INDEBTEDNESS  (Continued)
 1996. Soucy Inc. and Soucy Partners have assigned their accounts receivable and pledged their inventories to the bank as security for any advances under the lines of credit. Also, Newsprint Sales has assigned its accounts receivable and provided an unlimited guarantee and postponement of claim against Soucy Inc. and Soucy Partners.


7. LONG-TERM DEBT


   Long-term debt comprises:

                                               SEPTEMBER 30,         DECEMBER 31,
                                              --------------- --------------------------
                                                    1997           1996         1995
                                                     $              $             $
                                              --------------- ------------  ------------
                                                (UNAUDITED)
Sinking fund bonds maturing 2004 (note
 7(a)).......................................    20,449,786     23,191,825   25,976,886
Sinking fund bonds maturing 1999 (note
 7(a)).......................................     5,056,177      6,887,312    8,717,990
Obligation under capital leases (note 7(e)) .            --        260,339      917,519
                                              --------------- ------------  ------------
                                                 25,505,963     30,339,476   35,612,395
Less: Current portion........................     4,819,739      5,020,611    5,400,310
                                              --------------- ------------  ------------
                                                 20,686,224     25,318,865   30,212,085
                                              =============== ============  ============

   (a) In 1979, Soucy Partners, through Rivi|f4re du Loup Finance Ltd., its wholly-owned subsidiary, issued U.S. $20,000,000, 10 3/4% and Cdn. $5,000,000, 10 7/8% bonds to several insurance companies maturing on April 1, 1999. In 1987, Soucy Partners, through Rivi|f4re du Loup Finance Ltd., issued U.S. $27,500,000, 9.65% bonds to an insurance company maturing on July 1, 2004.
          The trust indenture contains certain restrictive covenants including equity and working capital requirements. Soucy Partners has assigned the sale agreement (note 11(a)) and collateralized substantially all of its property, plant and equipment having a net book value of $79,123,000 as at December 31, 1996 for the bonds.

   (b) The aggregate fair market value of Soucy's long-term debt, including the obligation under capital leases, was $33,463,000 as at December 31, 1996 (1995 -$39,352,000) based on discounted future cash flows using interest rates available to Soucy for issues with similar terms and average conditions.

   (c) Interest incurred on long-term debt in 1996 amounted to $3,214,000 (1995 -$4,415,000; 1994 -$5,115,000).

   (d) Long-term debt maturities are as follows as at December 31, 1996 excluding the obligation under capital leases detailed in note 7(e):

                                                      U.S. $     CDN. $
                                                   ----------- ---------
       Year ending December 31, 1997...............  3,265,385    288,000
       1998 .......................................  3,265,385    287,000
       1999 .......................................  4,065,385    488,000
       2000 .......................................  2,115,385         --
       2001 .......................................  2,115,385         --

   (e) Future minimum lease payments under capital leases are as follows as at December 31, 1996:

       Year ending December 31, 1997 ...................   271,871
        Less: Interest (9.6%)...........................    11,532
                                                          --------
                                                          $260,339
                                                          ========

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
8. CAPITAL STOCK

   The authorized capital stock of Soucy Inc. is comprised of 500,000 common shares without par value. As at December 31, 1996 and 1995, the number of issued and paid shares was 500,000. On January 10, 1997, Soucy Inc. redeemed 82,340 of its common shares, with a book value of $319,741, for a cash consideration of $9,400,000. The excess of $9,080,259 of the redemption price over book value has been charged to retained earnings. As at September 30, 1997, the number of issued and paid shares was 417,660.

9. WOOD CHIPS AND ROUND WOOD SUPPLY AGREEMENTS

   Soucy has entered into a number of agreements for the supply of its wood chips and round wood requirements. The duration of these agreements varies between one and five years. The estimated future purchase commitments, based on current prices which are renewable annually, for the next five years are as follows:

1997 ...............           $14,341,500
1998 ...............            10,969,800
1999 ...............             9,289,000
2000 ...............             4,512,100
2001 ...............             3,310,600

10. POWER INTERRUPTION AGREEMENT


   Under an agreement with Hydro-Quebec, expiring on September 30, 2000, Soucy will be compensated by a fixed annual amount, plus a variable annual amount based on the actual power usage and power interruptions requested by Hydro-Quebec. The agreement establishes a maximum amount of power consumption which may be interrupted at the request of Hydro-Quebec during the months of December to March, inclusively.


11. SALES

   (a) Soucy Partners has contracted to sell Dow Jones the basis weight equivalent of a minimum of 45,000 short tons of 32 lb. basis weight newsprint per annum, through December 31, 2004. Dow Jones has the option to purchase additional quantities of newsprint, as available. The price payable has been agreed to annually based upon market conditions. This sale agreement has been assigned as partial collateral for the sinking fund bonds (note 7(a)).


   (b) Soucy Inc. and Soucy Partners sold newsprint to Dow Jones and its subsidiaries during the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 and 1996 amounting to $35,004,000, $35,646,000, $26,825,000, $20,804,000 and
          $28,668,000, respectively. At December 31, 1996, the balances owing to Soucy Inc. and Soucy Partners by Dow Jones and its subsidiaries amounted to $3,080,974 (September 30, 1997 -$2,780,651; December
          31, 1995 -$5,132,583).


   (c) With the exclusion of Dow Jones and its subsidiaries, which is disclosed above, two unrelated corporations represented approximately 12% each of Soucy's sales in 1996 (1995 -16% and 12%; 1994 -less than 10%).

   (d) Soucy operates two newsprint paper mills in Quebec, Canada, and sells most of its production to the following regions as a percentage of sales:

                            1996      1995     1994
                              %        %         %
                          -------- --------  --------
       United States.....    49        46       77
       South  America....     4         5       13
       Europe............    13         5        8
       Asia..............    26        41       --

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
12. PENSION COSTS AND OBLIGATIONS

   Soucy Inc. has defined benefit plans for its employees and charges Soucy Partners its share of the related pension costs. Soucy Inc. maintains separate defined benefit plans for its unionized plant employees, its unionized office employees and its non-unionized employees. The benefits are based on career average earnings of the employee. Soucy Inc.'s funding policy is to contribute amounts not exceeding those that may be deducted for income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

   Soucy's net pension cost comprises:

                                                         YEAR ENDED DECEMBER 31,
                                               -------------------------------------------
                                                    1996          1995           1994
                                                     $              $             $
                                               ------------- -------------  -------------
Current service costs.........................      461,000       437,000        346,000
Interest cost on projected benefit
 obligation...................................    1,922,000     1,736,000      1,500,000
Return on plans' assets.......................   (2,171,000)   (1,923,000)    (1,783,000)
Amortization of unrecorded pension asset .....      (80,000)      (80,000)       (80,000)
Amortization of experience gains..............     (171,000)     (139,000)      (157,000)
Amortization of cost of amendments............      169,000       169,000        100,000
Amortization of change in assumptions ........      (33,000)      (33,000)       (33,000)
Provision against deferred pension costs .....      812,000       212,000        273,000
                                               ------------- -------------  -------------
Net pension cost..............................      909,000       379,000        166,000
                                               ============= =============  =============

   In order to measure the projected benefit obligation, the weighted-average discount rate used was 7.5% (1995 and 1994 -8%); the rate of increase in future compensation levels used for the non-unionized plan was 5% (1995 and 1994 -5.5%) and the rate used for the unionized office plan and the unionized plant plan was 5.5% (1995 and 1994 -5.5%). The expected long-term rate of return on assets of the plans was 8%.


   The funded status of the plans was:



                                                                                                 DECEMBER 31,
                                                                                         ----------------------------
                                                                                              1996           1995
                                                                                         -------------  -------------
Actuarial present value of accumulated benefit obligations including
 vested benefits of $21,901,000 (1995 -$19,521,000) ......................                 $23,735,999   $20,424,000
                                                                                         -------------
Projected benefit obligation for services rendered to date................                  27,734,940    23,134,094
Plans' assets at fair value, primarily listed Canadian stocks and
 Canadian bonds ..........................................................                  34,816,547    28,270,763
                                                                                         -------------  -------------
Plans' assets in excess of projected benefit obligation...................                   7,081,607     5,136,669
Unrecognized gains........................................................                   5,001,196     2,162,976
Provision against pension assets..........................................                     834,960     1,629,079
                                                                                         -------------  -------------
Pension asset recognized as deferred pension costs........................                 $ 1,245,451   $ 1,344,614
                                                                                         =============  =============


   The excess of the plans' assets is being amortized over the expected average remaining service life of the employees which extends for periods of up to 18 years. Soucy Inc. makes appropriate provision against deferred pension costs where there is uncertainty regarding its ability to benefit from the underlying pension surplus. Soucy Inc.'s contributions for the year ended December 31, 1996 were $807,000 (1995 -$277,000; 1994 -$70,000).

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
 13. FORWARD EXCHANGE CONTRACTS

   Soucy Partners entered into contracts which mature in less than twelve months to sell forward U.S. dollars in exchange for Canadian dollars. As at December 31, 1996, Soucy Partners held forward exchange contracts of U.S. $13,000,000 (1995 -U.S. $11,000,000) with a contracted value of $17,403,100
(1995 -$15,214,200) against a fair value of $17,804,800 (1995 -$15,008,500), representing a deferred loss of $401,700 (1995 -deferred gain $205,700). As at September 30, 1997 Soucy Partners held no such contracts.

14. UNITED STATES ACCOUNTING PRINCIPLES

   The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). In certain respects, Canadian GAAP differs from accounting principles generally accepted in the United States ("U.S. GAAP").

NET EARNINGS AND SHAREHOLDERS' EQUITY


   (a) The following summary sets out the material adjustments to Soucy Inc.'s reported net earnings and shareholders' equity which would be made in order to conform to U.S. GAAP:


                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                               ------------------------- -----------------------------------------
                                   1997         1996         1996          1995          1994
                                    $            $             $            $             $
                               ----------- ------------  ------------ ------------  -------------
                               (UNAUDITED)  (UNAUDITED)
       Net earnings for the
         period under Canadian
         GAAP ................  1,597,032    13,489,062   12,439,305    38,661,572     4,216,730
       U.S. GAAP adjustments -
        Translation gains and
         losses  (note 14(b))     114,228       407,359      353,133     1,498,799    (1,243,305)
       Income taxes (note
         14(c))...............   (233,000)        8,000        8,000      (100,000)       44,000
                               ----------- ------------  ------------ ------------  -------------
       Net earnings for the
         period under U.S.
         GAAP ................  1,478,260    13,904,421   12,800,438    40,060,371     3,017,425
                               =========== ============  ============ ============  =============

                                               SEPTEMBER 30,                  DECEMBER 31,
                                              --------------- -------------------------------------------
                                                    1997           1996           1995          1994
                                                     $               $             $              $
                                              --------------- -------------  ------------- -------------
                                                (UNAUDITED)
       Shareholders' equity under Canadian
         GAAP................................    38,411,336     46,214,304     33,774,999       104,072
       U.S. GAAP adjustments -
        Translation gains and losses (note
         14(b))..............................    (1,160,775)    (1,275,003)    (1,628,136)   (3,126,935)
        Income taxes (note 14(c))............       788,000      1,021,000      1,013,000     1,113,000
                                              --------------- -------------  ------------- -------------
       Shareholders' equity (deficiency)
         under U.S. GAAP.....................    38,038,561     45,960,301     33,159,863    (1,909,863)
                                              =============== =============  ============= =============

   (b) Under Canadian GAAP, translation gains and losses arising on the translation, at exchange rates prevailing at the balance sheet date, of long-term debt denominated in foreign currency are deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such gains and losses are considered transaction gains and losses and are included in the statement of earnings in the period in which the exchange rate changes.

   (c) Under Canadian GAAP, Soucy Inc. follows the tax allocation method in providing for income taxes while under U.S. GAAP, the liability method would be used. Under this method, deferred income taxes are calculated on the difference between accounting and tax values of the assets and liabilities. The current tax rate is used to calculate deferred income taxes at the balance sheet date. Deferred tax assets arising from losses and temporary differences are subject to a valuation allowance whenever it is more likely that the assets will not be realized.

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
14. UNITED STATES ACCOUNTING PRINCIPLES  (Continued)
    (d) Under Canadian GAAP, costs of providing life insurance and health care benefits to employees after retirement are recognized as incurred while under U.S. GAAP, these costs are accrued during the employees' years of active service. This difference in GAAP would not result in a material change to Soucy Inc.'s consolidated financial statements.


CASH FLOWS

   (e)    Under U.S. GAAP, the following amounts would be reported:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                  ------------------------------ ---------------------------------------------
                                       1997            1996           1996            1995           1994
                                         $              $               $              $              $
                                  -------------- --------------  -------------- --------------  -------------
                                    (UNAUDITED)    (UNAUDITED)
    Net cash provided by (used
     in):
    Operating activities.........     7,977,752     23,802,020      33,072,312     71,489,308     20,084,230
    Financing activities.........   (14,839,063)   (16,278,765)    (18,228,811)   (35,052,732)    (8,391,883)
    Investment activities........    (6,067,902)   (17,780,104)    (18,085,750)   (18,411,956)    (8,156,650)
                                  -------------- --------------  -------------- --------------  -------------
    Net increase (decrease) in
     cash .......................   (12,929,213)   (10,256,849)     (3,242,249)    18,024,620      3,535,697
                                  ============== ==============  ============== ==============  =============
    Cash -End of period..........     5,388,855     11,303,468      18,318,068     21,560,317      3,535,697
                                  ============== ==============  ============== ==============  =============

   (f) Under U.S. GAAP, the definition of cash in the statement of cash flows would exclude bank indebtedness which amounted to $2,200,000 as at December 31, 1996 (September 30, 1997 -$1,800,000; September 30, 1996 -nil; December 31, 1995 -nil; December 31, 1994
          -$1,500,000). Under U.S. GAAP, changes in bank indebtedness would be disclosed as a financing activity.

   (g) Canadian GAAP allows the disclosure of a subtotal of the amount of cash provided by operating activities before cash provided by non-cash operating working capital items. U.S. GAAP requires a statement of cash flows without subtotal.

   (h) Net change in non-cash operating working capital balances details as follows:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                              ----------------------------- -------------------------------------------
                                   1997           1996           1996            1995          1994
                                    $              $               $              $             $
                              ------------- --------------  -------------- --------------  -----------
                               (UNAUDITED)    (UNAUDITED)
    Decrease (increase) in:
    Accounts receivable .....   (5,815,994)     8,304,557      10,192,951    (10,865,391)   3,541,335
    Inventories..............    3,068,147     (2,104,522)     (3,837,327)    (6,113,293)     676,978
    Prepaid expenses.........      109,040       (225,562)         10,498         62,401      104,919
    Increase (decrease) in:
    Accounts payable and
     accrued liabilities ....   (2,582,617)    (5,027,793)        988,804     (1,842,133)    (267,174)
    Income taxes.............   (1,124,813)   (11,946,772)    (12,605,081)    13,386,289     (961,898)
                              ------------- --------------  -------------- --------------  -----------
                                (6,346,237)   (11,000,092)     (5,250,155)    (5,372,127)   3,094,160
                              ============= ==============  ============== ==============  ===========

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
14. UNITED STATES ACCOUNTING PRINCIPLES  (Continued)
 OTHER DISCLOSURE

   (i)    The disclosure of the following amounts is required under U.S.
          GAAP:

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                               ------------------------- --------------------------------------
                                   1997         1996         1996         1995         1994
                                    $            $             $            $           $
                               ----------- ------------  ------------ -----------  -----------
                               (UNAUDITED)  (UNAUDITED)
    Payments under capital
     leases...................    272,000       517,000      689,000    1,253,000   1,248,000
    Interest paid.............  2,674,000     2,709,000    3,509,000    4,763,000   5,476,000
    Income taxes paid.........   (909,000)   18,020,000   19,203,000    4,279,000   3,505,000
    Foreign exchange loss
     (gain):
    Realized..................    781,000       211,000     (149,000)     284,000    (238,000)
    Unrealized................    320,000       356,000      497,000      339,000     892,000

                                  SEPTEMBER 30,         DECEMBER 31,
                                 --------------- --------------------------
                                       1997           1996         1995
                                        $              $             $
                                 --------------- ------------  ------------
                                   (UNAUDITED)
    Trade accounts receivable ..    20,503,000     13,666,000   21,101,000
    Other accounts receivable ..     1,570,000      2,684,000    4,166,000
    Allowance for doubtful
     accounts...................       216,000        216,000      216,000
    Trade accounts payable .....     9,419,000     11,269,000    9,906,000
    Accrued employees costs ....     2,819,000      2,583,000    2,219,000
    Interest payable............       772,000      1,311,000    1,507,000

   (j) The provision for income taxes and effective tax rates are detailed as follows:

                                                 Nine Months edned
                                                   September 30,               Year ended December 31,
                                             -------------------------  --------------------------------------
                                                 1997         1996           1996          1995          1994
                                                  $             $             $              $            $
                                             ----------- -------------  ------------- -------------  -----------
                                              (UNAUDITED)  (UNAUDITED)
    Provision for income taxes based on
     combined basic Canadian and Quebec
     income tax rate of 44.25%..............   1,107,000    9,066,000      8,912,000    24,886,000    2,805,500
                                             ----------- -------------  ------------- -------------  -----------
    Increase (decrease) in income taxes
     arising from the following:
    Active business income deduction .......    (184,000)  (1,506,000)    (1,480,000)   (4,134,000)    (466,000)
                                             ----------- -------------  ------------- -------------  -----------
    Deduction for manufacturing and
     processing.............................    (169,000)  (1,399,000)    (1,375,000)   (3,841,000)    (433,000)
    Surtax .................................      28,000      172,000        169,000       472,000       53,000
    Non-deductible expenses.................      33,000      101,000        135,000       144,000      171,000
                                             ----------- -------------  ------------- -------------  -----------
    Other...................................      90,000      966,000      1,339,000        51,000        (7100)
                                             ----------- -------------  ------------- -------------  -----------
                                                 905,000    7,400,000      7,700,000    17,578,000    2,123,400
                                             =========== =============  ============= =============  ===========

                               F.F. SOUCY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
(All information as at, and for the nine months ended, September 30, 1997 and
                              1996 is unaudited)
14. UNITED STATES ACCOUNTING PRINCIPLES  (Continued)
    (k)   Deferred tax assets and liabilities of Soucy Inc. were as follows:

                                            SEPTEMBER 30,          DECEMBER 31,
                                           --------------- ----------------------------
                                                 1997           1996           1995
                                                  $               $             $
                                           --------------- -------------  -------------
                                             (UNAUDITED)
Deferred tax assets:
 Net capital loss carryforwards...........       131,000        131,000         93,000
 Unrealized foreign exchange gain ........            --             --         13,343
                                           --------------- -------------  -------------
                                                 131,000        131,000        106,343
Valuation allowance.......................      (131,000)      (131,000)       (93,000)
                                           --------------- -------------  -------------
                                                      --             --         13,343
Deferred tax liabilities:
 Depreciation.............................   (12,296,164)    (9,585,931)    (8,220,237)
 Pension costs............................      (250,857)      (239,963)      (258,543)
 Other....................................      (115,805)      (118,932)      (187,389)
                                           --------------- -------------  -------------
                                             (12,662,826)    (9,944,826)    (8,666,169)
                                           --------------- -------------  -------------
Net deferred income taxes under U.S.
 GAAP.....................................   (12,662,826)    (9,944,826)    (8,652,826)
                                           =============== =============  =============

                 GLOSSARY OF DEFINED TERMS AND ABBREVIATIONS

   "Acquisition" means the acquisition by the Company on December 1, 1997, of all the interests in BIPCO that the Company did not then own and the related financings described in this Prospectus under "The Acquisition."

   "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the tendering participant, which acknowledgement states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Issuers may enforce such Letter of Transmittal against such participant.

   "ATOP" means Automated Tender Offer Program, the Book-Entry Transfer Facility's procedure for book-entry transfer.

   "Bank Credit Facilities" means the $120 million senior secured bank credit facilities of the Company, which consist of (i) the Revolving Credit Facility, providing for borrowings by the Company of revolving loans of up to an aggregate principal amount of $50 million and (ii) the Term Loan Facility, providing for one borrowing by the Company of a term loan in an original aggregate amount of up to $70 million.

   "BIPCO" means Bear Island Paper Company, L.P., a limited partnership organized under Virginia law.

   "BITCO" means Bear Island Timberlands Company, L.P., a limited partnership organized under Virginia law.

   "Book-Entry Confirmation" means a timely confirmation of a book-entry transfer of the Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility.

   "Book-Entry Transfer Facility" means The Depository Trust Company.

   "Brant-Allen" means Brant-Allen Industries, Inc.

   "CAGR" means compound annual growth rate.

   "Cdn$" means Canadian dollars.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Collateral" means the Company Collateral, the Timberlands Collateral and the Soucy Collateral.

   "Commission" means the Securities and Exchange Commission.

   "Company" means the Bear Island Paper Company, L.L.C.

   "Company Collateral" means all real property of the Company and all of the personal property of the Company assigned to the Trustee, now or in the future, under the Company Pledge and Security Agreement.

   "CPPA" means the Canadian Pulp & Paper Association.

   "Delaware Corporation Law" means the General Corporation Law of the State of Delaware.

   "delivered cash cost" means the manufacturing costs of newsprint less depreciation, plus transportation costs and, in the case of the Company's delivered cash costs prior to December 1, 1997, as further adjusted to reflect the market price of fiber.

   "disposition" means, collectively, the sale, exchange, retirement at maturity, redemption or other disposition of a Note.

   "Dow Jones" means Dow Jones & Company, Inc.

   "DTC" means The Depository Trust Company.

   "Elebash" means The Elebash Company.

   "Eligible Institution" means a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

   "EPA" means the U.S. Environmental Protection Agency.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exchange Agent" means First Trust of New York, National Association.

   "Exchange Offer" means the offer to exchange the New Notes for a like principal amount of the Old Notes, pursuant to the terms and conditions set forth in the Registration Rights Agreement.

   "Expiration Date" means 5:00 p.m., New York City time, on March 4, 1998, provided, however, that if the Issuers, in their sole discretion, have extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

   "FinCo" means Bear Island Finance Company II.

   "First Priority Debt" means the Bank Credit Facilities or any debt of Brant-Allen, Timberlands or Soucy Inc. that is senior to the Notes.

   "First Trust of New York" means First Trust of New York, National Association, the Exchange Agent for the Exchange Offer.

   "Gannett" means Gannett Co., Inc.

   "Hancock Loan" means the $27 million Timberlands Loan and Maintenance Agreement, dated as of July 12, 1988, as amended on July 6, 1993, and as further amended as of December 1, 1997, between Timberlands, as successor in interest, and John Hancock Mutual Life Insurance Company.

   "Holders" means holders of the Old Notes together with the New Notes.

   "Indenture" means the indenture, dated as of December 1, 1997, among the Issuers, as joint and several obligors, the Security Parties, Brant-Allen and Crestar Bank, as trustee.

   "Initial Purchasers" means TD Securities (USA) Inc. and Salomon Brothers
Inc.

   "Issuers" means the Company and FinCo.

   "Letter of Transmittal" means the letter of transmittal which Holders must complete and execute in order to participate in the Exchange Offer.

   "Knight-Ridder" means Knight-Ridder, Inc.

   "LLC Act" means the Virginia Limited Liability Company Act.

   "Management Services Agreement" means a management contract pursuant to which executive management is provided by Brant-Allen to the Company.

   "Media General" means Media General, Inc.

   "MediaNews" means MediaNews Group Inc.

   "Montreal Trust" means Montreal Trust Company.

   "NBC" means National Bank of Canada.

   "New Notes" means the $100,000,000 of 10% Series B Senior Secured Notes Due 2007.

   "Newhouse Group" means Advance Publications.

   "New York Times" means New York Times Co.

   "Non-U.S. Holder" means a beneficial owner of a New Note that is not a United States Holder.

   "Noon Buying Rate" means the noon buying rate in New York for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York.

   "Notes" means the Old Notes together with the New Notes.

   "Notice" means the Notice of Violation, issued by the EPA on September 30, 1994, to the Company alleging that the Company had violated two conditions of its federally enforceable state air permit.

    "Old Notes" means the issued and outstanding 10% Senior Secured Notes due 2007.

   "OMG" means old magazines.

   "ONP" means old newspapers.

   "Operating Agreement" means the operating agreement between the Company and Brant-Allen.

   "Purchase Agreements" means the agreements under which approximately 41% of the production of the Company's mill was sold to Dow Jones and The Washington Post.

   "RACT" means Reasonably Available Control Technology.

   "RDL" means Riviere du Loup Finance Ltd, a wholly owned subsidiary of Soucy Partners.

   "RDL Bonds" means, collectively, the RDL Series A Bonds, the RDL Series B Bonds and the RDL Series C Bonds.

   "RDL Series A Bonds" means the Series A bonds issued in an original amount of $20 million under the RDL Trust Indenture.

   "RDL Series B Bonds" means the Series B bonds issued in an original amount of Cdn$5 million under the RDL Trust Indenture.

   "RDL Series C Bonds" means the RDL Series C bonds issued in an original amount of $27.5 million under the RDL Trust Indenture.

   "RDL Trust Indenture" means the Trust Indenture among Soucy Partners and Montreal Trust, dated as of March 30, 1979.

   "Registration Rights Agreement" means the Registration Rights Agreement, dated as of December 1, 1997, among the Issuers and the Initial Purchasers.

   "Revolving Credit Facility" means the $50 million 6-year senior secured reducing revolving credit facility of the Company.

   "Revolving Loans" means the revolving loans of up to an aggregate principal amount of $50 million under the Revolving Credit Facility.

   "RISI" means Resource Information Systems, Inc.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Soucy" means Soucy Partners and Soucy Inc.

   "Soucy Collateral" means 65% of the issued and outstanding Capital Stock of Soucy Inc.

   "Soucy Inc." means F.F. Soucy, Inc.

   "Soucy Inc. Bank Credit Agreement" means a bank credit agreement between Soucy Inc. and NBC, providing for maximum borrowings by Soucy Inc. of revolving loans of up to an aggregate principal amount of Cdn$3 million.

   "Soucy Inc. Revolving Loans" means the maximum borrowings by Soucy Inc. of revolving loans of up to an aggregate principal amount of Cdn$3 million under the Soucy Inc. Bank Credit Agreement

   "Soucy Partners" means F.F. Soucy, Inc. & Partners, Limited Partnership.

   "Soucy Partners Bank Credit Agreement" means the bank credit agreement between Soucy Partners and NBC, providing for maximum borrowings by Soucy Partners of revolving loans of up to an aggregate principal amount of Cdn$5 million.

   "Soucy Partners Revolving Loans" means the maximum borrowings by Soucy Partners, provided under the Soucy Partners Bank Credit Agreement, of revolving loans of up to an aggregate principal amount of Cdn$5 million.

   "Term Loan" means a Company term loan in an original aggregate principal amount of up to $70 million under the Term Loan Facility.

    "Term Loan Facility" means the $70 million 8-year senior secured term loan facility of the Company.

   "The Washington Post" means The Washington Post Company.

   "Timberlands" means the Bear Island Timberlands Company, L.L.C.

   "Timberlands Acquisition" means the acquisition by Brant-Allen on December 1, 1997, of all the interests in BITCO that Brant-Allen did not then own and the related financings described in the Prospectus under "The Timberlands Acquisition."

   "Timberlands Collateral" means all of the issued and outstanding Capital Stock of Timberlands owned by Brant-Allen.

   "Timberlands Credit Agreement" means the $35 million credit agreement among Brant-Allen, TD Securities (USA) Inc., and Toronto-Dominion (Texas), Inc., dated as of December 1, 1997.

   "Timberlands Loan" means the $35 million senior secured two-year term loan facilities consisting of a $32 million term facility and a $3 million revolving facility pursuant to the agreement dated as of December 1, 1997.

   "Times Mirror" means The Times Mirror Co.

   "TIN" means taxpayer identification number.

   "tonnes" means metric tons, which equal 2,204.6 pounds.

   "TMP" means thermomechanical pulp.

   "Transactions" means the Acquisition and the Timberlands Acquisition, collectively.

   "Trustee" means Crestar Bank.

   "United States Holder" means a beneficial owner of a New Note that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

   "VDEQ" means Virginia Department of Environmental Quality.

   "VEPCO" means Virginia Electric and Power Company.

   "Virginia L.L.C. Law" means the Limited Liability Company Act of the Commonwealth of Virginia.

   "Wood Supply Agreement" means the 10 year wood supply agreement between the Company and Timberlands that provides for Timberlands to sell to the Company 40,000 cords of wood fiber annually.

   No dealer, salesperson, or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Issuers or any agent or the Initial Purchasers. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                              TABLE OF CONTENTS


                                                  PAGE
Available Information..........................     ii
Certain References ............................     ii
Prospectus Summary ............................      1
Risk Factors ..................................     14
The Acquisition ...............................     22
The Timberlands Acquisition ...................     23
Use of Proceeds ...............................     23
Capitalization ................................     23
Selected Historical Financial Data ............     24
Unaudited Pro Forma Condensed Consolidated
 Financial Statements .........................     25
Management's Discussion and Analysis of
 Financial Condition and Results of Operations      38
The Exchange Offer ............................     43
Business of the Company........................     49
Business of Soucy .............................     61
Business of Timberlands .......................     61
Management ....................................     63
Security Ownership ............................     65
Certain Related Party Transactions ............     65
Limited Liability Company Operating Agreement       67
Description of the Notes ......................     68
Description of Certain Other Indebtedness  ....    105
Certain Federal Income Tax Considerations  ....    111
Plan of Distribution ..........................    113
Experts .......................................    113
Legal Matters .................................    114
Index to Financial Statements .................    F-1
Glossary ......................................    G-1



UNTIL APRIL 30, 1998, (90 DAYS FOLLOWING THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER MAY BE REQUIRED TO DELIVER A PROSPECTUS.


                                 $100,000,000

                                 BEAR ISLAND
                            PAPER COMPANY, L.L.C.
                        BEAR ISLAND FINANCE COMPANY II

                      10% SERIES B SENIOR SECURED NOTES
                                   DUE 2007

                              [GRAPHIC OMITTED]

                                  PROSPECTUS

                               JANUARY 30, 1998